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As filed with the Securities and Exchange Commission on August 5, 2013.

Registration No. 333-189098

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2

TO

Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Provident New York Bancorp
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of incorporation or organization)	6719 (Primary Standard Industrial Classification Code Number)	80-0091851 (I.R.S. Employer Identification Number)

400 Rella Blvd.
Montebello, New York 10901
(845) 369-8040
(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant's Principal Executive Offices)

Jack Kopnisky
President and Chief Executive Officer
Provident New York Bancorp
400 Rella Blvd.
Montebello, New York 10901
(845) 369-8040
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

With copies to:
Edward D. Herlihy, Esq. Matthew M. Guest, Esq. Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 (212) 403-1000	Louis J. Cappelli Chairman and Chief Executive Officer Sterling Bancorp 650 Fifth Avenue New York, New York 10019 (212) 757-3300	Mark J. Menting, Esq. Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004 (212) 558-4000

Approximate date of commencement of the proposed sale of the securities to the public:
As soon as practicable after this Registration Statement becomes effective and upon completion of the merger described in the enclosed document.

         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

         Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

         If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

         Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

         Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This document shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY—SUBJECT TO COMPLETION—DATED AUGUST 5, 2013

Proxy Statement	Prospectus

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Stockholder:

         On April 3, 2013, Sterling Bancorp, or Sterling, and Provident New York Bancorp, or Provident, entered into an Agreement and Plan of Merger (which we refer to as the "merger agreement") that provides for the combination of the two companies. Under the merger agreement, Sterling will merge with and into Provident, with Provident as the surviving corporation (which we refer to as the "merger"). Provident's certificate of incorporation will be amended at the effective time of the merger to change its name to "Sterling Bancorp". The merger will create a combined financial services firm specializing in serving small-to-middle market commercial and consumer clients in the greater New York metropolitan area.

         In the merger, each share of Sterling common stock (except for specified shares of Sterling common stock held by Sterling or Provident) will be converted into the right to receive 1.2625 shares of Provident common stock (which we refer to as the "exchange ratio"). Although the number of shares of Provident common stock that Sterling shareholders will receive is fixed, the market value of the merger consideration will fluctuate with the market price of Provident common stock and will not be known at the time Sterling shareholders vote on the merger. Based on the closing price of Provident's common stock on the New York Stock Exchange, or NYSE, on April 3, 2013, the last trading day before public announcement of the merger, the 1.2625 exchange ratio represented approximately $11.12 in value for each share of Sterling common stock. We urge you to obtain current market quotations for Provident (trading symbol "PBNY") and Sterling (trading symbol "STL").

         Based on the current number of shares of Sterling common stock outstanding and reserved for issuance under employee benefit plans, Provident expects to issue approximately 39.2 million shares of common stock to Sterling shareholders in the aggregate upon completion of the merger. However, any increase or decrease in the number of shares of Sterling common stock outstanding that occurs for any reason prior to the completion of the merger would cause the actual number of shares issued upon completion of the merger to change.

         Sterling will hold an annual meeting of its shareholders and Provident will hold a special meeting of its stockholders in connection with the merger. Sterling shareholders will be asked to vote to adopt the merger agreement and approve related matters, as well as to approve the other matters to be considered at the annual meeting as described in the attached proxy statement/prospectus. Provident stockholders will be asked to vote to adopt the merger agreement and approve related matters as described in the attached proxy statement/prospectus. Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Provident common stock and the affirmative vote of the holders of two-thirds of the outstanding shares of Sterling common stock.

         The annual meeting of Sterling shareholders will be held on Thursday, September 26, 2013 at 650 Fifth Avenue, New York, New York 10019, at 10:00 A.M. local time. The special meeting of Provident stockholders will be held on Thursday, September 26, 2013 at [    ], at 11:00 A.M. local time.

         Sterling's board of directors unanimously recommends that Sterling shareholders vote "FOR" the adoption of the merger agreement and "FOR" the other matters to be considered at the Sterling annual meeting.

         Provident's board of directors unanimously recommends that Provident stockholders vote "FOR" the adoption of the merger agreement and "FOR" the other matters to be considered at the Provident special meeting.

         This joint proxy statement/prospectus describes the annual meeting of Sterling, the special meeting of Provident, the merger, the documents related to the merger and other related matters. Please carefully read this entire joint proxy statement/prospectus, including "Risk Factors," beginning on page 46, for a discussion of the risks relating to the proposed merger. You also can obtain information about Provident and Sterling from documents that each has filed with the Securities and Exchange Commission.

Jack Kopnisky President and Chief Executive Officer Provident New York Bancorp	Louis J. Cappelli Chairman and Chief Executive Officer Sterling Bancorp

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the merger or passed upon the adequacy or accuracy of this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.

         The securities to be issued in the merger are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either Provident or Sterling, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

         The date of this joint proxy statement/prospectus is [    ], and it is first being mailed or otherwise delivered to the stockholders of Provident and Sterling on or about [    ].

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To the Stockholders of Provident New York Bancorp:

        Provident New York Bancorp will hold a special meeting of stockholders at 11:00 A.M. local time, on Thursday, September 26, 2013, at [      ] to consider and vote upon the following matters:

  •
  a proposal to adopt the Agreement and Plan of Merger, dated as of April 3, 2013, by and between Sterling Bancorp and Provident New York Bancorp, pursuant to which Sterling will merge with and into Provident, as more fully described in the attached joint proxy statement/prospectus (which we refer to as the "Provident merger proposal");

  •
  a proposal to adjourn the Provident special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Provident merger proposal (which we refer to as the "Provident adjournment proposal");

  •
  a proposal to approve, on an advisory (non-binding) basis, the compensation that certain executive officers of Provident may receive in connection with the merger pursuant to existing agreements or arrangements with Provident (which we refer to as the "Provident compensation proposal");

  •
  a proposal to approve an amendment to the Provident 2012 Stock Incentive Plan to increase the maximum number of shares of Provident common stock that may be subject to certain awards under the plan, including for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (which we refer to as the "Code") (which proposal we refer to as the "Provident stock plan amendment proposal"); and

  •
  to transact such other business as may properly come before the meeting or any adjournment thereof.

        We have fixed the close of business on August 12, 2013 as the record date for the special meeting. Only Provident common stockholders of record at that time are entitled to notice of, and to vote at, the Provident special meeting, or any adjournment or postponement of the Provident special meeting. Approval of the Provident merger proposal requires the affirmative vote of holders of a majority of the outstanding shares of Provident common stock. The Provident adjournment proposal will be approved if a majority of the votes cast at the Provident special meeting are voted in favor of the adjournment proposal. The Provident compensation proposal will be approved if a majority of the votes cast at the Provident special meeting are voted in favor of the Provident compensation proposal. The Provident stock plan amendment proposal will be approved if a majority of the votes cast at the Provident special meeting are voted in favor of the Provident stock plan amendment proposal.

        Provident's board of directors has unanimously approved the merger agreement, has determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of Provident and its stockholders, and unanimously recommends that Provident stockholders vote "FOR" the Provident merger proposal, "FOR" the Provident adjournment proposal, "FOR" the Provident compensation proposal and "FOR" the Provident stock plan amendment proposal.

        Your vote is very important.    We cannot complete the merger unless Provident's common stockholders adopt the merger agreement.

        Regardless of whether you plan to attend the Provident special meeting, please vote as soon as possible. If you hold stock in your name as a stockholder of record of Provident, please complete, sign, date and return the accompanying proxy card in the enclosed postage-paid return envelope. If you hold your stock in "street name" through a bank or broker, please follow the instructions on the voting instruction card furnished by the record holder.

        The enclosed joint proxy statement/prospectus provides a detailed description of the special meeting, the merger, the documents related to the merger and other related matters. We urge you to read the joint proxy statement/prospectus, including any documents incorporated in the joint proxy statement/prospectus by reference, and its annexes carefully and in their entirety.

BY ORDER OF THE BOARD OF DIRECTORS,

Jack Kopnisky
President and Chief Executive Officer

NOTICE OF 2013 ANNUAL MEETING OF SHAREHOLDERS

Time and Date	Thursday, September 26, 2013, at 10:00 A.M. Eastern Time
Place	650 Fifth Avenue, New York, New York 10019
Items of Business
1.

Adoption of the Agreement and Plan of Merger, dated as of April 3, 2013, by and between Sterling Bancorp and Provident New York Bancorp, pursuant to which Sterling will merge with and into Provident, as more fully described in the attached joint proxy statement/prospectus (which we refer to as the "Sterling merger proposal");

2.

Approval of the adjournment of the Sterling annual meeting, if necessary or appropriate, to solicit additional proxies in favor of the Sterling merger proposal (which we refer to as the "Sterling adjournment proposal");

3.

Advisory approval of the compensation that certain executive officers of Sterling may receive in connection with the merger pursuant to existing agreements or arrangements with Sterling (which we refer to as the "Sterling merger-related compensation proposal");

	4.	Election of eleven (11) directors to serve until the next annual meeting of Sterling shareholders and until their successors are elected;
	5.	Advisory approval of the compensation of Sterling's named executive officers (which we refer to as the "Sterling 2012 say-on-pay proposal");
	6.	Ratify the appointment of Crowe Horwath LLP as Sterling's independent registered public accounting firm for fiscal year 2013;
	7.	Approval of the proposed 2013 Equity Incentive Plan (which we refer to as the "2013 Sterling Plan"); and
	8.	Transaction of such other business as may properly come before the annual meeting or any adjournment thereof.
Additional Information	Additional information regarding the items of business to be acted on at the annual meeting is included in the accompanying joint proxy statement/prospectus.
Record Date	The close of business on August 12, 2013 has been fixed as the record date for the meeting. Only shareholders of record at that time are entitled to notice of, and to vote at, the annual meeting.

IMPORTANT

        Sterling's board of directors has unanimously approved the merger agreement, has determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of Sterling and its shareholders, and unanimously recommends that Sterling shareholders vote "FOR" the Sterling merger proposal, "FOR" the Sterling adjournment proposal, "FOR" the Sterling merger-related compensation proposal and "FOR" the other matters to be considered at the Annual Meeting.

        Your vote is very important. We cannot complete the merger unless Sterling's shareholders adopt the merger agreement.

        We urge you to sign, date, and send in the enclosed proxy at your earliest convenience, or to vote via the toll-free telephone number or via the Internet as instructed on the proxy card, whether or not you expect to be present at the meeting. Sending in your proxy or voting by telephone or on the Internet will not prevent you from voting your shares personally at the meeting, since you may revoke your proxy at any time before it is voted.

        The enclosed joint proxy statement/prospectus provides a detailed description of the annual meeting, the merger, the documents related to the merger and other matters to be considered at the Sterling annual meeting. We urge you to read the joint proxy statement/prospectus, including any documents incorporated in the joint proxy statement/prospectus by reference, and its annexes carefully and in their entirety.

By Order of the Board of Directors
LOUIS J. CAPPELLI
Chairman and Chief Executive Officer

[            ], 2013

REFERENCES TO ADDITIONAL INFORMATION

        This joint proxy statement/prospectus incorporates important business and financial information about Provident and Sterling from documents filed with the Securities and Exchange Commission, or the SEC, that are not included in or delivered with this joint proxy statement/prospectus. You can obtain any of the documents filed with or furnished to the SEC by Provident and/or Sterling at no cost from the SEC's website at http://www.sec.gov. You may also request copies of these documents, including documents incorporated by reference in this joint proxy statement/prospectus, at no cost by contacting the appropriate company at the following address:

Provident New York Bancorp	Sterling Bancorp
400 Rella Blvd.	650 Fifth Avenue
Montebello, New York 10901	New York, New York 10019
Attention: Donna Peterson	Attention: Investor Relations
Telephone: (845) 369-8474	Telephone: (212) 757-3300

        You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, you must request them no later than five business days before the date of your meeting. This means that Provident stockholders requesting documents must do so by September 19, 2013, in order to receive them before the Provident special meeting, and Sterling shareholders requesting documents must do so by September 19, 2013, in order to receive them before the Sterling annual meeting.

        You should rely only on the information contained in, or incorporated by reference into, this document. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this document. This document is dated [    ], 2013, and you should assume that the information in this document is accurate only as of such date. You should assume that the information incorporated by reference into this document is accurate as of the date of such document. Neither the mailing of this document to Sterling shareholders or Provident stockholders nor the issuance by Provident of shares of Provident common stock in connection with the merger will create any implication to the contrary.

        This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in this document regarding Sterling has been provided by Sterling and information contained in this document regarding Provident has been provided by Provident.

See "Where You Can Find More Information" for more details.

i

ii

iii

QUESTIONS AND ANSWERS

        The following are some questions that you may have about the merger and the Provident special meeting or the Sterling annual meeting, and brief answers to those questions. We urge you to read carefully the remainder of this joint proxy statement/prospectus because the information in this section does not provide all of the information that might be important to you with respect to the merger and the Provident special meeting or the Sterling annual meeting. Additional important information is also contained in the documents incorporated by reference into this joint proxy statement/prospectus. See "Where You Can Find More Information."

        Unless the context otherwise requires, references in this joint proxy statement/prospectus to "Provident" refer to Provident New York Bancorp, a Delaware corporation, and its affiliates, and references to "Sterling" refer to Sterling Bancorp, a New York corporation, and its affiliates.

Q:
What is the merger?

A:
Provident and Sterling have entered into an Agreement and Plan of Merger, dated as of April 3, 2013 (which we refer to as the "merger agreement"). The merger will create a combined financial services firm specializing in serving small-to-middle market commercial and consumer clients in the greater New York metropolitan area.

  Under the merger agreement, Sterling will be merged with and into Provident, with Provident continuing as the surviving corporation. Provident's certificate of incorporation will be amended at the effective time of the merger to change its name to "Sterling Bancorp" and increase the number of authorized shares of Provident common stock. Immediately following the completion of the merger, Provident's wholly owned bank subsidiary, Provident Bank, will convert into a national bank, and Sterling National Bank, a wholly owned bank subsidiary of Sterling, will merge with and into Provident Bank (which we refer to as the "bank merger"). Provident Bank will be the surviving association in the bank merger and will change its name to "Sterling National Bank". A copy of the merger agreement is included in this joint proxy statement/prospectus as Annex A.

  The merger cannot be completed unless, among other things, both Provident stockholders and Sterling shareholders approve their respective proposals to adopt the merger agreement.

Q:
Why am I receiving this joint proxy statement/prospectus?

A:
We are delivering this document to you because it is a joint proxy statement being used by both the Provident and Sterling boards of directors to solicit proxies of their respective shareholders in connection with approval of the merger and related matters.

In order to approve the merger and related matters, Provident has called a special meeting of its stockholders (which we refer to as the "Provident special meeting"). This document serves as proxy statement for the Provident special meeting and describes the proposals to be presented at the Provident special meeting.

Upon the announcement of the merger, Sterling made the decision to postpone its annual meeting to a later date and to combine the annual meeting with the meeting necessary to approve the merger. This is intended to reduce costs and create efficiencies by only having one meeting, where both the merger and the customary annual meeting matters will be presented.

Accordingly, at the Sterling annual meeting (which we refer to as the "Sterling annual meeting") in addition to the merger-related proposals described in this document, Sterling shareholders will be asked to, among other items, elect directors and ratify the accountants. Sterling shareholders will also have a say on pay vote on compensation of Sterling's named executive officers and be asked to approve a new stock incentive plan. Although Sterling and Provident expect the merger to close in the fourth calendar quarter of 2013, Sterling is presenting the annual meeting proposals for the period prior to the closing of the merger, or if the merger does not close, until the next annual meeting of Sterling shareholders.

Finally, this document is also a prospectus that is being delivered to Sterling shareholders because Provident is offering shares of its common stock to Sterling shareholders in connection with the merger.

This joint proxy statement/prospectus contains important information about the merger and the other proposals being voted on at the meetings. You should read it carefully and in its entirety. The enclosed materials allow you to have your shares voted by proxy without attending your meeting. Your vote is important. We encourage you to submit your proxy as soon as possible.

Q:
In addition to the merger proposal, what else are Provident stockholders being asked to vote on?

A:
In addition to the merger proposal, Provident is soliciting proxies from its stockholders with respect to three additional proposals; completion of the merger is not conditioned upon approval of these proposals:

•
a proposal to adjourn the Provident special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Provident merger proposal;

•
a proposal to approve, on an advisory (non-binding) basis, the compensation that certain executive officers of Provident may receive in connection with the merger pursuant to existing agreements or arrangements with Provident; and

•
a proposal to approve an amendment to the Provident 2012 Stock Incentive Plan including for purposes of Section 162(m) of the Code.

Q:
In addition to the merger proposal, what else are Sterling shareholders being asked to vote on?

A:
In addition to the merger proposal, Sterling is soliciting proxies from its shareholders with respect to six additional proposals; completion of the merger is not conditioned upon approval of these proposals:

•
a proposal to adjourn the Sterling annual meeting, if necessary or appropriate, to solicit additional proxies in favor of the Sterling merger proposal (which we refer to as the "Sterling adjournment proposal");

•
a proposal to approve, on an advisory (non-binding) basis, the compensation that certain executive officers of Sterling may receive in connection with the merger pursuant to agreements or arrangements with Sterling (which we refer to as the "Sterling merger-related compensation proposal" and together with the Sterling merger proposal and the Sterling adjournment proposal, the "Sterling merger-related proposals");

•
a proposal to elect eleven (11) directors to serve on the board of directors of Sterling until the next meeting of shareholders and until their successors are elected;

•
a proposal to approve, on an advisory (non-binding) basis, the compensation of Sterling's named executive officers (which we refer to as the "Sterling 2012 say-on-pay proposal");

•
a proposal to ratify the appointment of Crowe Horwath LLP as Sterling's independent registered accounting firm for calendar year 2013; and

•
a proposal to approve the proposed 2013 Sterling Plan (we refer to the last four proposals as the "Sterling annual meeting proposals").

Q:
What will Sterling shareholders receive in the merger?

A:
If the merger is completed, Sterling shareholders will receive 1.2625 shares of Provident common stock, which we refer to as the "exchange ratio", for each share of Sterling common stock held immediately prior to the merger. Provident will not issue any fractional shares of Provident common stock in the merger. Sterling shareholders who would otherwise be entitled to a fractional share of Provident common stock upon the completion of the merger will instead receive an amount in cash based on the average closing-sale price per share of Provident common stock for the 5 trading days immediately preceding (but not including) the day on which the merger is completed (which we refer to as the "Provident closing share value").

Q:
What will Provident stockholders receive in the merger?

A:
If the merger is completed, Provident stockholders will not receive any merger consideration and will continue to hold the shares of Provident common stock that they currently hold. Following the merger, shares of Provident common stock will continue to be traded on the New York Stock Exchange but, because the name of the surviving corporation will be Sterling Bancorp, Provident expects to change its symbol to "STL".

Q:
How will the merger affect Sterling equity awards?

A:
The Sterling equity awards will be affected as follows:

  Restricted Stock:    Each award in respect of Sterling common stock subject to vesting, repurchase or other lapse restriction will be converted into a restricted stock award in respect of the number of shares of Provident common stock equal to the product of the number of shares of Sterling common stock subject to the Sterling restricted stock award and the exchange ratio, on the same terms and conditions as were applicable prior to the merger (taking into account any acceleration or vesting by reason of the consummation of the merger and its related transactions).

  Stock Options:    Each outstanding option to purchase shares of Sterling common stock will be converted into an option to purchase Provident common stock on the same terms and conditions as were applicable prior to the merger (taking into account any acceleration or vesting by reason of the consummation of the merger and its related transactions), except that (i) the number of shares of Provident common stock subject to the new option will be equal to the product of the number of shares of Sterling common stock subject to the existing option and the exchange ratio (rounding fractional shares down to the nearest whole share), and (ii) the exercise price per share of Provident common stock under the new option will be equal to the exercise price per share of Sterling common stock of the existing option divided by the exchange ratio (rounded up to the nearest whole cent).

Q:
Will the value of the merger consideration change between the date of this joint proxy statement/prospectus and the time the merger is completed?

A:
Although the number of shares of Provident common stock that Sterling shareholders will receive is fixed, the value of the merger consideration will fluctuate between the date of this joint proxy statement/prospectus and the completion of the merger based upon the market value for Provident common stock. Any fluctuation in the market price of Provident common stock after the date of this joint proxy statement/prospectus will change the value of the shares of Provident common stock that Sterling shareholders will receive.

Q:
How does Provident's board of directors recommend that I vote at the special meeting?

A:
Provident's board of directors unanimously recommends that you vote "FOR" the Provident merger proposal, "FOR" the Provident adjournment proposal, "FOR" the Provident compensation proposal and "FOR" the Provident stock plan amendment proposal.

Q:
How does Sterling's board of directors recommend that I vote at the annual meeting?

A:
Sterling's board of directors unanimously recommends that you vote "FOR" the Sterling merger proposal, "FOR" the Sterling adjournment proposal, "FOR" the Sterling merger-related compensation proposal, "FOR" the election of eleven directors, "FOR" the Sterling 2012 say-on-pay proposal, "FOR" the ratification of Crowe Horwath LLP and "FOR" the approval of the proposed 2013 Sterling Plan.

Q:
When and where are the meetings?

A:
The Provident special meeting will be held at [    ] on September 26, 2013, at 11:00 A.M. local time.

  The Sterling annual meeting will be held at 650 Fifth Avenue, New York, New York 10019 on September 26, 2013, at 10:00 A.M. local time.

Q:
What do I need to do now?

A:
After you have carefully read this joint proxy statement/prospectus and have decided how you wish to vote your shares, please vote your shares promptly so that your shares are represented and voted at the special meeting or annual meeting, as applicable. If you hold your shares in your name as a stockholder of record, you must complete, sign, date and mail your proxy card in the enclosed postage-paid return envelope as soon as possible. Alternatively, you may vote through the internet or by telephone. Information and applicable deadlines for voting through the internet or by telephone are set forth in the enclosed proxy card instructions. If you hold your shares in "street name" through a bank or broker, you must direct your bank or broker how to vote in accordance with the instructions you have received from your bank or broker. "Street name" stockholders who wish to vote in person at the special meeting or annual meeting will need to obtain a legal proxy from the institution that holds their shares.

Q:
What constitutes a quorum for the Provident special meeting?

A:
The presence at the Provident special meeting, in person or by proxy, of holders of a majority of the outstanding shares of Provident common stock entitled to vote at the special meeting will constitute a quorum for the transaction of business. Abstentions will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum.

Q:
What constitutes a quorum for the Sterling annual meeting?

A:
The presence at the Sterling annual meeting, in person or by proxy, of holders of a majority of the outstanding shares of Sterling common stock entitled to vote at the annual meeting will constitute a quorum for the transaction of business. Abstentions and broker non-votes, if any, will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum.

Q:
What is the vote required to approve each proposal?

A:
Provident merger proposal:

•
Standard: Approval of the Provident merger proposal requires the affirmative vote of the holders of at least a majority of the outstanding shares of Provident common stock entitled to vote on the proposal.

•
Effect of abstentions and broker non-votes: If you fail to vote, mark "ABSTAIN" on your proxy or fail to instruct your bank or broker with respect to the Provident merger proposal, it will have the same effect as a vote "AGAINST" the proposal.

  Provident stock plan amendment proposal:

  •
  Standard: The Provident stock plan amendment proposal will be approved if a majority of the votes cast at the Provident special meeting are voted in favor of such proposal.

  •
  Effect of abstentions and broker non-votes: If you mark "ABSTAIN" on your proxy card with respect to the Provident stock plan amendment proposal, it will have the same effect as a vote "AGAINST" the proposal. If you fail to submit a proxy card or vote in person at the Provident special meeting or fail to instruct your bank or broker how to vote with respect to the Provident stock plan amendment proposal, it will have no effect on such proposal.

  Provident adjournment proposal and Provident compensation proposal:

  •
  Standard: The Provident adjournment proposal and the Provident compensation proposal will each be approved if a majority of the votes cast at the Provident special meeting are voted in favor of such proposal.

  •
  Effect of abstentions and broker non-votes: If you mark "ABSTAIN" on your proxy card, fail to submit a proxy card or vote in person at the Provident special meeting or fail to instruct your bank or broker how to vote with respect to the Provident adjournment proposal or the Provident compensation proposal, it will have no effect on such proposals.

Q:
What is the vote required to approve each proposal at the Sterling annual meeting?

  Sterling merger proposal:

  •
  Standard: The affirmative vote of two-thirds of the outstanding shares of Sterling common stock entitled to vote on the proposal.

  •
  Effect of abstentions and broker non-votes: If you mark "ABSTAIN" on your proxy card, fail to submit a proxy card or vote in person at the Sterling annual meeting or fail to instruct your bank or broker how to vote with respect to the Sterling merger proposal, it will have the same effect as a vote "AGAINST" the proposal.

  Sterling adjournment proposal and Sterling merger-related compensation proposal:

  •
  Standard: The affirmative vote of a majority of votes cast (in person or by proxy) at the Sterling annual meeting and entitled to vote on such proposals.

  •
  Effect of abstentions and broker non-votes: If you mark "ABSTAIN" on your proxy card, fail to submit a proxy card or vote in person at the Sterling annual meeting or fail to instruct your bank or broker how to vote with respect to the Sterling adjournment proposal or the Sterling merger-related compensation proposal, it will have no effect on such proposals.

  Election of Sterling directors:

  •
  Standard: A plurality of votes cast (in person or by proxy) at the Sterling annual meeting and entitled to vote on the proposal.

  •
  Effect of abstentions and broker non-votes: If you mark "ABSTAIN" on your proxy card, fail to submit a proxy card or vote in person at the Sterling annual meeting or fail to instruct your bank or broker how to vote with respect to the proposal to elect the eleven directors, it will have no effect on such proposal.

  Sterling 2012 say-on-pay proposal:

  •
  Standard: The affirmative vote of a majority of votes cast (in person or by proxy) at the Sterling annual meeting and entitled to vote on such proposals.

  •
  Effect of abstentions and broker non-votes: If you mark "ABSTAIN" on your proxy card, fail to submit a proxy card or vote in person at the Sterling annual meeting or fail to instruct your bank or broker how to vote with respect to the Sterling 2012 say-on-pay proposal, it will have no effect on such proposals.

  Ratification of the appointment of Crowe Horwath LLP:

  •
  Standard: The affirmative vote of a majority of votes cast (in person or by proxy) at the Sterling annual meeting and entitled to vote on the proposal.

  •
  Effect of abstentions and broker non-votes: If you mark "ABSTAIN" on your proxy card or fail to submit a proxy card or vote in person at the Sterling annual meeting with respect to the proposal, it will have no effect on such proposal. Pursuant to NYSE rules, brokers that have not received voting instructions from their customers 10 days before the meeting date may vote their customers' shares in the brokers' discretion for the ratification of the appointment of Crowe Horwath LLP. This is known as broker-discretionary voting.

  Approval of the 2013 Sterling Plan:

  •
  Standard: The affirmative vote of a majority of votes cast (in person or by proxy) at the Sterling annual meeting and entitled to vote on the proposal.

  •
  Effect of abstentions and broker non-votes: If you mark "ABSTAIN" on your proxy with respect to the 2013 Sterling Plan, it will have the same effect as a vote "AGAINST" the proposal. If you fail to submit a proxy card or vote in person at the Sterling annual meeting or fail to instruct your bank or broker how to vote with respect to the 2013 Sterling Plan, it will have no effect on such proposal.

Q:
What impact will my vote have on the amounts that certain executive officers of Provident may receive in connection with the merger?

A:
Certain of Provident's executive officers are entitled, pursuant to the terms of certain compensation arrangements with Provident, to receive certain payments in connection with the merger. If the merger is completed, Provident is contractually obligated to make these payments to these executives under certain circumstances. Accordingly, even if the Provident stockholders vote not to approve these payments, the compensation will be payable, subject to the terms and conditions of the arrangements. Provident is seeking your approval of these payments, on an advisory (non-binding) basis, in order to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and related SEC rules.

Q:
What impact will my vote have on the amounts that certain executive officers of Sterling may receive in connection with the merger?

A:
Certain of Sterling's executive officers are entitled, pursuant to the terms of their compensation arrangements, to receive certain payments in connection with the merger. If the merger is completed, Sterling is contractually obligated to make these payments to these executives under certain circumstances. Accordingly, even if the Sterling shareholders vote not to approve these payments, the compensation will be payable, subject to the terms and conditions of the arrangements. Sterling is seeking your approval of these payments, on an advisory (non-binding) basis, in order to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and related SEC rules.

Q:
Why is my vote important?

A:
If you do not vote, it will be more difficult for Provident or Sterling to obtain the necessary quorum to hold their special or annual meeting, as applicable. In addition, your failure to submit a proxy or vote in person, or failure to instruct your bank or broker how to vote, or abstention will have the same effect as a vote "AGAINST" adoption of the merger agreement. The merger agreement must be adopted by the affirmative vote of at least a majority of the outstanding shares of Provident common stock entitled to vote on the merger agreement and by the affirmative vote of at least two-thirds of the outstanding shares of Sterling common stock entitled to vote on the merger agreement. The Provident board of directors and the Sterling board of directors unanimously recommend that you vote "FOR" the Provident merger proposal and the Sterling merger proposal, respectively.

Q:
If my shares of common stock are held in "street name" by my bank or broker, will my bank or broker automatically vote my shares for me?

Provident stockholders:    No. Your bank or broker cannot vote your shares without instructions from you. You should instruct your bank or broker how to vote your shares in accordance with the instructions provided to you. Please check the voting form used by your bank or broker.

Sterling shareholders:    No, with one exception: your bank or broker cannot vote your shares without instructions from you except with respect to the ratification of Crowe Horwath LLP. You should instruct your bank or broker how to vote your shares in accordance with the instructions provided to you. Please check the voting form used by your bank or broker.

Q:
How do I vote if I own shares through the Provident Employee Stock Ownership Plan or Provident 401(k) Plan?

A:
If you are a participant in the Provident Employee Stock Ownership Plan (which we refer to as the "Provident ESOP") or hold common stock through the Provident Bank 401(k) Plan (which we refer to as the "Provident 401(k) Plan"), you will receive information about how to vote confidentially. Under the terms of the Provident ESOP and the Provident 401(k) Plan, all shares held by the plans are voted by the respective trustees, but each participant in either plan may direct the trustees on how to vote the shares of common stock allocated to his or her account. Unallocated shares and allocated shares for which no timely voting instructions are received will be voted by each trustee on each proposal in the same proportion as shares for which it has received timely voting instructions. The deadline for returning your voting instruction forms is [                ], 2013.

Q:
How do I vote if I own shares through the Sterling 401(k) Plan?

A:
Sterling National Bank, as the trustee of the Fund established under the Sterling 401(k) Plan, holds in trust shares of common stock of Sterling Bancorp. Pursuant to the Sterling 401(k) Plan, the trustee votes the shares allocated to participants in accordance with their instructions. The trustee also votes the combined fractional shares allocated to all participants' accounts, to the extent possible, to reflect the direction of the participants. When no voting instructions have been received, the trustee will vote the shares allocated to your account in the same proportion as the shares for which the trustee received voting instructions.

Q:
Can I attend the meeting and vote my shares in person?

A:
Yes. All stockholders of Provident and Sterling, including stockholders of record and stockholders who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend their respective meetings. Holders of record of Provident and Sterling common stock can vote in person at the Provident special meeting and Sterling annual meeting, respectively. If you are not a stockholder of record, you must obtain a proxy card, executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the meetings. If you plan to attend your meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. In addition, you must bring a form of personal photo identification with you in order to be admitted. Provident and Sterling reserve the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the Provident special meeting or Sterling annual meeting is prohibited without Provident's or Sterling's express written consent, respectively.

Q:
Can I change my vote?

A:
Provident stockholders:    Yes. If you are a holder of record of Provident common stock, you may revoke any proxy at any time before it is voted by (1) signing and returning a proxy card with a later date, (2) delivering a written revocation letter to Provident's corporate secretary, (3) attending the special meeting in person, notifying the corporate secretary and voting by ballot at the special meeting, or (4) voting by telephone or the internet at a later time. Attendance at the special meeting will not automatically revoke your proxy. A revocation or later-dated proxy received by Provident after the vote will not affect the vote. Provident's corporate secretary's mailing address is: Corporate Secretary, Provident New York Bancorp, 400 Rella Blvd., Montebello, New York 10901. If you hold your shares in "street name" through a bank or broker, you should contact your bank or broker to revoke your proxy.

Sterling shareholders:    Yes. If you are a holder of record of Sterling common stock, you may revoke any proxy at any time before it is voted by (1) signing and returning a proxy card with a later date, (2) delivering a written revocation letter to Sterling's corporate secretary, (3) attending the annual meeting in person, notifying the corporate secretary and voting by ballot at the annual meeting, or (4) voting by telephone or the internet at a later time. Attendance at the annual meeting by itself will not automatically revoke your proxy. A revocation or later-dated proxy received by Sterling after the vote will not affect the vote. Sterling's corporate secretary's mailing address is: Corporate Secretary, Sterling Bancorp, 650 Fifth Avenue, New York, New York 10019. If you hold your shares in "street name" through a bank or broker, you should contact your bank or broker to revoke your proxy.

Q:
Will Provident be required to submit the proposal to adopt the merger agreement to its stockholders even if Provident's board of directors has withdrawn, modified or qualified its recommendation?

A:
Yes. Unless the merger agreement is terminated before the Provident special meeting, Provident is required to submit the proposal to adopt the merger agreement to its stockholders even if Provident's board of directors has withdrawn or modified its recommendation.

Q:
Will Sterling be required to submit the proposal to adopt the merger agreement to its shareholders even if Sterling's board of directors has withdrawn, modified or qualified its recommendation?

A:
Yes. Unless the merger agreement is terminated before the Sterling annual meeting, Sterling is required to submit the proposal to adopt the merger agreement to its shareholders even if Sterling's board of directors has withdrawn or modified its recommendation.

Q:
What are the U.S. federal income tax consequences of the merger to Sterling shareholders?

A:
The merger is intended to qualify as a "reorganization" within the meaning of Section 368(a) of the Code, and holders of Sterling common stock are not expected to recognize any gain or loss for U.S. federal income tax purposes on the exchange of shares of Sterling common stock for shares of Provident common stock in the merger, except with respect to any cash received instead of fractional shares of Provident common stock.

  For further information, see "Material U.S. Federal Income Tax Consequences of the Merger."

  The U.S. federal income tax consequences described above may not apply to all holders of Sterling common stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your independent tax advisor for a full understanding of the particular tax consequences of the merger to you.

Q:
Are Sterling shareholders entitled to dissenters' rights?

A:
No, Sterling shareholders are not expected to be entitled to dissenters' rights. For further information, see "The Merger—Dissenters' Rights in the Merger."

Q:
If I am a Sterling shareholder, should I send in my Sterling stock certificates now?

A:
No. Please do not send in your Sterling stock certificates with your proxy. After the merger, an exchange agent will send you instructions for exchanging Sterling stock certificates for the merger consideration. See "The Merger Agreement—Conversion of Shares; Exchange of Certificates."

Q:
What should I do if I hold my shares of Sterling common stock in book-entry form?

A:
You are not required to take any special additional actions if your shares of Sterling common stock are held in book-entry form. After the completion of the merger, shares of Sterling common stock held in book-entry form automatically will be exchanged for the merger consideration, including shares of Provident common stock in book-entry form and any cash to be paid in exchange for fractional shares in the merger.

Q:
Whom may I contact if I cannot locate my Sterling stock certificate(s)?

A:
If you are unable to locate your original Sterling stock certificate(s), you should contact Computershare, Sterling's transfer agent, at (800) 359-8248.

Q:
What should I do if I receive more than one set of voting materials?

A:
Provident stockholders and Sterling shareholders may receive more than one set of voting materials, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold shares of Provident and/or Sterling common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold such shares. If you are a holder of record of Provident common stock or Sterling common stock and your shares are registered in more than one name, you will receive more than one proxy card. In addition, if you are a holder of both Provident common stock and Sterling common stock, you will receive one or more separate proxy cards or voting instruction cards for each company. Please complete, sign, date and return each proxy card and voting instruction card that you receive or otherwise follow the voting instructions set forth in this joint proxy statement/prospectus to ensure that you vote every share of Provident common stock and/or Sterling common stock that you own.

Q:
When do you expect to complete the merger?

A:
Provident and Sterling expect to complete the merger in the fourth calendar quarter of 2013. However, neither Provident nor Sterling can assure you of when or if the merger will be completed. Provident and Sterling must first obtain the approval of Provident stockholders and Sterling shareholders for the merger, as well as obtain necessary regulatory approvals and satisfy certain other closing conditions.

Q:
What happens if the merger is not completed?

A:
If the merger is not completed, holders of Sterling common stock will not receive any consideration for their shares in connection with the merger. Instead, Sterling will remain an independent public company and its common stock will continue to be listed and traded on the New York Stock Exchange. In addition, if the merger agreement is terminated in certain circumstances, a termination fee may be required to be paid by either Provident or Sterling. See "The Merger Agreement—Termination Fee" beginning on page 145 for a complete discussion of the circumstances under which termination fees will be required to be paid.

Q:
Whom should I call with questions?

A:
Provident stockholders:    If you have any questions concerning the merger or this joint proxy statement/prospectus, would like additional copies of this joint proxy statement/prospectus or need help voting your shares of Provident common stock, please contact Donna Peterson ((845) 369-8474), or Provident's proxy solicitor, Eagle Rock Proxy Advisors, at 12 Commerce Drive, Cranford, New Jersey 07016, or toll-free at (855) 253-1574.

Sterling shareholders:    If you have any questions concerning the merger or this joint proxy statement/prospectus, would like additional copies of this joint proxy statement/prospectus or need help voting your shares of Sterling common stock, please contact Sterling's proxy solicitor, Georgeson Inc., at the following address or phone number: 480 Washington Blvd., 26th Floor, Jersey City, New Jersey 07310 or Toll-free: (800) 509-0957; (800) 223-2064 (Banks and Brokerage Firms).

SUMMARY

        This summary highlights selected information from this joint proxy statement/prospectus. It may not contain all of the information that is important to you. We urge you to read carefully the entire joint proxy statement/prospectus, including the annexes, and the other documents to which we refer in order to fully understand the merger. See "Where You Can Find More Information" on page 224. Each item in this summary refers to the page of this joint proxy statement/prospectus on which that subject is discussed in more detail.

In the Merger, Sterling Common Shareholders Will Receive Shares of Provident Common Stock (page 132)

        Provident and Sterling are proposing a strategic merger. If the merger is completed, Sterling common shareholders will receive 1.2625 shares of Provident common stock for each share of Sterling common stock they hold immediately prior to the merger. Provident will not issue any fractional shares of Provident common stock in the merger. Sterling shareholders who would otherwise be entitled to a fraction of a share of Provident common stock upon the completion of the merger will instead receive, for the fraction of a share, an amount in cash based on the Provident closing share value. For example, if you hold 100 shares of Sterling common stock, you will receive 126 shares of Provident common stock and a cash payment instead of the 0.25 shares of Provident common stock that you otherwise would have received (100 shares × 1.2625 = 126.25 shares).

        Provident common stock is listed on the New York Stock Exchange under the symbol "PBNY", and Sterling common stock is listed on the New York Stock Exchange under the symbol "STL". The following table shows the closing sale prices of Provident common stock and Sterling common stock as reported on the New York Stock Exchange on April 3, 2013, the last full trading day before the public announcement of the merger agreement, and on [                ], 2013, the last practicable trading day before the date of this joint proxy statement/prospectus. This table also shows the implied value of the merger consideration payable for each share of Sterling common stock, which we calculated by multiplying the closing price of Provident common stock on those dates by the exchange ratio of 1.2625.

	Provident Common Stock			Sterling Common Stock			Implied Value of One Share of Sterling Common Stock
April 3, 2013		$8.81			$10.00			$11.12
[ ], 2013	$	[	]	$	[	]	$	[	]

        The merger agreement governs the merger. The merger agreement is included in this joint proxy statement/prospectus as Annex A. All descriptions in this summary and elsewhere in this joint proxy statement/prospectus of the terms and conditions of the merger are qualified by reference to the merger agreement. Please read the merger agreement carefully for a more complete understanding of the merger.

Provident's Board of Directors Unanimously Recommends that Provident Stockholders Vote "FOR" the Adoption of the Merger Agreement and the Other Proposals Presented at the Provident Special Meeting (page 104)

        Provident's board of directors has determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of Provident and its stockholders and has unanimously approved the merger agreement. Provident's board of directors unanimously recommends that Provident stockholders vote "FOR" the adoption of the merger agreement and "FOR" the other proposals presented at the Provident special meeting. For the factors considered by Provident's board of directors in reaching its decision to approve the merger agreement, see "The Merger—Provident's Reasons for the Merger; Recommendation of Provident's Board of Directors."

 Sterling's Board of Directors Unanimously Recommends that Sterling Shareholders Vote "FOR" the Adoption of the Merger Agreement and the Other Proposals Presented at the Sterling Annual Meeting (page 83)

        Sterling's board of directors has determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of Sterling and its shareholders and has unanimously approved the merger agreement. Sterling's board of directors unanimously recommends that Sterling shareholders vote "FOR" the adoption of the merger agreement and "FOR" the other proposals presented at the Sterling annual meeting. For the factors considered by Sterling's board of directors in reaching its decision to approve the merger agreement, see "The Merger—Sterling's Reasons for the Merger; Recommendation of Sterling's Board of Directors".

Opinion of Sterling's Financial Advisors (pages 86 and 93 and Annexes B and C)

  Opinion of J.P. Morgan

        In connection with its consideration of the merger, on April 3, 2013, the Sterling board of directors received from J.P. Morgan Securities LLC, one of Sterling's financial advisors (which we refer to as "J.P. Morgan"), its oral opinion, which opinion was confirmed by delivery of a written opinion, dated April 3, 2013, to the effect that, as of such date and based upon and subject to the various factors, assumptions and limitations set forth in its opinion, the exchange ratio in the merger was fair, from a financial point of view, to the holders of Sterling common stock. The full text of J.P. Morgan's written opinion is attached as Annex B to this joint proxy statement/prospectus. You should read the entire opinion for a discussion of, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in rendering its opinion. J.P. Morgan's written opinion is addressed to the Sterling board of directors, is directed only to the exchange ratio in the merger and does not constitute a recommendation to any Sterling shareholder as to how such shareholder should vote with respect to the merger or any other matter.

  Opinion of KBW

        In deciding to approve the merger, Sterling's board considered the opinion of Keefe, Bruyette & Woods, Inc. (which we refer to as "KBW"). KBW, which served as financial advisor to Sterling's board, delivered its opinion dated April 3, 2013 that the exchange ratio in the proposed merger with Provident was fair, from a financial point of view, to the shareholders of Sterling. KBW's written opinion to the Sterling board is attached as Annex C to this document. You should read the opinion carefully to understand the procedures followed, assumptions made, matters considered, qualifications and limitations on the review conducted by KBW. KBW's opinion is directed to the Sterling board and addresses only the fairness, from a financial point of view, of the exchange ratio to the holders of Sterling common stock. It does not constitute a recommendation to any Sterling shareholder as to how the shareholder should vote at the Sterling annual meeting on the merger or any related matter.

        For further information, see "The Merger—Opinion of J.P. Morgan" and "The Merger—Opinion of Keefe, Bruyette & Woods".

Opinion of Provident's Financial Advisors (pages 105 and 112 and Annexes D and E)

  Opinion of BofA Merrill Lynch

        In connection with the merger, Merrill Lynch, Pierce, Fenner & Smith Incorporated (which we refer to as "BofA Merrill Lynch"), Provident's financial advisor, delivered to Provident's board of directors a written opinion, dated April 3, 2013, as to the fairness to Provident, from a financial point of view and as of the date of the opinion, of the exchange ratio provided for in the merger. The full text of the written opinion, dated April 3, 2013, of BofA Merrill Lynch, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex D to this joint proxy statement/prospectus and is incorporated by reference herein in its entirety. BofA Merrill Lynch provided its opinion to Provident's board of directors (in its capacity as such) for the benefit and use of Provident's board of directors in connection with and for purposes of its evaluation of the exchange ratio provided for in the merger from a financial point of view. BofA Merrill Lynch's opinion does not address any other aspect of the merger and no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to Provident or in which Provident might engage or as to the underlying business decision of Provident to proceed with or effect the merger. BofA Merrill Lynch's opinion does not address any other aspect of the merger and does not constitute a recommendation to any shareholder or stockholder as to how to vote or act in connection with the proposed merger or any related matter.

  Opinion of Credit Suisse

        In connection with the merger, Provident's financial advisor, Credit Suisse Securities (USA) LLC (which we refer to as "Credit Suisse"), delivered an opinion, dated April 3, 2013, to the Provident board of directors as to the fairness, from a financial point of view and as of the date of such opinion, to Provident of the exchange ratio provided for in the merger. The full text of Credit Suisse's written opinion is attached to this joint proxy statement/prospectus as Annex E and sets forth, among other things, the procedures followed, assumptions made, matters considered and limitations on the scope of review undertaken.

        Credit Suisse's opinion was provided to the Provident board of directors (in its capacity as such) in connection with its evaluation of the exchange ratio provided for in the merger and did not address any other aspect of the proposed merger, including the relative merits of the merger as compared to alternative transactions or strategies that might be available to Provident or the underlying business decision of Provident to proceed with the merger. The opinion does not constitute advice or a recommendation to any shareholder or stockholder as to how such shareholder or stockholder should vote or act on any matter relating to the proposed merger.

        For further information, see "The Merger—Opinion of BofA Merrill Lynch" and "The Merger—Opinion of Credit Suisse".

What Holders of Sterling Stock Options and Other Equity-Based Awards Will Receive (page 133)

        Stock Options.    At the effective time of the merger, each outstanding option to purchase shares of Sterling common stock will be converted into an option to purchase Provident common stock on the same terms and conditions as were applicable prior to the merger (taking into account any acceleration or vesting by reason of the consummation of the merger and its related transactions), except that (i) the number of shares of Provident common stock subject to the new option will be equal to the product of the number of shares of Sterling common stock subject to the existing option and the exchange ratio (rounding fractional shares down to the nearest whole share), and (ii) the exercise price per share of Provident common stock under the new option will be equal to the exercise price per share of Sterling common stock of the existing option divided by the exchange ratio (rounded up to the nearest whole cent).

        Restricted Stock.    At the effective time of the merger, each award in respect of Sterling common stock subject to vesting, repurchase or other lapse restriction will be converted into a restricted stock award in respect of the number of shares of Provident common stock equal to the product of the number of shares of Sterling common stock subject to the Sterling restricted stock award and the exchange ratio, on the same terms and conditions as were applicable prior to the merger (taking into account any acceleration or vesting by reason of the consummation of the merger and its related transactions).

 Provident Will Hold its Special Meeting on September 26, 2013 (page 60)

        The special meeting of Provident stockholders will be held on September 26, 2013, at 11:00 A.M. local time, at [    ]. At the special meeting, Provident stockholders will be asked to:

  •
  approve the Provident merger proposal;

  •
  approve the Provident adjournment proposal;

  •
  approve the Provident compensation proposal; and

  •
  approve the Provident stock plan amendment proposal.

        Only holders of record at the close of business on August 12, 2013 will be entitled to vote at the special meeting. Each share of Provident common stock is entitled to one vote on each proposal to be considered at the Provident special meeting. As of the record date, there were [    ] shares of Provident common stock entitled to vote at the special meeting. As of the record date, the directors and executive officers of Provident and their affiliates beneficially owned and were entitled to vote approximately [    ] shares of Provident common stock representing approximately [    ]% of the shares of Provident common stock outstanding on that date.

        To approve the Provident merger proposal, a majority of the shares of Provident common stock outstanding and entitled to vote thereon must be voted in favor of such proposal. The Provident adjournment proposal, the Provident compensation proposal and the Provident stock plan amendment proposal will each be approved if a majority of the votes cast at the Provident special meeting are voted in favor of such proposal. If you mark "ABSTAIN" on your proxy, fail to submit a proxy or vote in person at the Provident special meeting or fail to instruct your bank or broker how to vote with respect to the Provident merger proposal, it will have the same effect as a vote "AGAINST" the proposal. If you mark "ABSTAIN" on your proxy card with respect to the Provident stock plan amendment proposal, it will have the same effect as a vote "AGAINST" the proposal. If, however, you fail to submit a proxy card or vote in person at the Provident special meeting or fail to instruct your bank or broker how to vote with respect to the Provident stock plan amendment proposal, it will have no effect on such proposal. If you mark "ABSTAIN" on your proxy, fail to submit a proxy or vote in person at the Provident special meeting or fail to instruct your bank or broker how to vote with respect to the Provident adjournment proposal or the Provident compensation proposal, it will have no effect on the proposal.

Sterling Will Hold its Annual Meeting on September 26, 2013 (page 53)

        The annual meeting of Sterling shareholders will be held on September 26, 2013, at 10:00 A.M. local time, at 650 Fifth Avenue, New York, New York 10019. At the annual meeting, Sterling shareholders will be asked to:

  •
  approve the Sterling merger proposal;

  •
  approve the Sterling adjournment proposal;

  •
  approve the Sterling merger-related compensation proposal;

  •
  elect eleven (11) directors to serve until the next meeting of shareholders and until their successors are elected (or if earlier, the consummation of the merger);

  •
  approve the Sterling 2012 say-on-pay proposal;

  •
  ratify the appointment of Crowe Horwath LLP; and

  •
  approve the proposed 2013 Sterling Plan.

        Only holders of record at the close of business on August 12 will be entitled to vote at the annual meeting. Each share of Sterling common stock is entitled to one vote on each proposal to be considered at the Sterling annual meeting. As of the record date, there were [    ] shares of Sterling

common stock entitled to vote at the annual meeting. As of the record date, the directors and executive officers of Sterling and their affiliates beneficially owned and were entitled to vote approximately [    ] shares of Sterling common stock representing approximately [    ]% of the shares of Sterling common stock outstanding on that date.

Required Vote; Treatment of Abstentions and Failure to Vote

  Sterling merger proposal:

  •
  Standard: The affirmative vote of two-thirds of the outstanding shares of Sterling common stock entitled to vote on the proposal.

  •
  Effect of abstentions and broker non-votes: If you mark "ABSTAIN" on your proxy card, fail to submit a proxy card or vote in person at the Sterling annual meeting or fail to instruct your bank or broker how to vote with respect to the Sterling merger proposal, it will have the same effect as a vote "AGAINST" the proposal.

  Sterling adjournment proposal and Sterling merger-related compensation proposal:

  •
  Standard: The affirmative vote of a majority of votes cast (in person or by proxy) at the Sterling annual meeting and entitled to vote on such proposals.

  •
  Effect of abstentions and broker non-votes: If you mark "ABSTAIN" on your proxy card, fail to submit a proxy card or vote in person at the Sterling annual meeting or fail to instruct your bank or broker how to vote with respect to the Sterling adjournment proposal or the Sterling merger-related compensation proposal, it will have no effect on such proposals.

  Election of Sterling directors:

  •
  Standard: A plurality of votes cast (in person or by proxy) at the Sterling annual meeting and entitled to vote on the proposal.

  •
  Effect of abstentions and broker non-votes: If you mark "ABSTAIN" on your proxy card, fail to submit a proxy card or vote in person at the Sterling annual meeting or fail to instruct your bank or broker how to vote with respect to the proposal to elect the eleven directors, it will have no effect on such proposal.

  Sterling 2012 say-on-pay proposal:

  •
  Standard: The affirmative vote of a majority of votes cast (in person or by proxy) at the Sterling annual meeting and entitled to vote on such proposal.

  •
  Effect of abstentions and broker non-votes: If you mark "ABSTAIN" on your proxy card, fail to submit a proxy card or vote in person at the Sterling annual meeting or fail to instruct your bank or broker how to vote with respect to the Sterling 2012 say-on-pay proposal, it will have no effect on such proposal.

  Ratification of the appointment of Crowe Horwath LLP:

  •
  Standard: The affirmative vote of a majority of votes cast (in person or by proxy) at the Sterling annual meeting and entitled to vote on the proposal.

  •
  Effect of abstentions and broker non-votes: If you mark "ABSTAIN" on your proxy card or fail to submit a proxy card or vote in person at the Sterling annual meeting with respect to the proposal, it will have no effect on such proposal. Pursuant to NYSE rules, brokers that have not received voting instructions from their customers 10 days before the meeting date may vote their customers' shares in the brokers' discretion for the ratification of the appointment of Crowe Horwath LLP. This is known as broker-discretionary voting.

  Approval of the 2013 Sterling Plan:

  •
  Standard: The affirmative vote of a majority of votes cast (in person or by proxy) at the Sterling annual meeting and entitled to vote on the proposal.

  •
  Effect of abstentions and broker non-votes: If you mark "ABSTAIN" on your proxy with respect to the 2013 Sterling Plan, it will have the same effect as a vote "AGAINST" the proposal. If you fail to submit a proxy card or vote in person at the Sterling annual meeting or fail to instruct your bank or broker how to vote with respect to the 2013 Sterling Plan, it will have no effect on such proposal.

The Merger Will Be Tax-Free to Holders of Sterling Common Stock as to the Shares of Provident Common Stock They Receive (page 148)

        The merger will be treated as a "reorganization" within the meaning of Section 368(a) of the Code, and it is a condition to the respective obligations of each of Provident and Sterling to complete the merger that it receives a legal opinion to that effect. Subject to the limitations and qualifications described in "Material U.S. Federal Income Tax Consequences of the Merger," the merger generally will be tax-free to a holder of Sterling common stock for U.S. federal income tax purposes as to the shares of Provident common stock he or she receives in the merger, except for any gain or loss that may result from the receipt of cash instead of fractional shares of Provident common stock that such holder of Sterling common stock would otherwise be entitled to receive.

        For further information, see "Material U.S. Federal Income Tax Consequences of the Merger."

        The U.S. federal income tax consequences described above may not apply to all holders of Sterling common stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your independent tax advisor for a full understanding of the particular tax consequences of the merger to you.

 Provident's Officers and Directors Have Financial Interests in the Merger that Differ from Your Interests (page 118)

        Provident stockholders should be aware that some of Provident's executive officers (one of whom is also a director) have interests in the merger and have arrangements that are different from, or in addition to, those of Provident stockholders generally. Provident's board of directors was aware of these interests and considered these interests, among other matters, when making its decision to approve the merger agreement, and in recommending that Provident stockholders vote in favor of adopting the merger agreement.

        These interests include the following:

  •
  Provident has entered into an amendment to the employment agreement with Jack Kopnisky, which will be effective upon and subject to the occurrence of the effective time of the merger.

  •
  Provident has entered into a retention award letter with Daniel Rothstein, which will entitle him to a payment of $289,900 upon the completion of the merger, subject to his continued employment with Provident through such completion.

For a more complete description of these interests, see "The Merger—Interests of Provident's Directors and Executive Officers in the Merger".

Sterling's Officers and Directors Have Financial Interests in the Merger that Differ from Your Interests (page 119)

        Sterling shareholders should be aware that some of Sterling's directors and executive officers have interests in the merger and have arrangements that are different from, or in addition to, those of Sterling shareholders generally. Sterling's board of directors was aware of these interests and considered these interests, among other matters, when making its decision to approve the merger agreement, and in recommending that Sterling shareholders vote in favor of adopting the merger agreement.

        These interests include the following:

  •
  The terms of the restricted stock and stock option awards held by Sterling directors and officers provide for accelerated vesting of the awards upon a change in control such as the merger. The value of the acceleration of equity awards to Sterling's executive officers in the aggregate would be $312,458 and to Sterling's non-employee directors in the aggregate would be $223,800, based on a per share price of Sterling common stock of $11.19, the average closing price per share over the first five business days following announcement of the merger agreement.

  •
  Sterling previously entered into an employment agreement, a change of control severance agreement or a change of control severance and retention agreement with several of its officers, which entitle each of them to certain payments and benefits upon a termination in connection with a change in control such as the merger. In connection with the merger, Louis J. Cappelli, John C. Millman, John W. Tietjen and Howard M. Applebaum entered into agreements with Provident that, upon the closing of the merger, will supersede the Sterling agreements and provide certain retention and/or severance benefits to such individuals. The agreements with Provident provide for an initial payment from Provident in satisfaction of any obligations owed to the officer under his existing Sterling arrangement, which would equal $5,000,000 for Mr. Cappelli, $3,600,000 for Mr. Millman, $800,000 for Mr. Tietjen and $675,000 for Mr. Applebaum. Additionally, the agreement with Mr. Millman provides for health benefits for two years following the closing of the merger with a value equal to $24,360 and the agreement with Mr. Applebaum provides an incremental value to the Sterling SERP equal to $327,000. The Sterling agreement with Mr. Robinson provides for severance on certain qualifying terminations equal to $317,433.

  •
  Six current Sterling directors, including Messrs. Cappelli and Millman, will serve on the board of the combined company.

        For a more complete description of these interests, see "The Merger—Interests of Sterling's Directors and Executive Officers in the Merger."

Sterling Shareholders Are NOT Expected To Be Entitled To Assert Dissenters' Rights (page 128)

        Under the New York Business Corporation Law (which we refer to as the "NYBCL"), which is the law under which Sterling is incorporated, the holders of Sterling common stock will not be entitled to any appraisal rights or dissenters' rights in connection with the merger if, on the record date for the Sterling annual meeting, their shares are listed on a national securities exchange. Sterling common stock is currently listed on the New York Stock Exchange, a national securities exchange, and is expected to continue to be so listed on the record date for the Sterling annual meeting. For more information, see "The Merger—Dissenters' Rights in the Merger."

Conditions that Must Be Satisfied or Waived for the Merger To Occur (page 143)

        Currently, Sterling and Provident expect to complete the merger in the fourth calendar quarter of 2013. As more fully described in this joint proxy statement/prospectus and in the merger agreement, the completion of the merger depends on a number of conditions being satisfied or, where legally permissible, waived. These conditions include (1) adoption of the merger agreement by Sterling's shareholders and by Provident's stockholders, (2) authorization for listing on the New York Stock Exchange of the shares of Provident common stock to be issued in the merger, (3) the receipt of required regulatory approvals, including the approval of the Board of Governors of the Federal Reserve System (which we refer to as the "Federal Reserve Board") and the Office of the Comptroller of the Currency, (4) effectiveness of the registration statement of which this joint proxy statement/prospectus is a part, (5) the absence of any order, injunction or other legal restraint preventing the completion of the merger or making the completion of the merger illegal, (6) subject to the materiality standards provided in the merger agreement, the accuracy of the representations and warranties of Provident and Sterling, (7) performance in all material respects by each of Provident and Sterling of its obligations under the merger agreement and (8) receipt by each of Provident and Sterling of an opinion from its counsel as to certain tax matters.

        Neither Sterling nor Provident can be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Termination of the Merger Agreement (page 144)

        The merger agreement can be terminated at any time prior to completion of the merger in the following circumstances:

  •
  by mutual consent of Provident and Sterling, if the board of directors of each so determines by a vote of a majority of the members of its entire board;

  •
  by either the board of directors of Provident or the board of directors of Sterling if any governmental entity that must grant a requisite regulatory approval has denied approval of the merger and such denial has become final and nonappealable or any governmental entity of competent jurisdiction has issued a final nonappealable order permanently enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by the merger agreement, unless the failure to obtain a requisite regulatory approval is due to the failure of the party seeking to terminate the merger agreement to perform or observe its covenants and agreements under the merger agreement;

  •
  by either the board of directors of Provident or the board of directors of Sterling if the merger has not been completed on or before the first anniversary of the date of the merger agreement (which we refer to as the "termination date"), unless the failure of the merger to be completed by such date is due to the failure of the party seeking to terminate the merger agreement to perform or observe its covenants and agreements under the merger agreement;

  •
  by either the board of directors of Provident or the board of directors of Sterling (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement) if there is a breach of any of the covenants or agreements or any of the representations or warranties set forth in the merger agreement on the part of the other party which either individually or in the aggregate would constitute, if occurring or continuing on the date the merger is completed, the failure of a closing condition of the terminating party and which is not cured within 45 days following written notice to the party committing such breach, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the termination date);

  •
  by Sterling, if the board of directors of Provident (1) fails to recommend in this joint proxy statement/prospectus that the stockholders of Provident adopt the merger agreement, or withdraws, modifies or qualifies such recommendation in a manner adverse to Sterling, or resolves to do so, or fails to reaffirm such recommendation within two business days after Sterling requests in writing that such action be taken, or fails to recommend against acceptance of a tender offer or exchange offer for outstanding Provident common stock that has been publicly disclosed (other than by Sterling or an affiliate of Sterling) within ten business days after the commencement of such tender or exchange offer, (2) (A) recommends or endorses an acquisition proposal, or (B) fails to issue a press release announcing its opposition to such acquisition proposal within ten business days after an acquisition proposal is publicly announced, or (3) materially breaches certain obligations, including with respect to the non-solicitation of acquisition proposals or calling a meeting of its stockholders and recommending that they adopt the merger agreement; or

  •
  by Provident, if the board of directors of Sterling (1) fails to recommend in this joint proxy statement/prospectus that the shareholders of Sterling adopt the merger agreement, or withdraws, modifies or qualifies such recommendation in a manner adverse to Provident, or resolves to do so, or fails to reaffirm such recommendation within two business days after Provident requests in writing that such action be taken, or fails to recommend against acceptance of a tender offer or exchange offer for outstanding Sterling common stock that has been publicly disclosed (other than by Provident or an affiliate of Provident) within ten business days after the commencement of such tender or exchange offer, (2) (A) recommends or endorses an acquisition proposal, or (B) fails to issue a press release announcing its opposition to such acquisition proposal within ten business days after an acquisition proposal is publicly announced, or (3) materially breaches certain obligations, including with respect to the non-solicitation of acquisition proposals or calling a meeting of its shareholders and recommending that they adopt the merger agreement.

Termination Fee (page 145)

        If the merger agreement is terminated under certain circumstances, including circumstances involving alternative acquisition proposals and changes in the recommendation of Sterling's or Provident's respective boards of directors, Sterling or Provident may be required to pay to the other party a termination fee equal to $13.25 million (or a portion thereof). These termination fees could discourage other companies from seeking to acquire or merge with Sterling or Provident.

Amendment to Provident's Certificate of Incorporation (page 127 and Annex F)

        In connection with the merger, Provident's certificate of incorporation will be amended at the effective time of the merger to change the name of the surviving corporation to "Sterling Bancorp" and to increase the number of authorized shares of common stock from 75,000,000 to 190,000,000, which amendment we refer to as the "certificate amendment".

Amendment to Provident's Bylaws (page 127 and Annex G)

        On April 3, 2013, the board of directors of Provident adopted a resolution amending Provident's bylaws, effective as of the effective time of the merger. Under the bylaw amendment, upon the completion of the merger, Jack Kopnisky, the current President and Chief Executive Officer of Provident, will serve as President and Chief Executive Officer of the combined company, and Louis J. Cappelli, the current Chairman and Chief Executive Officer of Sterling, will serve as Chairman of the board of directors of the combined company. The bylaw amendment provides that the Chairman will, when present, preside at all meetings of the stockholders of the combined company and of the board of directors, will have duties and powers commonly incident to a Chairman position, and will not, by reason of such office, be considered an executive officer of the combined company. The bylaw amendment provides that the removal of either Jack Kopnisky or Louis J. Cappelli from, or the failure to appoint or re-elect them to, their respective positions, and any amendment to or termination of Jack Kopnisky's employment agreement or Louis J. Cappelli's Service and Covenant Agreement, prior to the three year anniversary of the completion of the merger, as well as any determination not to nominate either of them as a director of the combined company prior to such three year anniversary, will require the affirmative vote of at least 75% of the full board of directors.

        The bylaw amendment also provides, among other things, that, upon the completion of the merger, the board of directors of the combined company will be comprised of thirteen directors, of which seven will be former members of the board of directors of Provident (which we refer to as the "former Provident directors"), including Jack Kopnisky, and of which six will be former members of the board of directors of Sterling (which we refer to as the "former Sterling directors"), including Louis J. Cappelli and John Millman, Sterling's current President.

        Certain provisions of the bylaw amendment, including those concerning the composition of the board of directors of the combined company and the Chairman and President Chief Executive Officer positions of the combined company, require an affirmative vote of at least 75% of the full board of directors to modify, amend or repeal.

Employment and Services Agreements (pages 118 and 119)

        Simultaneous with the execution of the merger agreement, Provident entered into an amendment to the employment agreement with Jack Kopnisky and employment agreements or agreements for services with certain key individuals of Sterling, including Louis J. Cappelli and John Millman, in each case, to be effective as of and subject to the occurrence of the effective time of the merger. These agreements set forth the terms and conditions of each such individual's employment or other relationship with Provident following the effective time of the merger and, when effective, supersede and replace any prior employment, retention, change of control or other similar agreement with such individual.

        For more detail on the terms of these employment agreements or agreements for services, see "The Merger—Interests of Provident's Directors and Officers in the Merger" and "The Merger—Interests of Sterling's Directors and Officers in the Merger".

Regulatory Approvals Required for the Merger (page 129)

        Subject to the terms of the merger agreement, both Sterling and Provident have agreed to use their reasonable best efforts to obtain all regulatory approvals necessary or advisable to complete the transactions contemplated by the merger agreement. These approvals include approvals from, among others, the Federal Reserve Board and the Office of the Comptroller of the Currency. Provident and Sterling have filed applications and notifications to obtain the required regulatory approvals.

        Although neither Sterling nor Provident knows of any reason why it cannot obtain these regulatory approvals in a timely manner, Sterling and Provident cannot be certain when or if they will be obtained.

The Rights of Sterling Shareholders Will Change as a Result of the Merger (page 153)

        The rights of Sterling shareholders will change as a result of the merger due to differences in Provident's and Sterling's governing documents and states of incorporation. The rights of Sterling shareholders are governed by New York law and by Sterling's certificate of incorporation and bylaws, each as amended to date. Upon the completion of the merger, Sterling shareholders will become stockholders of Provident, as the continuing legal entity in the merger, and the rights of Sterling shareholders will therefore be governed by Delaware law and Provident's certificate of incorporation and bylaws.

        See "Comparison of Stockholders' Rights" for a description of the material differences in stockholders' rights under each of the Provident and Sterling governing documents.

Information About the Companies (page 224)

Provident New York Bancorp

        Provident New York Bancorp is a Delaware corporation that owns all of the outstanding shares of common stock of Provident Bank. At March 31, 2013, Provident had, on a consolidated basis, assets of $3.71 billion, deposits of $2.80 billion and stockholders' equity of $494.7 million. Provident Bank, an independent, full-service bank founded in 1895, is headquartered in Montebello, New York and is the principal bank subsidiary of Provident. With $3.71 billion in assets and 485 full-time equivalent employees, Provident Bank accounts for substantially all of Provident's consolidated assets and net income. Provident Bank is a growing financial services firm that specializes in the delivery of service and solutions to business owners, their families, and consumers in communities within the greater New York City area through teams of dedicated and experienced relationship managers.

        Provident's stock is traded on the New York Stock Exchange under the symbol "PBNY".

        Provident's principal office is located at 400 Rella Blvd., Montebello, New York 10901, and its telephone number at that location is (845) 369-8040. Additional information about Provident and its subsidiaries is included in documents incorporated by reference in this joint proxy statement/prospectus. See "Where You Can Find More Information," beginning on page 224.

Sterling Bancorp

        Sterling Bancorp, a New York corporation, is a New York City-based financial corporation with assets of $2.8 billion as of March 31, 2013. Since 1929, Sterling National Bank, Sterling's principal banking subsidiary, has served the needs of businesses, professionals and individuals in the New York metropolitan area and beyond. Sterling provides clients with a full range of depository and cash management services and a broad portfolio of financing solutions—including working capital lines, accounts receivable and inventory financing, factoring, trade financing, payroll funding and processing, equipment financing, commercial and residential mortgages and mortgage warehouse lines of credit.

        Sterling's stock is traded on the New York Stock Exchange under the symbol "STL".

        Sterling's principal office is located at 650 Fifth Avenue, New York, New York, 10019, and its telephone number at that location is (212) 757-3300. Additional information about Sterling and its subsidiaries is included in documents incorporated by reference in this joint proxy statement/prospectus. See "Where You Can Find More Information," beginning on page 224.

Litigation Relating to the Merger (page 131)

        In connection with the merger, purported Sterling shareholders have filed putative shareholder class action lawsuits against Sterling, the members of the Sterling board of directors and Provident. Among other remedies, the plaintiffs seek to enjoin the merger. The outcome of any such litigation is uncertain. If the cases are not resolved, these lawsuits could prevent or delay completion of the merger and result in substantial costs to Provident and Sterling, including any costs associated with the indemnification of directors and officers. Plaintiffs may file additional lawsuits against Provident, Sterling and/or the directors and officers of either company in connection with the merger. The defense or settlement of any lawsuit or claim that remains unresolved at the time the merger is completed may adversely affect Sterling and Provident's business, financial condition, results of operations and cash flows. See "The Merger—Litigation Relating to the Merger" beginning on page 131.

Risk Factors (page 46)

        You should consider all the information contained in or incorporated by reference into this joint proxy statement/prospectus in deciding how to vote for the proposals presented in the joint proxy statement/prospectus. In particular, you should consider the factors described under "Risk Factors."

RECENT DEVELOPMENTS

Provident

        The following presents a summary of the results of Provident for the three and nine months ended June 30, 2013 and 2012.

	Three months ended June 30 (unaudited)		Nine months ended June 30 (unaudited)
	2013	2012	2013	2012
Net interest income	$28,317	$24,082	$84,059	$71,225
Provision for loan losses	3,900	2,312	9,450	7,112

Net interest income after provision	24,417	21,770	74,609	64,113
Non-interest income	6,581	7,979	21,092	23,126
Non-interest expense	21,789	21,162	67,674	63,173

Income before income taxes	9,209	8,587	28,027	24,066
Provision for income taxes	2,833	2,378	8,102	6,439

Net income	$6,376	$6,209	$19,925	$17,627

Weighted average shares—basic	43,801,867	37,302,693	43,766,402	37,278,507
Weighted average shares—diluted	43,906,158	37,330,467	43,850,601	37,292,366
Earnings—basic	$0.15	$0.17	$0.46	$0.47
Earnings—diluted	0.15	0.17	0.45	0.47
Dividends Declared	0.06	0.06	0.18	0.18

        Highlights as of and for the nine months ended June 30, 2013 included the following:

  •
  Net income of $19.9 million, which represents an increase of 13.0% compared to the nine months ended June 30, 2012.

  •
  Taxable equivalent net interest margin was 3.46% for the third quarter of fiscal 2013 and 3.59% in the third quarter of fiscal 2012.

  •
  Loan origination volume of $892.0 million for the nine months ended June 30, 2013, which represents an increase of 47.7% over the same period a year ago.

  •
  Total loans reached $2.3 billion, representing growth of $217.1 million, or 13.7% annualized, compared to September 30, 2012.

  •
  Commercial & industrial and commercial real estate loans increased $247.6 million, or 23.3% annualized compared to September 30, 2012.

  •
  The allowance for loan losses to non-performing loans increased to 90.2% at June 30, 2013 from 71.0% at September 30, 2012.

  •
  Non-performing loans decreased from $39.8 million at September 30, 2012, to $31.5 million at June 30, 2013.

  •
  Deposits declined $371.9 million at June 30, 2013 compared to September 30, 2012, due to a decline in municipal deposits given elevated levels of municipal deposits at the Company's fiscal year end as a result of seasonal factors.

  •
  Return on average assets was 0.70% for the nine months ended June 30, 2013 compared to 0.76% for the nine months ended June 30, 2012.

  •
  On July 2, 2013, Provident issued $100 million of 5.50% Senior Notes due 2018. We anticipate approximately $70 million of the proceeds will be contributed to Provident Bank as equity to support the activities and planned growth of the Bank on a standalone basis and a combined basis once the merger with Sterling Bancorp is completed.

Sterling

        The following presents a summary of the results of Sterling for the three and six months ended June 30, 2013 and 2012.

	Three months ended June 30 (unaudited)		Six months ended June 30 (unaudited)
	2013	2012	2013	2012
Net interest income	$24,423	$22,902	$48,531	$45,309
Provision for loan losses	1,500	2,750	3,500	5,750

Net interest income after provision	22,923	20,152	45,031	39,559
Non-interest income	9,836	10,475	20,511	20,761
Non-interest expense	25,806	23,626	50,645	46,670

Income before income taxes	6,953	7,001	14,897	13,650
Provision for income taxes	2,429	2,128	5,129	4,175

Net income	$4,524	$4,873	$9,768	$9,475

Weighted average shares—basic	30,902,957	30,818,709	30,882,237	30,805,484
Weighted average shares—diluted	30,902,957	30,818,709	30,882,237	30,805,484
Earnings—basic	$0.15	$0.16	$0.32	$0.31
Earnings—diluted	0.15	0.16	0.32	0.31
Dividends Declared	0.09	0.09	0.18	0.18

        The key highlights as of and for the quarter and the six months ended June 30, 2013 included the following:

  •
  Net income of $9.8 million, which represents an increase of 3.1% compared to the six months ended June 30, 2012.

  •
  Net interest income of $48.5 million increased 7.1% as compared to the six months ended June 30, 2012.

  •
  Taxable equivalent net interest margin was 4.10% for the second quarter ended June 30, 2013, compared to 4.04% for the year ago period.

  •
  Loans, net of unearned discount, were $1.8 billion, and increased more than 12% on a year-over-year basis.

  •
  Total deposits rose to $2.2 billion, an increase of 10% from June 30, 2012.

  •
  Demand deposits increased 20% to approximately $941 million, representing 42% of total deposits.

  •
  The ratio of non-performing assets to total assets decreased to 0.24% from 0.28% at June 30, 2012.

  •
  Non-accrual loans were $5.2 million and the allowance to nonaccrual loans was 433%.

  •
  Return on average assets was 0.67% and return on average equity was 7.81% for the quarter ended June 30, 2013.

 SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF PROVIDENT

        The following selected consolidated financial information for the fiscal years ended September 30, 2008 through September 30, 2012 is derived from audited financial statements of Provident. The financial information as of and for the six months ended March 31, 2013 and 2012 is derived from unaudited financial statements and, in the opinion of Provident's management, reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of this data for those dates. The results of operations for the six months ended March 31, 2013 are not necessarily indicative of the results that may be expected for the entire fiscal year ending September 30, 2013. You should not assume the results of operations for any past periods indicate results for any future period. You should read this information in conjunction with Provident's consolidated financial statements and related notes thereto included in Provident's Annual Report on Form 10-K for the fiscal year ended September 30, 2012, and in Provident's Quarterly Report on Form 10-Q for the six months ended March 31, 2013, which are incorporated by reference into this joint proxy statement/prospectus. See "Where You Can Find More Information."

	As of and for the six months ended March 31, (unaudited)
			As of and for the year ended September 30,
(Dollars in thousands, except per share data)
	2013	2012	2012	2011	2010	2009	2008
Selected Financial Condition Data:
Total assets	$3,710,440	$3,210,871	$4,022,982	$3,137,402	$3,021,025	$3,021,893	$2,984,371
Securities available for sale	945,678	852,717	1,010,872	739,844	901,012	832,583	791,688
Securities held to maturity	183,535	174,824	142,376	110,040	33,848	44,614	43,013
Loans, gross(1)	2,204,555	1,799,112	2,119,472	1,703,799	1,701,541	1,703,257	1,731,553
Deposits	2,799,658	2,368,988	3,111,151	2,296,695	2,142,702	2,082,282	1,989,197
Borrowings	367,967	313,849	345,176	323,522	363,751	430,628	566,008
Equity	494,711	439,699	491,122	431,134	430,955	427,456	399,158
Selected Operating Data:
Interest and dividend income	$65,565	$56,579	$115,037	$112,614	$119,774	$131,590	$148,982
Interest expense	9,823	9,436	18,573	21,324	26,440	37,720	53,642
Net interest income	55,742	47,143	96,464	91,290	93,334	93,870	95,340
Provision for loan losses	5,550	4,800	10,612	16,584	10,000	17,600	7,200
Net interest income after provision for loan losses	50,192	42,343	85,852	74,706	83,334	76,270	88,140
Non-interest income	14,511	15,147	32,152	29,951	27,201	39,953	21,042
Non-interest expense	45,885	42,011	91,957	90,111	83,170	80,187	75,500
Income before income tax expense	18,818	15,479	26,047	14,546	27,365	36,036	33,682
Income tax expense	5,269	4,061	6,159	2,807	6,873	10,175	9,904
Net income	13,549	11,418	19,888	11,739	20,492	25,861	23,778
Performance Ratios:
Return on assets (ratio of net income to average total assets)	0.72%	0.74%	0.62%	0.40%	0.70%	0.89%	0.84%
Return on equity (ratio of net income to average equity)	5.52%	5.25%	4.45%	2.75%	4.82%	6.22%	5.88%
Net interest margin(2)	3.39%	3.56%	3.51%	3.65%	3.78%	3.81%	3.96%
Efficiency ratio(3)	63.8%	67.8%	68.3%	71.0%	69.0%	65.1%	61.2%

	As of and for the six months ended March 31, (unaudited)
			As of and for the year ended September 30,
(Dollars in thousands, except per share data)
	2013	2012	2012	2011	2010	2009	2008
Per Share Related Data:
Basic and diluted earnings per share	$0.31	$0.31	$0.52	$0.31	$0.54	$0.67	$0.61
Dividends per share	0.12	0.12	0.24	0.24	0.24	0.24	0.24
Book value per share(4)	11.15	11.60	11.12	11.39	11.26	10.81	10.03
Dividend payout ratio(5)	38.7%	38.7%	46.2%	77.4%	44.4%	35.8%	39.3%
Asset Quality Ratios:
Non-performing assets to total assets(1)	0.99%	1.80%	1.15%	1.46%	1.02%	0.93%	0.57%
Non-performing loans to total loans(1)	1.42%	2.89%	1.88%	2.38%	1.58%	1.55%	0.97%
Allowance for loan losses to non-performing loans	88.1%	53.5%	71.0%	68.8%	114.9%	113.5%	136.9%
Allowance for loan losses to total loans	1.25%	1.54%	1.47%	1.64%	1.81%	1.76%	1.33%
Capital Ratios:
Equity to total assets at end of period	13.3%	13.7%	12.2%	13.7%	14.3%	14.2%	13.4%
Tier 1 leverage ratio (Provident Bank only)	8.62%	8.32%	7.49%	8.14%	8.43%	8.64%	8.01%

(1)
Excludes loans held for sale.

(2)
The net interest margin represents net interest income as a percent of average interest-earning assets for the period. Net interest income is commonly presented on a tax-equivalent basis. This is to the extent that some component of the institution's net interest income will be exempt from taxation (e.g., was received as a result of its holdings of state or municipal obligations), an amount equal to the tax benefit derived from that component is added back to the net interest income total. This adjustment is considered helpful in comparing one financial institution's net interest income (pre-tax) to that of another institution, as each will have a different proportion of tax-exempt items in their portfolios. Moreover, net interest income is itself a component of a second financial measure commonly used by financial institutions, net interest margin, which is the ratio of net interest income to average earning assets. For purposes of this measure as well, tax-equivalent net interest income is generally used by financial institutions, again to provide a better basis of comparison from institution to institution. Provident follows these practices.

(3)
The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income. As in the case of net interest income, generally, net interest income as utilized in calculating the efficiency ratio is typically expressed on a tax-equivalent basis. Moreover, most financial institutions, in calculating the efficiency ratio, also adjust both non-interest expense and non-interest income to exclude from these items (as calculated under generally accepted accounting principles) certain component elements, such as non-recurring charges, other real estate expense and amortization of intangibles (deducted from non-interest expense) and securities transactions and other non-recurring items (excluded from non-interest income). Provident follows these practices.

(4)
Book value per share is based on total stockholders' equity and 44,353,276; 37,899,007; 44,173,470; 37,864,008; 38,262,288; 39,547,207; and 39,815,213 outstanding common shares at March 31, 2013 and 2012, September 30, 2012, 2011, 2010, 2009 and 2008, respectively. For this purpose, common shares include unallocated employee stock ownership plan shares but exclude treasury shares.

(5)
The dividend payout ratio represents dividends per share divided by basic earnings per share.

 SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF STERLING

        The following selected consolidated financial information for the calendar years ended December 31, 2008 through December 31, 2012 is derived from audited financial statements of Sterling. The financial information as of and for the three months ended March 31, 2013 and 2012 are derived from unaudited financial statements and, in the opinion of Sterling's management, reflects all adjustments, consisting only of normal recurring adjustments necessary for a fair presentation of this data for those dates. The results of operations for the three months ended March 31, 2013 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2013. You should not assume the results of operations for any past periods indicate results for any future period. You should read this information in conjunction with Sterling's consolidated financial statements and related notes thereto included in Sterling's Annual Report on Form 10-K for the year ended December 31, 2012, and in Sterling's Quarterly Report on Form 10-Q for the three months ended March 31, 2013, which are incorporated by reference into this joint proxy statement/prospectus. See "Where You Can Find More Information."

	As of and for the three months ended March 31, (unaudited)		As of and for the year ended December 31,(1)
(Dollars in thousands except per share data)	2013	2012	2012	2011	2010	2009	2008
SUMMARY OF OPERATIONS
Total interest income	$26,701	$25,220	$104,895	$99,665	$100,252	$107,261	$119,092
Total interest expense	2,593	2,813	10,981	12,987	15,583	19,295	33,388
Net interest income	24,108	22,407	93,914	86,678	84,669	87,966	85,704
Provision for loan losses	2,000	3,000	10,250	12,000	28,500	27,900	8,325
Net securities gains	132	879	1,813	2,491	3,928	5,561	0
Other-than-temporary losses	0	0	0	0	0	0	(1,684)
Noninterest income, excluding net securities gains and other-than-temporary losses	10,543	9,407	38,960	38,407	39,899	36,407	33,361
Noninterest expenses	24,839	23,044	95,884	93,784	90,812	87,704	83,874
Income before taxes	7,944	6,649	28,553	21,792	9,184	14,330	25,182
Provision for income taxes	2,700	2,047	8,537	4,196	2,158	4,908	9,176
Net income	5,244	4,602	20,016	17,596	7,026	9,422	16,006
Dividends on preferred shares and accretion	0	0	0	2,074	2,589	2,773	102
Net income available to common shareholders	5,244	4,602	20,016	15,522	4,437	6,649	15,904
Net income available to common shareholders
Per average common share—basic	0.17	0.15	0.65	0.51	0.18	0.37	0.89
Per average common share—diluted	0.17	0.15	0.65	0.51	0.18	0.37	0.88
Dividends per common share	0.09	0.09	0.36	0.36	0.36	0.56	0.76
BALANCE SHEETS
Interest-bearing deposits with other banks	165,988	26,938	112,886	126,448	40,503	36,958	13,949
Investment securities	665,061	802,386	683,245	677,871	789,315	737,065	793,924
Loans held for sale	75,857	27,864	121,237	43,372	32,049	33,889	23,403
Loans held in portfolio, net of unearned discounts	1,680,389	1,452,675	1,649,753	1,473,309	1,314,234	1,195,415	1,184,585
Total assets	2,772,485	2,498,644	2,750,842	2,493,297	2,360,457	2,165,609	2,179,101

	As of and for the three months ended March 31, (unaudited)		As of and for the year ended December 31,(1)
(Dollars in thousands except per share data)	2013	2012	2012	2011	2010	2009	2008
Noninterest-bearing demand deposits	897,112	815,513	924,351	765,800	570,290	546,337	464,585
Savings, NOW and money market deposits	793,364	644,392	701,692	565,423	562,207	592,015	564,205
Time deposits	590,679	528,382	642,041	657,848	615,267	442,315	329,034
Short-term borrowings	54,812	76,492	48,295	65,798	60,894	131,854	363,404
Advances—FHLB/long-term borrowings	126,668	148,142	127,039	148,507	169,947	155,774	175,774
Shareholders' equity	231,992	225,324	228,090	220,821	222,742	161,950	160,480
AVERAGE BALANCE SHEETS
Interest-bearing deposits with other banks	90,981	77,072	58,836	93,561	31,960	36,804	5,727
Investment securities	728,907	764,266	755,399	850,997	768,184	719,485	744,169
Loans held for sale	106,865	36,701	49,358	27,954	35,354	41,225	23,286
Loans held in portfolio, net of unearned discounts	1,616,084	1,405,266	1,534,478	1,351,407	1,227,049	1,154,041	1,120,362
Total assets	2,733,412	2,460,106	2,576,815	2,508,184	2,244,569	2,114,221	2,066,628
Noninterest-bearing demand deposits	897,416	759,002	782,771	596,608	489,184	441,087	427,105
Savings, NOW and money market deposits	759,560	621,527	653,292	596,007	564,061	562,780	522,807
Time deposits	594,883	588,641	645,745	729,053	559,203	375,742	451,031
Short-term borrowings	49,305	61,826	66,874	77,143	112,207	271,075	279,840
Advances—FHLB/long-term borrowings	126,793	148,266	139,067	155,332	158,351	174,981	163,479
Shareholders' equity	229,246	221,684	227,619	224,820	213,153	158,225	119,791
RATIOS
Return on average total assets	0.78%	0.75%	0.78%	0.70%	0.31%	0.45%	0.77%
Return on average shareholders' equity	9.28	8.35	8.79	7.83	3.30	5.95	13.36
Dividend payout ratio	53.10	60.45	55.62	63.21	126.29	107.52	85.43
Average shareholders' equity to average total assets	8.39	9.01	8.83	8.96	9.50	7.48	5.80
Net interest margin (tax-equivalent basis)	4.02	4.07	4.17	4.01	4.40	4.70	4.65
Loans/assets(2)	63.35	59.25	64.38	60.83	57.03	56.77	55.44
Net charge-offs/loans(3)	0.38	0.79	0.47	0.69	2.25	1.95	0.54
Nonperforming loans/loans(2)	0.30	0.43	0.33	0.42	0.49	1.46	0.61
Allowance/loans(3)	1.34	1.38	1.35	1.36	1.39	1.66	1.35
Allowance/nonaccrual loans	430.76	313.55	377.36	315.02	274.50	110.54	218.00

(1)
Certain reclassifications have been made to prior years' financial data to conform to current financial statement presentations.

(2)
In this calculation, the term "loans" means loans held for sale and loans held in portfolio.

(3)
In this calculation, the term "loans" means loans held in portfolio.

 ADJUSTED UNAUDITED STERLING INFORMATION
(TO ACCOUNT FOR DIFFERING FISCAL YEAR ENDS)

        Provident's fiscal year end is September 30 and Sterling's is December 31. In order to provide holders with comparable information, for purposes of the unaudited pro forma information, we have computed certain financial information for Sterling as if Sterling's year end was September 30. This information is unaudited and derived from Sterling's audited financial statements as of December 31, 2012 and its unaudited financial statements as of September 30, 2011, September 30, 2012 and March 31, 2013. Management of Provident and Sterling believe this presentation provides holders with better information given the presentation of comparable results for equal six month periods.

Unaudited Pro Forma Income Statement of Sterling for the Six Months Ended March 31, 2013

        The table below contains the pro forma income statement of Sterling for the six months ended March 31, 2013. This information was derived as follows:

  1.
  For each line item, the information for the nine months ended September 30, 2012 (from Sterling's Quarterly Report on Form 10-Q for the nine months ended September 30, 2012) was subtracted from the information for the twelve months ended December 31, 2012 (from Sterling's Annual Report on Form 10-K for the year ended December 31, 2012). This produces the information for the three months ended December 31, 2012.

  2.
  The information for the three months ended December 31, 2012 was then added to the information for the three months ended March 31, 2013 (from Sterling's Quarterly Report on Form 10-Q for the three months ended March 31, 2013) to derive information for the six months ended March 31, 2013.

	Sterling Bancorp Pro forma income statement for the six months ended March 31, 2013
	Twelve months ended	Nine months ended	Three months ended	Three months ended	Six months ended
(Dollars in thousands except per share amounts)	December 31, 2012(1)	September 30, 2012(2)	December 31, 2012(3)	March 31, 2013(4)	March 31, 2013(5)
Interest income
Loans	$83,982	$61,224	$22,758	$22,242	$45,000
Investment securities	20,368	15,810	4,558	4,341	8,899
Other earning assets	545	379	166	118	284

Total interest income	104,895	77,413	27,482	26,701	54,183

Interest expense
Deposits	6,737	5,059	1,678	1,636	3,314
Borrowings	4,244	3,253	991	957	1,948

Total interest expense	10,981	8,312	2,669	2,593	5,262

Net interest income	93,914	69,101	24,813	24,108	48,921
Provision for loan losses	10,250	7,750	2,500	2,000	4,500

Net interest income after provision	83,664	61,351	22,313	22,108	44,421

Noninterest income
Accounts receivable management	19,131	15,184	3,947	3,475	7,422
Mortgage banking	10,275	7,298	2,977	4,399	7,376
Service Charges	5,301	4,472	829	1,295	2,124
Securities gains, net	1,813	1,490	323	132	455
Other	4,253	3,192	1,061	1,374	2,435

Total noninterest income	40,773	31,636	9,137	10,675	19,812

	Sterling Bancorp Pro forma income statement for the six months ended March 31, 2013
	Twelve months ended	Nine months ended	Three months ended	Three months ended	Six months ended
(Dollars in thousands except per share amounts)	December 31, 2012(1)	September 30, 2012(2)	December 31, 2012(3)	March 31, 2013(4)	March 31, 2013(5)
Noninterest expense
Salaries	60,432	44,834	15,598	16,114	31,712
Occupancy and equipment	13,689	10,045	3,644	3,439	7,083
Deposit insurance	2,229	1,668	561	586	1,147
Professional fees	4,841	3,494	1,347	1,186	2,533
Other	14,693	11,474	3,219	3,514	6,733

Total noninterest expenses	95,884	71,515	24,369	24,839	49,208

Income before income taxes	28,553	21,472	7,081	7,944	15,025
Provision for income taxes	8,537	6,656	1,881	2,700	4,581

Net income	$20,016	$14,816	$5,200	$5,244	$10,444

Weighted average shares—basic	30,828,293	30,818,531	30,857,367	30,861,286	30,859,305
Weighted average shares—diluted	30,828,293	30,818,531	30,857,367	30,861,286	30,859,305
Earnings—basic	$0.65	$0.48	$0.17	$0.17	$0.34
Earnings—diluted	$0.65	$0.48	$0.17	$0.17	$0.34
Dividends declared	$0.36	$0.27	$0.09	$0.09	$0.18

(1)
From audited financial statements included in Annual Report on Form 10-K.

(2)
From unaudited financial statements included in Quarterly Report on Form 10-Q for September 30, 2012.

(3)
Represents the arithmetic difference between columns (1) and (2) with the exception of share and per share data.

(4)
From unaudited financial statements included in Quarterly Report on Form 10-Q for March 31, 2013.

(5)
Equals column (3) plus (4) with the exception of share and per share data.

Unaudited Pro Forma Income Statement of Sterling for the Twelve Months Ended September 30, 2012

        The table below contains the pro forma income statement of Sterling for the twelve months ended September 30, 2012. This information was derived as follows:

  1.
  For each line item, the information for the nine months ended September 30, 2011 (from Sterling's Quarterly Report on Form 10-Q for the nine months ended September 30, 2011) was subtracted from the information for the twelve months ended December 31, 2011 (from Sterling's Annual Report on Form 10-K for the year ended December 31, 2011). This produces the information for the three months ended December 31, 2011.

  2.
  The information for the three months ended December 31, 2011 was then added to the information for the nine months ended September 30, 2012 (from Sterling's Quarterly Report on Form 10-Q for the nine months ended September 30, 2012) to derive information for the twelve months ended September 30, 2012.

	Sterling Bancorp Pro forma income statement for the twelve months ended September 30, 2012
	Twelve months ended	Nine months ended	Three months ended	Nine months ended	Twelve months ended
(Dollars in thousands except per share amounts)	December 31, 2011(1)	September 30, 2011(2)	December 31, 2011(3)	September 30, 2012(4)	September 30, 2012(5)
Interest income
Loans	$75,251	$55,006	$20,245	$61,224	$81,469
Investment securities	23,816	18,350	5,466	15,810	21,276
Other earning assets	598	333	265	379	644

Total interest income	99,665	73,689	25,976	77,413	103,389

Interest expense
Deposits	8,438	6,364	2,074	5,059	7,133
Borrowings	4,549	3,461	1,088	3,253	4,341

Total interest expense	12,987	9,825	3,162	8,312	11,474

Net interest income	86,678	63,864	22,814	69,101	91,915
Provision for loan losses	12,000	9,000	3,000	7,750	10,750

Net interest income after provision	74,678	54,864	19,814	61,351	81,165

Noninterest income
Accounts receivable management	22,371	16,811	5,560	15,184	20,744
Mortgage banking	6,315	5,268	1,047	7,298	8,345
Service Charges	5,093	4,248	845	4,472	5,317
Securities gains, net	2,491	2,234	257	1,490	1,747
Other	4,628	3,562	1,066	3,192	4,258

Total noninterest income	40,898	32,123	8,775	31,636	40,411

Noninterest expense
Salaries	57,646	43,158	14,488	44,834	59,322
Occupancy and equipment	13,248	9,857	3,391	10,045	13,436
Deposit insurance	2,747	2,204	543	1,668	2,211
Professional fees	5,219	3,448	1,771	3,494	5,265
Other	14,924	11,002	3,922	11,474	15,396

Total noninterest expenses	93,784	69,669	24,115	71,515	95,630

Income before income taxes	21,792	17,318	4,474	21,472	25,946
Provision for income taxes	4,196	5,060	(864)	6,656	5,792

Net income	17,596	12,258	5,338	14,816	20,154
Dividends on preferred shares and accretion	2,074	2,074	—	—	—

Net income available to common shareholders	$15,522	$10,184	$5,338	$14,816	$20,154

	Sterling Bancorp Pro forma income statement for the twelve months ended September 30, 2012
	Twelve months ended	Nine months ended	Three months ended	Nine months ended	Twelve months ended
(Dollars in thousands except per share amounts)	December 31, 2011(1)	September 30, 2011(2)	December 31, 2011(3)	September 30, 2012(4)	September 30, 2012(5)
Per common share
Weighted average shares—basic	30,038,047	29,375,816	30,789,539	30,818,531	30,811,223
Weighted average shares—diluted	30,038,047	29,375,816	30,789,539	30,818,531	30,811,223
Earnings—basic	$0.51	$0.35	$0.17	$0.48	$0.65
Earnings—diluted	$0.51	$0.35	$0.17	$0.48	$0.65
Dividends declared	$0.36	$0.27	$0.09	$0.27	$0.36

(1)
From audited financial statements included in Annual Report on Form 10-K for 2012.

(2)
From unaudited financial statements included in Quarterly Report on Form 10-Q for September 30, 2011.

(3)
Represents the arithmetic difference between columns (1) and (2) with the exception of share and per share data.

(4)
From unaudited financial statements included in Quarterly Report on Form 10-Q for September 30, 2012.

(5)
Equals column (3) plus (4) with the exception of share and per share data.

 SELECTED UNAUDITED PRO FORMA FINANCIAL DATA

        The following table shows selected unaudited pro forma condensed combined financial information about the financial condition and results of operations of Provident giving effect to the merger with Sterling and the Senior Notes Offering that is discussed in Notes to Unaudited Pro Forma Condensed Combined Financial Information Note 5—Pro Forma Senior Notes Offering Adjustments. The selected unaudited pro forma condensed combined financial information assumes that the merger is accounted for under the acquisition method of accounting with Provident treated as the acquirer. Under the acquisition method of accounting, the assets and liabilities of Sterling, as of the effective date of the merger, will be recorded by Provident at their respective estimated fair values and the excess of the merger consideration over the fair value of Sterling's net assets will be allocated to goodwill.

        The table sets forth the information as if the merger had become effective and the Senior Notes Offering had been consummated on March 31, 2013, with respect to financial condition data, and on October 1, 2011, with respect to the results of operations data. The selected unaudited pro forma condensed combined financial data has been derived from and should be read in conjunction with the unaudited pro forma condensed combined financial information, including the notes thereto, which is included in this joint proxy statement/prospectus under "Unaudited Pro Forma Condensed Combined Financial Statements".

        The selected unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not necessarily indicate the financial results of the combined companies had the companies actually been combined at the beginning of the period presented. The selected unaudited pro forma condensed combined financial information also does not consider any potential impacts of current market conditions on revenues, potential revenue enhancements, anticipated cost savings and expense efficiencies, or asset dispositions, among other factors. Further, as explained in more detail in the notes accompanying the more detailed unaudited pro forma condensed combined financial information included under "Unaudited Pro Forma Condensed Combined Financial Information," the pro forma allocation of purchase price reflected in the selected unaudited pro forma condensed combined financial information is subject to adjustment and may vary from the actual purchase price allocation that will be recorded at the time the merger is completed. Additionally, the adjustments made in the unaudited pro forma condensed financial information, which are described in those notes, are preliminary and may be revised.

Selected Unaudited Pro Forma Financial Data

(Dollars in thousands, except per share amounts)	For the six months ended March 31, 2013	For the year ended September 30, 2012
Pro Forma Condensed Consolidated Income Statement Information:
Net interest income	$98,832	$177,565
Provision for loan losses	10,050	21,362
Income before income taxes	26,064	37,284
Net income	19,326	31,217

As of March 31, 2013
Pro Forma Condensed Consolidated Balance Sheet Information:
Loans, net	$3,838,200
Total Assets	6,666,939
Deposits	5,082,393
Borrowings	589,865
Stockholders' equity	839,021

	For the six months ended March 31, 2013	For the year ended September 30, 2012
Per Common Share:
Earnings—basic	$0.23	$0.40
Earnings—diluted	0.23	0.40
Cash dividends declared per common share	0.12	0.24

 UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

        The following unaudited pro forma condensed combined financial information and explanatory notes show the impact on the historical financial positions and results of operations of Provident and Sterling and have been prepared to illustrate the effects of the merger involving Provident and Sterling under the acquisition method of accounting with Provident treated as the acquirer. Under the acquisition method of accounting, the assets and liabilities of Sterling, as of the effective date of the merger, will be recorded by Provident at their respective fair values and the excess of the merger consideration over the fair value of Sterling's net assets will be allocated to goodwill. The unaudited pro forma condensed combined balance sheet as of March 31, 2013 is presented as if the merger with Sterling had occurred on March 31, 2013. The unaudited pro forma condensed combined income statements for the fiscal year ended September 30, 2012 and the six months ended March 31, 2013 are presented as if the merger had occurred on October 1, 2011. The historical consolidated financial information has been adjusted to reflect factually supportable items that are directly attributable to the merger and, with respect to the income statements only, expected to have a continuing impact on consolidated results of operations.

        The unaudited pro forma condensed combined financial statements also reflect the effects of the Senior Notes Offering transaction that is described in Note 5—Pro Forma Senior Notes Offering Adjustments. The offering is closely related to the merger as the primary use of proceeds is to fund a capital injection into Provident Bank to support the activities and planned growth of the Bank on a standalone basis and combined basis once the merger with Sterling is completed. This offering is expected to have a continuing impact on consolidated results of operations due to ongoing interest expense.

        The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not necessarily indicate the financial results of the combined companies had the companies actually been combined at the beginning of the period presented. The adjustments included in these unaudited pro forma condensed combined financial statements are preliminary and may be revised. The unaudited pro forma condensed combined financial information also does not consider any potential impacts of potential revenue enhancements, anticipated cost savings and expense efficiencies, or asset dispositions, among other factors.

        As explained in more detail in the accompanying notes to the unaudited pro forma condensed combined financial information, the pro forma allocation of purchase price reflected in the unaudited pro forma condensed combined financial information is subject to adjustment and may vary from the actual purchase price allocation that will be recorded at the time the merger is completed. Adjustments may include, but not be limited to, changes in (i) Sterling's balance sheet through the effective time of the merger; (ii) the aggregate value of merger consideration paid if the price of Provident's stock varies from the assumed $8.81 per share; (iii) total merger related expenses if consummation and/or implementation costs vary from currently estimated amounts; and (iv) the underlying values of assets and liabilities if market conditions differ from current assumptions.

        The unaudited pro forma condensed combined financial information is provided for informational purposes only. The unaudited pro forma condensed combined financial information is not necessarily, and should not be assumed to be, an indication of the results that would have been achieved had the transaction been completed as of the dates indicated or that may be achieved in the future. The preparation of the unaudited pro forma condensed combined financial information and related adjustments required management to make certain assumptions and estimates. The unaudited pro forma condensed combined financial statements should be read together with:

  •
  The accompanying notes to the unaudited pro forma condensed combined financial information;

  •
  Provident's separate audited historical consolidated financial statements and accompanying notes as of and for the year ended September 30, 2012, included in Provident's Annual Report on Form 10-K for the year ended September 30, 2012;

  •
  Sterling's separate audited historical consolidated financial statements and accompanying notes as of and for the year ended December 31, 2012 included in Sterling's Annual Report on Form 10-K for the year ended December 31, 2012;

  •
  Provident's separate unaudited historical consolidated financial statements and accompanying notes as of and for the three and six months ended March 31, 2013 included in Provident's Quarterly Report on Form 10-Q for the quarter ended March 31, 2013;

  •
  Sterling's separate unaudited historical consolidated financial statements and accompanying notes as of and for the three months ended March 31, 2013 included in Sterling's Quarterly Report on Form 10-Q for the quarter ended March 31, 2013;

  •
  Sterling's unaudited pro forma income statement for the twelve months ended September 30, 2012 included elsewhere in this joint proxy statement/prospectus;

  •
  Sterling's unaudited pro forma income statement for the six months ended March 31, 2013 included elsewhere in this joint proxy statement/ prospectus; and

  •
  Other information pertaining to Provident and Sterling contained in or incorporated by reference into this joint proxy statement/prospectus. See "Selected Consolidated Historical Financial Data of Provident" and "Selected Consolidated Historical Financial Data of Sterling" included elsewhere in this joint proxy statement/prospectus.

 Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 2013

(Dollars in thousands)	Provident Historical	Sterling Historical	Pro Forma Merger Adjustments	Notes	Pro Forma Combined	Senior Notes Offering Adjustments	Notes	Pro Forma Combined with Senior Notes Offering
Assets
Cash and cash equivalents	$73,396	$201,981			$275,377	$74,226	A	$349,603
Investment securities	1,129,213	665,061	13,902	B	1,808,176			1,808,176
Federal Home Loan Bank stock, at cost	20,251	7,456	—		27,707			27,707
Loans held for sale	1,040	75,857	—		76,897			76,897
Loans, net of unearned income	2,204,555	1,680,389	(19,200)	C	3,865,744			3,865,744
Less: allowance for loan and lease losses	(27,544)	(22,520)	22,520	D	(27,544)			(27,544)

Total loans, net	2,177,011	1,657,869	(10,480)		3,838,200			3,838,200
Cash surrender value of life insurance	59,916	54,945	—		114,861			114,861
Properties and equipment, net	37,617	21,998	2,000	E	61,615			61,615
Accrued interest receivable	11,819	7,198	—		19,017			19,017
Goodwill	163,117	22,901	88,946	F	274,964			274,964
Core deposit intangible, net	6,538	—	20,440	G	26,978			26,978
Deferred tax asset	3,018	28,057	(15,581)	H	15,494			15,494
Foreclosed property	5,486	1,917	—		7,403			7,403
Other Assets	22,018	27,245	(3,239)	I	46,024			46,024

Total Assets	$3,710,440	$2,772,485	$109,788		$6,592,713	$74,226		$6,666,939

Liabilities
Deposits	$2,799,658	$2,281,155	$1,580	J	$5,082,393			$5,082,393
Securities sold under agreement to repurchase	—	33,817	—		33,817			33,817
FHLB Advances	347,450	100,894	—		448,344			448,344
Other Borrowings	20,526	20,995	—		41,521			41,521
Long-term debt	—	—			—	$100,000	K	100,000
Long-term subordinated debentures	—	25,774			25,774	(25,774)	L	—
Mortgage Escrow	17,582	—	—		17,582			17,582
Other Liabilities	30,513	77,858	(4,110)	M	104,261			104,261

Total Liabilities	3,215,729	2,540,493	(2,530)		5,753,692	74,226		5,827,918
Stockholders' equity
Common stock	403,527	306,915	37,395	N	747,837			747,837
Unallocated stock held by ESOP	(5,389)	—	—		(5,389)			(5,389)
Treasury stock, at cost	(88,517)	(86,655)	86,655	O	(88,517)			(88,517)
Retained earnings	184,171	26,866	(26,866)	P	184,171			184,171
Accumulated other comprehensive income	919	(15,134)	15,134	Q	919			919

Total stockholders' equity	494,711	231,992	112,318		839,021			839,021

Total liabilities and stockholders' equity	$3,710,440	$2,772,485	$109,788		$6,592,713	$74,226		$6,666,939

 Unaudited Pro Forma Condensed Combined Statement of Income for the Six Months Ended
March 31, 2013

(in thousands except per share amounts)	Provident Historical	Sterling Historical	Pro Forma Merger Adjustments	Notes	Pro Forma Combined	Senior Notes Offering Adjustments	Notes	Pro Forma Combined with Senior Notes Offering
Interest income
Loans	$53,449	$45,000	$(2,918)	R	$95,531			$95,531
Investment securities	11,519	8,899	(1,638)	S	18,780			18,780
Other earning assets	597	284	—		881			881

Total interest income	65,565	54,183	(4,556)		115,192	—		115,192

Interest expense
Deposits	3,721	3,314	(395)	T	6,640			6,640
Borrowings	6,102	1,948			8,050	$1,670	U	9,720

Total interest expense	9,823	5,262	(395)		14,690	1,670		16,360

Net interest income	55,742	48,921	(4,161)		100,502	(1,670)		98,832
Provision for loan losses	5,550	4,500	—		10,050			10,050

Net interest income after provision	50,192	44,421	(4,161)		90,452	(1,670)		88,782

Noninterest income
Accounts receivable management	—	7,422	—		7,422			7,422
Mortgage banking	—	7,376	—		7,376			7,376
Service charges	5,514	2,124	—		7,638			7,638
Securities gains, net	3,645	455	—		4,100			4,100
Other	5,352	2,435	—		7,787			7,787

Total noninterest income	14,511	19,812	—		34,323	—		34,323

Noninterest expense
Salaries	25,283	31,712	—		56,995			56,995
Occupancy and equipment	7,764	7,083	26	V	14,873			14,873
Deposit insurance	1,471	1,147	—		2,618			2,618
Professional fees	2,127	2,533	—		4,660			4,660
Other	9,240	6,733	1,922	W	17,895			17,895

Total noninterest expenses	45,885	49,208	1,948		97,041	—		97,041

Income (loss) before income taxes	18,818	15,025	(6,109)		27,734	(1,670)		26,064
Provision (benefit) for income taxes	5,269	4,581	(2,444)	X	7,406	(668)	Y	6,738

Net income (loss)	$13,549	$10,444	$(3,665)		$20,328	$(1,002)		$19,326

Per Common Share
Earnings basic	$0.31	$0.34			$0.25			$0.23
Earnings diluted	$0.31	$0.34			$0.25			$0.23
Dividends declared per common share	$0.12	$0.18			$0.12			$0.12
Weighted average common shares:
Basic	43,704,163	30,859,305			82,710,669			82,710,669
Diluted	43,790,915	30,859,305			82,789,331			82,789,331

 Unaudited Pro Forma Condensed Combined Statement of Income for the Year Ended
September 30, 2012

(in thousands except per share amounts)	Provident Historical	Sterling Historical	Pro Forma Merger Adjustments	Notes	Pro Forma Combined	Senior Notes Offering Adjustments	Notes	Pro Forma Combined with Senior Notes Offering
Interest Income
Loans	$91,010	$81,469	$(5,147)	R	$167,332			$167,332
Investment securities	23,035	21,276	(3,116)	S	41,195			41,195
Other earning assets	992	644	—		1,636			1,636

Total interest income	115,037	103,389	(8,263)		210,163	—		210,163

Interest expense
Deposits	5,581	7,133	(790)	T	11,924			11,924
Borrowings	12,992	4,341			17,333	$3,341	U	20,674

Total interest expense	18,573	11,474	(790)		29,257	3,341		32,598

Net interest income	96,464	91,915	(7,473)		180,906	(3,341)		177,565
Provision for loan losses	10,612	10,750	—		21,362			21,362

Net interest income after provision	85,852	81,165	(7,473)		159,544	(3,341)		156,203

Noninterest income
Accounts receivable management	—	20,744	—		20,744			20,744
Mortgage banking	—	8,345	—		8,345			8,345
Service charges	11,377	5,317	—		16,694			16,694
Securities gains, net	10,452	1,747	—		12,199			12,199
Other	10,323	4,258	—		14,581			14,581

Total noninterest income	32,152	40,411	—		72,563	—		72,563

Noninterest expense
Salaries	47,225	59,322	—		106,547			106,547
Occupancy and equipment	14,457	13,436	51	V	27,944			27,944
Deposit insurance	—	2,211	—		2,211			2,211
Professional fees	3,096	5,265	—		8,361			8,361
Other	27,179	15,396	3,844	W	46,419			46,419

Total noninterest expenses	91,957	95,630	3,895		191,482	—		191,482

Income (loss) before income taxes	26,047	25,946	(11,368)		40,625	(3,341)		37,284
Provision (benefit) for income taxes	6,159	5,792	(4,547)	X	7,404	(1,337)	Y	6,067

Net income (loss)	$19,888	$20,154	$(6,820)		$33,222	$(2,005)		$31,217

Per Common Share
Earnings basic	$0.52	$0.65			$0.43			$0.40
Earnings diluted	$0.52	$0.65			$0.43			$0.40
Dividends declared per common share	$0.24	$0.36			$0.24			$0.24
Weighted average common shares:
Basic	38,227,653	30,811,223			77,126,823			77,126,823
Diluted	38,248,046	30,811,223			77,147,216			77,147,216

 Notes to Unaudited Pro Forma Condensed Combined Financial Information

Note 1—Basis of Presentation

        The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting giving effect to the merger involving Provident and Sterling, with Provident as the acquiror. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of the financial position had the merger been consummated at March 31, 2013 or the results of operations had the merger been consummated at October 1, 2011, nor is it necessarily indicative of the results of operations in future periods or the future financial position of the combined entities. The merger, which is currently expected to be completed in the fourth calendar quarter of 2013, provides for the issuance of 39,081,692 shares of Provident common based on the number of outstanding shares of Sterling at March 31, 2013, and the 1.2625 exchange ratio. Based on Provident's closing stock price on April 3, 2013, the value of the aggregate merger consideration would be approximately $344 million.

        Under the acquisition method of accounting, the assets and liabilities of Sterling will be recorded at the respective fair values on the merger date. The fair value on the merger date represents management's best estimates based on available information and facts and circumstances in existence on the merger date. The pro forma allocation of purchase price reflected in the unaudited pro forma condensed combined financial information is subject to adjustment and may vary from the actual purchase price allocation that will be recorded at the time the merger is completed. Adjustments may include, but not be limited to, changes in (i) Sterling's balance sheet through the effective time of the merger; (ii) the aggregate value of merger consideration paid if the price of Provident's stock varies from the assumed $8.81 per share; (iii) total merger related expenses if consummation and/or implementation costs vary from currently estimated amounts; and (iv) the underlying values of assets and liabilities if market conditions differ from current assumptions.

        The accounting policies of both Provident and Sterling are in the process of being reviewed in detail. Upon completion of such review, conforming adjustments or financial statement reclassification may be determined.

Note 2—Estimated Merger and Integration Costs

        In connection with the merger, the plan to integrate Provident's and Sterling's operations is still being developed. Over the next several months, the specific details of these plans will continue to be refined. Provident and Sterling are currently in the process of assessing the two companies' personnel, benefit plans, premises, equipment, computer systems, and service contracts to determine where they may take advantage of redundancies or where it will be beneficial or necessary to convert to one system. Certain decisions arising from these assessments may involve involuntary termination of Sterling's employees, vacating Sterling's leased premises, changing information systems, canceling contracts between Sterling and certain service providers and selling or otherwise disposing of certain premises, furniture and equipment owned by Sterling. Additionally, as part of our formulation of the integration plan, certain actions regarding existing Provident information systems, premises, equipment, benefit plans, supply chain methodologies, supplier contracts, and involuntary termination of personnel may be taken. Provident expects to incur merger-related expenses including system conversion costs, employee retention and severance agreements, communications to customers, and others. To the extent there are costs associated with these actions, the costs will be recorded based on the nature and timing of these integration actions. Most acquisition and restructuring costs are recognized separately from a business combination and generally will be expensed as incurred. We estimated the merger related costs to be approximately $33 million and expect they will be incurred primarily in fiscal year 2014, which are not reflected in the accompanying pro forma financial information.

 Note 3—Estimated Annual Cost Savings

        Provident and Sterling expect to realize approximately $34 million in annual pre-tax cost savings following the merger, which management expects to be phased-in over a two-year period, but there is no assurance that the anticipated cost savings will be realized on the anticipated time schedule or at all. These cost savings are not reflected in the presented pro forma financial information.

Note 4—Pro Forma Merger Adjustments

        The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined financial information. All taxable adjustments were calculated using a 40% tax rate to arrive at deferred tax asset or liability adjustments. All adjustments are based on current assumptions and valuations, which are subject to change.

Balance Sheet
(Dollars in thousands)

B. Adjustments to investment portfolio
To reflect mark up on the fair value of the held-to-maturity investment securities portfolio	$13,902
C. Adjustments to loans, net of unearned income
To reflect expected credit loss in Sterling's loan portfolio, estimated at 1.8% of loans outstanding. During Provident's due diligence on Sterling, Provident reviewed loan information across approximately 69% of Sterling's portfolio. Provident applied traditional examination methodologies to arrive at the expected credit loss	$(33,000)
To reflect interest rate mark up on the value of Sterling's loan portfolio	13,800

$(19,200)

D. Adjustment to allowance for loan losses
To remove Sterling's allowance at merger date as the credit risk is contemplated in the fair value adjustment in adjustment C above	$22,520
E. Adjustment to properties and equipment, net
To reflect estimated fair value of Sterling's properties at merger date, based on third-party estimates	$2,000
F. Adjustment to goodwill, net
To reflect elimination of Sterling's goodwill at merger date	$(22,901)
To reflect goodwill created as a result of the merger	111,847

$88,946

G. Adjustment to core deposit intangible, net
To record the estimated fair value of acquired identifiable intangible assets, calculated as 1.25% of Sterling's non-time deposits. The acquired core deposit intangible will be amortized over 10 years using the sum-of-the-years-digits method	$20,440

H. Adjustments to deferred tax asset
To reflect reduction in deferred tax asset as a result of the merger fair value adjustments
Adjustment to investment securities	$(13,902)
Adjustment to loans—expected lifetime credit losses	33,000
Adjustment to loans—interest rate mark	(13,800)
Adjustment to allowance for loan losses	(22,520)
Adjustment to properties and equipment, net	(2,000)
Adjustment to core deposit intangible, net	(20,440)
Adjustment to other assets	3,239
Adjustment to deposits	1,580
Adjustment to other liabilities	(4,110)

Subtotal for fair value adjustments	(38,953)

Calculated deferred taxes at Provident's estimated statutory rate of 40%	$(15,581)

I. Adjustment to other assets
To reflect elimination of Sterling's FHLB prepayment penalty	$(2,484)
To reflect adjustment to other assets	(755)

$(3,239)

J. Adjustment to deposits
To reflect fair value at merger date based on current market rates for similar products. This adjustment will be accreted into income over the estimated lives of the deposits	$1,580
M. Adjustments to other liabilities
To eliminate Sterling's deferred rent, income, and reserve for off-balance sheet items	$(4,110)
N. Adjustments to stockholders' equity
To eliminate historical Sterling common stock	$(306,915)
To reflect issuance of Provident common stock to Sterling shareholders	344,310

$37,395

O. Adjustment to treasury stock, at cost
To eliminate Sterling's treasury stock, at cost	$86,665
P. Adjustments to retained earnings
To eliminate Sterling's retained earnings	$(26,866)
Q. Adjustment to accumulated other comprehensive income
To eliminate Sterling's accumulated other comprehensive income	$15,134

 Income Statement
(Dollars in thousands)

	Six Months Ended March 31, 2013	Year Ended September 30, 2012
R. Adjustment to loan interest income
To reflect amortization of loan premium from interest rate fair value adjustment. Amortization based on estimated weighted average life of 4 years	$(2,918)	$(5,147)
S. Adjustment to investment securities interest income
To reflect amortization of investment securities premium from fair value adjustment. Amortization based on estimated weighted average life of 5 years	$(1,638)	$(3,116)
T. Adjustment to deposit interest expense
To reflect amortization of deposit premium resulting from deposit fair value adjustment. Amortization based on estimated life of two years	$(395)	$(790)
V. Adjustment to occupancy
To reflect additional depreciation expense resulting from premises and equipment fair value adjustment. Depreciation based on estimated useful life of 39 years	$26	$51
W. Adjustment to other non-interest expense
To reflect amortization of acquired identifiable intangible assets based on amortization period of 10 years and using the sum-of-the-years-digits method of amortization	$1,922	$3,844
X. Adjustment to income tax provision
To reflect the income tax effect of pro forma adjustments R-T and V-X at estimated statutory tax rate of 40%	$(2,444)	$(4,547)

Note 5—Pro Forma Senior Notes Offering Adjustments

        The following pro forma Senior Notes Offering adjustments have been reflected in a separate column in the unaudited pro forma condensed combined financial information. All taxable adjustments were calculated using a 40% tax rate. The pro forma Senior Notes Offering adjustments reflect Provident's $100 million Senior Notes Offering that was completed on July 2, 2013. This Senior Notes Offering is reflected as a pro forma adjustment as the primary use of proceeds is to fund a capital injection into Provident Bank to support the activities and planned growth of the Bank on a standalone basis and combined basis once the merger with Sterling is completed. As this Senior Notes Offering is completed, and as Provident will incur $5.5 million of annual interest expense, we believe this information is material to investors. Further, we also intend to use a portion of the proceeds of the Senior Notes Offering to redeem Sterling's subordinated debentures, which we believe will also be material to investors. All adjustments are based on current assumptions and valuations, which are subject to change. The Senior Notes Offering has been completed, and is not a matter that the stockholders of Provident will be asked to consider or vote upon at the Provident special meeting.

 Balance Sheet
(Dollars in thousands)

A. Adjustments to cash
To reflect issuance of debt	$100,000
To reflect redemption of long-term subordinated debentures	(25,774)

$74,226

K. Issuance of long-term debt
On July 2, 2013, Provident issued $100 million of Senior Notes due 2018. The Senior Notes were sold in a private placement to qualified institutional buyers pursuant to Rule 144A. Proceeds will be used to fund a capital contribution to Provident Bank, to redeem Sterling's subordinated debentures, and for general corporate purposes	$100,000
L. Adjustment to long-term subordinated debentures
To reflect redemption of long-term subordinated debentures	$(25,774)

Income Statement
(Dollars in thousands)

	Six Months Ended March 31, 2013	Year Ended September 30, 2012
U. Adjustment to borrowings interest expense
To reflect repayment of long-term subordinated debentures	$(1,080)	$(2,159)
To reflect issuance of long-term debt of $100,000 at an interest rate of 5.50%	2,750	5,500

	$1,670	$3,341

Y. Adjustment to income tax provision
To reflect the income tax effect of pro forma adjustment U at estimated statutory tax rate of 40%	$(668)	$(1,337)

Note 6—Preliminary Purchase Accounting Allocation

        The unaudited pro forma condensed combined financial information reflects the issuance of approximately 39,081,692 shares of Provident common stock totaling approximately $344.3 million. The merger will be accounted for using the acquisition method of accounting; accordingly Provident's cost to acquire Sterling will be allocated to the assets (including identifiable intangible assets) and liabilities of Sterling at their respective estimated fair values as of the merger date. Accordingly, the pro forma purchase price was preliminarily allocated to the assets acquired and the liabilities assumed based on their estimated fair values as summarized in the following table.

 Preliminary Purchase Accounting Allocation

(Dollars in thousands)	March 31, 2013
Total pro forma purchase price	$344,310
Fair value of assets acquired:
Cash and cash equivalents	$176,207
Investment securities	678,963
Federal Home Bank stock at cost	7,456
Loans held for sale	75,857
Loans, net of unearned income	1,661,189
Cash surrender value of life insurance	54,945
Premises and equipment, net	23,998
Foreclosed property	1,917
Goodwill	111,847
Core deposit intangible, net	20,440
Other assets	43,680

Total assets acquired	2,856,499
Fair value of liabilities assumed:
Deposits	$2,282,735
Securities sold under agreement to repurchase	33,817
FHLB advances	100,894
Other borrowings	20,995
Other liabilities	73,748

Total liabilities assumed	$2,512,189

Fair value of net assets acquired	$344,310

 COMPARATIVE PER SHARE DATA

(Unaudited)

        Presented below for Provident and Sterling is historical, unaudited pro forma combined and pro forma equivalent per share financial data as of and for the fiscal year ended September 30, 2012 and as of and for the six months ended March 31, 2013. The information presented below should be read together with the historical consolidated financial statements of Provident and Sterling, including the related notes, filed by Provident and Sterling, as applicable, with the SEC and incorporated by reference into this joint proxy statement/prospectus, and the unaudited pro forma income statements of Sterling for the six months ended March 31, 2013 and the twelve months ended September 30, 2012 included elsewhere in this joint proxy statement/prospectus. See "Where You Can Find More Information."

        The unaudited pro forma and pro forma per equivalent share information gives effect to the merger as if the merger had been effective on September 30, 2012 or March 31, 2013 in the case of the book value data, and as if the merger had been effective as of October 1, 2011 in the case of the earnings per share and the cash dividends data. The unaudited pro forma equivalent share information also gives effect to the Senior Notes Offering as if the Senior Notes Offering had been effective on October 1, 2011. The unaudited pro forma data combines the historical results of Sterling into Provident's consolidated statement of income. While certain adjustments were made for the estimated impact of fair value adjustments and other acquisition-related activity, they are not indicative of what could have occurred had the acquisition taken place on October 1, 2011.

        The unaudited pro forma adjustments are based upon available information and certain assumptions that Provident and Sterling management believe are reasonable. The unaudited pro forma data, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the impact of factors that may result as a consequence of the merger or consider any potential impacts of current market conditions or the merger on revenues, expense efficiencies, asset dispositions, among other factors, nor the impact of possible business model changes. As a result, unaudited pro forma data is presented for illustrative purposes only and does not represent an attempt to predict or suggest future results. Upon completion of the merger, the operating results of Sterling will be reflected in the consolidated financial statements of Provident on a prospective basis.

	Provident Historical	Sterling Historical	Pro Forma Combined	Per Equivalent Sterling Share(1)
For the year ended September 30, 2012:
Basic earnings per share(3)	$0.52	$0.65	$0.40	$0.51
Diluted earnings per share(3)	$0.52	$0.65	$0.40	$0.51
Cash dividends declared(2)	$0.24	$0.36	$0.24	$0.30
Book value per share as of September 30, 2012	$11.12	$7.54	$10.03	$12.66
For the six months ended March 31, 2013:
Basic earnings per share(3)	$0.31	$0.34	$0.23	$0.29
Diluted earnings per share(3)	$0.31	$0.34	$0.23	$0.29
Cash dividends declared(2)	$0.12	$0.18	$0.12	$0.15
Book value per share as of March 31, 2013	$11.15	$7.49	$10.06	$12.70

(1)
Reflects Sterling shares at the exchange ratio of 1.2625

(2)
Pro forma combined cash dividends declared are based upon Provident's historical amounts

(3)
Pro forma combined earnings per share data excludes the impact of anticipated cost savings (refer to Note 3) and potential revenue enhancements that may be realized through the merger

RISK FACTORS

        In addition to general investment risks and the other information contained in or incorporated by reference into this joint proxy statement/prospectus, including the matters addressed under the section "Cautionary Statement Regarding Forward-Looking Statements," you should carefully consider the following risk factors in deciding how to vote for the proposals presented in this joint proxy statement/prospectus. You should also consider the other information in this joint proxy statement/prospectus and the other documents incorporated by reference into this joint proxy statement/prospectus. See "Where You Can Find More Information."

Because the market price of Provident common stock will fluctuate, Sterling shareholders cannot be certain of the market value of the merger consideration they will receive.

        Upon completion of the merger, each share of Sterling common stock (except for specified shares of Sterling common stock held by Sterling or Provident) will be converted into 1.2625 shares of Provident common stock. The market value of the merger consideration will vary from the closing price of Provident common stock on the date Provident and Sterling announced the merger, on the date that this joint proxy statement/prospectus is mailed to Sterling shareholders, on the date of the annual meeting of the Sterling shareholders and on the date the merger is completed and thereafter. Any change in the market price of Provident common stock prior to the completion of the merger will affect the market value of the merger consideration that Sterling shareholders will receive upon completion of the merger, and there will be no adjustment to the merger consideration for changes in the market price of either shares of Provident common stock or shares of Sterling common stock. Stock price changes may result from a variety of factors that are beyond the control of Provident and Sterling, including, but not limited to, general market and economic conditions, changes in our respective businesses, operations and prospects and regulatory considerations. Therefore, at the time of the Sterling annual meeting you will not know the precise market value of the consideration you will receive at the effective time of the merger. You should obtain current market quotations for shares of Provident common stock and for shares of Sterling common stock.

The market price of Provident common stock after the merger may be affected by factors different from those affecting the shares of Sterling or Provident currently.

        Upon completion of the merger, holders of Sterling common stock will become holders of Provident common stock. Provident's business differs in important respects from that of Sterling, and, accordingly, the results of operations of the combined company and the market price of Provident common stock after the completion of the merger may be affected by factors different from those currently affecting the independent results of operations of each of Provident and Sterling. For a discussion of the businesses of Provident and Sterling and of some important factors to consider in connection with those businesses, see the documents incorporated by reference in this joint proxy statement/prospectus and referred to under "Where You Can Find More Information."

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or that could have an adverse effect on the combined company following the merger.

        Before the merger and the bank merger may be completed, Provident and Sterling must obtain approvals from the Federal Reserve Board and the Office of the Comptroller of the Currency. Other approvals, waivers or consents from regulators may also be required. In determining whether to grant these approvals the regulators consider a variety of factors, including the regulatory standing of each party and the factors described under "The Merger—Regulatory Approvals Required for the Completion of the Merger". An adverse development in either party's regulatory standing or these factors could result in an inability to obtain approval or delay their receipt. These regulators may impose conditions on the completion of the merger or the bank merger or require changes to the terms of the merger or the bank merger. Such conditions or changes could have the effect of delaying or preventing completion of the merger or the bank merger or imposing additional costs on or limiting the revenues of the combined company following the merger and the bank merger, any of which might have an adverse effect on the combined company following the merger. See "The Merger—Regulatory Approvals Required for the Merger." Regulatory approvals could also be impacted based on the status of any ongoing investigation of either party or its customers, including subpoenas to provide information or investigations, by a federal, state or local governmental agency. Provident has received a subpoena from the United States Attorney for the Southern District of New York requesting information in respect of an investigation of certain of Provident's communications and transactions with state and local government agencies. Provident has complied with this subpoena and is fully cooperating in this matter, and has been informed that there is no continuing investigation relating to Provident.

Combining the two companies may be more difficult, costly or time consuming than expected and the anticipated benefits and cost savings of the merger may not be realized.

        Provident and Sterling have operated and, until the completion of the merger, will continue to operate, independently. The success of the merger, including anticipated benefits and cost savings, will depend, in part, on Provident's ability to successfully combine and integrate the businesses of Provident and Sterling in a manner that permits growth opportunities and does not materially disrupt the existing customer relations nor result in decreased revenues due to loss of customers. It is possible that the integration process could result in the loss of key employees, the disruption of either company's ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the combined company's ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits and cost savings of the merger. The loss of key employees could adversely affect Provident's ability to successfully conduct its business, which could have an adverse effect on Provident's financial results and the value of its common stock. If Provident experiences difficulties with the integration process, the anticipated benefits of the merger may not be realized fully or at all, or may take longer to realize than expected. As with any merger of financial institutions, there also may be business disruptions that cause Provident and/or Sterling to lose customers or cause customers to remove their accounts from Provident and/or Sterling and move their business to competing financial institutions. Integration efforts between the two companies will also divert management attention and resources. These integration matters could have an adverse effect on each of Sterling and Provident during this transition period and for an undetermined period after completion of the merger on the combined company. In addition, the actual cost savings of the merger could be less than anticipated.

The unaudited pro forma condensed combined financial statements included in this document are preliminary and the actual financial condition and results of operations after the merger may differ materially.

        The unaudited pro forma condensed combined financial statements in this document are presented for illustrative purposes only and are not necessarily indicative of what Provident's actual financial condition or results of operations would have been had the merger been completed on the dates indicated. The unaudited pro forma condensed combined financial statements reflect adjustments, which are based upon preliminary estimates, to record the Sterling identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The purchase price allocation reflected in this document is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of Sterling as of the date of the completion of the merger. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this document. For more information, see "Unaudited Pro Forma Condensed Combined Financial Statements" beginning on page 34.

Provident's unaudited prospective financial information is based on various assumptions that may not prove to be correct.

        The unaudited prospective financial information set forth in the forecast included under "The Merger—Certain Unaudited Prospective Financial Information" beginning on page 103 is based on assumptions of, and information available to, Provident, at the time they were prepared and provided to Sterling's financial advisors. Provident does not know whether the assumptions they made will prove correct. Any or all of such information may turn out to be wrong. Such information can be adversely affected by inaccurate assumptions or by known or unknown risks and uncertainties, many of which are beyond Provident's control. Many factors mentioned in this joint proxy statement/prospectus, including the risks outlined in "Risk Factors" beginning on page 46 and the events and/or circumstances described under "Cautionary Statement Regarding Forward-Looking Statements" beginning on page 52 will be important in determining Provident's, Sterling's and/or the combined company's future results. As a result of these contingencies, actual future results may vary materially from Provident's estimates. In view of these uncertainties, the inclusion of certain Provident unaudited prospective financial information in this joint proxy statement/prospectus is not and should not be viewed as a representation that the forecasted results will be achieved.

        The unaudited prospective financial information presented herein was prepared solely for internal use and not prepared with a view toward public disclosure or toward compliance with published guidelines of any regulatory or professional body. Further, any forward-looking statement speaks only as of the date on which it is made. Provident reviews and updates its internal projections regularly and has revised its internal projections included in this joint proxy statement/prospectus since the time they were prepared based on, among other things, actual experience and business developments. However, neither Provident nor any other party undertakes any obligation to update the unaudited prospective financial information herein to reflect events or circumstances after the date such unaudited prospective financial information was prepared or to reflect the occurrence of anticipated or unanticipated events or circumstances.

        The unaudited prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information. This information is not fact and should not be relied upon as being necessarily indicative of future results. Neither Provident's independent auditors nor any other independent accountants have compiled, examined, or performed any procedures with respect to the unaudited prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability.

Certain of Provident's directors and executive officers have interests in the merger that may differ from the interests of Provident's stockholders.

        Provident stockholders should be aware that some of Provident's executive officers (one of whom is a director) have interests in the merger and have arrangements that are different from, or in addition to, those of Provident stockholders generally. Provident's board of directors was aware of these interests and considered these interests, among other matters, when making its decision to approve the merger agreement, and in recommending that Provident stockholders vote in favor of adopting the merger agreement.

        These interests include the following:

  •
  Provident has entered into an amendment to the employment agreement with Jack Kopnisky, which will be effective upon and subject to the occurrence of the effective time of the merger.

  •
  Provident has entered into a retention award letter with Daniel Rothstein, which will entitle him to certain payments upon the completion of the merger, subject to his continued employment with Provident through such completion.

        For a more complete description of these interests, see "The Merger—Interests of Provident's Directors and Executive Officers in the Merger".

Certain of Sterling's directors and executive officers have interests in the merger that may differ from the interests of Sterling's shareholders.

        Sterling's shareholders should be aware that some of Sterling's directors and executive officers have interests in the merger and have arrangements that are different from, or in addition to, those of Sterling's shareholders generally. These interests and arrangements may create potential conflicts of interest. Sterling's board of directors was aware of these interests and considered these interests, among other matters, when making its decision to approve the merger agreement, and in recommending that Sterling's shareholders vote in favor of adopting the merger agreement.

        These interests include the following:

  •
  The terms of the restricted stock and stock option awards held by Sterling directors and officers provide for accelerated vesting of the awards upon a change in control such as the merger.

  •
  Sterling previously entered into an employment agreement, change of control severance agreement or a change of control severance and retention agreement with several of its officers, which entitle each of them to certain payments and benefits upon a termination in connection with a change in control such as the merger. In connection with the merger, Messrs. Cappelli, Millman, Tietjen and Applebaum entered into agreements with Provident that, upon the closing of the merger, will supersede the Sterling agreements and provide certain retention and/or severance benefits to such individuals.

  •
  Six current Sterling directors, including Messrs. Cappelli and Millman, will serve on the board of the combined company.

        For a more complete description of these interests, see "The Merger—Interests of Sterling's Directors and Executive Officers in the Merger".

Termination of the merger agreement could negatively impact Sterling or Provident.

        If the merger agreement is terminated, there may be various consequences. For example, Sterling's or Provident's businesses may have been impacted adversely by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger. Additionally, if the merger agreement is terminated, the market price of Sterling's or Provident's common stock could decline to the extent that the current market prices reflect a market assumption that the merger will be completed. If the merger agreement is terminated under certain circumstances, Sterling or Provident may be required to pay to the other party a termination fee of $13.25 million (or a portion thereof).

Sterling and Provident will be subject to business uncertainties and contractual restrictions while the merger is pending.

        Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Sterling or Provident. These uncertainties may impair Sterling's or Provident's ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers and others that deal with Sterling or Provident to seek to change existing business relationships with Sterling or Provident. Retention of certain employees by Sterling or Provident may be challenging while the merger is pending, as certain employees may experience uncertainty about their future roles with Sterling or Provident. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with Sterling or Provident, Sterling's business or Provident's business could be harmed. In addition, subject to certain exceptions, each of Sterling and Provident has agreed to operate its business in the ordinary course prior to closing. See "The Merger Agreement—Covenants and Agreements" for a description of the restrictive covenants applicable to Sterling and Provident.

If the merger is not completed, Provident and Sterling will have incurred substantial expenses without realizing the expected benefits of the merger.

        Each of Provident and Sterling has incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement, as well as the costs and expenses of filing, printing and mailing this joint proxy statement/prospectus and all filing and other fees paid to the SEC in connection with the merger. If the merger is not completed, Provident and Sterling would have to recognize these expenses without realizing the expected benefits of the merger.

The merger agreement limits Provident's and Sterling's ability to pursue acquisition proposals and requires each company to pay a termination fee of $13.25 million under limited circumstances, including circumstances relating to acquisition proposals. Additionally, certain provisions of Provident's and Sterling's articles of incorporation and bylaws may deter potential acquirers.

        The merger agreement prohibits Provident and Sterling from initiating, soliciting, knowingly encouraging or knowingly facilitating certain third-party acquisition proposals. See "The Merger Agreement—Agreement Not to Solicit Other Offers". The merger agreement also provides that Provident or Sterling must pay a termination fee in the amount of $13.25 million (or a portion thereof) in the event that the merger agreement is terminated under certain circumstances, including involving such party's failure to abide by certain obligations not to solicit acquisition proposals. See "The Merger Agreement—Termination Fee". These provisions might discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of Sterling or Provident from considering or proposing such an acquisition. Additionally, Provident has a classified board of directors and under Provident's certificate of incorporation, certain business combinations involving interested stockholders require the approval of a supermajority of stockholders unless they are approved by two-thirds of the disinterested directors on the Provident board or certain other requirements are met, and Provident's certificate of incorporation generally prohibits holders of shares that are beneficially owned by a person who beneficially owns more than 10% of the outstanding shares of Provident common stock from voting shares in excess of such 10% limit. See "Comparison of Stockholders' Rights—Anti-Takeover Provisions and Other Stockholder Protections". These provisions and other provisions of Sterling's or Provident's certificate of incorporation or bylaws or of the Delaware General Corporation Law (which we refer to as the "DGCL") or NYBCL could make it more difficult for a third-party to acquire control of Sterling or Provident or may discourage a potential competing acquirer.

The shares of Provident common stock to be received by Sterling shareholders as a result of the merger will have different rights from the shares of Sterling common stock.

        Upon completion of the merger, Sterling shareholders will become Provident stockholders and their rights as stockholders will be governed by the DGCL and the Provident certificate of incorporation and bylaws. The rights associated with Sterling common stock are different from the rights associated with Provident common stock. Please see "Comparison of Stockholders' Rights" beginning on page 153 for a discussion of the different rights associated with Provident common stock.

Holders of Sterling and Provident common stock will have a reduced ownership and voting interest after the merger and will exercise less influence over management.

        Holders of Sterling and Provident common stock currently have the right to vote in the election of the board of directors and on other matters affecting Sterling and Provident, respectively. Upon the completion of the merger, each Sterling shareholder who receives shares of Provident common stock will become a stockholder of Provident with a percentage ownership of Provident that is smaller than the stockholder's percentage ownership of Sterling. It is currently expected that the former shareholders of Sterling as a group will receive shares in the merger constituting approximately 47% of the outstanding shares of Provident common stock immediately after the merger. As a result, current stockholders of Provident as a group will own approximately 53% of the outstanding shares of Provident common stock immediately after the merger. Because of this, Sterling shareholders may have less influence on the management and policies of Provident than they now have on the management and policies of Sterling and current Provident stockholders may have less influence than they now have on the management and policies of Provident.

Sterling shareholders are not expected to have dissenters' or appraisal rights in the merger.

        Dissenters' rights are statutory rights that, if applicable under law, enable shareholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction. Under the NYBCL, a shareholder may not dissent from a merger as to shares that are listed on a national securities exchange at the record date fixed to determine the shareholders entitled to receive notice of the meeting of shareholders to vote upon the agreement of merger or consolidation.

        Because Sterling common stock is listed on the New York Stock Exchange, a national securities exchange, and is expected to continue to be so listed on the record date, and because the merger otherwise satisfies the foregoing requirements, holders of Sterling common stock will not be entitled to dissenters' or appraisal rights in the merger with respect to their shares of Sterling common stock.

Pending litigation against Sterling and Provident could result in an injunction preventing the completion of the merger or a judgment resulting in the payment of damages.

        In connection with the merger, purported Sterling shareholders have filed putative shareholder class action lawsuits against Sterling, the members of the Sterling board of directors and Provident. Among other remedies, the plaintiffs seek to enjoin the merger. The outcome of any such litigation is uncertain. If the cases are not resolved, these lawsuits could prevent or delay completion of the merger and result in substantial costs to Provident and Sterling, including any costs associated with the indemnification of directors and officers. Plaintiffs may file additional lawsuits against Provident, Sterling and/or the directors and officers of either company in connection with the merger. The defense or settlement of any lawsuit or claim that remains unresolved at the time the merger is completed may adversely affect Provident's business, financial condition, results of operations and cash flows. See "The Merger—Litigation Relating to the Merger" beginning on page 131.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        Some of the statements contained or incorporated by reference in this joint proxy statement/prospectus are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 giving Provident's or Sterling's expectations or predictions of future financial or business performance or conditions. Forward-looking statements are typically identified by words such as "believe," "expect," "anticipate," "intend," "target," "estimate," "continue," "positions," "prospects" or "potential," by future conditional verbs such as "will," "would," "should," "could" or "may", or by variations of such words or by similar expressions. Such forward-looking statements include, but are not limited to, statements about the benefits of the business combination transaction involving Sterling and Provident, including future financial and operating results, the combined company's plans, objectives, expectations and intentions and other statements that are not historical facts. These forward-looking statements are subject to numerous assumptions, risks and uncertainties which change over time. In addition to factors previously disclosed in Provident's and Sterling's reports filed with the Securities and Exchange Commission, the following factors, among others, could cause actual results to differ materially from forward-looking statements: ability to obtain regulatory approvals and meet other closing conditions to the merger, including approval by Provident and Sterling stockholders, on the expected terms and schedule; delay in closing the merger; difficulties and delays in integrating the Provident and Sterling businesses or fully realizing cost savings and other benefits; business disruption following the proposed transaction; changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates and capital markets; inflation; customer borrowing, repayment, investment and deposit practices; customer disintermediation; the introduction, withdrawal, success and timing of business initiatives; competitive conditions; the inability to realize cost savings or revenues or to implement integration plans and other consequences associated with mergers, acquisitions and divestitures; economic conditions; changes in Provident's stock price before closing, including as a result of the financial performance of Sterling prior to closing; the reaction to the transaction of the companies' customers, employees and counterparties; and the impact, extent and timing of technological changes, capital management activities, and other actions of the Federal Reserve Board or the Office of the Comptroller of the Currency and legislative and regulatory actions and reforms.

        For any forward-looking statements made in this joint proxy statement/prospectus or in any documents incorporated by reference into this joint proxy statement/prospectus, Provident and Sterling claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this joint proxy statement/prospectus or the date of the applicable document incorporated by reference in this joint proxy statement/prospectus. Provident and Sterling do not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this joint proxy statement/prospectus and attributable to Provident, Sterling or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this joint proxy statement/prospectus.

 THE STERLING ANNUAL MEETING

        This section contains information for Sterling shareholders about the annual meeting that Sterling has called to allow its shareholders to consider and vote on the merger agreement and other matters. Sterling is mailing this joint proxy statement/prospectus to you, as a Sterling shareholder, on or about [    ]. This joint proxy statement/prospectus is accompanied by a notice of the annual meeting of Sterling shareholders and a form of proxy card that Sterling's board of directors is soliciting for use at the annual meeting and at any adjournments or postponements of the annual meeting.

Date, Time and Place of Meeting

        The annual meeting of Sterling shareholders will be held at Sterling's offices at 650 Fifth Avenue, New York, New York 10019 at 10:00 A.M., Eastern time, on September 26, 2013. On or about [    ], 2013, Sterling commenced mailing this document and the enclosed form of proxy card to its shareholders entitled to vote at the Sterling annual meeting.

Matters to Be Considered

        At the Sterling annual meeting, Sterling shareholders will be asked to consider and vote upon the following matters:

  •
  the Sterling merger proposal;

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  the Sterling adjournment proposal;

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  the Sterling merger-related compensation proposal;

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  the proposal to elect eleven (11) directors to serve on the board of directors of Sterling until the next meeting of shareholders and until their successors are elected;

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  the Sterling 2012 say-on-pay proposal;

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  the proposal to ratify the appointment of Crowe Horwath LLP as Sterling's independent registered accounting firm for fiscal year 2013;

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  the proposal to approve the proposed 2013 Sterling Plan; and

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  to transact such other business as may properly come before the meeting or any adjournment thereof.

Recommendation of Sterling's Board of Directors

        The Sterling board of directors recommends that you vote "FOR" the Sterling merger proposal, "FOR" the Sterling merger-related compensation proposal, "FOR" the Sterling adjournment proposal (if necessary or appropriate), "FOR" the election of eleven directors, "FOR" the Sterling 2012 say-on-pay proposal, "FOR" the ratification of Crowe Horwath LLP and "FOR" the approval of the proposed 2013 Sterling Plan.

Sterling Record Date and Quorum

        The Sterling board of directors has fixed the close of business on August 12, 2013 as the record date for determining the holders of Sterling common stock entitled to receive notice of and to vote at the Sterling annual meeting.

        As of the Sterling record date, there were [    ] shares of Sterling common stock outstanding and entitled to vote at the Sterling annual meeting held by [    ] holders of record. Each share of Sterling common stock entitles the holder to one vote at the Sterling annual meeting on each proposal to be considered at the Sterling annual meeting.

        The representation (in person or by proxy) of holders of at least a majority of the votes entitled to be cast on the matters to be voted on at the Sterling annual meeting constitutes a quorum for transacting business at the Sterling annual meeting. All shares of Sterling common stock, whether present in person or represented by proxy, including abstentions and broker non-votes, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the Sterling annual meeting.

        As of the record date, the directors and executive officers of Sterling and their affiliates owned and were entitled to vote [    ] shares of Sterling common stock, representing approximately [    ]% of the shares of Sterling common stock outstanding on that date. Sterling currently expects that Sterling's directors and executive officers will vote their shares in favor of the Sterling merger proposal, the Sterling merger-related compensation proposal and the Sterling adjournment proposal, although none of them has entered into any agreements obligating them to do so. As of the record date, Provident beneficially held [            ] shares of Sterling common stock.

Required Vote; Treatment of Abstentions and Failure to Vote

  Sterling merger proposal:

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  Standard: The affirmative vote of two-thirds of the outstanding shares of Sterling common stock entitled to vote on the proposal.

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  Effect of abstentions and broker non-votes: If you mark "ABSTAIN" on your proxy card, fail to submit a proxy card or vote in person at the Sterling annual meeting or fail to instruct your bank or broker how to vote with respect to the Sterling merger proposal, it will have the same effect as a vote "AGAINST" the proposal.

  Sterling adjournment proposal and Sterling merger-related compensation proposal:

  •
  Standard: The affirmative vote of a majority of votes cast (in person or by proxy) at the Sterling annual meeting and entitled to vote on such proposals.

  •
  Effect of abstentions and broker non-votes: If you mark "ABSTAIN" on your proxy card, fail to submit a proxy card or vote in person at the Sterling annual meeting or fail to instruct your bank or broker how to vote with respect to the Sterling adjournment proposal or the Sterling merger-related compensation proposal, it will have no effect on such proposals.

  Election of Sterling directors:

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  Standard: A plurality of votes cast (in person or by proxy) at the Sterling annual meeting and entitled to vote on the proposal.

  •
  Effect of abstentions and broker non-votes: If you mark "ABSTAIN" on your proxy card, fail to submit a proxy card or vote in person at the Sterling annual meeting or fail to instruct your bank or broker how to vote with respect to the proposal to elect the eleven directors, it will have no effect on such proposal.

  Sterling 2012 say-on-pay proposal:

  •
  Standard: The affirmative vote of a majority of votes cast (in person or by proxy) at the Sterling annual meeting and entitled to vote on such proposal.

  •
  Effect of abstentions and broker non-votes: If you mark "ABSTAIN" on your proxy card, fail to submit a proxy card or vote in person at the Sterling annual meeting or fail to instruct your bank or broker how to vote with respect to the Sterling 2012 say-on-pay proposal, it will have no effect on such proposal.

  Ratification of the appointment of Crowe Horwath LLP:

  •
  Standard: The affirmative vote of a majority of votes cast (in person or by proxy) at the Sterling annual meeting and entitled to vote on the proposal.

  •
  Effect of abstentions and broker non-votes: If you mark "ABSTAIN" on your proxy card or fail to submit a proxy card or vote in person at the Sterling annual meeting with respect to the proposal, it will have no effect on such proposal. Pursuant to NYSE rules, brokers that have not received voting instructions from their customers 10 days before the meeting date may vote their customers' shares in the brokers' discretion for the ratification of the appointment of Crowe Horwath LLP. This is known as broker-discretionary voting.

  Approval of the 2013 Sterling Plan:

  •
  Standard: The affirmative vote of a majority of votes cast (in person or by proxy) at the Sterling annual meeting and entitled to vote on the proposal.

  •
  Effect of abstentions and broker non-votes: If you mark "ABSTAIN" on your proxy with respect to the 2013 Sterling Plan, it will have the same effect as a vote "AGAINST" the proposal. If you fail to submit a proxy card or vote in person at the Sterling annual meeting or fail to instruct your bank or broker how to vote with respect to the 2013 Sterling Plan, it will have no effect on such proposal.

Voting on Proxies; Incomplete Proxies

        A Sterling shareholder may vote by proxy or in person at the Sterling annual meeting. If you hold your shares of Sterling common stock in your name as a shareholder of record, to submit a proxy, you, as a Sterling shareholder, may use one of the following methods:

  •
  By telephone: by calling the toll-free number indicated on their proxy card and following the recorded instructions.

  •
  Through the Internet: by visiting the website indicated on their proxy card and following the instructions.

  •
  Complete and return the proxy card in the enclosed envelope. The envelope requires no additional postage if mailed in the United States.

        Sterling requests that Sterling shareholders vote by telephone, over the Internet or by completing and signing the accompanying proxy card and returning it to Sterling as soon as possible in the enclosed postage-paid envelope. When the accompanying proxy card is returned properly executed, the shares of Sterling stock represented by it will be voted at the Sterling annual meeting in accordance with the instructions contained on the proxy card. If any proxy card is returned without indication as to how to vote, the shares of Sterling common stock represented by the proxy card will be voted as recommended by the Sterling board of directors.

        If a Sterling shareholder's shares are held in "street name" by a broker, bank or other nominee, the shareholder should check the voting form used by that firm to determine whether it may vote by telephone or the Internet.

        Every Sterling shareholder's vote is important. Accordingly, each Sterling shareholder should sign, date and return the enclosed proxy card, or vote via the Internet or by telephone, whether or not the Sterling shareholder plans to attend the Sterling annual meeting in person. Sending in your proxy card or voting by telephone or on the Internet will not prevent you from voting your shares personally at the meeting, since you may revoke your proxy at any time before it is voted.

 Shares Held in Street Name

        If you are a Sterling shareholder and your shares are held in "street name" through a bank, broker or other holder of record, you must provide the record holder of your shares with instructions on how to vote the shares. Please follow the voting instructions provided by the bank or broker. You may not vote shares held in street name by returning a proxy card directly to Sterling or by voting in person at the Sterling annual meeting unless you provide a "legal proxy," which you must obtain from your broker, bank or other nominee. Further, except with respect to the ratification of Crowe Horwath LLP, brokers, banks or other nominees who hold shares of Sterling common stock on behalf of their customers may not give a proxy to Sterling to vote those shares with respect to any of the proposals without specific instructions from their customers, as brokers, banks and other nominees do not have discretionary voting power on these matters.

Revocability of Proxies and Changes to a Sterling Shareholder's Vote

        You have the power to change your vote at any time before your shares of Sterling common stock are voted at the Sterling annual meeting by:

  •
  attending and voting in person at the Sterling annual meeting;

  •
  giving notice of revocation of the proxy at the Sterling annual meeting;

  •
  voting by telephone or the Internet at a later time; or

  •
  delivering to the Corporate Secretary of Sterling at 650 Fifth Avenue, New York, New York 10019 (i) a written notice of revocation or (ii) a duly executed proxy card relating to the same shares and matters to be considered at the Sterling annual meeting, bearing a date later than the proxy card previously executed.

        Attendance at the Sterling annual meeting will not in and of itself constitute a revocation of a proxy.

        If you choose to send a completed proxy card bearing a later date than your original proxy card, the new proxy card must be received before the beginning of the Sterling annual meeting. If you have instructed a bank, broker or other nominee to vote your shares of Sterling common stock, you must follow the directions you receive from your bank, broker or other nominee in order to change or revoke your vote.

Delivery of Proxy Materials

        As permitted by applicable law, only one copy of this joint proxy statement/prospectus is being delivered to shareholders residing at the same address, unless such shareholders have notified Sterling of their desire to receive multiple copies of the joint proxy statement/prospectus.

        Sterling will promptly deliver, upon oral or written request, a separate copy of the joint proxy statement/prospectus to any shareholder residing at an address to which only one copy of such document was mailed. Requests for additional copies should be directed to Investor Relations, at Sterling's corporate offices, 650 Fifth Avenue, New York, New York 10019-6108 or by telephone at (212) 757-3300.

Participants in the Sterling 401(k) Plan

        Sterling National Bank, as the trustee of the Fund established under the Sterling 401(k) Plan, holds in trust shares of common stock of Sterling Bancorp. Pursuant to the Sterling 401(k) Plan, the trustee votes the shares allocated to participants in accordance with their instructions. The trustee also votes the combined fractional shares allocated to all participants' accounts, to the extent possible, to reflect the direction of the participants. When no voting instructions have been received, the trustee will vote the shares allocated to your account in the same proportion as the shares for which the trustee received voting instructions.

Solicitation of Proxies

        In addition to solicitation by mail, directors, officers, and employees of Sterling may solicit proxies by personal interview, telephone, or electronic mail. Sterling reimburses brokerage houses, custodians, nominees, and fiduciaries for their expenses in forwarding proxies and proxy material to their principals. Sterling has retained Georgeson Inc. to assist in the solicitation of proxies, which firm will, by agreement, receive compensation of $15,000, plus expenses, for these services. Sterling will bear the entire cost of soliciting proxies from you.

Attending the Sterling Annual Meeting

        Subject to space availability, all Sterling shareholders as of the record date, or their duly appointed proxies, may attend the Sterling annual meeting. Since seating is limited, admission to the Sterling annual meeting will be on a first-come, first-served basis. Registration and seating will begin at 9:30 A.M., Eastern time.

        If you hold your shares of Sterling common stock in your name as a shareholder of record and you wish to attend the Sterling annual meeting, please bring your proxy card and evidence of your stock ownership, such as your most recent account statement, to the Sterling annual meeting. You should also bring valid picture identification.

        If your shares of Sterling common stock are held in "street name" in a stock brokerage account or by a bank or nominee and you wish to attend the Sterling annual meeting, you need to bring a copy of a bank or brokerage statement to the Sterling annual meeting reflecting your stock ownership as of the record date. You should also bring valid picture identification.

Other Matters to Come Before the Sterling Annual Meeting

        Management knows of no other business to be presented at the Sterling annual meeting, but if any other matters are properly presented to the meeting or any adjournments thereof, the persons named in the proxies will vote upon them in accordance with the board of directors' recommendations.

Assistance

        If you need assistance in completing your proxy card, have questions regarding Sterling's annual meeting or would like additional copies of this joint proxy statement/prospectus, please contact Investor Relations at (212) 757-3300 or Sterling's proxy solicitor, Georgeson Inc., at the following address or phone number: 480 Washington Blvd., 26th Floor, Jersey City, New Jersey 07310, or Toll-free: (800) 509-0957; (800) 223-2064 (Banks and Brokerage Firms).

STERLING MERGER-RELATED PROPOSALS

PROPOSAL NO. 1
STERLING MERGER PROPOSAL

        Sterling is asking its shareholders to adopt the merger agreement and approve the transactions contemplated thereby. Holders of Sterling common stock should read this joint proxy statement/prospectus carefully and in its entirety, including the annexes, for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A.

        After careful consideration, the Sterling board of directors, by a unanimous vote of all directors, approved the merger agreement and declared the merger agreement and the transactions contemplated thereby, including the merger, to be advisable and in the best interest of Sterling and the shareholders of Sterling. See "The Merger—Sterling's Reasons for the Merger; Recommendation of Sterling's Board of Directors" included elsewhere in this joint proxy statement/prospectus for a more detailed discussion of the Sterling board of directors' recommendation.

        The Sterling board of directors recommends a vote "FOR" the Sterling merger proposal.

 PROPOSAL NO. 2
STERLING MERGER-RELATED COMPENSATION PROPOSAL

        Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Rule 14a-21(c) of the Exchange Act, Sterling is seeking non-binding, advisory shareholder approval of the compensation of Sterling's named executive officers that is based on or otherwise relates to the merger as disclosed in "The Merger—Interests of Sterling Directors and Executive Officers in the Merger—Merger-Related Compensation for Sterling's Named Executive Officers" beginning on page 125. The proposal gives Sterling's shareholders the opportunity to express their views on the merger-related compensation of Sterling's named executive officers. Accordingly, Sterling is requesting shareholders to adopt the following resolution, on a non-binding, advisory basis:

        "RESOLVED, that the compensation that may be paid or become payable to Sterling's named executive officers in connection with the merger and the agreements or understandings pursuant to which such compensation may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in "The Merger—Interests of Sterling Directors and Executive Officers in the Merger—Merger-Related Compensation for Sterling's Named Executive Officers," are hereby APPROVED."

        Approval of this proposal is not a condition to completion of the merger, and the vote with respect to this proposal is advisory only and will not be binding on Provident or Sterling. If the merger is completed, the merger-related compensation may be paid to Sterling's named executive officers to the extent payable in accordance with the terms of the compensation agreements and arrangements even if Sterling shareholders fail to approve the advisory vote regarding merger-related compensation.

        The Sterling board of directors recommends a vote "FOR," on an advisory basis, the Sterling merger-related compensation proposal.

 PROPOSAL NO. 3
STERLING ADJOURNMENT PROPOSAL

        The Sterling annual meeting may be adjourned to another time or place, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Sterling annual meeting to adopt the Sterling merger proposal.

        If, at the Sterling annual meeting, the number of shares of Sterling common stock present or represented and voting in favor of the Sterling merger proposal is insufficient to adopt the Sterling merger proposal, Sterling intends to move to adjourn the Sterling annual meeting in order to enable the Sterling board of directors to solicit additional proxies for approval of the merger. In that event, Sterling will ask its shareholders to vote upon the Sterling adjournment proposal, but not the Sterling merger proposal or the Sterling merger-related compensation proposal.

        In this proposal, Sterling is asking its shareholders to authorize the holder of any proxy solicited by the Sterling board of directors on a discretionary basis to vote in favor of adjourning the Sterling annual meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from Sterling shareholders who have previously voted.

        The Sterling board of directors recommends a vote "FOR" the Sterling adjournment proposal.

        For a description of the other proposals to be presented at Sterling's annual meeting, see "Other Matters Relating to the Annual Meeting of Sterling", beginning on page 164.

THE PROVIDENT SPECIAL MEETING

        This section contains information for Provident stockholders about the special meeting that Provident has called to allow its stockholders to consider and vote on the merger agreement and other related matters. Provident is mailing this joint proxy statement/prospectus to you, as a Provident stockholder, on or about [        ]. This joint proxy statement/prospectus is accompanied by a notice of the special meeting of Provident stockholders and a form of proxy card that Provident's board of directors is soliciting for use at the special meeting and at any adjournments or postponements of the special meeting.

Date, Time and Place of Meeting

        The special meeting will be held on September 26, 2013 at [        ], at 11:00 A.M. local time.

Matters to Be Considered

        At the special meeting of stockholders, you will be asked to consider and vote upon the following matters:

  •
  a proposal to adopt the merger agreement;

  •
  a proposal to adjourn the Provident special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Provident merger proposal;

  •
  a proposal to approve, on an advisory (non-binding) basis, the compensation that certain executive officers of Provident may receive in connection with the merger pursuant to existing agreements or arrangements with Provident;

  •
  a proposal to approve an amendment to the Provident 2012 Stock Incentive Plan, including for purposes of Section 162(m) of the Code; and

  •
  to transact such other business as may properly come before the meeting or any adjournment thereof.

Recommendation of Provident's Board of Directors

        Provident's board of directors has determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of Provident and its stockholders, has unanimously approved the merger agreement and unanimously recommends that Provident stockholders vote "FOR" the Provident merger proposal, "FOR" the Provident adjournment proposal, "FOR" the Provident compensation proposal and "FOR" the Provident stock plan amendment proposal. See "The Merger—Provident's Reasons for the Merger; Recommendation of Provident's Board of Directors" for a more detailed discussion of Provident's board of directors' recommendation.

Record Date and Quorum

        Provident's board of directors has fixed the close of business on August 12 as the record date for determining the holders of Provident common stock entitled to receive notice of and to vote at the Provident special meeting.

        As of the record date, there were [        ] shares of Provident common stock outstanding and entitled to vote at the Provident special meeting held by approximately [        ] holders of record. Each share of Provident common stock entitles the holder to one vote at the Provident special meeting on each proposal to be considered at the Provident special meeting.

        The presence at the special meeting, in person or by proxy, of holders of a majority of the outstanding shares of Provident common stock entitled to vote at the special meeting will constitute a quorum for the transaction of business. All shares of Provident common stock present in person or represented by proxy, including abstentions, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the Provident special meeting.

Vote Required; Treatment of Abstentions and Failure to Vote

        Approval of the Provident merger proposal requires the affirmative vote of holders of a majority of the outstanding shares of Provident common stock entitled to vote on such proposal. If you fail to vote, mark "ABSTAIN" on your proxy card or fail to instruct your bank or broker with respect to the Provident merger proposal, it will have the same effect as a vote "AGAINST" such proposal.

        The Provident stock plan amendment proposal will be approved if a majority of the votes cast at the Provident special meeting are voted in favor of such proposal. If you mark "ABSTAIN" on your proxy card with respect to the Provident stock plan amendment proposal, it will have the same effect as a vote "AGAINST" the proposal. If you fail to submit a proxy card or vote in person at the Provident special meeting or fail to instruct your bank or broker how to vote with respect to the Provident stock plan amendment proposal, it will have no effect on such proposal. The Provident adjournment proposal and the Provident compensation proposal will each be approved if a majority of the votes cast at the Provident special meeting are voted in favor of such proposal. If you mark "ABSTAIN" on your proxy, fail to submit a proxy card or vote in person at the Provident special meeting or fail to instruct your bank or broker how to vote with respect to the Provident adjournment proposal or the Provident compensation proposal, it will have no effect on such proposal.

Shares Held by Officers and Directors

        As of the record date, there were [        ] shares of Provident common stock entitled to vote at the special meeting. As of the record date, the directors and executive officers of Provident and their affiliates beneficially owned and were entitled to vote approximately [        ] shares of Provident common stock representing approximately [        ]% of the shares of Provident common stock outstanding on that date. We currently expect that each of these individuals will vote their shares of Provident common stock in favor of each of the proposals to be considered and voted upon at the Provident special meeting, although no director or executive officer has entered into any agreement obligating him or her to do so. As of the record date, Sterling beneficially held [            ] shares of Provident common stock.

Voting of Proxies; Incomplete Proxies

        Each copy of this joint proxy statement/prospectus mailed to holders of Provident common stock is accompanied by a form of proxy card with instructions for voting. If you hold stock in your name as a stockholder of record, you should complete and return the proxy card accompanying this joint proxy statement/prospectus, regardless of whether you plan to attend the special meeting. You may also vote your shares through the Internet or by telephone. Information and applicable deadlines for voting through the Internet or by telephone are set forth in the enclosed proxy card instructions.

        If you hold your stock in "street name" through a bank or broker, you must direct your bank or broker how to vote in accordance with the instructions you have received from your bank or broker.

        All shares represented by valid proxies that Provident receives through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted "FOR" the Provident merger proposal, "FOR" the Provident adjournment proposal, "FOR" the Provident compensation proposal and "FOR" the Provident stock plan amendment proposal. No matters other than the matters described in this joint proxy statement/prospectus are anticipated to be presented for action at the special meeting or at any adjournment or postponement of the special meeting. However, if other business properly comes before the special meeting, the proxy agents will, in their discretion, vote upon such matters in their best judgment.

Shares Held in "Street Name"; Broker Non-Votes

        Under stock exchange rules, banks, brokers and other nominees who hold shares of Provident common stock in "street name" for a beneficial owner of those shares typically have the authority to vote in their discretion on "routine" proposals when they have not received instructions from beneficial owners. However, banks, brokers and other nominees are not allowed to exercise their voting discretion with respect to the approval of matters determined to be "non-routine," without specific instructions from the beneficial owner. Broker non-votes are shares held by a broker, bank or other nominee that are represented at the Provident special meeting, but with respect to which the broker or nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal and the broker does not have discretionary voting power on such proposal. If your broker, bank or other nominee holds your shares of Provident common stock in "street name," your broker, bank or other nominee will vote your shares of Provident common stock only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker, bank or other nominee with this joint proxy statement/prospectus.

Revocability of Proxies and Changes to a Provident Stockholder's Vote

        If you hold stock in your name as a stockholder of record, you may revoke any proxy at any time before it is voted by (1) signing and returning a proxy card with a later date, (2) delivering a written revocation letter to Provident's corporate secretary, (3) attending the special meeting in person, notifying the corporate secretary and voting by ballot at the special meeting or (4) voting by telephone or the Internet at a later time.

        Any stockholder entitled to vote in person at the special meeting may vote in person regardless of whether a proxy has been previously given, but the mere presence (without notifying Provident's corporate secretary) of a stockholder at the special meeting will not constitute revocation of a previously given proxy.

        Written notices of revocation and other communications about revoking your proxy card should be addressed to:

Provident New York Bancorp
400 Rella Blvd.
Montebello, New York 10901
Attention: Corporate Secretary

        If your shares are held in "street name" by a bank or broker, you should follow the instructions of your bank or broker regarding the revocation of proxies.

Participants in the Provident New York Bancorp Employee Stock Ownership Plan and Provident 401(k) Plan

        If you are a participant in the Provident ESOP or hold common stock through the Provident 401(k) Plan, you will receive information about how to vote confidentially. Under the terms of the Provident ESOP and the Provident 401(k) Plan, all shares held by the plans are voted by the respective trustees, but each participant in either plan may direct the trustees on how to vote the shares of common stock allocated to his or her account. Unallocated shares and allocated shares for which no timely voting instructions are received will be voted by each trustee on each proposal in the same proportion as shares for which it has received timely voting instructions. The deadline for returning your voting instruction forms is [        ], 2013.

Solicitation of Proxies

        Provident is soliciting your proxy in conjunction with the merger. Provident will bear the entire cost of soliciting proxies from you. In addition to solicitation of proxies by mail, Provident will request that banks, brokers and other record holders send proxies and proxy material to the beneficial owners of Provident common stock and secure their voting instructions. Provident will reimburse the record holders for their reasonable expenses in taking those actions. If necessary, Provident may use its directors and several of its regular employees, who will not be specially compensated, to solicit proxies from the Provident stockholders, either personally or by telephone, facsimile, letter or electronic means. Provident has also made arrangements with Eagle Rock Proxy Advisors to assist it in soliciting proxies and has agreed to pay Eagle Rock Proxy Advisors approximately $5,000 plus reasonable expenses for these services.

Attending the Meeting

        All holders of Provident common stock, including holders of record and stockholders who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend the special meeting. Stockholders of record can vote in person at the special meeting. If you are not a stockholder of record, you must obtain a proxy executed in your favor from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the special meeting. If you plan to attend the special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. In addition, you must bring a form of personal photo identification with you in order to be admitted. Provident reserves the right to refuse admittance to anyone without proper proof of share ownership and without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the special meeting is prohibited without Provident's express written consent.

Delivery of Proxy Materials to Stockholders Sharing an Address

        As permitted by the Securities Exchange Act of 1934, as amended (which we refer to as the "Exchange Act"), only one copy of this joint proxy statement/prospectus is being delivered to multiple stockholders of Provident sharing an address unless Provident has previously received contrary instructions from one or more such stockholders. This is referred to as "householding." Stockholders who hold their shares in "street name" can request further information on householding through their banks, brokers or other holders of record. On written or oral request to Donna Peterson ((845) 369-8474), or Provident's proxy solicitor, Eagle Rock Proxy Advisors, at 12 Commerce Drive, Cranford, New Jersey 07016, or toll-free at (855) 253-1574, Provident will deliver promptly a separate copy of this document to a stockholder at a shared address to which a single copy of the document was delivered.

Assistance

        If you have any questions concerning the merger or this joint proxy statement/prospectus, would like additional copies of this joint proxy statement/prospectus or need help voting your shares of Provident common stock, please contact Donna Peterson, 400 Rella Blvd., Montebello, New York 10901 ((845) 369-8474), or Provident's proxy solicitor, Eagle Rock Proxy Advisors, at 12 Commerce Drive, Cranford, New Jersey 07016, toll-free at (855) 253-1574.

PROVIDENT PROPOSALS

Provident Merger Proposal

        Provident is asking its stockholders to adopt the merger agreement and approve the transactions contemplated thereby (including the issuance of Provident common stock in the merger pursuant to the merger agreement). Holders of Provident common stock should read this joint proxy statement/prospectus carefully and in its entirety, including the annexes, for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A.

        After careful consideration, the Provident board of directors, by a unanimous vote of all directors, approved the merger agreement and declared the merger agreement and the transactions contemplated thereby, including the merger, to be advisable and in the best interests of Provident and the stockholders of Provident. See "The Merger—Provident's Reasons for the Merger; Recommendation of Provident's Board of Directors" included elsewhere in this joint proxy statement/prospectus for a more detailed discussion of the Provident board of directors' recommendation.

        The Provident board of directors unanimously recommends that Provident stockholders vote "FOR" the Provident merger proposal.

 Provident Adjournment Proposal

        The Provident special meeting may be adjourned to another time or place, if necessary or appropriate, to permit, among other things, further solicitation of proxies if necessary to obtain additional votes in favor of the Provident merger proposal.

        If, at the Provident special meeting, the number of shares of Provident common stock present or represented and voting in favor of the Provident merger proposal is insufficient to approve such proposal, Provident intends to move to adjourn the Provident special meeting in order to solicit additional proxies for the adoption of the merger agreement. In accordance with the Provident bylaws, a vote to approve the proposal to adjourn the Provident special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Provident special meeting to approve the Provident merger proposal may be taken in the absence of a quorum.

        In this proposal, Provident is asking its stockholders to authorize the holder of any proxy solicited by the Provident board of directors on a discretionary basis to vote in favor of adjourning the Provident special meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from Provident stockholders who have previously voted.

        The Provident board of directors unanimously recommends that Provident stockholders vote "FOR" the Provident adjournment proposal.

 Provident Compensation Proposal

        The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Rule 14a-21(c) under the Exchange Act require Provident to provide its stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to the named executive officers of Provident that is based on or otherwise relates to the merger. Information required by Item 402(t) of Regulation S-K concerning this compensation, subject to certain assumptions described herein, is presented under the heading "The Merger—The Merger-Related Compensation for Provident's Named Executive Officers".

        Accordingly, Provident is requesting that holders of Provident common stock approve the following resolution:

  "RESOLVED, that the stockholders of Provident New York Bancorp approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to its named executive officers that is based on or otherwise relates to the merger, as disclosed pursuant to Item 402(t) of Regulation S-K and as further described in the section entitled "The Merger—The Merger-Related Compensation for Provident's Named Executive Officers""."

        Approval of this proposal is not a condition to completion of the merger, and the vote with respect to this proposal is advisory only and will not be binding on Provident or Sterling. If the merger is completed, the merger-related compensation may be paid to Provident's named executive officers to the extent payable in accordance with the terms of the compensation agreements and arrangements even if Provident stockholders fail to approve the advisory vote regarding merger-related compensation.

        The Provident board of directors unanimously recommends that Provident stockholders vote "FOR" the Provident compensation proposal.

 Provident Stock Plan Amendment Proposal

        Provident currently maintains the Provident New York Bancorp 2012 Stock Incentive Plan (which we refer to as the "Provident stock plan"). Under this plan, Provident has reserved a number of shares of its common stock for issuance to certain directors, officers and employees of Provident in the form of stock options, stock appreciation rights, restricted stock (both time-based and performance-based), restricted stock units, performance units, deferred stock and other stock-based awards, and grants of such awards are subject to certain annual limits with respect to particular individuals.

        In order to make certain retention equity grants immediately following the consummation of the merger, Provident's board of directors on May 13, 2013, adopted, subject to stockholder approval and the consummation of the merger, an amendment to increase the maximum number of shares of Provident common stock that may be subject to awards other than options or stock appreciation rights granted to any individual from 116,000 to 450,000 per calendar year. We refer to the Provident stock plan as modified by this amendment as the "amended Provident stock plan". The amended Provident stock plan is substantially identical in design to the current Provident stock plan, other than the maximum number of shares that can be subject to awards other than options or stock appreciation rights granted to any person in a given calendar year. If the merger is not completed, the amendment to the Provident stock plan will not become effective and will be null and void in its entirety.

        Provident stockholder approval will permit Provident to design incentive awards that are eligible to meet the requirements of "performance-based" compensation under Section 162(m) of the Code. Under Section 162(m) of the Code, Provident is not entitled to a federal income tax deduction for compensation in excess of $1 million paid in any year to a "covered employee" (within the meaning of Section 162(m) of the Code), subject to certain exceptions. Compensation that qualifies as "performance-based" under Section 162(m) of the Code is exempt from this limitation. The applicable conditions of the performance-based compensation exemption include, among others, a requirement that the stockholders of Provident approve the material terms of the Provident stock plan, including the performance goals and award limits. Although Provident generally wishes to maximize its federal income tax deductions for compensation expenses, the committee that will administer the amended Provident stock plan may in certain circumstances grant awards that are not fully deductible if it determines that such awards are in the best interests of Provident and its stockholders.

        The following is a summary of the material terms of the amended Provident stock plan, with significant differences from the current Provident stock plan identified where applicable. A copy of the full text of the amendment to the Provident stock plan is attached as Annex H to this joint proxy statement/prospectus, and the following summary is qualified in its entirety by reference to the terms of the Provident stock plan, as modified by such amendment. Stockholders are urged to review the amended Provident stock plan before determining how to vote on this proposal.

        This joint proxy statement/prospectus also contains a proposal on which Sterling shareholders will vote to adopt the 2013 Sterling Plan. If the merger is completed, however, the 2013 Sterling Plan will be terminated effective immediately prior to such completion and no awards will be made under the plan.

        The Provident board of directors unanimously recommends that Provident stockholders vote "FOR" the Provident stock plan amendment proposal.

 Summary of Amended Provident Stock Plan

Administration

        The amended Provident stock plan will be, as the Provident stock plan was, administered by a committee appointed by Provident's board of directors consisting of the members of the compensation committee of Provident's board of directors. The administrative committee for the amended Provident stock plan will consist of not less than two non-employee members of Provident's board of directors. The administrative committee has broad discretionary powers in administration of the amended plan. The board of directors of Provident, or those directors who satisfy New York Stock Exchange independence standards, may exercise any power or discretion conferred on the administrative committee. The administrative committee may delegate its powers and duties under the amended Provident stock plan to subcommittees of its members. The administrative committee may also authorize one or more executive officers to determine eligibility and awards for employees who are not officers or directors. Any resolution authorizing a subcommittee or officer to determine awards must limit the total number of shares the subcommittee or officer may award and the amounts and forms of consideration to be awarded.

Stock Subject to the Amended Provident Stock Plan

        Provident will at all times reserve and keep available such number of shares as may be required to meet the needs of the amended Provident stock plan. A maximum of 2,900,000 shares of Provident's common stock, representing approximately [    ]% of the shares outstanding on the record date, may be issued in settlement of awards under the amended Provident stock plan. As of [    ], 2013, the aggregate fair market value of the shares reserved under this amended Provident stock plan was $[    ] based on the closing sales price per share of Provident's common stock of $[    ] on the New York Stock Exchange on that date. On each grant of a stock option or stock appreciation right, each share underlying the award will be counted as one share against this limit. On each grant of any other amended Provident stock plan award, each share underlying the award will be counted as 3.6 shares against this limit. To the extent that an outstanding award under the Provident Bancorp, Inc. 2004 Stock Incentive Plan or an award under the amended Provident stock plan does not result in the actual issuance of shares, the unissued shares will be added back to the pool of available shares for the amended Provident stock plan, at the same rates described above. An award fails to result in the actual issuance of shares when it does not vest, when a stock option or stock appreciation right is not exercised or when an award is settled in cash, among other reasons. Unissued shares will not be added back to the pool if they are withheld from an award or returned to Provident to pay any exercise price of a stock option or any tax withholding obligation for an award, or if they are not issued on exercise of a stock appreciation right.

Substitute Awards

        The amended Provident stock plan also allows for substitute awards that can be issued with respect to an equity plan of any company acquired by Provident or a subsidiary. These substitute awards may be issued in Provident's assumption of or substitution for outstanding awards under the acquisition's equity plan, or to issue new awards with respect to shares authorized under such a plan to individuals who were not directors or employees of Provident or a subsidiary prior to such acquisition.

Eligibility

        As under the Provident stock plan, the administrative committee (or its delegates) selects the people who may participate in the amended Provident stock plan. Any officer, employee or non-employee director of Provident, Provident Bank or any other subsidiary, may be selected to participate. It is expected that after the merger, approximately 1,120 officers and employees and 12 non-employee directors will be eligible to be selected for participation.

Terms and Conditions of Awards

        The administrative committee may, in its discretion, grant any or all of eight types of equity-linked awards to eligible individuals under the amended Provident stock plan: stock options, stock appreciation rights, restricted stock (both time-based and performance-based), restricted stock units, performance units, deferred stock and other stock-based awards. The administrative committee will, in its discretion, determine the type of awards made and establish other terms and conditions applicable to the award. In setting terms and conditions, it must observe the following restrictions:

  •
  It may not grant awards covering more than 533,000 shares to any one individual in any one calendar year.

  •
  It may not grant awards other than stock options or stock appreciation rights covering more than 450,000 shares to any one individual in any one calendar year (which is an increase from a limit of 116,000 shares under the Provident stock plan).

  •
  It may not grant an award that is not denominated in, or measured based on the value or change in value of, shares, in an amount greater than $1,000,000 to any individual in any calendar year.

Stock Options

        The administrative committee sets the terms and conditions of the stock options that it grants. In setting terms and conditions, it must observe the following restrictions:

  •
  It may not grant a stock option (other than an option that is a substitute award) with a purchase price that is less than the fair market value of a share of Provident's common stock on the date it grants the stock option.

  •
  It may not grant a stock option with a term that is longer than ten years.

        The administrative committee may grant incentive stock options to officers and employees that qualify for special federal income tax treatment or nonqualified stock options that do not qualify for special federal income tax treatment. The administrative committee may grant only nonqualified stock options to non-employee directors. Incentive stock options are subject to certain additional restrictions under the Code and the amended Provident stock plan. Unless otherwise designated by the administrative committee, options granted under the amended Provident stock plan will be exercisable for a period of ten years after the date of grant (or for a shorter period ending one year after termination of employment due to retirement, death or disability; three months after the option holder's termination of employment without cause; or immediately on the option holder's voluntary resignation or termination of employment for cause). The exercise period may be further extended (but not beyond a maximum option period of ten years) by up to three years in the event of a change in control and, in the event the option is scheduled to expire while a securities trading suspension is in effect or an option holder is prevented from exercising options due to applicable federal, state or local securities laws, until ninety days following the end of the suspension period.

        Upon the exercise of an option, the exercise price must be paid in full. Payment may be made in cash, shares of Provident's common stock already owned by the option holder for a period of over six months, in any combination of the foregoing, or through participation in a "cashless exercise" procedure involving a broker. Provident may require payment in shares of common stock as described in the sentence above by provision in an award agreement or by other written notice that applies to exercises six months after notice is given. Vested options may be transferred prior to exercise only to certain family members and on death of the option holder. If permitted by the administrative committee, options may be exercised before they are vested; in this case, the shares issued upon exercise will carry a restrictive legend prohibiting transfer prior to the vesting date and requiring that the shares be returned to Provident in exchange for the lesser of the exercise price paid or the fair market value of the shares when returned if the vesting conditions are not satisfied.

Restricted Stock

        As a general rule, shares of Provident's common stock that are subject to a restricted stock award are held by the administrative committee for the benefit of the award recipient, or denominated as stock units representing the right to future delivery of shares until vested and, when vested, are transferred to the award recipient. Unless the administrative committee determines otherwise with respect to any restricted stock award, before the shares subject to a restricted stock award are vested and transferred to the award recipient, the recipient will have the right to direct any voting rights and responses to any tender, exchange or other offer and receive any cash dividends or distributions, accruing any other dividends subject to vesting of the award. In the alternative, the administrative committee may authorize the immediate distribution of the restricted shares to the award recipient in the form of a stock certificate bearing a legend containing the applicable vesting restrictions.

Stock Appreciation Rights

        A stock appreciation right affords the holder the right to receive, upon exercise, a payment in cash or shares of Provident's common stock equal to the positive difference between the exercise price assigned to the right and the fair market value of a share of Provident's common stock on the exercise date. The administrative committee sets the terms and conditions of the stock appreciation rights that it grants. In setting terms and conditions, it must observe the following restrictions:

  •
  It may not grant a stock appreciation right (other than a stock appreciation right that is a substitute award) with an exercise price that is less than the fair market value of a share of Provident's common stock on the date it grants the stock appreciation right.

  •
  It may not grant a stock appreciation right with a term that is longer than ten years.

        The administrative committee may grant either tandem or standalone stock appreciation rights. Tandem stock appreciation rights are granted in tandem with and are exercisable on the same terms and conditions as a related stock option that is granted simultaneously. The exercise of a tandem stock appreciation right cancels the related option and the exercise of a related stock option cancels the tandem stock appreciation right. Tandem stock appreciation rights may only be settled in shares of Provident's common stock. Unless otherwise designated by the administrative committee, stock appreciation rights granted under the amended Provident stock plan will be standalone stock appreciation rights and will be exercisable for a period of ten years after the date of grant (or for a shorter period ending one year after termination of employment due to retirement, death or disability; three months after the option holder's termination of employment without cause; or immediately on the option holder's voluntary resignation or termination of employment for cause).

Performance Awards

        The administrative committee is authorized to award performance awards, which include performance-based restricted stock awards, restricted stock unit awards, performance unit awards and other stock-based awards (if designated as performance awards).

Performance Goals

        In addition to, or in lieu of, service-based vesting requirements, performance awards will be subject to one or more performance goals established by the administrative committee that must be attained by the award recipient as a condition to retention of the shares. The performance goal(s) will be based on one or more of the following:

  •
  basic earnings per share;

  •
  basic cash earnings per share;

  •
  diluted earnings per share;

  •
  diluted cash earnings per share;

  •
  net income;

  •
  cash earnings;

  •
  net interest income;

  •
  non-interest income;

  •
  general and administrative expense to average assets ratio;

  •
  cash, general and administrative expense to average assets ratio;

  •
  efficiency ratio;

  •
  cash efficiency ratio;

  •
  return on average assets;

  •
  cash return on average assets;

  •
  return on average stockholders' equity;

  •
  cash return on average stockholders' equity;

  •
  return on average tangible stockholders' equity;

  •
  cash return on average tangible stockholders' equity;

  •
  total shareholder return;

  •
  core earnings;

  •
  operating income;

  •
  operating efficiency ratio;

  •
  net interest rate spread;

  •
  loan production volume;

  •
  non-performing loans;

  •
  cash flow;

  •
  strategic business objectives, consisting of one or more objectives based upon meeting specified cost targets, business expansion goals, goals relating to acquisitions or divestitures or goals relating to capital raising and capital management;

  •
  except in the case of awards intended to satisfy the "performance-based" exception under Section 162(m) of the Code granted to Provident's chief executive officer and three other most highly paid executive officers (other than the chief financial officer) named in the summary compensation table in Provident's annual proxy statement (or anyone the administrative committee determines is reasonably likely to be such an individual), any other performance criteria established by the administrative committee; and

  •
  any combination of the foregoing.

        Performance goals may be expressed on an absolute and/or relative basis, or a before- or after-tax basis, may be based on or otherwise employ comparisons based on internal targets, past performance and/or the past or current performance of other companies, may include or exclude any or all extraordinary or non-recurring items and may be applied on a consolidated basis or to individual business units, divisions or subsidiaries.

        After setting the performance goals applicable to a performance award, the administrative committee may change them only in limited instances such as a change in control, stock split, stock dividend, merger, consolidation or reorganization, acquisition or disposition of a material business unit or infrequently occurring or extraordinary gain or loss. Under such circumstances, the administrative committee may adjust the performance goals in a manner designed to maintain as closely as practicable the previously established expected level of performance. Any such adjustments to the award opportunities or performance goals for awards intended to satisfy the "performance-based" exception under Section 162(m) of the Code granted to Provident's chief executive officer and three other most highly paid executives (other than the chief financial officer) named in the summary compensation table in Provident's annual proxy statement (or anyone the administrative committee determines is reasonably likely to be such an individual) will comply with section 162(m) of the Code.

        Attainment of the performance goals will be measured over a performance period of at least one year specified by the administrative committee when the award is made. If the performance period is not specified: (i) if the performance award is granted during the first ninety days of a fiscal quarter, the performance period would be the period of twelve consecutive months beginning with the quarter in which the award was granted and (ii) in all other cases, the performance period would be the period of twelve consecutive months beginning with the fiscal quarter immediately following that in which the performance award was granted.

        The administrative committee will determine in its discretion whether an award recipient has attained the applicable performance goals. If they have been satisfied, the administrative committee will certify such fact in writing. If the performance goals relating to a performance award are not satisfied during the performance period, the awards will be forfeited. If the performance goals and any service-based vesting schedule relating to a performance award are satisfied, the award will be distributed (or any vesting-related legend will be removed from any stock certificates previously delivered to the award recipient). If the performance goals relating to a performance award are achieved prior to the end of the performance period, the awards may be distributed early.

Performance-Based Restricted Stock Awards

        The administrative committee sets the terms and conditions of the performance-based restricted stock awards that it grants. As a general rule, shares of Provident's common stock that are subject to a performance-based restricted stock award are held by the administrative committee for the benefit of the award recipient until it determines and certifies that the applicable performance goals have been attained, at which time, they are transferred to the award recipient. Unless the administrative committee determines otherwise with respect to any performance-based restricted stock award, before the shares subject to a performance-based restricted stock award are vested and transferred to the award recipient, the administrative committee will exercise any voting rights, the participant will direct the response of any tender, exchange or other offer and the administrative committee will accumulate any dividends or distributions for distribution at the same time and terms as the underlying shares. In the alternative, the administrative committee may authorize the immediate distribution of the restricted shares to the award recipient in the form of a stock certificate bearing a legend containing the applicable vesting restrictions.

Restricted Stock Unit Awards and Performance Unit Awards

        The administrative committee sets the terms and conditions of the restricted stock unit awards and performance unit awards that it grants. A restricted stock unit award is denominated in shares and represents the right to receive a payment in a number of shares or an amount based on the fair market value of a number of shares of Provident's common stock on the date the award is granted, vests or any other date specified by the administrative committee, in each case, as set forth in the applicable award agreement, or a percentage of such number or shares or such amount (which may exceed 100%) depending on the level of the performance goals attained. A performance unit award is denominated in a specified dollar amount and represents the right to receive a payment of the specified dollar amount or a percentage of such amount (which may exceed 100%), depending on the level of the performance goals attained. At the time of grant, the administrative committee can specify a maximum amount payable in respect of a restricted stock unit award or performance unit award. After the administrative committee determines and certifies that the applicable performance goals have been attained, a restricted stock unit award or performance unit award will be paid in cash or shares of Provident's common stock or a combination of cash and shares of Provident's common stock, as determined in the discretion of the administrative committee.

        The administrative committee may require a holding period for any performance award settled in shares of common stock, or a vesting period based on continued service after such a settlement.

Deferred Stock Awards

        The administrative committee sets the terms and conditions of the deferred stock awards that it grants. Deferred stock awards represent the right to receive a specified number of shares of Provident's common stock, to the extent vested, at the end of a deferral period determined by the administrative committee. Shares of common stock subject to deferred stock awards will be held in a grantor trust that is subject to claims of Provident's creditors in the event of Provident's insolvency. Unless the administrative committee determines otherwise with respect to any deferred stock award, before the shares subject to a deferred stock award are vested, the administrative committee will exercise any voting rights and accumulate any dividends or distributions for distribution at the same time and terms as the underlying shares.

Other Stock-Based Awards

        The administrative committee sets the terms and conditions of the other stock-based awards that it grants. Other stock-based awards generally include any other type of award that is denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares of Provident's common stock. Other stock-based awards may or may not be subject to performance goals, at the discretion of the administrative committee. Other stock awards may include awards made to eligible employees in settlement of obligations under other compensation plans.

Vesting of Awards

  Stock Options, Stock Appreciation Rights and Non-Performance Based Awards

        Unless otherwise specified by the administrative committee, stock options, stock appreciation rights, restricted stock awards, deferred stock awards and other stock-based awards (other than those subject to performance goals) will vest at the rate of one-third per year beginning on the first anniversary of the grant date. Restricted stock awards, deferred stock awards and other stock-based awards (other than those subject to performance goals) made to officers or employees cannot vest more rapidly than this rate, other than on account of the recipient's death, disability or retirement or upon a change in control, provided that this requirement does not apply to 20% of such authorized awards. Unless otherwise specified by the administrative committee, in the event of termination of employment due to retirement, death or disability, the vesting of any of the foregoing awards will be accelerated. Any of the foregoing awards that are not vested on the date that a recipient terminates employment will be cancelled without consideration (other than a refund of the lesser of the amount (if any) paid when the award was made and the fair market value of the unvested shares on the date of forfeiture) on the date the recipient terminates employment.

        Upon a change in control, all outstanding stock options, stock appreciation rights and non-performance based awards held by a non-employee director will vest and become exercisable (if applicable) on the date of the change in control. At any time following a change in control, if an employee or officer who is an award recipient is involuntarily discharged without cause, at any time following a change in control, then all outstanding stock options, stock appreciation rights and non-performance based awards held by that employee or officer will vest and become exercisable (if applicable) on the date of that discharge.

  Performance Awards

        Unless otherwise specified by the administrative committee, the vesting date of performance-based restricted stock awards, restricted stock unit awards, performance unit awards and other stock-based awards subject to performance goals is the date on which payment is made and all such unvested awards will be forfeited without consideration (other than a refund of the lesser of the amount (if any) paid when the award was made and the fair market value of the unvested shares on the date of forfeiture) on the date the recipient terminates employment.

Mergers and Reorganizations

        The number of shares available under the amended Provident stock plan, the maximum limits on awards available for grants to individual employees and directors, and any outstanding awards will be adjusted to reflect any merger, consolidation or business reorganization in which Provident is the surviving entity, and to reflect any stock split, stock dividend, spin-off or other event where the administrative committee determines an adjustment is appropriate in order to prevent the enlargement or dilution of an award recipient's rights. If a merger, consolidation or other business reorganization occurs and Provident is not the surviving entity, outstanding options and stock appreciation rights will be exchanged for options or stock appreciation rights linked to the equity of the surviving entity that are designed to neither increase nor diminish the rights of the holders of the outstanding options or stock appreciations rights, except to the extent that the administrative committee provides that any such awards will be settled for a monetary payment when the merger, consolidation or reorganization occurs. If a merger, consolidation or other business reorganization occurs and Provident is not the surviving entity, outstanding restricted stock awards, performance-based restricted stock awards, deferred stock awards and other stock-based awards that are denominated and/or payable in, and/or value by reference to shares, of Provident's common stock, will be exchanged for the same consideration received by stockholders generally in the transaction, with such consideration subject to the same terms and conditions of the award.

Conditions of Effectiveness

        The amended Provident stock plan will become effective upon its approval by Provident's stockholders and will continue in effect until the ten year anniversary of the date on which the Provident stock plan was initially approved, unless terminated sooner. No performance-based awards intended to satisfy the "performance-based" exception under Section 162(m) of the Code (other than stock options or stock appreciation rights) will be granted after the fifth anniversary of the amended Provident stock plan's effective date unless the list of permissible performance goals is re-approved by the stockholders.

Termination or Amendment

        Provident's board of directors has the authority to amend the amended Provident stock plan at any time or to suspend or terminate this plan in whole or in part at any time by giving written notice to the administrative committee; however, all awards that have been granted under the amended Provident stock plan and are outstanding on the date of any such suspension or termination of the plan will remain outstanding and exercisable for the period and terms and conditions set forth in the agreements between the administrative committee and the recipients.

        To the extent required to comply with the Code and as a New York Stock Exchange listed company, Provident is required to seek stockholder approval for amendments to the amended Provident stock plan that are deemed material revisions under the New York Stock Exchange listing rules. No material amendments affecting the terms of performance awards intended to satisfy the "performance-based" exception under Section 162(m) of the Code may be made without stockholder approval.

Stock Option and Stock Appreciation Right Repricing

        The administrative committee, the independent directors and Provident's board of directors are prohibited from making any adjustment or amendment to an outstanding stock option or stock appreciation right that reduces or has the effect of reducing its exercise price. The provisions of the amended Provident stock plan prohibiting such adjustments and amendments cannot be amended to lessen the prohibition without stockholder approval.

Clawbacks

        The amended Provident stock plan specifically provides for forfeiture of awards and/or payment to Provident of compensation received from awards to the extent necessary for compliance with applicable clawback requirements of the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the general policies of Provident or the terms and conditions of an award.

Federal Income Tax Consequences

        The following discussion is intended to be a summary and is not a comprehensive description of the federal tax laws, regulations and policies affecting awards that may be granted under the amended Provident stock plan. Any descriptions of the provisions of any law, regulation or policy are qualified in their entirety by reference to the particular law, regulation or policy. Any change in applicable law or regulation or in the policies of various taxing authorities may have a significant effect on this summary. The amended Provident stock plan is not a qualified plan under section 401(a) of the Code.

  Stock Options

        Incentive stock options will not give rise to federal income tax consequences when they are granted. If they are exercised during employment or within three months after termination of employment (one year in cases of termination due to death or disability), the exercise will not create federal income tax consequences either. When the shares acquired on exercise of an incentive stock option are sold, the seller must pay federal income taxes on the amount by which the sales price exceeds the purchase price. This amount will be taxed at capital gains rates if the sale occurs at least two years after the option was granted and at least one year after the option was exercised. Otherwise, it is taxed as ordinary income. The amount by which the fair market value of the shares acquired on exercise exceeds the option exercise price will be an item of adjustment in the year of exercise for purposes of determining the option holder's liability, if any, for alternative minimum tax.

        Incentive stock options that are exercised more than one year after termination of employment due to death or disability or three months after termination of employment for other reasons are treated as nonqualified stock options. Nonqualified stock options will not create federal income tax consequences when they are granted. When they are exercised, federal income taxes at ordinary income tax rates must be paid on the amount by which the fair market value of the shares acquired by exercising the option exceeds the exercise price. When an option holder sells shares acquired by exercising a nonqualified stock option, he or she must pay federal income taxes on the amount by which the sales price exceeds the purchase price plus the amount included in ordinary income at option exercise. This amount will be taxed at capital gains rates, which will vary depending upon the time that has elapsed since the exercise of the option. A cash payment, if directed by the administrative committee on a merger or other reorganization under the amended Provident stock plan's change in control provisions, is taxed as if it were the exercise of a nonqualified stock option followed immediately by a resale of the stock acquired by exercising the option.

        When a nonqualified stock option is exercised, Provident may be allowed a federal income tax deduction for the same amount that the option holder includes in his or her ordinary income. When an incentive stock option is exercised, there is no tax deduction unless the shares acquired are resold sooner than two years after the option was granted or one year after the option was exercised. A cash payment if directed by the administrative committee on a merger or other reorganization under the amended Provident stock plan's change in control provisions is deductible as if it were the exercise of a non-qualified stock option.

  Stock Appreciation Rights

        Stock appreciation rights do not have federal income tax consequences for recipients or for Provident when they are granted. When a stock appreciation right is exercised, the amount paid in settlement is included in the recipient's gross income for federal income tax purposes, and Provident may be entitled to claim a federal tax deduction for a like amount.

  Restricted Stock Awards and Performance-Based Restricted Stock Awards

        Restricted stock awards and performance-based restricted stock awards granted under the amended Provident stock plan do not result in federal income tax consequences to either Provident or the award recipient when they are made. Once the award is vested and the shares subject to the award are distributed, the award recipient will generally be required to include in ordinary income, for the taxable year in which the vesting date occurs, an amount equal to the fair market value of the shares on the vesting date. Provident will generally be allowed to claim a deduction for compensation expense in a like amount. If dividends are paid on unvested shares held under the amended Provident stock plan, such dividend amounts will also be included in the ordinary income of the recipient. Provident will be allowed to claim a deduction for compensation expense for this amount as well. In certain cases, a recipient of a restricted stock award that is not a performance-based restricted stock award may elect to include the value of the shares subject to a restricted stock award in income for federal income tax purposes when the award is made instead of when it vests.

  Other Stock-Based Awards

        The tax consequences of other stock-based awards will depend on the specific terms of each award.

  Other Awards

        Restricted stock unit awards, performance unit awards and deferred stock awards will not create federal income tax consequences when they are granted. Recipients generally recognize ordinary income in an amount equal to any cash received and the fair market value of any shares received on the date of payment or delivery. In the same taxable year, Provident will generally be allowed to claim a deduction for compensation expense in a like amount. If dividends are paid on unvested shares held under the amended Provident stock plan, such dividend amounts will also be included in the ordinary income of the recipient. Provident will be allowed to claim a deduction for compensation expense for this amount as well.

  Deduction Limits

        Section 162(m) of the Code limits Provident's deductions for compensation in excess of $1,000,000 per year for Provident's chief executive officer and the three most highly paid executives named in the summary compensation table in Provident's annual proxy statement other than Provident's chief executive officer and chief financial officer. Compensation amounts resulting from so-called "qualified performance-based compensation" are not subject to this limit. Restricted stock awards, other than performance-based restricted stock awards, deferred stock awards and other stock-based awards that are not subject to performance goals may be subject to this deduction limitation if the amount of the restricted stock awards plus other compensation of the executive that is subject to the limit exceeds $1,000,000. Provident has designed the amended Provident stock plan so that stock options, stock appreciation rights, performance-based restricted stock awards, restricted stock unit awards, performance unit awards and other stock-based awards that are subject to performance goals may qualify as qualified performance-based compensation that is not subject to the $1,000,000 deduction limit. Provident expects that the administrative committee will take these deduction limits into account in setting the size and the terms and conditions of awards. However, the administrative committee may in its discretion decide to grant awards that exceed the deduction limit.

        The preceding statements are intended to summarize the general principles of current federal income tax law applicable to awards that may be granted under the amended Provident stock plan. State and local tax consequences may also be significant.

  New Plan Benefits

        Awards under the amended Provident stock plan are discretionary and the administrative committee has not yet determined to whom awards will be made and the terms and conditions of such awards, other than an award to Louis J. Cappelli in connection with the merger and pursuant to his Services and Covenant Agreement with Provident (see "The Merger—Interests of Sterling's Directors and Executive Officers in the Merger—Employment and Change of Control Agreements with the Sterling Executive Officers").

Equity Compensation Plan Information

        The following table presents information on Provident's equity compensation plans as of September 30, 2012.

Plan Category	Number of Shares to Be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Shares Remaining for Future Issuance under Equity Compensation Plans
Plans approved by Provident stockholders	1,864,954	$11.19	2,875,877

Plans not approved by Provident stockholders	107,526	$8.46	—

Total	1,972,480	$11.04	2,875,877

 INFORMATION ABOUT PROVIDENT

        Provident New York Bancorp is a Delaware corporation that owns all of the outstanding shares of common stock of Provident Bank. At March 31, 2013, Provident had, on a consolidated basis, assets of $3.71 billion, deposits of $2.80 billion and stockholders' equity of $494.7 million. Provident Bank, an independent, full-service bank founded in 1895, is headquartered in Montebello, New York and is the principal bank subsidiary of Provident. With $3.71 billion in assets and 485 full-time equivalent employees, Provident Bank accounts for substantially all of Provident's consolidated assets and net income. Provident Bank is a growing financial services firm that specializes in the delivery of service and solutions to business owners, their families, and consumers in communities within the greater New York City area through teams of dedicated and experienced relationship managers.

        Provident's stock is traded on the New York Stock Exchange under the symbol "PBNY".

        Provident's principal office is located at 400 Rella Blvd., Montebello, New York 10901, and its telephone number at that location is (845) 369-8040. Additional information about Provident and its subsidiaries is included in documents incorporated by reference in this joint proxy statement/prospectus. See "Where You Can Find More Information."

 INFORMATION ABOUT STERLING

        Sterling Bancorp, a New York corporation, is a New York City-based financial corporation that owns all of the outstanding shares of common stock of Sterling National Bank. At March 31, 2013, Sterling had, on a consolidated basis, assets of $2.8 billion, deposits of $2.3 billion and shareholders' equity of $232 million. Since 1929, Sterling National Bank, Sterling's principal banking subsidiary, has served the needs of businesses, professionals and individuals in the New York metropolitan area and beyond. Sterling provides clients with a full range of depository and cash management services and a broad portfolio of financing solutions—including working capital lines, accounts receivable and inventory financing, factoring, trade financing, payroll funding and processing, equipment financing, commercial and residential mortgages and mortgage warehouse lines of credit. Sterling National Bank maintains 17 offices: 13 offices in New York City; two in Nassau County (one in Great Neck and the other in Woodbury, New York) and one in Yonkers, New York and an office in Connecticut.

        Sterling's stock is traded on the New York Stock Exchange under the symbol "STL".

        Sterling's principal office is located at 650 Fifth Avenue, New York, New York 10019, and its telephone number at that location is (212) 757-3300. Additional information about Sterling and its subsidiaries is included in documents incorporated by reference in this joint proxy statement/prospectus. See "Where You Can Find More Information," beginning on page 224.

 THE MERGER

        The following discussion contains certain information about the merger. The discussion is subject, and qualified in its entirety by reference, to the merger agreement attached as Annex A to this joint proxy statement/prospectus and incorporated herein by reference. We urge you to read carefully this entire joint proxy statement/prospectus, including the merger agreement attached as Annex A, for a more complete understanding of the merger.

 Terms of the Merger

        Each of Provident's and Sterling's respective boards of directors has approved the merger agreement. The merger agreement provides for the merger of Sterling with and into Provident, with Provident continuing as the surviving corporation. Provident's certificate of incorporation will be amended at the effective time of the merger to change its name to "Sterling Bancorp" and increase the number of authorized shares of Provident common stock. Immediately following the completion of the merger, Provident's wholly owned bank subsidiary, Provident Bank, will convert into a national bank, and Sterling National Bank, a wholly owned bank subsidiary of Sterling, will merge with and into Provident Bank. Provident Bank will be the surviving association in the bank merger and will change its name to "Sterling National Bank".

        In the merger, each share of Sterling common stock, par value $1.00 per share, issued and outstanding immediately prior to the completion of the merger, except for specified shares of Sterling common stock held by Sterling or Provident, will be converted into the right to receive 1.2625 shares of Provident common stock, par value $0.01 per share. No fractional shares of Provident common stock will be issued in connection with the merger, and holders of Sterling common stock will be entitled to receive cash in lieu thereof.

        Sterling shareholders and Provident stockholders are being asked to adopt the merger agreement. See "The Merger Agreement" for additional and more detailed information regarding the legal documents that govern the merger, including information about the conditions to the completion of the merger and the provisions for terminating or amending the merger agreement.

Background of the Merger

        As part of their ongoing consideration and evaluation of their respective long-term prospects and strategies, each of Sterling's and Provident's board of directors and senior management have regularly reviewed and assessed their respective business strategies and objectives, including strategic opportunities and challenges, and have considered various strategic options potentially available to them, all with the goal of enhancing value for their respective stockholders. The strategic discussions have focused on, among other things, the business and regulatory environment facing financial institutions generally and Sterling and Provident, respectively, in particular, as well as conditions and ongoing consolidation in the financial services industry.

        Beginning in early-2012, Jack Kopnisky, President and Chief Executive Officer of Provident, and Louis J. Cappelli, Chairman and Chief Executive Officer of Sterling, engaged in informal discussions regarding general industry and business matters. In the course of these conversations and discussions, Mr. Kopnisky expressed interest in discussing a potential strategic business combination between the two companies.

        These informal conversations were followed by meetings and discussions during the next several months between Mr. Kopnisky and Mr. Cappelli during which they engaged in continued exploratory discussions regarding a potential strategic business combination involving their respective companies and the benefits for each company that could result from such a transaction. These discussions did not involve specific proposed merger terms, but rather centered around general information about each company and the benefits that might result from a strategic merger transaction principally based on and reflecting the relative market values of the companies and involving proportionate representation on the board of the potential combined company. Mr. Kopnisky and Mr. Cappelli also discussed the results of these meetings, as well as the potential benefits of a strategic business combination, with members of their respective senior management teams.

        At several meetings of the Provident board of directors and the executive committee of the board, beginning late in the spring of 2012, Mr. Kopnisky and the senior management team of Provident reviewed for the board of directors their discussions with Mr. Cappelli and the senior management team of Sterling, and the directors discussed with Provident's senior management team Sterling and the interest of Sterling in a strategic business combination with Provident. They also discussed the potential strategic fit and benefits of a business combination with Sterling, including the potential synergies from such a transaction. Following these discussions, the Provident board of directors authorized Mr. Kopnisky and Provident's senior management to continue discussions with Sterling relating to a possible business combination transaction between the two companies.

        Also in summer 2012, Sterling retained J.P. Morgan and KBW as financial advisors, and Provident retained Credit Suisse and BofA Merrill Lynch as financial advisors in connection with a potential transaction between the parties. With respect to Provident, each of its financial advisors has long had significant advisory relationships with Provident and in view of the significant and transformative nature of the transaction, Provident determined it would benefit from the financial advice and assistance of two independent advisors. Given the significant and transformative nature of the transaction, Sterling also determined it would benefit from the advice and fairness opinion of two independent advisors. Sterling selected KBW, who has long had a significant advisory relationship with Sterling, and J.P. Morgan.

        Mr. Cappelli informed the Sterling board of directors about preliminary discussions with Provident regarding a potential strategic business combination during meetings held in September and November of 2012.

        Through the end of 2012 and into January of 2013, Provident's and Sterling's respective senior executives and financial advisors engaged in further discussions regarding a possible business combination and the businesses of the two companies. Provident's and Sterling's respective senior management teams, assisted by their respective financial advisors, began to discuss a potential business combination on terms which would provide for the merger of Provident and Sterling in a stock for stock transaction based on a fixed exchange ratio, with the board of directors of the combined company to be comprised of former Provident directors and former Sterling directors based on the relative ownership of the combined entity by Provident stockholders and Sterling shareholders, respectively. These discussions were consistent with the broad outlines of a potential transaction previously discussed, but began for the first time to focus on economic and governance terms. As these discussions continued, Provident and Sterling each determined that the discussions to date merited more detailed due diligence investigations and, accordingly, executed a confidentiality agreement in January of 2013. In addition, Provident retained Wachtell, Lipton, Rosen & Katz as legal advisors and Sterling retained Sullivan & Cromwell LLP as legal advisors.

        Following the execution of the confidentiality agreement, and through March of 2013, representatives of Provident and Sterling (including outside legal counsel and other advisors and consultants) conducted mutual due diligence involving the management teams from both companies. In early March 2013, the parties and their outside counsel began preliminary drafting of the merger agreement and the related transaction documents.

        In March 2013, senior management of Provident and Sterling met with representatives of the Federal Reserve Board and the OCC to brief the regulators on the potential transaction on a preliminary and confidential basis.

        Mr. Kopnisky and Provident's senior management team and financial advisors regularly updated the board of directors of Provident on the continuing conversations between the parties regarding a potential merger transaction and senior management also updated the board on the results of their due diligence investigations.

        Mr. Cappelli and Sterling's senior management updated the Sterling board of directors about discussions with Provident regarding a potential merger transaction at each regularly scheduled board meeting in early 2013. At the March 13 meeting, Mr. Cappelli also informed the board that the comprehensive due diligence process undertaken by the parties had been completed and that the parties had also held confidential discussions with the bank regulators regarding a potential merger transaction with Provident. Mr. Cappelli and Mr. Tietjen then reviewed the key terms of the potential transaction with the board.

        As a result of continuing discussions, the parties agreed to recommend to their respective boards of directors a transaction in which Sterling would merge with and into Provident in an all-stock transaction, with Sterling shareholders to receive 1.2625 shares of Provident common stock in exchange for each share of Sterling common stock. The fixed exchange ratio was determined through negotiation of the parties based on the relative values of the respective companies, including then current and historical market values and the expected contribution of each company to the value of the combined organization. Through its senior management, and following consultation with its advisors, Provident had initially proposed an exchange ratio of one share of Provident common stock for each share of Sterling common stock. Thereafter, senior management of Sterling, after consultation with its advisors, responded with a counteroffer that contemplated an exchange ratio of 1.275 shares of Provident common stock for each share of Sterling common stock. After further continued negotiations and discussion among the parties and their advisors, it was ultimately agreed that the exchange ratio would be fixed at 1.2625. The transaction would also provide that Mr. Kopnisky would serve as President and Chief Executive Officer of the combined company and Mr. Cappelli would serve as Chairman of the board of directors of the combined company, with the board of directors of the combined company to consist of thirteen directors, seven of which would be former Provident directors (including Mr. Kopnisky) and six of which would be former Sterling directors (including Mr. Cappelli and John Millman, Sterling's current President).

        On March 28, 2013, the Provident board of directors held a meeting to consider, based on presentations from Provident's senior management and outside legal and financial advisors, the status of a potential business combination transaction with Sterling. Provident's management further reviewed for the Provident board of directors the background of discussions with Sterling and the progress of negotiations, and reported on Provident's due diligence investigations of Sterling. Provident's financial advisors, Credit Suisse and BofA Merrill Lynch, reviewed with the Provident board of directors additional information, including financial information regarding Provident, Sterling and the transaction. In addition, Provident's legal advisors, Wachtell, Lipton, Rosen & Katz, reviewed the most recent draft of the proposed merger agreement (which was substantially similar in all material respects to the initial draft it prepared and delivered to Sterling and its counsel) and related agreements as well as the legal standards applicable to the board's decisions and actions with respect to the proposed transaction. In the course of considering the transaction and whether to consider potential alternatives, the Provident board considered its strategic objectives to expand its presence in the greater metropolitan New York market and diversifying its loan portfolio into commercial loan asset classes, along with the other matters described below under "—Provident's Reasons for the Merger", and determined that the Sterling transaction represented an attractive opportunity that should be pursued in lieu of considering other potentially available alternatives that could become available at some point in the future. Following questions and discussions among those in attendance, Provident's board of directors authorized Provident's senior management to complete negotiations with Sterling and finalize definitive documentation regarding the potential transaction.

        On April 2, 2013, the Sterling board of directors held a meeting to consider the proposed merger of Sterling with and into Provident in accordance with the terms of the draft agreement and plan of merger. Mr. Cappelli and Mr. Tietjen provided the board with their perspective on the proposed merger and representatives of Sullivan & Cromwell reviewed with the board the legal standards applicable to the board's decisions and actions on the proposed merger. The board considered presentations from Sterling's senior management and outside financial advisors regarding the key terms of the merger agreement and the strategic and financial rationales for the proposed merger. Sterling's management also reported on Sterling's due diligence investigations of Provident. Representatives of Sterling's financial advisors reviewed with the Sterling board of directors additional information, including financial information regarding Sterling, Provident and the transaction. In addition, representatives of Sullivan & Cromwell reviewed the most recent draft of the proposed merger agreement and related agreements. Sterling's senior management and outside legal and financial advisors responded to questions from the directors throughout the meeting and there were discussions among the directors and management. Sterling's independent directors also met with outside legal and financial advisors in two executive sessions and the meeting of the Sterling board of directors was recessed until the following day at the end of the second executive session.

        Following these board meetings, the parties and their outside counsel worked to finalize the terms of the merger agreement and the related transaction documents.

        On April 3, 2013, the Provident board of directors held a joint telephonic meeting of the board of directors and the compensation committee of the board of directors of Provident. At the meeting, the board of directors received an update from Provident's management on the status of negotiations with Sterling. Also at this meeting, BofA Merrill Lynch reviewed with Provident's board of directors its financial analysis of the exchange ratio and delivered to Provident's board of directors an oral opinion, which was confirmed by delivery of a written opinion dated April 3, 2013, to the effect that, as of that date and based on and subject to various assumptions and limitations described in its opinion, the exchange ratio provided for in the merger was fair, from a financial point of view, to Provident. Representatives of Credit Suisse also presented its financial analyses of the exchange ratio and delivered an oral opinion to the Provident board of directors, which was confirmed by delivery of a written opinion dated April 3, 2013, that, as of such date and based upon and subject to various assumptions, matters considered and limitations described therein, the exchange ratio provided for in the merger was fair, from a financial point of view, to Provident.

        Representatives of Wachtell, Lipton, Rosen & Katz, legal advisors to Provident, again discussed with the Provident board of directors the legal standards applicable to its decisions and actions with respect to the proposed transaction, and reviewed the proposed merger agreement and related agreements, including the amendment to Mr. Kopnisky's employment agreement and the employment and services agreements to be entered into with certain key individuals of Sterling, as described elsewhere in this joint proxy statement/prospectus.

        Following these discussions, and review and discussion among the members of the Provident board of directors, including consideration of the factors described under "—Provident's Reasons for the Merger; Recommendation of Provident's Board of Directors", the Sterling board determined that a strategic transaction with Provident would create the opportunity for a combined company with superior future earnings prospects, a more diversified balance sheet and loan portfolio and expanded opportunities, including organic growth and future acquisitions. The Sterling board further believed that the complementary nature of the cultures and product mix of the two companies, including with respect to strategic focus, target markets and client service, would facilitate integration and implementation of the transaction. In view of the unique business fit between Sterling and Provident and the other reasons described below under "—Sterling's Reasons for the Merger; Recommendation of Sterling's Board of Directors—", the Sterling board believed a merger with Provident represented an attractive and unique opportunity with the potential to deliver a higher long-term value to Sterling's shareholders than other potential alternatives that may come available in the future.

        The Provident board of directors determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of Provident and its stockholders, and the directors voted unanimously to approve the merger agreement and the transactions contemplated thereby and recommended that Provident's stockholders adopt the merger agreement.

        On April 3, 2013, the Sterling board of directors reconvened the recessed April 2 meeting and continued its consideration of the merger agreement and the potential transaction. At the meeting, the board of directors received an update from Sterling's management and Sullivan & Cromwell on the status of negotiations with Provident. Also at this meeting, representatives of J.P. Morgan reviewed with Sterling's board of directors its financial analysis of the exchange ratio and delivered to Sterling's board of directors an oral opinion, which was confirmed by delivery of a written opinion dated April 3, 2013, to the effect that, as of such date and based on and subject to various factors, assumptions and limitations set forth in its opinion, the exchange ratio was fair, from a financial point of view, to the holders of Sterling common stock. Representatives of KBW also presented its financial analyses of the exchange ratio and delivered an oral opinion to the Sterling board of directors, which was confirmed by delivery of a written opinion dated April 3, 2013, that, as of such date and based upon and subject to various assumptions, considerations, qualifications and limitations set forth in its opinion, the exchange ratio in the merger was fair, from a financial point of view, to holders of Sterling common stock.

        Following these discussions, and review and discussion among the members of Sterling's board of directors, including consideration of the factors described under "—Sterling's Reasons for the Merger; Recommendation of Sterling's Board of Directors", the Sterling board of directors determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of Sterling and its shareholders, and the directors voted unanimously to adopt the merger agreement and approve the transactions contemplated thereby and recommended that Sterling's shareholders adopt the merger agreement.

        Following completion of the April 3 board meetings, the merger agreement and related agreements were executed and delivered and the transaction was announced on the morning of April 4, 2013, in a press release issued jointly by Provident and Sterling.

Sterling's Reasons for the Merger; Recommendation of Sterling's Board of Directors

        In reaching its decision to adopt the merger agreement, and approve the merger and the other transactions contemplated by the merger agreement, and to recommend that its shareholders adopt the merger agreement, the Sterling board of directors consulted with Sterling management, as well as its independent financial and legal advisors, and considered a number of factors, including the following material factors:

  •
  each of Sterling's, Provident's and the combined company's business, operations, financial condition, asset quality, earnings and prospects. In reviewing these factors, the Sterling board of directors considered its view that Provident's financial condition and asset quality are sound, that Provident's business and operations complement those of Sterling and that the merger would result in a combined company with a more diversified balance sheet and loan portfolio as well as a superior deposit mix and attractive cost of funding. The board of directors further considered that Provident's earnings and prospects, and the synergies potentially available in the proposed transaction, create the opportunity for the combined company to have superior future earnings and prospects compared to Sterling's earnings and prospects on a stand-alone basis. In particular, the board of directors considered the following:

  •
  the potential of creating a premier banking franchise specializing in serving small-to-middle market commercial and consumer clients in the greater New York metropolitan area;

    •
    the ability to leverage Sterling's commercial product and lending expertise and relationship-based team distribution strategy across the combined company, including into portions of the metro New York area where Sterling does not currently operate;

    •
    the complementary nature of the cultures and product mix of the two companies, including with respect to strategic focus, target markets and client service, which management believes should facilitate integration and implementation of the transaction; and

    •
    the expanded possibilities, including organic growth and future acquisitions, that would be available to the combined company, given its larger size, asset base, capital and footprint;

  •
  the anticipated pro forma impact of the merger on the combined company, including the expected impact on financial metrics including earnings and tangible equity per share and on regulatory capital levels;

  •
  the structure of the transaction as a stock-for-stock merger following which Sterling's existing shareholders will continue to participate in the future success of the combined company and reap the benefits of any synergies achieved or any future transactions that might be pursued by the combined company;

  •
  the anticipated continued participation of Sterling's board of directors and management in the combined company, which enhances the likelihood that the strategic benefits that Sterling expects to achieve as a result of the merger will be realized and that the benefits and talents that Sterling brings to the combined institution will be appropriately valued and effectively utilized; in particular, Sterling's board of directors considered the following:

  •
  that the board of directors of the combined company would consist initially of seven Provident directors and six Sterling directors, including Sterling's current Chairman and Chief Executive Officer and Sterling's current President;

  •
  that the Chairman of the combined company would initially be Sterling's current Chairman and Chief Executive Officer; and

  •
  the substantial participation of other Sterling officers in senior management of the combined company;

  •
  its understanding of the current and prospective environment in which Sterling and Provident operate, including national and local economic conditions, the interest rate environment, increasing operating costs resulting from regulatory initiatives and compliance mandates, the competitive environment for financial institutions generally, and the likely effect of these factors on Sterling both with and without the proposed transaction;

  •
  the availability of alternative transactions, including consideration of the following:

  •
  the fact that, in a consolidating industry, institutions with an interest in merging with another institution typically make that interest known;

  •
  the fact that, in the current regulatory environment, many institutions may not be able to obtain regulatory approval for a strategic transaction, such as a transaction with Sterling;

  •
  the attractiveness and strategic fit of Provident as a potential merger partner; and

  •
  the likelihood of an alternative transaction emerging;

  •
  its review and discussions with Sterling's management concerning the due diligence examination of the business of Provident;

  •
  management's expectation that the combined company will have a strong capital position upon completion of the transaction;

  •
  its belief that the transaction is likely to provide substantial value to Sterling's shareholders. In particular, Sterling believes that:

  •
  the transaction should be approximately 39.9% accretive from an earnings per share in 2015 perspective to Sterling shareholders on a GAAP basis;

  •
  the transaction should be immediately 18% accretive from a tangible book value per share perspective to Sterling shareholders;

  •
  pro forma return on equity is expected to be meaningfully higher than peer institutions' and implies a potential stock price well above Provident's current stock price;

  •
  the transaction is expected to result in significant annual cost savings; and

  •
  while revenue enhancements were not included in the forecasted synergies, the transaction will create meaningful potential revenue opportunities, including opportunities to cross-sell expanded products and services to a larger combined customer base, specifically opportunities related to asset based lending, factoring commercial and industrial, payroll finance, equipment finance and other business-oriented lines, commercial and residential real estate and wealth management, as well as expanded mortgage banking business opportunities;

  •
  the expectation that the transaction will be generally tax-free for United States federal income tax purposes to Sterling's shareholders;

  •
  the separate written opinions of each of J.P. Morgan and KBW, Sterling's financial advisors, dated as of April 3, 2013, delivered to the Sterling board of directors to the effect that, as of that date, and subject to and based on the various assumptions, considerations, qualifications and limitations set forth in the opinion, the exchange ratio was fair, from a financial point of view, to the holders of Sterling common stock;

  •
  the fact that the exchange ratio is fixed, which the Sterling board of directors believed was consistent with market practice for transactions of this type and with the strategic purpose of the transaction;

  •
  its review with its independent legal advisor, Sullivan & Cromwell LLP, and its independent financial advisors J.P. Morgan and KBW, of the financial and other terms of the merger agreement, including the fixed exchange ratio, tax treatment and mutual deal protection and termination fee provisions;

  •
  the potential risks associated with achieving anticipated cost synergies and savings and successfully integrating Provident's business, operations and workforce with those of Sterling;

  •
  the transaction-related restructuring charges and other merger-related costs;

  •
  the nature and amount of payments to be received by Sterling's management in connection with the merger;

  •
  the potential risk of diverting management attention and resources from the operation of Sterling's business and towards the completion of the merger; and

  •
  the regulatory and other approvals required in connection with the merger and the expectation that such regulatory approvals will be received in a timely manner and without the imposition of unacceptable conditions.

        The foregoing discussion of the information and factors considered by the Sterling board of directors is not intended to be exhaustive, but includes the material factors considered by the Sterling board of directors. In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the Sterling board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Sterling board of directors considered all these factors as a whole, including discussions with, and questioning of, Sterling's management and Sterling's independent financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination.

        For the reasons set forth above, the Sterling board of directors unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, are advisable and in the best interests of Sterling and its shareholders, and unanimously adopted and approved the merger agreement and the transactions contemplated by it.

        The Sterling board of directors unanimously recommends that the Sterling shareholders vote "FOR" the approval of the merger proposal and other merger-related proposals.

 Opinion of J.P. Morgan

        Pursuant to an engagement letter effective as of June 26, 2012, Sterling retained J.P. Morgan as its financial advisor in connection with the merger. At the meeting of the Sterling board of directors on April 3, 2013, J.P. Morgan rendered its oral opinion to the Sterling board of directors (which was subsequently confirmed in writing by delivery of J.P. Morgan's written opinion dated the same date) that, as of such date and based upon and subject to the various factors, assumptions and limitations set forth in its opinion, the exchange ratio in the merger was fair, from a financial point of view, to the holders of Sterling common stock. The J.P. Morgan written opinion, dated April 3, 2013, is sometimes referred to herein as the J.P. Morgan opinion.

        The full text of the written opinion of J.P. Morgan, dated April 3, 2013, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken in rendering its opinion, is attached as Annex B to this joint proxy statement/prospectus and is incorporated herein by reference. The summary of the J.P. Morgan opinion set forth in this document is qualified in its entirety by reference to the full text of the opinion which is attached as Annex B to this joint proxy statement/prospectus. Sterling shareholders should read this opinion carefully and in its entirety. The J.P. Morgan opinion is addressed to the Sterling board of directors, is directed only to the exchange ratio in the merger and does not constitute a recommendation to any Sterling shareholder as to how such shareholder should vote with respect to the merger or any other matter. The issuance of the J.P. Morgan opinion was approved by a fairness opinion committee of J.P. Morgan. J.P. Morgan provided its opinion to the Sterling board of directors in connection with and for the purposes of its evaluation of the merger.

        In connection with preparing its opinion, J.P. Morgan, among other things:

  •
  reviewed a draft, dated April 2, 2013, of the merger agreement;

  •
  reviewed certain publicly available business and financial information concerning Sterling and Provident and the industries in which they operate;

  •
  compared the financial and operating performance of Sterling and Provident with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of the Sterling common stock and the Provident common stock and certain publicly traded securities of such other companies;

  •
  reviewed certain internal financial analyses and forecasts prepared by or at the direction of the managements of Sterling and Provident relating to their respective businesses, as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the merger; and

  •
  performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

        J.P. Morgan also held discussions with certain members of the management of Sterling and Provident with respect to certain aspects of the merger, and the past and current business operations of Sterling and Provident, the financial condition and future prospects and operations of Sterling and Provident, the effects of the merger on the financial condition and future prospects of Sterling and Provident, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

        In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by Sterling and Provident or otherwise reviewed by or for J.P. Morgan, and J.P. Morgan did not independently verify (nor did it assume responsibility or liability for independently verifying) any such information or its accuracy or completeness. J.P. Morgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan conduct any review of the individual credit files of Sterling or Provident, evaluate the adequacy of the loan or lease loss reserves of Sterling or Provident or evaluate the solvency of Sterling or Provident under any state or federal laws relating to bankruptcy, insolvency or similar matters. J.P. Morgan is not an expert in the evaluation of loan and lease portfolios for assessing the adequacy of the allowances for losses with respect thereto and, accordingly, J.P. Morgan did not make an independent evaluation of the adequacy of the allowance for loan and lease losses of Sterling or Provident and J.P. Morgan assumed, with Sterling's consent, that the respective allowances for loan and lease losses for both Sterling and Provident, respectively, are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. In relying on financial analyses and forecasts provided to J.P. Morgan or derived therefrom, including the synergies referred to above, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of Sterling and Provident to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts (including the synergies referred to above) or the assumptions on which they were based. J.P. Morgan also assumed that the merger and the other transactions contemplated by the merger agreement will qualify as a tax-free reorganization for United States federal income tax purposes, and will be consummated as described in the merger agreement, and that the definitive merger agreement would not differ in any material respects from the draft thereof furnished to it. J.P. Morgan also assumed that the representations and warranties made by Sterling and Provident in the merger agreement and the related agreements are and will be true and correct in all respects material to J.P. Morgan's analysis. J.P. Morgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to Sterling with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on Sterling or Provident or on the contemplated benefits of the merger.

        The J.P. Morgan opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of the J.P. Morgan opinion. It should be understood that subsequent developments may affect the J.P. Morgan opinion, and that J.P. Morgan does not have any obligation to update, revise or reaffirm the J.P. Morgan opinion. The J.P. Morgan opinion is limited to the fairness, from a financial point of view, to the holders of Sterling common stock of the exchange ratio in the merger and J.P. Morgan has expressed no opinion as to the fairness of any consideration to be paid in connection with the merger to the holders of any other class of securities, creditors or other constituencies of Sterling or as to the underlying decision by Sterling to engage in the merger. Furthermore, J.P. Morgan has expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the merger, or any class of such persons relative to the exchange ratio applicable to the holders of Sterling common stock in the merger or with respect to the fairness of any such compensation. J.P. Morgan has expressed no opinion as to the price at which the Sterling common stock, or the Provident common stock will trade at any future time.

        J.P. Morgan was not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of Sterling or any other alternative transaction.

        In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses undertaken by J.P. Morgan in connection with rendering the J.P. Morgan opinion. The following summary, however, does not purport to be a complete description of the financial analysis performed by J.P. Morgan. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by J.P. Morgan, the tables must be read together with the full text of each summary. Considering the data set forth herein without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan's financial analyses.

        The exchange ratio was determined through negotiations between Sterling and Provident and was approved by Sterling's board of directors. Although J.P. Morgan provided advice to Sterling during these negotiations, J.P. Morgan did not recommend that any specific exchange ratio constituted the only appropriate exchange ratio for the merger.

        The projections furnished to J.P. Morgan for Sterling and Provident were prepared by or at the direction of the management of Sterling, in the case of projections relating to the business of Sterling, and by the management of Provident and at the direction of the management of Sterling, in the case of projections relating to the business of Provident, in connection with the merger. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections.

Sterling Trading Multiples Analysis

        Using publicly available information, J.P. Morgan compared selected financial and market data of Sterling with similar data for the following companies:

  •
  Valley National Bancorp;

  •
  Provident Financial Services, Inc.;

  •
  Independent Bank Corporation;

  •
  Brookline Bancorp, Inc.;

  •
  TrustCo Bank Corp NY;

  •
  Flushing Financial Corporation;

  •
  Provident New York Bancorp;

  •
  Lakeland Bancorp, Inc.;

  •
  Hudson Valley Holding Corp.; and

  •
  The First of Long Island Corporation.

        In all instances, multiples were based on closing stock prices on April 2, 2013. For each of the following analyses performed by J.P. Morgan, financial and market data and earnings per share estimates for the selected companies were based on the selected companies' filings with the SEC and information J.P. Morgan obtained from SNL Financial and FactSet Research Systems. The multiples and ratios for each of the selected companies were based on the most recent publicly available information.

        With respect to the selected companies, the information J.P. Morgan presented included:

  •
  multiple of price to estimated earnings per share for 2013, or Price / 2013 EPS; and

  •
  multiple of price to tangible book value per share, or Price / TBV.

        Results of the analysis were presented for the selected companies, as indicated in the following table:

	Selected Companies Median	Sterling
Price / 2013 EPS	13.3x	13.8x
Price / TBV	1.4x	1.5x

        Based on the above analysis, J.P. Morgan then applied a multiple reference range of 12.0x to 14.5x for Price / 2013 EPS and 1.4x to 1.65x for Price / TBV. To arrive at the Price / TBV multiple reference range, J.P. Morgan regressed 2014 Estimated Return on Average Tangible Common Equity ("ROATCE") on Price / TBV for the above selected companies, then applied a 10.0%-12.0% 2014 Estimated ROATCE range to the resultant regression equation. The analysis indicated the following equity values per share of Sterling common stock, as compared to the total consideration of $11.08 per share of Sterling common stock, which was calculated assuming an equivalent exchange ratio of 1.2625x and a closing stock price of Provident common stock of $8.78 on April 2, 2013:

Price / 2013 EPS	$8.64 - 10.44
Price / TBV	$9.24 - 10.89

Sterling Dividend Discount Analysis

        J.P. Morgan conducted a dividend discount analysis for the purpose of determining a range of implied equity values per share for Sterling common stock. A dividend discount analysis is a method of evaluating the equity value of a company using estimates of future dividends to shareholders generated by Sterling and taking into consideration the time value of money with respect to those future dividends by calculating their present value. In performing its analysis, J.P. Morgan utilized the following assumptions, among others:

  •
  a December 31, 2013, valuation date, which was discounted to April 2, 2013;

  •
  10-year dividend discount model;

  •
  earnings and assets provided by Sterling management for 2013-2014 and management approved extrapolations thereafter;

  •
  long-term earnings growth of 6.50% per year for 2015-2023 based on management approved extrapolations;

  •
  long-term asset growth of 5.0% per year for 2013-2023 based on Sterling management estimates and management approved extrapolations thereafter;

  •
  cost of excess capital of 1.5% (pre-tax);

  •
  35% marginal tax rate;

  •
  core dividends per share of $0.36 annually;

  •
  discount rate of 10.5%;

  •
  target tangible common equity to tangible assets ratio of 8.0%; and

  •
  a diluted share count of 31 million.

        These calculations resulted in a range of implied values of $8.21 to $10.72 per share of Sterling common stock, as illustrated by the following table, as compared to the total consideration of $11.08 per share of Sterling common stock, which was calculated assuming an equivalent exchange ratio of 1.2625x and a closing stock price of Provident common stock of $8.78 on April 2, 2013:

	Terminal Multiple
Discount Rate	12.0x	13.0x	14.0x
9.5%	$9.58	$10.15	$10.72
10.5%	$8.86	$9.39	$9.91
11.5%	$8.21	$8.69	$9.16

Provident Trading Multiples Analysis

        Using publicly available information, J.P. Morgan compared selected financial and market data of Provident with similar data for the following companies:

  •
  Valley National Bancorp;

  •
  Provident Financial Services, Inc.;

  •
  Independent Bank Corporation;

  •
  Brookline Bancorp, Inc.;

  •
  TrustCo Bank Corp NY;

  •
  Flushing Financial Corporation;

  •
  Sterling Bancorp;

  •
  Lakeland Bancorp, Inc.;

  •
  Hudson Valley Holding Corp.; and

  •
  The First of Long Island Corporation.

        In all instances, multiples were based on closing stock prices on April 2, 2013. For each of the following analyses performed by J.P. Morgan, financial and market data and earnings per share estimates for the selected companies were based on the selected companies' filings with the SEC and information J.P. Morgan obtained from SNL Financial and FactSet Research Systems. The multiples and ratios for each of the selected companies were based on the most recent publicly available information.

        With respect to the selected companies, the information J.P. Morgan presented included:

  •
  Price / 2013 EPS; and

  •
  Price / TBV.

        Results of the analysis were presented for the selected companies, as indicated in the following table:

	Selected Companies Median	Provident
Price / 2013 EPS	13.3x	14.6x
Price / TBV	1.4x	1.2x

        Based on the above analysis, J.P. Morgan then applied a multiple reference range of 12.0x to 14.5x for Price / 2013 EPS and 1.14x to 1.38x for Price / TBV. To arrive at the Price / TBV multiple reference range, J.P. Morgan regressed 2014 Estimated ROATCE on Price / TBV for the above selected companies, then applied a 7.8%-9.8% 2014 Estimated ROATCE range to the resultant regression equation. The analysis indicated the following equity values per share of Provident common stock, as compared to the closing price of Provident common stock of $8.78 on April 2, 2013:

Price / 2013 EPS	$7.20 - 8.70
Price / TBV	$8.32 - 10.07

Provident Dividend Discount Analysis

        J.P. Morgan conducted a dividend discount analysis for the purpose of determining a range of implied equity values per share for Provident common stock. A dividend discount analysis is a method of evaluating the equity value of a company using estimates of future dividends to shareholders generated by Provident and taking into consideration the time value of money with respect to those future dividends by calculating their present value. In performing its analysis, J.P. Morgan utilized the following assumptions, among others:

  •
  a December 31, 2013, valuation date, which was discounted to April 2, 2013;

  •
  earnings growth of 5% per year for fourth quarter 2014 and thereafter, based on earnings assumptions provided by Provident management (IBES consensus estimates for 2013 and three quarters of 2014) and based on management approved extrapolation thereafter, relied upon with Sterling's consent;

  •
  asset growth assumptions provided by Provident management of 6.0% for 2013 and 2014 and management approved extrapolations of 3.5% per year thereafter, relied upon with Sterling's consent;

  •
  cost of excess capital of 1.5% (pre-tax);

  •
  35% marginal tax rate;

  •
  core dividends per share of $0.24 annually;

  •
  discount rate of 10.5%;

  •
  target tangible common equity to tangible assets ratio of 8.0%; and

  •
  diluted share count of 44.3 million.

        These calculations resulted in a range of implied values of $7.72 to $9.70 per share of Provident common stock, as compared to the closing price of Provident common stock of $8.78 on April 2, 2013, as illustrated by the following table:

	Terminal Multiple
Discount Rate	12.0x	13.0x	14.0x
9.5%	$8.83	$9.26	$9.70
10.5%	$8.25	$8.65	$9.04
11.5%	$7.72	$8.08	$8.45

Relative Value Analysis

        Based upon the implied valuations for each of Sterling and Provident calculated pursuant to the trading multiples analyses and stand alone dividend discount analyses described above, J.P. Morgan calculated a range of implied exchange ratios of a share of Sterling common stock to a share of Provident common stock, and then compared that range of implied exchange ratios to the equivalent exchange ratio in the merger of 1.2625 shares of Provident common stock per share of Sterling common stock.

        For each of the analyses referred to above, J.P. Morgan calculated the ratio implied by dividing the low end of each implied equity value of Sterling by the high end of each implied equity value of Provident. J.P. Morgan also calculated the ratio implied by dividing the high end of each implied equity value of Provident by the low end of each implied equity value of Sterling. J.P. Morgan assumed, in each case, that 100% of the merger consideration would be stock consideration.

        This analysis indicated the following implied exchange ratios, compared in each case to the equivalent exchange ratio in the merger of 1.2625 shares of Provident common stock per share of Sterling common stock:

Comparison	Range of Implied Exchange Ratios
Public Trading Multiples Analysis
Price / 2013 EPS	0.993 - 1.450
Price / TBV	0.918 - 1.309
Dividend Discount Analysis	0.846 - 1.389

Value Creation Analysis

        J.P. Morgan prepared a value creation analysis that compared the equity value of Sterling (based on the dividend discount analysis) to the pro forma combined company equity value. J.P. Morgan determined the pro forma combined company equity value by calculating the sum of (i) the equity value of Sterling using the midpoint value determined in J.P. Morgan's dividend discount analysis described above in "Sterling Dividend Discount Analysis", (ii) the equity value of Provident using the midpoint value determined in J.P. Morgan's dividend discount analysis described above in "Provident Dividend Discount Analysis" and (iii) the estimated present value of expected synergies, net of restructuring charges. There can be no assurance that the synergies and transaction-related expenses will not be substantially greater or less than the Sterling estimate described above. The value creation analysis at the exchange ratio of 1.2625x provided for in the merger yielded accretion to the holders of Sterling common stock of 46%.

General

        The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion. Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan's analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold. None of the selected companies reviewed is identical to Sterling or Provident. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan's analysis, may be considered similar to those of Sterling or Provident, as applicable. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to Sterling or Provident, as applicable.

        As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. J.P. Morgan was selected to advise Sterling with respect to the merger on the basis of such experience and its familiarity with Sterling.

        For financial advisory services rendered in connection with the merger, Sterling has agreed to pay J.P. Morgan a fee of $2,000,000, one half of which is payable upon the consummation of the merger. In addition, Sterling has agreed to reimburse J.P. Morgan for certain expenses incurred in connection with its services, including the reasonable fees of counsel, and will indemnify J.P. Morgan and its affiliates, and the respective directors, officers, agents, and employees of J.P. Morgan and its affiliates, against certain liabilities, including liabilities arising under the Federal securities laws, relating to or arising out of activities performed or services furnished pursuant to the merger agreement, the merger or J.P. Morgan's role in connection therewith.

        During the two years preceding the date of the J.P. Morgan opinion, neither J.P. Morgan nor its affiliates have had any other material financial advisory or other material commercial or investment banking relationships with Sterling or Provident. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities of Sterling or Provident for their own account or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

Opinion of Keefe, Bruyette & Woods

        General.    In summer 2012, Sterling retained KBW to render financial advisory and investment banking services to Sterling in connection with a potential transaction with Provident. On April 2, 2013, Sterling executed an engagement agreement with KBW and KBW agreed to provide Sterling with an opinion as to the fairness, from a financial point of view, to the shareholders of Sterling, of the exchange ratio in the proposed merger with Provident. Sterling selected KBW because KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger and is familiar with Sterling and its business.

        As part of its engagement, representatives of KBW attended the meeting of the Sterling board held on April 3, 2013, at which the Sterling board evaluated the proposed merger with Provident. At this meeting, KBW reviewed the financial aspects of the proposed merger and rendered an opinion to the Sterling board that, as of such date, the exchange ratio was fair, from a financial point of view, to the holders of Sterling common stock. The Sterling board approved the merger agreement at this meeting.

        The full text of KBW's written opinion to the Sterling board is attached as Annex C to this document and is incorporated herein by reference. Sterling shareholders are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW. The description of the opinion set forth herein is qualified in its entirety by reference to the full text of such opinion.

        KBW's opinion speaks only as of the date of the opinion. The opinion is directed to the Sterling board and addresses only the fairness, from a financial point of view, of the exchange ratio to the holders of Sterling common stock. It does not compare the relative merits of the merger with any alternative transaction or business strategy that may have been available to Sterling, does not address the underlying business decision to proceed with the merger and does not constitute a recommendation to any Sterling shareholder as to how the shareholder should vote at the Sterling annual meeting on the merger or any related matter. Provident and Sterling determined the exchange ratio through the negotiation process. KBW did not make a recommendation as to the exchange ratio. KBW's opinion does not address developments subsequent to the date of its opinion, and KBW undertakes no obligation to revise or update its opinion.

        In rendering its opinion, KBW reviewed, among other things,

  •
  A draft of the merger agreement as of April 2, 2013 (which was the most recent draft made available to KBW);

  •
  Annual Reports to Stockholders and the Annual Reports on Form 10-K for the three years ended December 31, 2012 and September 30, 2012 of Sterling and Provident, respectively;

  •
  the Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with respect to the three years ended December 31, 2012 and September 30, 2012 of Sterling and Provident, respectively, as well as Quarterly Reports on Form 10-Q and Current Reports on Form 8-K (to the extent available at the date of the opinion) with respect to periods subsequent to December 31, 2012 and September 30, 2012, and certain other communications from Sterling and Provident to their respective stockholders;

  •
  Provident's and Provident Bank's and Sterling's and Sterling National Bank's Call Reports for historical periods through December 31, 2012;

  •
  Certain other publicly-available financial information concerning the businesses and operations of Sterling and Provident furnished to KBW by Sterling and Provident for purposes of KBW's analysis;

  •
  Certain non-publicly available information concerning Sterling and Provident, including internal financial analyses and forecasts prepared by their respective managements; and

  •
  Information relating to strategic, financial and operational benefits anticipated from the merger prepared by the management of Sterling and Provident.

        In addition, KBW held discussions with members of senior management of Sterling and Provident regarding past and current business operations, regulatory relations, financial condition and future prospects of their respective companies, and other matters KBW deemed relevant. In addition, KBW compared certain financial and stock market information for Sterling and Provident with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the banking industry, and performed other studies and analyses that it considered appropriate.

        In conducting its review and arriving at its opinion, KBW relied upon the accuracy and completeness of all of the financial and other information provided to them or otherwise publicly available. KBW did not independently verify the accuracy or completeness of any such information or assume any responsibility for such verification or accuracy. KBW relied upon the management of Sterling and Provident as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefore including cost savings, operating synergies and merger-related costs) provided to KBW and assumed that such forecasts and projections reflected the best currently available estimates and judgments of such managements and that such forecasts and projections will be realized in the amounts and in the time periods estimated by such managements. KBW relied on assertions of management of Sterling and Provident that management was not aware of any facts or circumstances that would make such information materially misleading. KBW assumed, without independent verification, that the aggregate allowance for loan and lease losses for Sterling and Provident were adequate to cover those losses. KBW did not make or obtain any independent evaluations or appraisals of the property, assets (or the collectability of such assets) or liabilities of Sterling and Provident, nor did it examine any individual credit files. KBW has not been asked to and has not undertaken any independent verification of any such information, and KBW does not assume any responsibility or liability of the accuracy or completeness thereof.

        The projections and associated assumptions used by KBW in certain of its analyses were provided by Sterling's and Provident's senior management teams. The projections were based on numerous variables and assumptions, which are inherently uncertain, including factors related to general economic and competitive conditions.

        For purposes of rendering its opinion, KBW assumed that, in all respects material to its analyses:

  •
  the merger will be completed substantially in accordance with the terms set forth in the merger agreement (the final terms of which will not differ in any respect material to KBW's analyses from the draft reviewed) with no additional payments or adjustments to the exchange ratio;

  •
  the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement are true and correct;

  •
  each party to the merger agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents;

  •
  all conditions to the completion of the merger will be satisfied without any waivers or modifications to the merger agreement; and

  •
  in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of the combined entity or the contemplated benefits of the merger, including the cost savings, revenue enhancements and related expenses expected to result from the merger.

        KBW's opinion is limited to whether the exchange ratio is fair to the Sterling shareholders from a financial point of view. KBW's opinion does not consider, include or address (i) any other strategic alternatives currently (or which have been or may be) contemplated by Sterling or Sterling's board of directors, (ii) the legal, tax, regulatory or accounting consequences of the merger on Sterling, Provident or their respective stockholders including, without limitation, whether or not the merger will be accounted for using the acquisition method under generally accepted accounting principles, or whether or not the merger will qualify as a tax-free reorganization for United States federal income tax purposes, (iii) any advice or opinions provided by any other advisor to Sterling or Provident, (iv) the fairness of the amount or nature of any compensation to be paid to any of Sterling's or Provident's officers, directors or employees, or class of such persons, relative to the exchange ratio, or (v) the related merger between Sterling National Bank and Provident Bank contemplated by the merger agreement or any separate merger or other agreements contemplated to be entered into by Sterling. KBW's opinion does not in any manner address the prices at which shares of Sterling common stock or shares of Provident common stock will trade following the announcement of the merger or the actual value of the shares of common stock of the combined company when issued pursuant to the merger, or the prices at which the shares of common stock of Provident will trade following the consummation of the merger.

        KBW was not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of Sterling or any other alternative transaction.

        In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of KBW, Sterling and Provident. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the KBW opinion was among several factors taken into consideration by the Sterling board in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the Sterling board with respect to the fairness of the exchange ratio.

        The following is a summary of the material analyses presented by KBW to the Sterling board on April 3, 2013, in connection with its fairness opinion. The summary is not a complete description of the analyses underlying the KBW opinion or the presentation made by KBW to the Sterling board, but summarizes the material analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include information presented in tabular format. KBW's analyses and the summary of its analyses should be considered as a whole, and selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create an incomplete understanding of the process underlying its analyses and opinion. The tables alone do not constitute a complete description of the financial analyses.

        Summary of Proposal. Pursuant to the terms of the Agreement, each outstanding share of Sterling common stock not owned by Sterling or Provident other than shares owned in a fiduciary or agency capacity or as a result of debts previously contracted, will be converted into the right to receive 1.2625 shares of Provident common stock (the "exchange ratio"). Based on Provident's closing price on April 2, 2013, of $8.78, the exchange ratio represented a price of $11.08 per share to Sterling's shareholders.

        Selected Companies Analysis. Using publicly available information, KBW compared the financial performance and market performance of Sterling and Provident individually to the following publicly traded banks and bank holding companies and thrifts and thrift holding companies headquartered in the Mid-Atlantic, excluding mutual holding companies, pending merger targets, recently converted mutual holding companies and OTC Bulletin Board traded institutions, with assets between $2.0 billion and $5.0 billion. Companies included in this group were:

Tompkins Financial Corporation	S&T Bancorp, Inc.
Flushing Financial Corporation	WSFS Financial Corporation
TrustCo Bank Corp NY	Sandy Spring Bancorp, Inc.
Dime Community Bancshares, Inc.	The Bancorp, Inc.
Eagle Bancorp, Inc.	Sun Bancorp, Inc.
Lakeland Bancorp, Inc.	Hudson Valley Holding Corp.
Oritani Financial Corp.	Financial Institutions, Inc.
Metro Bancorp, Inc.	Univest Corporation of Pennsylvania
OceanFirst Financial Corp.	First of Long Island Corporation
Bryn Mawr Bank Corporation	Arrow Financial Corporation

        Using publicly available information, KBW compared the pro forma capital levels, pro forma earnings, and illustrative market statistics of a combined Sterling and Provident institution to the following banks and thrifts headquartered in the Mid-Atlantic, excluding mutual holding companies, pending merger targets, recently converted mutual holding companies and OTC Bulletin Board traded institutions, with assets between $4.0 billion and $20.0 billion. KBW expanded this group to include institutions up to $20.0 billion because the institutions in this larger group are sufficiently similar to the pro forma combined Sterling and Provident institution to provide a meaningful comparison. Companies included in this group were:

Susquehanna Bancshares, Inc.	Signature Bank
Fulton Financial Corporation	Astoria Financial Corporation
Valley National Bancorp	F.N.B. Corporation
National Penn Bancshares, Inc.	Northwest Bancshares, Inc.
Community Bank System, Inc.	Provident Financial Services, Inc.
NBT Bancorp, Inc.	WSFS Financial Corporation
Tompkins Financial Corporation	S&T Bancorp, Inc.
Flushing Financial Corporation	TrustCo Bank Corp NY
First Commonwealth Financial Corporation

        To perform this analysis, KBW used financial information for the last twelve months as of the most recently available quarter and market price information as of April 2, 2013. Earnings estimates for 2013 and 2014 were taken from a nationally recognized earnings estimate consolidator for selected companies. Certain financial data prepared by KBW, and as referenced in the tables presented below, may not correspond to the data presented in Sterling's and Provident's historical financial statements as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.

        Standalone Financial Information of Sterling and Provident.    KBW's analysis showed the following concerning Sterling's and Provident's standalone financial information:

	Sterling	Provident	Sterling / Provident Group Minimum	Sterling / Provident Group Median	Sterling / Provident Group Mean	Sterling / Provident Group Maximum
Core Return on Average Assets(1)	0.73%	0.55%	0.45%	0.87%	0.89%	1.28%
Core Return on Average Equity(1)	8.28%	4.01%	4.69%	8.15%	8.68%	12.64%
Net Interest Margin	4.04%	3.45%	2.58%	3.62%	3.59%	4.32%
Fee Income / Operating Revenue Ratio(2)	29.4%	18.4%	4.10%	21.5%	21.6%	41.0%
Efficiency Ratio	70.3%	67.0%	37.0%	59.6%	59.6%	89.4%
Tangible Common Equity/Tangible Assets	7.50%	8.94%	6.84%	8.62%	8.92%	18.01%
Total Capital Ratio(3)	12.58%	13.45%	11.96%	15.40%	15.45%	22.40%
Loans / Deposits	72.7%	75.5%	57.4%	84.2%	86.7%	163.8%
Loan Loss Reserve/Loans	1.26%	1.28%	0.59%	1.44%	1.42%	1.91%
Nonperforming Assets/Loans + OREO	0.76%	2.41%	0.53%	2.06%	2.29%	4.29%
Nonperforming Assets/Assets	0.49%	1.40%	0.29%	1.47%	1.54%	3.20%
Net Charge-Offs/Average Loans	0.49%	0.61%	0.05%	0.46%	0.61%	2.29%

(1)
Core income defined as net income after taxes and before extraordinary items, less net income attributable to noncontrolling interest, the after-tax portion of income from investment securities and nonrecurring items.

(2)
Excludes gains/losses on securities.

(3)
Shown at the bank level where holding company data unavailable.

        Pro Forma Financial Information.    KBW's analysis showed the following concerning certain information regarding the pro forma company's capitalization. The information below does not include the pro forma income statement information or asset quality information because such information is historical and subject to a number of complex considerations, assumptions and judgments and cannot be reliably calculated and, accordingly, KBW did not accord such information significant weight in arriving at its opinion to the Sterling board. Actual results could vary significantly from the pro forma information set forth below.

	Sterling / Provident Pro Forma(1)	Sterling / Provident Pro Forma Group Minimum	Sterling / Provident Pro Forma Group Median	Sterling / Provident Pro Forma Group Mean	Sterling / Provident Pro Forma Group Maximum
Tangible Common Equity/Tangible Assets	7.98%	6.09%	8.20%	8.45%	12.24%
Total Capital Ratio(2)	12.83%	12.20%	14.53%	15.05%	21.53%
Loans / Deposits	77.4%	68.7%	90.4%	90.6%	126.6%

(1)
Reflects estimated pro forma financials at projected close per management assumptions; includes purchase accounting adjustments.

(2)
Shown at the bank level where holding company data unavailable.

        Standalone Market Performance of Sterling and Provident.    KBW's analysis showed the following concerning Sterling's and Provident's standalone market performance:

	Sterling	Provident	Sterling / Provident Group Minimum	Sterling / Provident Group Median	Sterling / Provident Group Mean	Sterling / Provident Group Maximum
Stock Price / Book Value per Share	1.35x	0.79x	0.96x	1.15x	1.23x	1.69x
Stock Price / Tangible Book Value per Share	1.51x	1.20x	0.99x	1.38x	1.42x	2.07x
Stock Price / LTM EPS	15.3x	16.3x	9.5x	13.7x	14.8x	27.2x
Stock Price / 2013 EPS(1)	13.8x	14.2x	10.6x	13.0x	13.8x	20.2x
Stock Price / 2014 EPS(1)	12.6x	13.1x	10.1x	12.2x	12.8x	17.6x
Dividend Yield	3.6%	2.7%	0.0%	3.2%	2.7%	4.8%
LTM Dividend Payout Ratio	55.4%	44.4%	0.0%	42.9%	42.0%	120.4%

(1)
Estimates per First Call consensus estimates; represents calendar year estimates.

        Pro Forma Market Performance.    KBW's analysis showed the following concerning the pro forma company's market performance. The information below does not include last twelve months information or pro forma 2013 information because such information is subject to complex considerations, assumptions and judgments and cannot be reliably calculated. In addition, because of the expected timing of the merger, such information is not relevant to a determination of pro forma market performance. Accordingly, KBW did not accord such information significant weight in arriving at its opinion to the Sterling board. Actual results could vary significantly from the pro forma information set forth below.

	Sterling / Provident Pro Forma(1)	Sterling / Provident Pro Forma Group Minimum	Sterling / Provident Pro Forma Group Median	Sterling / Provident Pro Forma Group Mean	Sterling / Provident Pro Forma Group Maximum
Stock Price / Book Value per Share	0.86x	0.72x	1.13x	1.19x	2.26x
Stock Price / Tangible Book Value per Share	1.35x	0.84x	1.53x	1.61x	2.39x
Stock Price / 2014 EPS(2)	10.6x	11.7x	14.0x	14.7x	17.4x
Dividend Yield	3.2%	0.0%	3.5%	3.2%	6.6%

(1)
Based on Provident's closing stock price on April 2, 2013 and reflects estimated pro forma financials at projected close per management assumptions; includes purchase accounting adjustments.

(2)
Estimates per First Call consensus estimates; represents calendar year estimates.

        Selected Transactions Analysis.    KBW reviewed publicly available information related to selected acquisitions of banks and bank holding companies as well as thrifts and thrift holding companies nationwide, excluding transactions with non-U.S. domiciled buyers, that were announced after

January 1, 2011, with announced aggregate transaction values between $100 million and $500 million. The transactions included in the group were:

Acquiror	Acquiree
F.N.B. Corporation	PVF Capital Corp.
SCBT Financial Corporation	First Financial Holdings, Inc.
Renasant Corporation	First M&F Corporation
United Bankshares, Inc.	Virginia Commerce Bancorp, Inc.
Prosperity Bancshares, Inc.	Coppermark Bancshares, Inc.
PacWest Bancorp	First California Financial Group, Inc.
NBT Bancorp, Inc.	Alliance Financial Corporation
Investors Bancorp, Inc. (MHC)	Marathon Banking Corporation
Berkshire Hills Bancorp, Inc.	Beacon Federal Bancorp, Inc.
Cadence Bancorp, LLC	Encore Bancshares, Inc.
Carlile Bancshares, Inc.	Northstar Financial Corporation
Susquehanna Bancshares, Inc.	Tower Bancorp, Inc.
F.N.B. Corporation	Parkvale Financial Corporation
Valley National Bancorp	State Bancorp, Inc.
Brookline Bancorp, Inc.	Bancorp Rhode Island, Inc.
IBERIABANK Corporation	Cameron Bancshares, Inc.
Susquehanna Bancshares, Inc.	Abington Bancorp, Inc.
People's United Financial, Inc.	Danvers Bancorp, Inc.

        Transaction multiples for the Provident-Sterling merger were derived by KBW based on an offer price of $11.08 per share for Sterling. For each transaction referred to above, KBW compared, among other things, the following implied ratios:

  •
  price per common share paid for the acquired company to tangible book value per share of the acquired company based on the latest publicly available financial statements of the acquired company available prior to the announcement of the acquisition;

  •
  tangible equity premium (excess of purchase price over tangible equity) to core deposits (total deposits less time deposits greater than $100,000) of the acquired company based on the latest publicly available financial statements of the acquired company prior to the announcement of the acquisition;

  •
  price per common share paid for the acquired company to last twelve months earnings per share of the acquired company;

  •
  price per common share paid for the acquired company to closing price of the acquired company one day prior to the announcement of the acquisition (expressed as a percentage and referred to as the one-day market premium).

        The results of the analysis are set forth in the following table:

Transaction Multiples:	Sterling / Provident Merger	Recent Transactions Minimum	Recent Transactions Median	Recent Transactions Mean	Recent Transactions Maximum
Price / Tangible Book Value	1.68x	1.11x	1.72x	1.67x	2.40x
Core Deposit Premium	8.1%	1.7%	8.3%	8.9%	18.2%
Price / LTM EPS	17.1x	12.0x	22.6x	21.3x	33.4x
One-Day Market Premium(1)	11.4%	10.2%	35.6%	39.2%	109.0%

(1)
Based on Sterling's stock price of $9.95 on 4/2/2013

        No company or transaction used as a comparison in the above analysis is identical to Sterling, Provident or the merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations, assumptions and judgments concerning differences in financial and operating characteristics of the companies.

        Pro Forma Financial Impact Analysis.    KBW performed pro forma merger analyses that combined projected income statement and balance sheet information of Sterling and Provident. Assumptions regarding the accounting treatment, acquisition adjustments and cost savings were used to calculate the financial impact that the merger would have on certain projected financial results of Provident. In the course of this analysis, KBW used earnings estimates for Provident for 2014 and 2015 provided by Provident management and used earnings estimates for Sterling for 2014 and 2015 provided by Sterling management. This analysis indicated that the merger is expected to be accretive to Provident's estimated earnings per share in 2014 and 2015. The analysis also indicated that the merger is expected to be dilutive to book value per share and dilutive to tangible book value per share for Provident, however, Provident is expected to maintain well capitalized capital ratios. For all of the above analyses, the actual results achieved by Provident following the merger will vary from the projected results, and the variations may be material.

        Provident Discounted Cash Flow Analysis.    KBW performed a discounted cash flow analysis to estimate a range of the present values of after-tax cash flows that Provident could provide to equity holders through 2018 on a stand-alone basis. In performing this analysis, KBW used earnings estimates for Provident for 2013 and 2014 and a growth rate of 5.0% thereafter provided by Provident management, and assumed discount rates ranging from 10.0% to 14.0%. The range of values was determined by adding (1) the present value of projected cash flows to Provident stockholders from 2014 to 2018 and (2) the present value of the terminal value of Provident's common stock. In determining cash flows available to stockholders, KBW assumed balance sheet growth provided by Provident management and assumed that Provident would maintain a tangible common equity/tangible asset ratio of 8.00% and would retain sufficient earnings to maintain these levels. Any earnings in excess of what would need to be retained represented dividendable cash flows for Provident. In calculating the terminal value of Provident, KBW applied multiples ranging from 12.0 times to 16.0 times 2019 forecasted earnings. This resulted in a range of values of Provident from $7.56 to $10.90 per share. The discounted cash flow present value analysis is a widely used valuation methodology that relies on numerous assumptions, including asset and earnings growth rates, terminal values and discount rates. The analysis did not purport to be indicative of the actual values or expected values of Provident.

        Sterling Discounted Cash Flow Analysis.    KBW performed a discounted cash flow analysis to estimate a range of the present values of after-tax cash flows that Sterling could provide to equity holders through 2018 on a stand-alone basis. In performing this analysis, KBW used earnings estimates for Sterling for 2013 and 2014 and a growth rate of 6.5% thereafter, provided by Sterling management, and assumed discount rates ranging from 10.0% to 14.0%. The range of values was determined by adding (1) the present value of projected cash flows to Sterling shareholders from 2014 to 2018 and (2) the present value of the terminal value of Sterling's common stock. In determining cash flows available to shareholders, KBW assumed balance sheet growth provided by Sterling management and assumed that Sterling would maintain a tangible common equity / tangible asset ratio of 8.00%, and would retain sufficient earnings to maintain these levels. Any earnings in excess of what would need to be retained represented dividendable cash flows for Sterling. In calculating the terminal value of Sterling, KBW applied multiples ranging from 12.0 times to 16.0 times 2019 forecasted earnings. This resulted in a range of values of Sterling from $7.78 to $11.88 per share. The discounted cash flow present value analysis is a widely used valuation methodology that relies on numerous assumptions, including asset and earnings growth rates, terminal values and discount rates. The analysis did not purport to be indicative of the actual values or expected values of Sterling.

        Contribution Analysis.    KBW analyzed the relative contributions of Sterling and Provident to the pro forma market capitalization, balance sheet and income statement items of the combined institutions, including assets, loans, deposits, tangible common equity, net income, historical core net income and projected calendar 2013 and 1014 net income, and compared the pro forma ownership interests of Sterling and Provident of 47% and 53%, respectively, to that selected financial information set forth in the following table.

	Provident Stand-alone at 12/31/2012	Provident as a % of Total	Sterling Stand-alone at 12/31/2012	Sterling as a % of Total	Total(1)
Ownership
100% stock (1.2625x exchange ratio)		53%		47%
Balance Sheet ($mm)
Assets	$3,790	58%	$2,751	42%	$6,541
Loans	2,199	55%	1,771	45%	3,970
Deposits	2,904	56%	2,268	44%	5,172
Equity	494	68%	228	32%	722
Tangible Common Equity	324	61%	204	39%	528
Earnings ($mm)(2)
Trailing Twelve Months	21	51%	20	49%	41
MRQ Annualized	28	57%	21	43%	49
2013 Est. Calendar GAAP Net Income	27	54%	22	46%	49
2014 Est. Calendar GAAP Net Income	31	56%	24	44%	55

(1)
Does not reflect purchase accounting adjustments.

(2)
Projected calendar year 2013 and 2014 earnings based on respective Provident and Sterling management estimates.

        Engagement of KBW by Sterling.    The Sterling board retained KBW as financial adviser to Sterling regarding the merger. As part of its investment banking business, KBW is continually engaged in the valuation of bank and bank holding company securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of its business as a broker-dealer, KBW may, from time to time, purchase securities from, and sell securities to, Sterling and Provident. As a market maker in securities KBW may from time to time have a long or short position in, and buy or sell, debt or equity securities of Sterling and Provident for KBW's own account and for the accounts of its customers. To the extent KBW held any such positions, it was disclosed to Sterling.

        Pursuant to the KBW engagement agreement, Sterling agreed to pay KBW a cash fee equal to $2,000,000 to be paid as follows: (i) one-quarter of the fee was paid at the time of signing of the merger agreement; (ii) one-quarter of the fee shall be paid on the date of mailing of the definitive proxy statements to Sterling's shareholders for approval of the merger; and (iii) the remainder (one-half) of the transaction fee is payable at the time of closing of the merger. In addition, Sterling also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements, including fees and reasonable expenses of counsel, incurred in connection with its retention up to $75,000 and to indemnify against certain liabilities, including liabilities under the federal securities laws. During the two years preceding the date of its opinion to Sterling, KBW has received $1,671,177 in compensation for investment banking services from Sterling, and KBW has not received compensation for investment banking services from Provident.

Certain Unaudited Prospective Financial Information

        Provident does not as a matter of course make public long-term projections as to future revenues, earnings or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, Provident has included in this joint proxy statement/prospectus certain unaudited prospective financial information regarding Provident's anticipated future operations that were made available to Sterling and its financial advisors in connection with the merger. This unaudited prospective financial information was based on earnings assumptions provided by Provident management (IBES consensus estimates for 2013 and three quarters of 2014), and based upon management approved extrapolation for the fourth quarter of 2014 and thereafter. None of Provident, BofA Merrill Lynch, Credit Suisse, KBW, J.P. Morgan or Sterling or any other person makes any representation as to the accuracy of such information or the ultimate performance of Provident or the combined entity compared to the prospective financial information. The inclusion of such unaudited prospective financial information in this document should not be regarded as an indication that such information will be predictive of actual future events nor construed as financial guidance, and it should not be relied on as such, and should not be regarded as an indication that any of Provident, BofA Merrill Lynch, Credit Suisse, KBW, J.P. Morgan or Sterling or any other person considered, or now considers, this information to be necessarily predictive of actual future results. There can be no assurance that such unaudited prospective financial information will be realized or that actual results will not be significantly higher or lower than estimated. Such unaudited prospective financial information reflects numerous estimates and assumptions with respect to industry performance and competition, general business, economic, market and financial conditions and matters specific to Provident's business, all of which are difficult to predict and many of which are beyond the control of Provident. The unaudited prospective financial information does not give effect to the merger, including the impact of negotiating or executing the merger agreement, the expenses that may be incurred in connection with consummating the merger, the potential synergies that may be achieved by the combined company as a result of the merger, the effect of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions which would likely have been taken if the merger agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the merger.

        The accompanying unaudited prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information. This information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this joint proxy statement/prospectus are cautioned not to place undue reliance on the unaudited prospective financial information. Neither Provident's independent auditors nor any other independent accountants have compiled, examined, or performed any procedures with respect to the unaudited prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability. In addition, none of BofA Merrill Lynch, Credit Suisse, KBW or J.P. Morgan expressed any opinion or any other form of assurance on such information or its achievability.

        The following table presents summary selected unaudited prospective financial information for the fiscal years ending 2013 through 2017 provided to Sterling and its financial advisors. This information assumes a 5% growth rate per year for the fourth quarter of 2014 and thereafter, based on earnings assumptions provided by Provident management (IBES consensus estimates for 2013 and three quarters of 2014), and based upon management approved extrapolation thereafter, relied upon with Sterling's consent:

Unaudited Prospective Financial Information for Provident

	Annual Periods Ending
	December 31, 2013	December 31, 2014	December 31, 2015	December 31, 2016	December 31, 2017
Earnings Per Share	$0.60	$0.70	$0.74	$0.77	$0.81
Standalone Core Dividends Per Share	$0.24	$0.24	$0.24	$0.24	$0.24

        Provident does not intend to update or otherwise revise any of such unaudited prospective financial information to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying such prospective financial information are no longer appropriate. Stockholders are urged to review Provident's most recent SEC filings for a description of risk factors with respect to Provident's business. See also the sections of this document entitled "Where You Can Find More Information," "Risk Factors" and "Cautionary Note Regarding Forward-Looking Statements."

Provident's Reasons for the Merger; Recommendation of Provident's Board of Directors

        After careful consideration, Provident's board of directors, at a meeting held on April 3, 2013, unanimously determined that the merger agreement is in the best interests of Provident and its stockholders. Accordingly, Provident's board of directors approved the merger agreement and unanimously recommends that Provident stockholders vote "FOR" the adoption of the merger agreement.

        In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, and to recommend that its stockholders adopt the merger agreement, the Provident board of directors consulted with Provident management, as well as its financial and legal advisors, and considered a number of factors, including the following material factors:

  •
  each of Provident's and Sterling's business, operations, financial condition, asset quality, earnings and prospects. In reviewing these factors, the Provident board of directors considered its view that Sterling's business and operations complement those of Provident (including by increasing fee income and reducing reliance on other revenue sources) and that the merger would result in a combined company with diversified revenue sources, a well-balanced loan portfolio and an attractive funding base, including through core deposit funding;

  •
  its understanding of the current and prospective environment in which Provident and Sterling operate, including national and local economic conditions, the competitive environment for financial institutions generally, and the likely effect of these factors on Provident both with and without the proposed transaction;

  •
  its review and discussions with Provident's management concerning the due diligence investigation of Sterling;

  •
  the complementary nature of the cultures of the two companies, which management believes should facilitate integration and implementation of the transaction;

  •
  management's expectation that Provident will retain its strong capital position upon completion of the transaction;

  •
  the opinion of BofA Merrill Lynch, dated April 3, 2013, to Provident's board of directors as to the fairness to Provident, from a financial point of view and as of the date of the opinion, of the exchange ratio provided for in the merger, as more fully described below in the section entitled "—Opinion of BofA Merrill Lynch";

  •
  the opinion of Credit Suisse, dated April 3, 2013, addressed to the Provident board of directors as to the fairness, from a financial point of view and as of the date of such opinion, to Provident of the exchange ratio provided for in the merger, which opinion was based on and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken as more fully described below under "—Opinion of Credit Suisse";

  •
  the financial and other terms of the merger agreement, including the fixed exchange ratio, expected tax treatment and mutual deal protection and termination fee provisions, which it reviewed with its outside financial and legal advisors;

  •
  the potential risk of diverting management attention and resources from the operation of Provident's business and towards the completion of the merger;

  •
  the potential risks associated with achieving anticipated cost synergies and savings and successfully integrating Sterling's business, operations and workforce with those of Provident; and

  •
  the regulatory and other approvals required in connection with the merger and the expectation that such regulatory approvals will be received in a timely manner and without the imposition of unacceptable conditions.

        The foregoing discussion of the factors considered by the Provident board of directors is not intended to be exhaustive, but, rather, includes the material factors considered by the Provident board of directors. In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the Provident board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Provident board of directors considered all these factors as a whole, including discussions with, and questioning of, Provident's management and Provident's financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination.

Opinion of BofA Merrill Lynch

        Provident has retained BofA Merrill Lynch to act as Provident's financial advisor in connection with the merger. BofA Merrill Lynch is an internationally recognized investment banking firm which is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Provident selected BofA Merrill Lynch to act as its financial advisor in connection with the merger on the basis of BofA Merrill Lynch's experience in transactions similar to the merger, its reputation in the investment community and its familiarity with Provident and its business.

        On April 3, 2013, at a telephonic meeting of Provident's board of directors held to evaluate the merger, BofA Merrill Lynch delivered to Provident's board of directors an oral opinion, which was confirmed by delivery of a written opinion dated April 3, 2013, to the effect that, as of such date and based on and subject to various assumptions and limitations described in its opinion, the exchange ratio provided for in the merger was fair, from a financial point of view, to Provident.

        The full text of BofA Merrill Lynch's written opinion, dated April 3, 2013, to Provident's board of directors, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex D to this joint proxy statement/prospectus and is incorporated by reference herein in its entirety. The following summary of BofA Merrill Lynch's opinion is qualified in its entirety by reference to the full text of the opinion. BofA Merrill Lynch delivered its opinion to Provident's board of directors for the benefit and use of Provident's board of directors (in its capacity as such) in connection with and for purposes of its evaluation of the exchange ratio from a financial point of view. BofA Merrill Lynch's opinion does not address any other aspect of the merger and no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to Provident or in which Provident might engage or as to the underlying business decision of Provident to proceed with or effect the merger. BofA Merrill Lynch's opinion does not address any other aspect of the merger and does not constitute a recommendation to any stockholder as to how to vote or act in connection with the proposed merger or any related matter.

        In connection with rendering its opinion, BofA Merrill Lynch:

  •
  reviewed certain publicly available business and financial information relating to Provident and Sterling;

  •
  reviewed certain internal financial and operating information with respect to the business, operations and prospects of Provident furnished to or discussed with BofA Merrill Lynch by the management of Provident;

  •
  reviewed certain publicly available financial forecasts relating to Provident and certain other forecasts with respect to tangible assets prepared by or at the direction of and confirmed by the management of Provident (which are referred to as the "Provident Public/Management Forecasts");

  •
  reviewed certain internal financial and operating information with respect to the business, operations and prospects of Sterling furnished to or discussed with BofA Merrill Lynch by the management of Sterling;

  •
  reviewed certain publicly available financial forecasts relating to Sterling and certain other forecasts with respect to tangible assets prepared by or at the direction of and confirmed by the management of Provident (which are referred to as the "Sterling Public/Management Forecasts");

  •
  reviewed certain estimates as to the amount and timing of cost savings anticipated by the management of Provident to result from the merger;

  •
  discussed the past and current business, operations, financial condition and prospects of Provident and Sterling with members of senior management of Provident;

  •
  reviewed the potential pro forma financial impact of the merger on the future financial performance of Provident, including the potential effect on Provident's estimated earnings per share;

  •
  reviewed the trading histories for Provident's common stock and Sterling's common shares and a comparison of such trading histories with the trading histories of other companies BofA Merrill Lynch deemed relevant;

  •
  compared certain financial and stock market information of Provident and Sterling with similar information of other companies BofA Merrill Lynch deemed relevant;

  •
  reviewed the relative financial contributions of Provident and Sterling to the future financial performance of the combined company on a pro forma basis;

  •
  reviewed the relative ownership percentages of stockholders of Provident on a pro forma basis following the closing of the merger;

  •
  reviewed a draft, dated April 2, 2013, of the merger agreement; and

  •
  performed such other analyses and studies and considered such other information and factors as BofA Merrill Lynch deemed appropriate.

        In arriving at its opinion, BofA Merrill Lynch assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with it and relied upon the assurances of the managements of Provident and Sterling that they were not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. In the absence of Provident financial forecasts prepared by the management of Provident for a period of time that would have allowed BofA Merrill Lynch to perform its financial analyses, BofA Merrill Lynch was directed by Provident to use the Provident Public/Management Forecasts in performing its financial analyses. Accordingly, BofA Merrill Lynch relied, at the direction of Provident, on the Provident Public/Management Forecasts for purposes of its opinion. BofA Merrill Lynch was advised by Provident, and assumed at Provident's direction, that the Provident Public/Management Forecasts were a reasonable basis upon which to evaluate the future financial performance of Provident and the exchange ratio and that the forecasts with respect to tangible assets reflected in the Provident Public/Management Forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Provident as to the future financial performance of Provident. In the absence of Sterling financial forecasts prepared by the management of Sterling for a period of time that would have allowed BofA Merrill Lynch to perform its financial analyses, BofA Merrill Lynch was directed by Provident to use the Sterling Public/Management Forecasts in performing its financial analyses. Accordingly, BofA Merrill Lynch relied, at the direction of Provident, on the Sterling Public/Management Forecasts for purposes of its opinion. BofA Merrill Lynch was advised by Provident, and assumed at Provident's direction, that the Sterling Public/Management Forecasts were a reasonable basis upon which to evaluate the future financial performance of Sterling and the exchange ratio and that the forecasts with respect to tangible assets reflected in the Sterling Public/Management Forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Provident as to the future financial performance of Sterling. With respect to the projected cost savings, BofA Merrill Lynch was advised by Provident, and assumed, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Provident as to the matters covered thereby. BofA Merrill Lynch relied, at the direction of Provident, on the assessments of the management of Provident as to Provident's ability to achieve such cost savings and was advised by Provident, and assumed, that such cost savings would be realized in the amounts and at the times projected.

        BofA Merrill Lynch did not make and was not provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Provident or Sterling, nor did it make any review of any credit files of Provident or Sterling, any assessment of the adequacy of any loan loss reserves of Provident or Sterling or any physical inspection of the properties or assets of Provident or Sterling. BofA Merrill Lynch did not evaluate the solvency or fair value of Provident or Sterling under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. BofA Merrill Lynch assumed, at the direction of Provident, that the merger would be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, would be imposed that would have an adverse effect on Provident, Sterling or the contemplated benefits of the merger in any respects material to BofA Merrill Lynch's analyses or opinion. BofA Merrill Lynch also assumed, at the direction of Provident, that the merger would qualify for federal income tax purposes as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended. BofA Merrill Lynch also assumed, at the direction of Provident, that the final executed merger agreement would not differ in any material respect from the draft merger agreement reviewed by BofA Merrill Lynch.

        BofA Merrill Lynch expressed no view or opinion as to any terms or other aspects of the merger (other than the exchange ratio to the extent expressly specified in its opinion), including, without limitation, the form or structure of the merger. BofA Merrill Lynch's opinion was limited to the fairness, from a financial point of view, to Provident of the exchange ratio provided for in the merger and no opinion or view was expressed with respect to any consideration received in connection with the merger by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view was expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the merger, or class of such persons, relative to the exchange ratio. Furthermore, no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to Provident or in which Provident might engage or as to the underlying business decision of Provident to proceed with or effect the merger. BofA Merrill Lynch did not express any opinion as to what the value of Provident's common stock actually would be when issued or the prices at which Provident's common stock or Sterling's common shares would trade at any time, including following announcement or consummation of the merger. In addition, BofA Merrill Lynch expressed no opinion or recommendation as to how any shareholder or stockholder should vote or act in connection with the merger, or any related matter. Except as described in this summary, Provident imposed no other limitations on the investigations made or procedures followed by BofA Merrill Lynch in rendering its opinion.

        BofA Merrill Lynch's opinion was necessarily based on financial, economic, monetary, market, regulatory and other conditions and circumstances as in effect on, and the information made available to BofA Merrill Lynch as of, the date of its opinion. It should be understood that subsequent developments may affect its opinion, and BofA Merrill Lynch does not have any obligation to update, revise or reaffirm its opinion. The issuance of BofA Merrill Lynch's opinion was approved by BofA Merrill Lynch's Americas Fairness Opinion Review Committee.

        The following represents a brief summary of the material financial analyses and certain other factors presented by BofA Merrill Lynch to Provident's board of directors in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by BofA Merrill Lynch, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by BofA Merrill Lynch. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by BofA Merrill Lynch.

        Selected Publicly Traded Companies Analyses.    BofA Merrill Lynch performed separate selected publicly traded companies analyses of Provident and Sterling. Estimated financial data of the selected publicly traded companies were based on public filings, publicly available research analysts' estimates and other publicly available information.

          Provident.     In performing a selected publicly traded companies analysis of Provident, BofA Merrill Lynch reviewed financial and stock market information of Provident and the following nine selected publicly traded commercial banks, which are referred to as the Provident selected companies:

    •
    Brookline Bancorp, Inc.

    •
    Dime Community Bancshares, Inc.

    •
    Financial Institutions, Inc.

    •
    First of Long Island Corporation

    •
    Flushing Financial Corporation

    •
    Lakeland Bancorp, Inc.

    •
    Provident Financial Services, Inc.

    •
    OceanFirst Financial Corp.

    •
    TrustCo Bank Corp NY

          BofA Merrill Lynch reviewed, among other things, equity values as multiples of calendar years 2013 and 2014 estimated earnings per share, referred to as EPS, and tangible book value per share as of December 31, 2012. BofA Merrill Lynch then applied ranges of selected multiples of calendar years 2013 and 2014 estimated EPS and tangible book value per share (as of December 31, 2012) derived from the Provident selected companies to corresponding data of Provident based on publicly available research analysts' estimates relating to Provident and Provident's public filings.

          Sterling.     In performing a selected publicly traded companies analysis of Sterling, BofA Merrill Lynch reviewed financial and stock market information of Sterling and the following 12 selected publicly traded commercial banks, which are referred to as the Sterling selected companies:

    •
    Arrow Financial Corporation

    •
    Berkshire Hills Bancorp, Inc.

    •
    Brookline Bancorp, Inc.

    •
    Bryn Mawr Bank Corporation

    •
    Community Bank System, Inc.

    •
    Financial Institutions, Inc.

    •
    First Commonwealth Financial Corporation

    •
    Independent Bank Corp.

    •
    National Penn Bancshares, Inc.

    •
    NBT Bancorp Inc.

    •
    S&T Bancorp, Inc.

    •
    Tompkins Financial Corporation

          BofA Merrill Lynch reviewed, among other things, equity values as multiples of calendar years 2013 and 2014 estimated EPS and tangible book value per share as of December 31, 2012. BofA Merrill Lynch then applied ranges of selected multiples of calendar years 2013 and 2014 estimated EPS and tangible book value per share (as of December 31, 2012) derived from the Sterling selected companies to corresponding data of Sterling based on publicly available research analysts' estimates relating to Sterling and Sterling's public filings.

        Based on implied per share equity value reference ranges for Provident and Sterling calculated as described above, these analyses indicated the following implied exchange ratio reference ranges, as compared to the exchange ratio provided for in the merger:

Implied Exchange Ratio Reference Ranges Based on:
EPS (E2013)	EPS (E2014)	Tangible Book Value	Merger Exchange Ratio
1.0317x - 1.4560x	1.0384x - 1.4318x	0.9041x - 1.5068x	1.2625x

        No company used in these analyses is identical or directly comparable to Provident or Sterling. Accordingly, an evaluation of the results of these analyses is not entirely mathematical. Rather, these analyses involve complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which Provident and Sterling were compared.

        Dividend Discount Analyses.    BofA Merrill Lynch performed separate dividend discount analyses of Provident and Sterling.

          Provident.     In performing a dividend discount analysis of Provident, BofA Merrill Lynch calculated the estimated present value of distributable cash flow that Provident was forecasted to generate during calendar years ending December 31, 2013 through December 31, 2017 based upon the Provident Public/Management Forecasts. BofA Merrill Lynch then calculated terminal value ranges for Provident by applying a range of terminal value multiples of 12.5x to 14.5x to Provident's calendar year ending December 31, 2018 estimated earnings. The distributable cash flows and terminal values were then discounted to present values using discount rates ranging from 6.5% to 8.5%.

          Sterling.     In performing a dividend discount analysis of Sterling, BofA Merrill Lynch calculated the estimated present value of distributable cash flow that Sterling was forecasted to generate during fiscal years ending December 31, 2013 through December 31, 2017 based upon the Sterling Public/Management Forecasts. BofA Merrill Lynch then calculated terminal value ranges for Sterling by applying a range of terminal value multiples of 12.5x to 14.5x to Sterling's fiscal year ending December 31, 2018 estimated earnings. The distributable cash flows and terminal values were then discounted to present values using discount rates ranging from 6.5% to 8.5%.

        Based on implied per share equity value reference ranges for Provident and Sterling calculated as described above, these analyses indicated the following implied exchange ratio reference range, as compared to the exchange ratio provided for in the merger:

Implied Exchange Ratio Reference Range	Merger Exchange Ratio
1.0156x - 1.5428x	1.2625x

        Other Factors.    BofA Merrill Lynch also reviewed, for informational purposes, certain other factors, including:

  •
  share price targets for Provident and Sterling in recently published, publicly available Wall Street research analyst reports, noting that the low and high share price targets for Provident and Sterling discounted to present values implied an exchange ratio reference range of 1.0526x to 1.1667x;

  •
  historical trading performances of Provident's common stock and Sterling's common shares during the 52-week period ended April 2, 2013, noting that the low and high closing prices of Provident's common stock and Sterling's common shares during such period implied an exchange ratio reference range of 0.8367x to 1.4972x;

  •
  implied historical exchange ratios for Provident and Sterling derived by dividing the average daily trading prices of Provident's common stock and Sterling's common shares on April 2, 2013 and the 30-day, 60-day, 90-day, one year and two year average for the period ended April 2, 2013, noting that implied historical exchange ratios for such periods were 1.1333x, 1.1264x, 1.1227x, 1.1028x, 1.1202x and 1.1462x, respectively;

  •
  relative contributions of Provident and Sterling to various current and future financial metrics of the pro forma combined company, without giving effect to potential synergies, based on publicly available financial data of and research analysts' estimates relating to Provident and Sterling as of April 2, 2013, noting that the relative contributions indicated a range of aggregate equity ownership percentages for Provident's stockholders in the combined company of approximately 54.3% to 61.3%; and

  •
  the potential pro forma impact of the merger on the future financial condition and performance of Provident, reflected in the pro forma earnings per share of Provident. BofA Merrill Lynch, at the direction of the management of Provident, used publicly available financial forecasts (including the forecasts as to the earnings per share long-term growth rate) and certain estimated combined cost savings. This analysis indicated that the merger would be accretive to Provident's estimated earnings per share in calendar year 2014 and 2015.

Miscellaneous.

        As noted above, the discussion set forth above is a summary of the material financial analyses and certain other factors presented by BofA Merrill Lynch to Provident's board of directors in connection with its opinion and is not a comprehensive description of all analyses undertaken or factors considered by BofA Merrill Lynch in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. BofA Merrill Lynch believes that the analyses and factors summarized above must be considered as a whole. BofA Merrill Lynch further believes that selecting portions of its analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying BofA Merrill Lynch's analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

        In performing its analyses, BofA Merrill Lynch considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of Provident and Sterling. The estimates of the future performance of Provident and Sterling in or underlying BofA Merrill Lynch's analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by BofA Merrill Lynch's analyses. These analyses were prepared solely as part of BofA Merrill Lynch's analysis of the fairness, from a financial point of view, of the exchange ratio provided for in the merger and were provided to Provident's board of directors in connection with the delivery of BofA Merrill Lynch's opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to uncertainty and should not be taken to be BofA Merrill Lynch's view of the actual values of Provident and Sterling.

        The type and amount of consideration payable in the merger was determined through negotiations between Provident and Sterling, rather than by any financial advisor, and was approved by Provident's board of directors. The decision to enter into the merger agreement was solely that of Provident's board of directors. As described above, BofA Merrill Lynch's opinion and analyses were only one of many factors considered by Provident's board of directors in its evaluation of the proposed merger and should not be viewed as determinative of the views of Provident's board of directors or management with respect to the merger or the exchange ratio.

        Provident has agreed to pay BofA Merrill Lynch for its services in connection with the merger an aggregate fee of US$2 million, a portion of which was payable in connection with BofA Merrill Lynch's delivery of BofA Merrill Lynch's opinion and a significant portion of which is contingent on completion of the merger. Provident also has agreed to reimburse BofA Merrill Lynch for its expenses incurred in connection with BofA Merrill Lynch's engagement and to indemnify BofA Merrill Lynch, any controlling person of BofA Merrill Lynch and each of their respective directors, officers, employees, agents and affiliates against specified liabilities, including liabilities under the federal securities laws. BofA Merrill Lynch also acted as an initial purchaser in the issuance by Provident in a private placement of $100 million of 5.500% senior notes due 2018, which closed on July 2, 2013 and for which services BofA Merrill Lynch received aggregate compensation of $875,000.

        BofA Merrill Lynch and its affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of their businesses, BofA Merrill Lynch and its affiliates invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in the equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of Provident, Sterling and certain of their respective affiliates.

Opinion of Credit Suisse

        Provident retained Credit Suisse to act as its financial advisor in connection with the proposed merger. In connection with Credit Suisse's engagement, the Provident board of directors requested that Credit Suisse evaluate the fairness, from a financial point of view, to Provident of the exchange ratio provided for in the merger. On April 3, 2013, Credit Suisse rendered its oral opinion to the Provident board of directors (which was subsequently confirmed in writing by delivery of Credit Suisse's written opinion addressed to the Provident board of directors dated the same date) to the effect that, as of April 3, 2013, the exchange ratio provided for in the merger was fair, from a financial point of view, to Provident.

        Credit Suisse's opinion was directed to the Provident board of directors (in its capacity as such) and only addressed the fairness, from a financial point of view, to Provident of the exchange ratio provided for in the merger and did not address any other aspect or implication of the merger. The summary of Credit Suisse's opinion in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex E to this joint proxy statement/prospectus and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Credit Suisse in preparing its opinion. However, neither Credit Suisse's written opinion nor the summary of its opinion and the related analyses set forth in this joint proxy statement/prospectus is intended to be, and they do not constitute, advice or a recommendation to any stockholder as to how such stockholder should vote or act with respect to any matter relating to the merger.

        In connection with rendering its opinion, Credit Suisse, among other things:

  •
  reviewed a draft, dated April 2, 2013, of the merger agreement;

  •
  reviewed certain related agreements and certain publicly available business and financial information relating to Sterling and Provident;

  •
  reviewed certain other information relating to Sterling and Provident, including certain publicly available financial forecasts, forecasts as to the earnings per share long-term growth rate and certain other forecasts with respect to tangible assets, provided to or discussed with Credit Suisse by Provident;

  •
  met with the managements of Sterling and Provident to discuss the business and prospects of Sterling and Provident, respectively;

  •
  considered certain financial and stock market data of Sterling and Provident and compared that data with similar data for other publicly held companies in businesses it deemed similar to those of Sterling and Provident;

  •
  considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have been effected; and

  •
  considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which it deemed relevant.

        In connection with its review, Credit Suisse did not independently verify any of the foregoing information and Credit Suisse assumed and relied on such information being complete and accurate in all material respects. With respect to the publicly available financial forecasts (including the forecasts as to the earnings per share long-term growth rate) relating to Sterling and Provident referred to above, Credit Suisse reviewed and discussed such forecasts with the management of Provident and assumed, at Provident's direction, that such forecasts represent reasonable estimates and judgments with respect to the future financial performances of Sterling and Provident, respectively, and that the forecasts with respect to tangible assets referred to above were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Provident as to the future financial performances of Sterling and Provident, respectively. With respect to the estimates provided to Credit Suisse by the management of Provident with respect to the cost savings anticipated to result from the merger, Credit Suisse was advised by the management of Provident, and Credit Suisse assumed, that such forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Provident as to such cost savings and will be realized in the amounts and the times indicated thereby. Credit Suisse assumed, with the board of directors of Provident's consent, that the merger will be treated as a tax-free reorganization for federal income tax purposes. Credit Suisse also assumed, with the board of directors of Provident's consent, that, in the course of obtaining any regulatory or third-party consents, approvals or agreements in connection with the merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Sterling, Provident or the contemplated benefits of the merger in any respects material to its analyses or opinion and that the merger will be consummated in accordance with the terms of the merger agreement without waiver, modification or amendment of any material term, condition or agreement thereof. Furthermore, Credit Suisse assumed that the definitive merger agreement conformed to the draft reviewed by it in all respects material to its analyses. In addition, Credit Suisse was not requested to make, and did not make, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Sterling or Provident, any review of any credit files of Sterling or Provident, or any assessment of the adequacy of any loan loss reserves of Sterling or Provident, nor was it furnished with any such evaluations or appraisals.

        Credit Suisse's opinion addressed only the fairness, from a financial point of view and as of the date of its opinion, to Provident of the exchange ratio and did not address any other aspect or implication of the merger or any other agreement, arrangement or understanding entered into in connection with the merger or otherwise including, without limitation, the fairness of the amount or nature of, or any other aspect relating to, any compensation to any officers, directors or employees of any party to the merger, or class of such persons, relative to the exchange ratio or otherwise. The issuance of Credit Suisse's opinion was approved by its authorized internal committee.

        Credit Suisse's opinion was necessarily based upon information made available to it as of the date of its opinion and financial, economic, market, regulatory and other conditions as they existed and could be evaluated on that date, which if different than assumed could have a material impact on its analyses. Credit Suisse did not express any opinion as to what the value of shares of Provident common stock actually will be when issued to the holders of Sterling common shares pursuant to the merger or the prices at which shares of Provident common stock will trade at any time. Its opinion did not address the relative merits of the merger as compared to alternative transactions or strategies that might be available to Provident, nor did it address the underlying business decision of Provident to proceed with the merger.

        In preparing its opinion to the Provident board of directors, Credit Suisse performed a variety of analyses, including those described below. The summary of Credit Suisse's financial analyses is not a complete description of the analyses underlying Credit Suisse's opinion. The preparation of a fairness opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytic methods employed and the adaptation and application of those methods to the unique facts and circumstances presented. As a consequence, neither Credit Suisse's opinion nor the analyses underlying its opinion are readily susceptible to partial analysis or summary description. Credit Suisse arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, analytic method or factor. Accordingly, Credit Suisse believes that its analyses must be considered as a whole and that selecting portions of its analyses, analytic methods and factors, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

        In performing its analyses, Credit Suisse considered business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. No company, business or transaction used in Credit Suisse's analyses for comparative purposes is identical to Provident, Sterling, or the proposed transaction and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies or transactions analyzed. While the results of each analysis were taken into account in reaching its overall conclusion with respect to fairness, Credit Suisse did not make separate or quantifiable judgments regarding individual analyses. The reference ranges indicated by Credit Suisse's financial analyses are illustrative and not necessarily indicative of actual values nor predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond Provident's control and the control of Credit Suisse. Much of the information used in, and accordingly the results of, Credit Suisse's analyses are inherently subject to uncertainty.

        Credit Suisse was not requested to, and it did not, recommend the exchange ratio in the proposed merger, which was determined through negotiations between Provident and Sterling, and the decision to enter into the merger agreement was solely that of the Provident board of directors. Credit Suisse's opinion and analyses were provided to the Provident board of directors (in its capacity as such) in connection with its consideration of the proposed merger and were among many factors considered by the Provident board of directors in evaluating the proposed merger. Neither Credit Suisse's opinion nor its analyses were determinative of the exchange ratio or of the views of the Provident board of directors with respect to the proposed merger.

        The following is a summary of the material financial analyses performed by Credit Suisse in connection with the preparation of Credit Suisse's opinion rendered to the Provident board of directors on April 3, 2013. The analyses summarized below include information presented in tabular format. In order to fully understand Credit Suisse's financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting, each analysis, could create a misleading or incomplete view of Credit Suisse's analyses.

        Unless the context indicates otherwise, share prices for the selected companies used in the selected companies analysis described below were as of April 2, 2013, the last trading day prior to the date Credit Suisse rendered its opinion to the Provident board of directors. Estimated financial data of Provident, Sterling and the selected publicly traded companies were based on public filings, publicly available research analysts' estimates and other publicly available information. Forecasts as to the earnings per share long-term growth rate and certain other forecasts with respect to tangible assets were provided to or discussed with Credit Suisse by Provident.

        Selected Publicly Traded Companies Analyses.    Credit Suisse performed separate selected publicly traded companies analyses of Provident and Sterling.

          Provident.    In performing a selected publicly traded companies analysis of Provident, Credit Suisse reviewed financial and stock market information of Provident and the following nine selected publicly traded commercial banks, which are referred to as the Provident selected companies:

    •
    Brookline Bancorp, Inc.

    •
    Dime Community Bancshares, Inc.

    •
    Financial Institutions, Inc.

    •
    First of Long Island Corporation

    •
    Flushing Financial Corporation

    •
    Lakeland Bancorp, Inc.

    •
    Provident Financial Services, Inc.

    •
    OceanFirst Financial Corp.

    •
    TrustCo Bank Corp NY

          Credit Suisse reviewed, among other things, equity values as multiples of calendar years 2013 and 2014 estimated earnings per share, referred to as EPS, and tangible book value per share as of December 31, 2012. Credit Suisse then applied ranges of selected multiples of calendar years 2013 and 2014 estimated EPS and tangible book value per share (as of December 31, 2012) derived from the Provident selected companies to corresponding data of Provident based on publicly available research analysts' estimates relating to Provident and Provident's public filings.

          Sterling.     In performing a selected publicly traded companies analysis of Sterling, Credit Suisse reviewed financial and stock market information of Sterling and the following 12 selected publicly traded commercial banks, which are referred to as the Sterling selected companies:

    •
    Arrow Financial Corporation

    •
    Berkshire Hills Bancorp, Inc.

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    Brookline Bancorp, Inc.

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    Bryn Mawr Bank Corporation

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    Community Bank System, Inc.

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    Financial Institutions, Inc.

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    First Commonwealth Financial Corporation

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    Independent Bank Corp.

    •
    National Penn Bancshares, Inc.

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    NBT Bancorp Inc.

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    S&T Bancorp, Inc.

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    Tompkins Financial Corporation

          Credit Suisse reviewed, among other things, equity values as multiples of calendar years 2013 and 2014 estimated EPS and tangible book value per share as of December 31, 2012. Credit Suisse then applied ranges of selected multiples of calendar years 2013 and 2014 estimated EPS and tangible book value per share (as of December 31, 2012) derived from the Sterling selected companies to corresponding data of Sterling based on publicly available research analysts' estimates relating to Sterling and Sterling's public filings.

        Based on implied per share equity value reference ranges for Provident and Sterling calculated as described above, these analyses indicated the following implied exchange ratio reference ranges, as compared to the exchange ratio provided for in the merger:

Implied Exchange Ratio Reference Ranges Based on:
Merger Exchange Ratio
EPS (E2013)	EPS (E2014)	Tangible Book Value
1.0317x - 1.4560x	1.0384x - 1.4318x	0.9041x - 1.5068x	1.2625x

        No company used in these analyses is identical or directly comparable to Provident or Sterling. Accordingly, an evaluation of the results of these analyses is not entirely mathematical. Rather, these analyses involve complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which Provident and Sterling were compared.

        Dividend Discount Analyses.    Credit Suisse performed separate dividend discount analyses of Provident and Sterling.

          Provident.     In performing a dividend discount analysis of Provident, Credit Suisse calculated the estimated present value of distributable cash flow that Provident was forecasted to generate during calendar years ending December 31, 2013 through December 31, 2017 based upon publicly available financial forecasts relating to Provident and certain other forecasts with respect to earnings per share long-term growth rate and certain other forecasts with respect to tangible assets. Credit Suisse then calculated terminal value ranges for Provident by applying a range of terminal value multiples of 12.0x to 14.5x to Provident's calendar year ending December 31, 2018 estimated earnings. The distributable cash flows and terminal values were then discounted to present values using discount rates ranging from 7.5% to 9.5%.

          Sterling.     In performing a dividend discount analysis of Sterling, Credit Suisse calculated the estimated present value of distributable cash flow that Sterling was forecasted to generate during fiscal years ending December 31, 2013 through December 31, 2017 based upon publicly available financial forecasts relating to Sterling and certain other forecasts with respect to earnings per share long-term growth rate and certain other forecasts with respect to tangible assets. Credit Suisse then calculated terminal value ranges for Sterling by applying a range of terminal value multiples of 12.5x to 14.5x to Sterling's fiscal year ending December 31, 2018 estimated earnings. The distributable cash flows and terminal values were then discounted to present values using discount rates ranging from 7.0% to 9.0%.

        Based on implied per share equity value reference ranges for Provident and Sterling calculated as described above, these analyses indicated the following implied exchange ratio reference range, as compared to the exchange ratio provided for in the merger:

Implied Exchange Ratio Reference Range	Merger Exchange Ratio
1.0053x - 1.5778x	1.2625x

        Other Factors.    Credit Suisse also reviewed, for informational purposes, certain other factors, including:

  •
  share price targets for Provident and Sterling in recently published, publicly available Wall Street research analyst reports, noting that the low and high share price targets for Provident and Sterling discounted to present values implied an exchange ratio reference range of 1.0526x to 1.1667x;

  •
  historical trading performances of Provident's common stock and Sterling's common shares during the 52-week period ended April 2, 2013, noting that the low and high closing prices of Provident's common stock and Sterling's common shares during such period implied an exchange ratio reference range of 0.8367x to 1.4972x;

  •
  implied historical exchange ratios for Provident and Sterling derived by dividing the average daily trading prices of Provident's common stock and Sterling's common shares on April 2, 2013 and the 30-day, 60-day, 90-day, one year and two year average for the period ended April 2, 2013, noting that implied historical exchange ratios for such periods were 1.1333x, 1.1264x, 1.1227x, 1.1028x, 1.1202x and 1.1462x, respectively;

  •
  relative contributions of Provident and Sterling to various current and future financial metrics of the pro forma combined company, without giving effect to potential synergies, based on publicly available financial data of and research analysts' estimates relating to Provident and Sterling as of April 2, 2013, noting that the relative contributions indicated a range of aggregate equity ownership percentages for Provident's stockholders in the combined company of approximately 54.3% to 61.3%; and

  •
  the potential pro forma impact of the merger on the future financial condition and performance of Provident, reflected in the pro forma earnings per share of Provident. Credit Suisse, at the direction of the management of Provident, used publicly available financial forecasts (including the forecasts as to the earnings per share long-term growth rate) and certain estimated combined cost savings. This analysis indicated that the merger would be accretive to Provident's estimated earnings per share in calendar years 2014 and 2015.

Miscellaneous

        Provident selected Credit Suisse to act as its financial advisor in connection with the merger based on Credit Suisse's qualifications, experience, reputation and familiarity with Provident. Credit Suisse is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

        Credit Suisse acted as financial advisor to Provident in connection with the merger and will receive an aggregate fee of US$2 million for its services, a significant portion of which is contingent upon the consummation of the merger. In addition, Credit Suisse is eligible to receive a discretionary fee of up to US$1 million upon the consummation of the merger. Provident also agreed to indemnify Credit Suisse and certain related parties for certain liabilities and other items arising out of or related to its engagement. Credit Suisse and its affiliates may in the future provide financial advice and services to Sterling, Provident and their respective affiliates for which Credit Suisse would expect to receive compensation. Credit Suisse is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. Credit Suisse also acted as an initial purchaser in the issuance by Provident in a private placement of $100 million of 5.500% senior notes due 2018, which closed on July 2, 2013 and for which services Credit Suisse received aggregate compensation of $875,000. In the ordinary course of business, Credit Suisse and its affiliates may acquire, hold or sell, for its and its affiliates own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of Sterling, Provident and any other company that may be involved in the merger, as well as provide investment banking and other financial services to such companies.

Interests of Provident's Directors and Executive Officers in the Merger

        In considering the recommendations of Provident's board of directors with respect to the merger, Provident stockholders should be aware that certain executive officers (one of whom is a director) of Provident have certain interests in the merger that may be different from, or in addition to, the interests of Provident stockholders generally. Provident's board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated thereby and making its recommendation that Provident stockholders vote to approve the Provident merger proposal. These interests are described in further detail below.

        In connection with its execution of the merger agreement, Provident entered into an amendment to the employment agreement with Jack Kopnisky, Provident's current President and Chief Executive Officer and a member of Provident's board of directors. This amendment, which will be effective as of and subject to the occurrence of the effective time of the merger, extends the term of Mr. Kopnisky's employment agreement until the third anniversary of the date on which the effective time occurs and gives effect to certain provisions of Provident's bylaws, as amended as described in "The Merger—Amendment to Provident's Bylaws", relating to the President and Chief Executive Officer positions of the combined company at the effective time of the merger. Consistent with the terms of the agreement prior to this amendment, if Provident terminates Mr. Kopnisky without "cause" or Mr. Kopnisky resigns for "good reason" (each as defined in his employment agreement), then Mr. Kopnisky is entitled to: (i) a severance payment in an amount equal to two times the sum of his base salary immediately prior to termination and his target bonus for the year of termination, and (ii) continuation of health insurance premiums for a period of eighteen months following termination of employment.

        On May 13, 2013, Provident entered into a retention award letter with Daniel G. Rothstein, Provident's current Executive Vice President, Chief Risk Officer and General Counsel. The retention award letter provides that, within ten days following the date on which the effective time of the merger occurs, Provident will pay Mr. Rothstein a lump sum cash payment equal to $289,900, subject to his continued employment with Provident through the completion of the merger. In addition, if prior to the Closing Date, Mr. Rothstein's employment with Provident is terminated without "cause" (as defined in the retention award letter), he will be entitled to the retention payment within 30 days following the termination of his employment.

Merger-Related Compensation for Provident's Named Executive Officers

        This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for each named executive officer of Provident that is based on or otherwise relates to the merger. This compensation is referred to as "golden parachute" compensation by the applicable SEC disclosure rules, and in this section we use such term to describe the merger-related compensation payable to Provident's named executive officers. The "golden parachute" compensation payable to a named executive officer is subject to a nonbinding advisory vote of Provident's stockholders, as described above in "Provident Proposals—Provident Compensation Proposal."

        The following table sets forth the value of the compensation Mr. Rothstein would receive under his retention award letter described above in "The Merger—Interests of Provident's Directors and Executive Officers in the Merger".

        Neither Mr. Rothstein nor any of the other named executive officers of Provident are entitled to any compensation or benefits under their respective employment agreements with Provident (if applicable) or under the Provident compensation and benefit plans in connection with the merger, as the merger will not constitute a "change in control" under such agreements and plans.

        Assuming that the merger closes and Mr. Rothstein remains employed through the closing date (or is terminated without cause prior to the closing date), Mr. Rothstein would receive the amount set forth in the table below.

	Golden Parachute Compensation
Name	Cash		Equity	Pension/ NQDC	Perquisites/ Benefits	Tax Reimbursement	Other	Total
Daniel G. Rothstein	$289,900	(1)	—	—	—	—	—	$289,900

(1)
Represents the single-trigger cash retention payment payable to Mr. Rothstein upon consummation of the merger under his retention award letter.

Interests of Sterling's Directors and Executive Officers in the Merger

        In considering the recommendations of Sterling's board of directors with respect to the merger, you should be aware that executive officers and members of the board of directors of Sterling have agreements or arrangements that provide them with interests in the merger, including financial interests, that may be different from, or in addition to, the interests of the other shareholders of Sterling. Sterling's board of directors was aware of these interests during its deliberations of the merits of the merger and in determining to recommend to Sterling shareholders that they vote for the proposal to adopt the merger agreement and thereby approve the transactions contemplated by the merger agreement, including the merger. The amounts set forth in the discussions below regarding director and executive officer compensation are based on compensation levels as of the date of this proxy statement/prospectus unless otherwise specified.

Sterling Stock-Based Awards

        Restricted Stock.    Directors and executive officers hold outstanding awards of Sterling restricted stock. The terms of the awards provide for accelerated vesting of the restricted shares upon a change of control such as the merger. The merger agreement provides that at the effective time of the merger, these continuing restricted share awards will be converted automatically into a number of shares of Provident common stock, rounded to the nearest whole share, equal to the product of the number of shares of Sterling common stock subject to the restricted stock award and the exchange ratio, with such converted shares continuing to be subject to the same terms and conditions as were applicable to the award under the Sterling Stock Plan and the applicable award agreement thereunder (but taking into account any acceleration or vesting thereof provided for in the Sterling Stock Incentive Plan, or in the related award agreement, by reason of the merger).

        Stock Options.    Certain executive officers hold outstanding awards of Sterling stock options, which are all currently underwater (i.e.,  the exercise price of such stock option exceeds the current price of a share of Sterling common stock), based on the closing price of a share of Sterling common stock as of [    ]. The terms of the awards provide for accelerated vesting of the stock options upon a change of control such as the merger. The merger agreement provides that at the effective time of the merger, each option granted by Sterling to purchase shares of Sterling common stock under the Sterling Stock Incentive Plan, whether vested or unvested, that is outstanding and unexercised shall cease to represent a right to acquire shares of Sterling common stock and shall be converted automatically into an option to purchase shares of Provident common stock with such converted option to continue to be subject to the same terms and conditions as were applicable to the Sterling stock option under the Sterling Stock Incentive Plan and the applicable award agreement thereunder (but taking into account any acceleration or vesting thereof provided for in the Sterling Stock Plan, or in the related award agreement, by reason of the merger) as follows: (i) the number of shares of Provident common stock to be subject to the new option will be equal to the product of the number of shares of Sterling common stock subject to the existing option and the exchange ratio (rounding fractional shares down to the nearest whole share), and (ii) the exercise price per share of Provident common stock under the new option will be equal to the exercise price per share of Sterling common stock of the existing option divided by the exchange ratio (rounded up to the nearest whole cent).

        Equity Awards Held by Sterling's Executive Officers and Directors.    Based upon equity compensation holdings as of May 3, 2013, Sterling's executive officers and directors hold the following equity awards, which will be treated as described above: Mr. Cappelli holds 15,913 shares of restricted stock, and no stock options; Mr. Millman holds 6,861 shares of restricted stock and no stock options; Mr. Tietjen holds 1,609 shares of restricted stock and no stock options; Mr. Applebaum holds 2,087 shares of restricted stock and 10,000 vested underwater stock options; Mr. Robinson holds 1,453 shares of restricted stock and 10,000 vested underwater stock options; and the non-employee directors as a group hold 20,000 shares of restricted stock and no stock options.

Employment and Change of Control Agreements with the Sterling Executive Officers

        Sterling previously entered into an employment agreement, a change of control severance agreement or a change in control severance and retention agreement with each of its five executive officers. Sterling entered into these agreements at the time to promote stability and the continuity of senior management, and these agreements contained provisions regarding payments to be made to the executive officers upon the occurrence of certain terminations of employment and/or change of control events. In connection with the merger, and as further described below, Messrs. Cappelli, Millman, Applebaum and Tietjen, who are expected to continue employment with, or perform services for, Provident following the merger, have agreed to terminate their existing Sterling agreements (including any severance benefits) and have also entered into certain employment or services agreements with Provident that will become effective upon consummation of the merger. Each of these agreements was negotiated by the individual Sterling executive officer with Provident. Provident has not entered into an agreement with Mr. Robinson.

Messrs. Cappelli and Millman

        In connection with the merger, Messrs. Cappelli and Millman entered into services and covenant agreements with Provident, which will supersede the employment agreements between Sterling and each of Messrs. Cappelli and Millman as of the effective time of the merger.

Provident Services and Covenant Agreements

        Provident's services and covenant agreements with Messrs. Cappelli and Millman provide for their service as, in the case of Mr. Cappelli, Chairman, and in the case of Mr. Millman, member, of the boards of directors of the combined company and bank following the completion of the merger, as well as for general advisory services as requested by the Chief Executive Officer of the combined company for a term of three years. Under the services and covenant agreements, within ten business days following the completion of the merger and in full settlement of Provident's, Sterling's and their respective affiliates' obligations under Messrs. Cappelli's and Millman's existing employment agreement with Sterling, Provident will pay Mr. Cappelli a lump sum payment of $5 million and Mr. Millman a lump sum payment of $3.6 million. Messrs. Cappelli and Millman will also be entitled to payment of their accrued benefit under the Sterling Bancorp/Sterling National Bank Supplemental Pension Benefit Plan (which we refer to as the "Sterling SERP") in accordance with the terms of the Sterling SERP and will retain all rights and benefits in respect of any death benefits under their split-dollar life insurance agreements with Sterling in accordance with their respective terms. During the term of their agreements, Mr. Cappelli will also be paid an annual consulting fee of $350,000, Mr. Millman will be paid an annual consulting fee of $200,000, and each of them will be provided with health insurance benefits and club and automobile perquisites in accordance with their existing employment agreements with Sterling. Mr. Cappelli will also receive a grant of restricted stock units promptly following the completion of the merger with an aggregate grant date value of $3 million, which will vest and be settled in equal annual installments on each of the first three anniversaries of the grant date subject to Mr. Cappelli's continued service.

        Under their services agreements with Provident, if Provident terminates the services of Mr. Cappelli or Mr. Millman without "cause", their services terminate due to "disability" or Mr. Cappelli or Mr. Millman terminates his employment for "good reason" (each as defined in their respective agreements), then Messrs. Cappelli and Millman will, subject to execution, delivery and non-revocation of a release of claims and continued compliance with certain restrictive covenants, be entitled to (i) the unpaid portion of the consulting fees they would have received for the three-year term of the agreement, payable at such times as such fees would be paid had they continued to perform services under the agreement, (ii) in the case of Mr. Cappelli, continued vesting of the restricted stock unit grant, and (iii) continuation of the health insurance benefits provided under the agreement for the duration of the original three-year term. In addition, upon Mr. Cappelli's or Mr. Millman's death, his designated beneficiary or estate will receive a lump sum cash payment of the unpaid portion of the consulting fees he would have received for the three-year term of agreement and, in the case of Mr. Cappelli, the restricted stock units granted to him under the agreement will immediately vest and be settled.

        Each of Messrs. Cappelli's and Millman's agreements also provide that, for a period of three years following the termination of services with Provident for any reason, Messrs. Cappelli and Millman will be restricted from competing with Provident and its affiliates and from soliciting Provident's and its affiliates' respective customers or employees. As of the effective time of the merger, Messrs. Cappelli's and Millman's services and covenant agreements with Provident supersede and replace their respective employment agreements with Sterling, other than with respect to the "golden parachute" excise tax gross-up in each of their existing employment agreements with Sterling, which will survive only with respect to payments or benefits received in connection with the merger.

Superseded Sterling Employment Agreements

        Messrs. Cappelli and Millman are each a party to an employment agreement with Sterling that expires on December 31, 2017 and December 31, 2015, respectively. As described above, these agreements will be superseded by their new agreements with Provident as of the closing of the merger. Their employment agreements with Sterling would have provided for Messrs. Cappelli or Millman to receive the following payments and benefits upon a termination without "cause" or resignation for "good reason" (each as defined in the existing agreements) within two years following a change in control: (i) three times base salary or, if greater, the base salary that would have been payable to him for the remaining term of his agreement, (ii) a pro rata bonus for the year of termination, (iii) health and welfare benefits continuation for the remaining term of his agreement, (iv) the full amount due under any profit-sharing or similar plan calculated as if the executive had been terminated on the last day of the calendar year, and (v) three times the highest annual bonus earned during the three preceding fiscal years. In addition, each of Messrs. Cappelli and Millman would be entitled to the present value of the benefits he would have been entitled to under Sterling's retirement and supplemental retirement plans, as well as continuation of his life and health insurance plans, for the remaining term of his employment agreement. In the event that any compensation payments made to, or benefits provided to Messrs. Cappelli and Millman in connection with a change in control would be subjected to the excise tax imposed by Section 4999 of the Code, Sterling will provide a gross-up payment in an amount such that, after withholding for or payment of all federal, state, and local income, and excise taxes, and any penalties and interest on the gross-up payment, the remaining amount is equal to the excise tax on the compensation payments.

Mr. Tietjen

        In connection with the merger, Provident entered into a services and covenant agreement with Mr. Tietjen that will supersede the change in control severance agreement between Sterling and Mr. Tietjen as of the effective time of the merger.

Provident Services and Covenant Agreement

        Provident's services and covenant agreement with Mr. Tietjen provides for general advisory services as requested by the Chief Executive Officer of the combined company for a term of one year following the completion of the merger. Mr. Tietjen's services and covenant agreement provides that, within ten business days of the completion of the merger and in full settlement of Provident's, Sterling's and their respective affiliates' obligations under his existing change in control severance agreement with Sterling, he will be paid a lump sum payment of $800,000 by Provident. In addition, Mr. Tietjen will also be entitled to payment of his accrued benefit under the Sterling SERP in accordance with the terms of the Sterling SERP and will retain all rights and benefits in respect of any death benefits under his split-dollar life insurance agreements with Sterling in accordance with their respective terms.

        During the term of the agreement, Mr. Tietjen will also be paid an annual consulting fee of $465,000. If Provident terminates Mr. Tietjen's agreement without "cause" or due to Mr. Tietjen's "disability" (each as defined in the agreement), then Mr. Tietjen will, subject to his execution, delivery and non-revocation of a release of claims and continued compliance with certain restrictive covenants, be entitled to the unpaid portion of the consulting fees he would have received for the one-year term of the agreement, payable at such times as such fees would be paid had he continued to perform services under the agreement. In addition, upon Mr. Tietjen's death, his designated beneficiary or estate will receive a lump sum cash payment of the unpaid portion of the consulting fees he would have received for the one-year term of agreement.

        Mr. Tietjen's agreement also provides that, for a period of one year following the termination of his services for any reason, Mr. Tietjen will be restricted from competing with Provident and its affiliates and from soliciting Provident's and its affiliates' respective customers or employees. As of the effective time of the merger, the services and covenant agreement with Provident supersedes and replaces Mr. Tietjen's existing change in control severance agreement with Sterling, other than with respect to the right to receive health benefits following his termination of employment under his existing agreement and the "golden parachute" excise tax gross-up in his existing agreement, which will survive only with respect to payments or benefits received in connection with the merger.

Superseded Sterling Change in Control Agreement

        Sterling has a change in control severance agreement with Mr. Tietjen. As described above, this agreement will be superseded by Mr. Tietjen's new agreement with Provident as of the closing of the merger. His existing change in control agreement with Sterling would have provided for Mr. Tietjen to receive the following payments and benefits upon a termination by Sterling without "cause" or by Mr. Tietjen for "good reason" (each as defined in the agreement) within two years following a change in control: (i) two times annual base salary, (ii) a pro rata bonus for the year in which the termination occurred, (iii) two times the highest annual bonus earned during the three preceding fiscal years and the present value of the benefits Mr. Tietjen would have been entitled to receive if his employment had continued with Sterling for two years. In addition, Mr. Tietjen would have been entitled to continuation of his medical and insurance benefits for two years after termination. In the event that any payments or benefits provided to Mr. Tietjen in connection with a change in control would be subjected to the excise tax imposed by Section 4999 of the Code, Sterling would provide a gross-up payment in an amount such that, after withholding for or payment of all federal, state, and local income, and excise taxes, and any penalties and interest on the gross-up payment, the remaining amount is equal to the excise tax on the compensation payments; provided, however, that if Mr. Tietjen would not be subject to the excise tax if his payments and benefits were reduced by up to five percent, his payments and benefits will be so reduced in lieu of a gross-up payment.

Mr. Applebaum

        In connection with the merger, Provident and Mr. Applebaum entered into an employment agreement that will supersede the change in control severance agreement between Sterling and Mr. Applebaum as of the effective time of the merger.

Provident Employment Agreement

        Provident's employment agreement with Mr. Applebaum provides for an annual base salary of $400,000, a target annual bonus opportunity of 30% of base salary and a target annual equity compensation opportunity of 30% of base salary. Additionally, within ten business days following the completion of the merger and in full settlement of Provident's, Sterling's and their respective affiliates' obligations under Mr. Applebaum's existing employment agreement with Sterling, Provident will pay Mr. Applebaum a lump sum payment of $675,000. Mr. Applebaum will also receive a retention award consisting of a grant of restricted stock units with a grant date value of $600,000, which will vest and pay in equal installments over the three-year period following the completion of the merger subject to Mr. Applebaum's continued employment. In addition, Mr. Applebaum will be entitled (i) to payment of his accrued benefit under the Sterling SERP in accordance with the terms of the Sterling SERP (provided that the amount of such benefit that results from the payment of the accrued benefit prior to Mr. Applebaum's normal retirement date as a result of the merger will not exceed $327,000); and (ii) to retain all rights and benefits in respect of any death benefits under his split-dollar life insurance agreements with Sterling in accordance with their respective terms.

        If Provident terminates Mr. Applebaum's employment without "cause" or if he resigns for "good reason" (each as defined in the employment agreement), then Mr. Applebaum will, subject to his execution, delivery and non-revocation of a release of claims, be entitled to (i) the sum of his base salary and target bonus for the year of termination, and (ii) continuation of health insurance premiums for a period of eighteen months following termination of employment. If, however, he is terminated without cause or resigns for good reason within twelve months following a change in control that occurs after the merger, then he will be entitled to severance pay of two times the sum of his base salary and target bonus for the year of termination. The retention award will also vest in full if his employment terminates without cause, due to his death or disability, or as a result of his resignation for good reason, subject, in each case, to execution, delivery and non-revocation of a release of claims and to recoupment in the event he does not comply with certain restrictive covenants. Payments and benefits payable in connection with a change in control of Provident following the merger would be reduced to the extent necessary to avoid the application of any "golden parachute" excise tax pursuant to Section 4999 of the Code if such reduction would result in Mr. Applebaum receiving greater compensation and benefits on an after-tax basis.

        Mr. Applebaum's employment agreement also provides that, for a period of twelve months following the termination of 'his employment for any reason, he will be restricted from competing with Provident and its affiliates and, for a period of eighteen months following the termination of his employment for any reason, he will be restricted from soliciting Provident's and its affiliates' respective customers or employees. As of the effective time of the merger, the employment agreement with Provident supersedes and replaces Mr. Applebaum's existing change in control severance agreement with Sterling, other than with respect to the "golden parachute" excise tax gross-up in the existing agreement with Sterling, which will survive only with respect to payments or benefits received in connection with the merger.

Superseded Sterling Change in Control Agreement

        Sterling has a change in control severance agreement with Mr. Applebaum. As described above, this agreement will be superseded by Mr. Applebaum's new employment agreement with Provident as of the closing of the merger. His existing change in control agreement with Sterling would have provided for Mr. Applebaum to receive the following payments and benefits upon a termination without "cause" or by Mr. Applebaum for "good reason" (each as defined in the agreement) within two years following a change in control: (i) two times annual base salary, (ii) a pro rata bonus for the year in which the termination occurred, (iii) two times the highest annual bonus earned during the three preceding fiscal years and (iv) the present value of the benefits Mr. Applebaum would have been entitled to receive if his employment had continued with Sterling for two years. In addition, Mr. Applebaum would have been entitled to continuation of his medical and insurance benefits for two years after termination. In the event that any payments or benefits provided to Mr. Applebaum in connection with a change in control would be subjected to the excise tax imposed by Section 4999 of the Code, Sterling would provide a gross-up payment in an amount such that, after withholding for or payment of all federal, state, and local income, and excise taxes, and any penalties and interest on the gross-up payment, the remaining amount is equal to the excise tax on the compensation payments; provided, however, that if Mr. Applebaum would not be subject to the excise tax if his payments and benefits were reduced by up to five percent, his payments and benefits would be so reduced in lieu of a gross-up payment.

Mr. Robinson

Sterling Change in Control Agreement

        Sterling has a change in control severance and retention agreement with Mr. Robinson pursuant to which Mr. Robinson agrees that he will not voluntarily leave the employ of Sterling, other than as a result of "disability", retirement or for "good reason" (each as defined in the agreement), until such change in control occurs or such action is terminated or abandoned. If Mr. Robinson's employment is terminated within one year following a change in control, Sterling will pay Mr. Robinson a lump sum cash severance amount equal to his highest annual base salary during the 12-month period immediately prior to termination. If Mr. Robinson remains employed for one year after a change in control, Sterling will pay him a retention bonus equal to his highest annual base salary during the period commencing one year prior to a change in control and ending on the date of payment of the retention bonus.

Sterling SERP

        Messrs. Cappelli, Millman, Tietjen and Applebaum participate in the Sterling SERP, which pays the amount that cannot be paid from Sterling's qualified defined benefit plan due to limitations under the Code. The Sterling SERP provides that the supplemental retirement benefits shall vest and become payable upon a change in control, such as the merger. Each of Messrs. Cappelli, Millman, Tietjen and Applebaum are currently fully vested in their supplemental retirement benefits.

Appointment of Sterling Directors and Executive Officers

        As of the effective time of the merger, Mr. Cappelli shall serve as Chairman of the board of directors of Provident and its subsidiaries. On or prior to the effective time, Provident's board of directors shall cause the number of directors that will comprise the full board of directors of the surviving corporation to be 13. Of the members of the board of directors of the surviving corporation at the effective time, six shall be current Sterling directors designated by Sterling including Mr. Cappelli and Mr. Millman.

Merger-Related Compensation for Sterling's Named Executive Officers

Golden Parachute Compensation

        This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for each named executive officer of Sterling that is based on or otherwise relates to the merger. This compensation is referred to as "golden parachute" compensation by the applicable SEC disclosure rules, and in this section we use such term to describe the merger-related compensation payable to our named executive officers. The "golden parachute" compensation payable to these individuals is subject to a nonbinding advisory vote of Sterling's shareholders, as described above in "Sterling Merger-Related Proposals—Proposal No. 2: Sterling Merger-Related Compensation Proposal."

        The terms of the merger agreement provide for the conversion of outstanding Sterling restricted stock and stock option awards into restricted stock and stock option awards in respect of Provident common stock upon the closing of the merger. For a description of the treatment of outstanding equity awards held by Sterling directors and executive officers , see "The Merger—Interests of Sterling's Directors and Executive Officers in the Merger" beginning on page 119.

        The named executive officers are entitled to certain "single-trigger" benefits, which are paid upon a change in control, and each of the named executive officers is entitled to certain "double-trigger" severance payments and benefits, which are paid upon a qualifying termination of employment following a change in control, in each case, pursuant to the employment, change of control severance agreements and the change in control severance and retention agreements described above in "The Merger—Interests of Sterling's Directors and Executive Officers in the Merger—Employment and Change of Control Agreements with the Sterling Executive Officers" beginning on page 120. Compensation that may be paid or become payable to Sterling's named executive officers in connection with the merger pursuant to agreements solely between the named executive officers and Provident is not subject to the non-binding advisory vote but is described, inclusive of the potential payments and benefits under the employment agreements and services agreements with Provident, above in "The Merger—Interests of Sterling's Directors and Executive Officers in the Merger—Employment and Change of Control Agreements with the Sterling Executive Officers."

        The following table sets forth the amount of payments and benefits that may be paid or become payable to each of the named executive officers in connection with the merger pursuant to their employment arrangements with Provident, assuming: (1) the effective time of the merger occurred on [            ] (the last practicable date prior to the filing of this proxy statement/prospectus); and (2) a per share price of Sterling common stock of $11.19, the average closing price per share over the first five business days following the announcement of the merger agreement. The amounts shown below are estimates based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement/prospectus, and do not reflect certain compensation actions that may occur before the completion of the merger. As a result, the actual amounts to be received by a named executive officer may differ materially from the amounts set forth below.

Golden Parachute Compensation(1)

Name	Cash ($)(2)	Equity ($)(3)	Pension/ NQDC ($)		Perquisites/ Benefits($)		Total ($)
Louis J. Cappelli	5,000,000	178,066					5,178,066
John C. Millman	3,600,000	76,775					3,676,775
John W. Tietjen	800,000	18,005			24,360	(4)	842,365
Howard M. Applebaum	675,000	23,354	327,000	(5)			1,025,354
Eliot S. Robinson	317,433	16,259					333,692

(1)
The table above does not include compensation that is contingent upon services provided to Provident following the closing of the merger (including (i) new restricted stock unit grants with an aggregate value of $3 million for Mr. Cappelli and $600,000 for Mr. Applebaum, which will vest based on post-closing services and will vest or continue to vest upon termination without cause or for good reason, (ii) post-closing fees payable to Messrs. Cappelli, Millman and Tietjen for post-closing services under their Services and Covenant Agreements with Provident, including upon a termination of service without cause, and in the case of Messrs. Cappelli and Millman, for good reason, and (iii) health benefits that will continue to be provided to Messrs. Cappelli and Millman upon termination without cause or for good reason), as described in the section of this joint proxy statement/prospectus entitled "The Merger—Interests of Sterling's Directors and Executive Officers in the Merger" beginning on page 119.

(2)
For Messrs. Cappelli, Millman, Tietjen and Applebaum, the Cash column represents the initial payment they will receive from Provident within 10 business days from the effective time, which is in satisfaction of any obligations (including severance) owed to them under their existing agreements with Sterling.

For Mr. Robinson, the Cash column includes the "double trigger" cash severance payable under his change of control severance and retention agreement with Sterling, which is equal to his highest annual base salary during the 12-month period immediately prior to termination.

(3)
Represents the value of the acceleration of "single trigger" Sterling restricted stock awards to Messrs. Cappelli, Millman, Tietjen, Applebaum and Robinson, based on the average closing price per share of Sterling common stock over the first five business days following announcement of the merger agreement ($11.19).

(4)
Represents the value of health benefits to be provided to Mr. Tietjen for two years following the closing of the merger.

(5)
Represents the incremental value of Mr. Applebaum's unreduced early retirement benefit under the Sterling SERP.

 Vote Required

        Section 951 of the Dodd-Frank Act and Rule 14a-21(c) under the Exchange Act require that Sterling seek a non-binding advisory vote from its shareholders to approve certain "golden parachute" compensation that its "named executive officers" will receive from Sterling in connection with the merger. The proposal gives Sterling's shareholders the opportunity to express their views on the merger-related compensation of Sterling's named executive officers. Approval requires the affirmative vote of the majority of shares present in person or represented by proxy and entitled to vote on the proposal. Accordingly, Sterling is asking its shareholders to approve the following resolution on a non-binding, advisory basis:

        "RESOLVED, that the compensation that may be paid or become payable to Sterling's named executive officers in connection with the merger pursuant to agreements or understandings with Sterling, and the agreements and understandings with Sterling pursuant to which such compensation may be paid or become payable, as disclosed in the table in this proposal and as further described under the heading "The Merger—Interests of Sterling's Directors and Executive Officers in the Merger—Employment and Change of Control Agreements with the Sterling Executive Officers," beginning on page 120, are hereby APPROVED."

        Approval of this proposal is not a condition to completion of the merger, and the vote with respect to this proposal is advisory only and will not be binding on Sterling or Provident. If the merger is completed, the "golden parachute" compensation may be paid to Sterling's named executive officers even if Sterling shareholders fail to approve the "golden parachute" compensation.

Amendment to Provident's Certificate of Incorporation

        In connection with the merger, Provident's certificate of incorporation will be amended at the effective time of the merger to change the name of the surviving corporation to "Sterling Bancorp" and to increase the number of authorized shares of common stock from 75,000,000 to 190,000,000, which amendment is referred to as the "certificate amendment". The foregoing description of the amendment to Provident's certificate of incorporation does not purport to be complete and is qualified in its entirety by reference to the full text of the certificate amendment, which is attached as Annex F to this joint proxy statement/prospectus, and is incorporated herein by reference.

Amendment to Provident's Bylaws

        On April 3, 2013, in connection with the transactions contemplated by the merger agreement, the board of directors of Provident adopted a resolution amending Provident's bylaws, effective as of the effective time of the merger, which we refer to as the "bylaw amendment". Under the bylaw amendment, upon the completion of the merger, Jack Kopnisky, the current President and Chief Executive Officer of Provident, will serve as President and Chief Executive Officer of the combined company, and Louis J. Cappelli, the current Chairman and Chief Executive Officer of Sterling, will serve as Chairman of the board of directors of the combined company. The bylaw amendment provides that the Chairman will, when present, preside at all meetings of the stockholders of the combined company and of the board of directors, will have duties and powers commonly incident to a Chairman position, and will not, by reason of such office, be considered an executive officer of the combined company. The bylaw amendment provides that the removal of either Jack Kopnisky or Louis J. Cappelli from, or the failure to appoint or re-elect them to, their respective positions, and any amendment to or termination of Jack Kopnisky's employment agreement or Louis J. Cappelli's Service and Covenant Agreement, prior to the three year anniversary of the completion of the merger, as well as any determination not to nominate either of them as a director of the combined company prior to such three year anniversary, will require the affirmative vote of at least 75% of the full board of directors.

        The bylaw amendment also provides that, upon the completion of the merger, the board of directors of the combined company will be comprised of thirteen directors, of which seven will be former Provident directors, including Jack Kopnisky, and of which six will be former Sterling directors, including Louis J. Cappelli and John Millman, Sterling's current President, and that the former Provident directors and former Sterling directors will be apportioned among the three classes of the board of directors as nearly evenly as is possible, with the placement of specific former Sterling directors by class to be determined by Sterling, and the placement of former Provident directors by class to be determined by Provident. The former Provident directors and former Sterling directors will serve on committees of the board of directors of the combined company, consistent with their expertise and interest, and based on the needs of the board of directors and the requirements of the positions. In addition, at or immediately after the completion of the merger, the committees of the board of directors will be reconstituted, with members of the committees and their chairpersons to be recommended by the Chairman of the board of directors of the combined company.

        Certain provisions of the bylaw amendment described above, including those concerning the composition of the board of directors of the combined company and the Chairman and President and Chief Executive Officer positions of the combined company, require an affirmative vote of at least 75% of the full board of directors to modify, amend or repeal.

        The foregoing description of the bylaw amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the bylaw amendment, which is attached as Annex G to this joint proxy statement/prospectus, and is incorporated herein by reference.

Public Trading Markets

        Provident common stock is listed for trading on the New York Stock Exchange under the symbol "PBNY", and Sterling common stock is listed on the New York Stock Exchange under the symbol "STL". Upon completion of the merger, Sterling common stock will no longer be quoted on the New York Stock Exchange. Following the merger, shares of Provident common stock will continue to be traded on the New York Stock Exchange but, because the name of the surviving corporation will be Sterling Bancorp, Provident expects to change its symbol to "STL".

        Under the merger agreement, Provident will cause the shares of Provident common stock to be issued in the merger, including with respect to Sterling stock options and Sterling restricted stock, to be approved for listing on the New York Stock Exchange, subject to notice of issuance, and the merger agreement provides that neither Provident nor Sterling will be required to complete the merger if such shares are not authorized for listing on the New York Stock Exchange, subject to notice of issuance.

Provident's Dividend Policy

        Subject to the approval of the board of directors of the combined company, it is the current intention of each of Provident and Sterling that, following completion of the merger, the quarterly dividend on Provident common stock will be increased to $0.07 per share, which is intended to ensure that current Sterling shareholders maintain a consistent dividend payment after the closing of the merger. However, the board of directors may change its dividend policy at any time, and no assurances can be given that dividends will continue to be paid by Provident or the combined company or that dividends, if paid, will not be reduced or eliminated in future periods. In addition, the payment of dividends by financial holding companies is generally subject to legal and regulatory limitations. For further information, see "Comparative Market Prices and Dividends."

Dissenters' Rights in the Merger

        Under Section 910 of the NYBCL, the holders of Sterling common stock will not be entitled to appraisal rights or dissenters' rights in connection with the merger if, on the record date for the

Sterling annual meeting, their shares are listed on a national securities exchange. Sterling common stock is currently listed on the New York Stock Exchange, a national securities exchange, and is expected to continue to be so listed on the record date for the Sterling annual meeting. Accordingly, holders of Sterling common stock are not expected to be entitled to any appraisal rights or dissenters' rights in connection with the merger.

Regulatory Approvals Required for the Merger

        Completion of the merger is subject to prior receipt of certain approvals and consents required to be obtained from applicable governmental and regulatory authorities, without certain conditions being imposed by any governmental authority as part of a regulatory approval that would reasonably be expected to have a material adverse effect on the surviving corporation and its subsidiaries, taken as a whole. Subject to the terms and conditions of the merger agreement, Provident and Sterling have agreed to use their reasonable best efforts and cooperate to promptly prepare and file all necessary documentation and to obtain as promptly as practicable all regulatory approvals necessary or advisable to complete the transactions contemplated by the merger agreement. These approvals include, among others, approval from the Federal Reserve Board and the Office of the Comptroller of the Currency (which we refer to as the "OCC"). Provident and Sterling have filed applications and notifications to obtain the required regulatory approvals.

Federal Reserve Board

        The transactions contemplated by the merger agreement are subject to approval by the Federal Reserve Board pursuant to the Bank Holding Company Act of 1956, as amended. On May 6, 2013, Provident submitted an application pursuant to sections 3(a)(1) and 3(a)(2) of the Bank Holding Company Act ("BHC Act") (12 U.S.C. §§ 1842(a)(1) and (2)) and section 225.15 of Regulation Y (12 C.F.R. § 225.15), seeking the prior approval of the Federal Reserve Board for Provident to become a bank holding company and to acquire Sterling and thereby also indirectly acquire Sterling National Bank, as well as for the conversion of Provident Bank to a commercial bank. The Federal Reserve Board takes into consideration a number of factors when acting on applications under section 3 of the BHC Act (12 U.S.C. § 1842(c)) and Regulation Y (12 C.F.R. § 225.13). These factors include the financial and managerial resources (including consideration of the competence, experience, and integrity of the officers, directors, and principal shareholders, as well as the pro forma capital ratios) and future prospects of the combined organization. The Federal Reserve Board also considers the effectiveness of the applicant in combatting money laundering, the convenience and needs of the communities to be served, as well as the extent to which the proposal would result in greater or more concentrated risks to the stability of the U.S. banking or financial system. The Federal Reserve Board may not approve a proposal that would have significant adverse effects on competition or on the concentration of resources in any banking market.

        In connection with becoming a bank holding company, Provident also is electing to become a financial holding company pursuant to section 4(l) of the BHC Act (12 U.S.C. § 1843(l)) and section 225.82 of Regulation Y (12 C.F.R. § 225.82). To qualify for the election under section 4(l) of the BHC Act, Provident must certify that Provident and its subsidiary insured depository institutions are well capitalized and well managed, and that the pro forma holding company and depository institution will be well capitalized and well managed on consummation of the proposal. Provident also must certify that Provident Bank and Sterling National Bank both have a satisfactory record of meeting community credit needs under the Community Reinvestment Act ("CRA").

Office of the Comptroller of the Currency

        The transactions contemplated by the merger agreement, including the conversion of Provident Bank to a national bank, and the bank merger, are also subject to approval by the OCC. On May 6,

2013, Provident submitted an application to the OCC to convert Provident Bank to a national bank, pursuant to the National Bank Act (12 U.S.C. § 21 et seq.) and the Home Owners' Loan Act (12 U.S.C. § 1464(i)(5)), and 12 C.F.R. §§ 5.24 and 163.22. In connection with this application, Provident Bank also submitted an application to the OCC, pursuant to 12 C.F.R. § 5.26(e), to continue to exercise fiduciary powers. When making a decision on a conversion application, the OCC will consider whether the conversion is consistent with applicable law or would permit an applicant to avoid supervisory action by its current regulator (12 C.F.R. § 5.24(d)).

        On the same day, Provident filed two applications with the OCC pursuant to the Bank Merger Act (12 U.S.C. § 1828(c)) and OCC regulations (12 C.F.R.§ 5.33), for prior approval for Provident Bank to merge with Sterling National Bank and then to separately merge Provident Municipal Bank with and into Provident Bank (which we refer to as the "Provident Municipal Bank merger"). The completion of the Provident Municipal Bank merger is not a condition to either party's obligation to complete the merger. The OCC takes into consideration a number of factors when acting on applications under the Bank Merger Act and its regulations (12 C.F.R. § 5.33(e)). These factors include the financial and managerial resources (including consideration of the competence, experience, and integrity of the officers, directors, and principal shareholders) and future prospects of the combined organization. The OCC also considers the effectiveness of the applicant in combatting money laundering, the convenience and needs of the communities to be served, as well as the extent to which the proposal would result in greater or more concentrated risks to the stability of the U.S. banking or financial system. The OCC may not approve a proposal that would have significant adverse effects on competition or on the concentration of resources in any banking market.

        In reviewing the convenience and needs of the communities to be serviced, the Federal Reserve Board and the OCC will consider the records of performance of the relevant insured depository institutions under the CRA. In their most recent respective CRA examinations, both Provident Bank and Sterling National Bank received an overall "satisfactory" regulatory rating.

        Furthermore, the Bank Merger Act, the BHC Act and applicable regulations require published notice of, and the opportunity for public comment on, these applications. The Federal Reserve Board and the OCC take into account the views of third party commenters, particularly on the subject of the merging parties' service to their respective communities, and any hearing, meeting or comments provided by third parties could prolong the period during which the applications are under review by the Federal Reserve Board and the OCC.

        Transactions approved under section 3 of the BHC Act or the Bank Merger Act generally may not be completed until 30 days after the approval of the applicable federal agency is received, during which time the Department of Justice ("DOJ") may challenge the transaction on antitrust grounds. With the approval of the applicable federal agency and the concurrence of the DOJ, the waiting period may be reduced to no less than 15 days. The commencement of an antitrust action would stay the effectiveness of such an approval unless a court specifically ordered otherwise. In reviewing the merger, the DOJ could analyze the merger's effect on competition differently than the Federal Reserve Board or OCC, and thus it is possible that the DOJ could reach a different conclusion than the Federal Reserve Board or OCC regarding the merger's effects on competition. A determination by the DOJ not to object to the merger may not prevent the filing of antitrust actions by private persons or state attorneys general.

Additional Regulatory Approvals and Notices

        Notifications and/or applications requesting approval may be submitted to various other federal and state regulatory authorities and self-regulatory organizations, including, with respect to Sterling Banking Corporation, the Department of Financial Services of the State of New York.

        Provident and Sterling believe that the merger does not raise substantial antitrust or other significant regulatory concerns and that we will be able to obtain all requisite regulatory approvals.

However, neither Provident nor Sterling can assure you that all of the regulatory approvals described above will be obtained and, if obtained, we cannot assure you as to the timing of any such approvals, our ability to obtain the approvals on satisfactory terms or the absence of any litigation challenging such approvals. In addition, there can be no assurance that such approvals will not impose conditions or requirements that, individually or in the aggregate, would or could reasonably be expected to have a material adverse effect on the financial condition, results of operations, assets or business of Provident following completion of the merger.

        Neither Provident nor Sterling is aware of any material governmental approvals or actions that are required for completion of the merger other than those described above. It is presently contemplated that if any such additional governmental approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Litigation Relating to the Merger

        On April 9, 2013, the first of seven actions, captioned Altman v. Sterling Bancorp, et al., Index No. 651263/2013 (Sup. Ct., N.Y. Cnty.), was filed on behalf of a putative class of Sterling shareholders against Sterling, its current directors, and Provident. All seven putative class actions were filed in the Supreme Court of the State of New York, New York County. On May 17, 2013, the seven actions were consolidated under the caption In re Sterling Shareholders Litigation, Index No. 651263/2013 (Sup. Ct., N.Y. Cnty.). On June 21, 2013, the lead plaintiffs filed a consolidated and amended class action complaint alleging that Sterling's board of directors breached its fiduciary duties by agreeing to the proposed merger transaction and by failing to disclose all material information to shareholders. The consolidated and amended complaint also alleges that Provident has aided and abetted those alleged fiduciary breaches. The action seeks, among other things, an order enjoining the defendants from proceeding with or consummating the merger, as well as other equitable relief and/or money damages in the event that the transaction is consummated. The defendants believe that the claims are without merit.

        On June 5, 2013, a substantially similar litigation was filed in the United States District Court for the Southern District of New York, captioned Miller v. Sterling Bancorp, et al., No. 13-3845, against Sterling, its current directors, and Provident on behalf of the same putative class of Sterling shareholders. The complaint alleges the same breach of fiduciary duty and aiding and abetting claims against defendants, and also alleges defendants' preliminary proxy statement was inaccurate or incomplete in violation of Sections 14(a) and 20(a) of the Securities Exchange Act of 1934. The plaintiff in this action has agreed to coordinate this case with the earlier-filed New York State court actions. The defendants also believe that the claims are without merit.

Provident Senior Notes Offering

        On July 2, 2013, Provident completed the offering of $100 million of 5.500% senior notes due 2018 (which we refer to as the "Senior Notes Offering"). Provident currently anticipates using the net proceeds of the Senior Notes Offering to fund a capital contribution to Provident Bank, to redeem Sterling's trust preferred securities, and for general corporate purposes.

THE MERGER AGREEMENT

        The following describes certain aspects of the merger, including certain material provisions of the merger agreement. The following description of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached to this joint proxy statement/prospectus as Annex A and is incorporated by reference into this joint proxy statement/prospectus. We urge you to read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.

 Structure of the Merger

        Each of Provident's and Sterling's respective boards of directors has approved the merger agreement. The merger agreement provides for the merger of Sterling with and into Provident, with Provident continuing as the surviving corporation. Provident's certificate of incorporation will be amended at the effective time of the merger to change its name to "Sterling Bancorp" and increase the number of authorized shares of Provident common stock. Immediately following the completion of the merger, Provident's wholly owned bank subsidiary, Provident Bank, will convert into a national bank, and Sterling National Bank, a wholly owned bank subsidiary of Sterling, will merge with and into Provident Bank. Provident Bank will be the surviving association in the bank merger and will change its name to "Sterling National Bank".

        Prior to the completion of the merger, Sterling and Provident may, by mutual agreement, change the method or structure of effecting the combination of Sterling and Provident, except that no such change may (1) alter or change the exchange ratio or the number of shares of Provident common stock received by Sterling shareholders in exchange for each share of Sterling common stock, (2) adversely affect the tax treatment of Sterling's shareholders or Provident's stockholders, (3) adversely affect the tax treatment of Sterling or Provident or (4) materially impede or delay the consummation of the transactions contemplated by the merger agreement in a timely manner.

Merger Consideration

        Each share of Sterling common stock issued and outstanding immediately prior to the completion of the merger, except for specified shares of Sterling common stock held by Sterling or Provident, will be converted into the right to receive 1.2625 shares of Provident common stock.

        If the outstanding shares of Provident common stock or Sterling common stock is increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or there is any extraordinary dividend or distribution, an appropriate and proportionate adjustment will be made to the exchange ratio.

Fractional Shares

        Provident will not issue any fractional shares of Provident common stock in the merger. Instead, a Sterling shareholder who otherwise would have received a fraction of a share of Provident common stock will receive an amount in cash rounded to the nearest whole cent. This cash amount will be determined by multiplying the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of Provident common stock to which the holder would otherwise be entitled by the average Provident share value for the five trading days ending on the day preceding the closing date.

Governing Documents; Directors and Officers; Governance Matters; Headquarters

        At the effective time of the merger, the certificate of incorporation and bylaws of Provident in effect immediately prior to the effective time will be the certificate of incorporation and bylaws of the surviving corporation after completion of the merger, in each case subject to the certificate amendment and the bylaw amendment, until thereafter amended in accordance with applicable law. Also at the effective time, the number of directors on the board of directors of the combined company will be 13, of which seven will be former Provident directors, including Jack Kopnisky, Provident's current President and Chief Executive Officer, and six of which will be former Sterling directors, including Louis J. Cappelli, Sterling's current Chairman and Chief Executive Officer, and John Millman, Sterling's current President. At the effective time, the number of directors on the board of directors of Provident Bank will also be 13, constituted in the same manner and with the same individuals as the board of directors of the combined company. The former Provident directors on the board of directors of the combined company will also include William F. Helmer, Provident's current chairman, and James F. Deutsch.

        At the effective time, Jack Kopnisky will serve as President and Chief Executive Officer of the combined company and Louis J. Cappelli will serve as Chairman of the combined company and its subsidiaries. For more information regarding the board of directors and the Chairman and President and Chief Executive Officer positions of the combined company, see "The Merger—Amendment to Provident's Bylaws".

        The location of the headquarters and principal executive offices of the combined company will be Montebello, New York, and the combined company will maintain executive offices in Montebello, New York, and in New York, New York.

Treatment of Sterling Stock Options and Other Equity-Based Awards

Options

        At the effective time of the merger, each outstanding option to purchase shares of Sterling common stock will be converted into an option to purchase Provident common stock on the same terms and conditions as were applicable prior to the merger (taking into account any acceleration or vesting by reason of the consummation of the merger and its related transactions), except that (i) the number of shares of Provident common stock subject to the new option will be equal to the product of the number of shares of Sterling common stock subject to the existing option and the exchange ratio (rounding fractional shares down to the nearest whole share), and (ii) the exercise price per share of Provident common stock under the new option will be equal to the exercise price per share of Sterling common stock of the existing option divided by the exchange ratio (rounded up to the nearest whole cent).

Restricted Stock

        At the effective time of the merger, each award in respect of Sterling common stock subject to vesting, repurchase or other lapse restriction will be converted into a restricted stock award in respect of the number of shares of Provident common stock equal to the product of the number of shares of Sterling common stock subject to the Sterling restricted stock award and the exchange ratio (rounding fractional shares down to the nearest whole share), on the same terms and conditions as were applicable prior to the merger (taking into account any acceleration or vesting by reason of the consummation of the merger and its related transactions).

Closing and Effective Time of the Merger

        The merger will be completed only if all conditions to the merger discussed in this joint proxy statement/prospectus and set forth in the merger agreement are either satisfied or waived. See "—Conditions to Complete the Merger."

        The merger will become effective as set forth in the certificate of merger to be filed with the Department of State of the State of New York and the certificate of merger to be filed with the

Secretary of State of the State of Delaware. The closing of the transactions contemplated by the merger will occur at 10:00 a.m., New York City time on the later of (i) October 1, 2013, and (ii) a date no later than five business days after the satisfaction or waiver of the last to occur of the conditions set forth in the merger agreement, unless extended by mutual agreement of the parties. It currently is anticipated that the completion of the merger will occur in the fourth calendar quarter of 2013 subject to the receipt of regulatory approvals and other customary closing conditions, but neither Sterling nor Provident can guarantee when or if the merger will be completed.

Conversion of Shares; Exchange of Certificates

        The conversion of Sterling common stock into the right to receive the merger consideration will occur automatically at the effective time of the merger. After completion of the merger, the exchange agent will exchange certificates representing shares of Sterling common stock for the merger consideration to be received pursuant to the terms of the merger agreement.

Letter of Transmittal

        As promptly as practicable after the completion of the merger, and in any event within 10 days thereafter, the exchange agent will mail to each holder of record of Sterling common stock immediately prior to the effective time of the merger a letter of transmittal and instructions on how to surrender shares of Sterling common stock in exchange for the merger consideration the holder is entitled to receive under the merger agreement.

        If a certificate for Sterling common stock has been lost, stolen or destroyed, the exchange agent will issue the merger consideration upon receipt of (1) an affidavit of that fact by the claimant and (2) if required by Provident, the posting of a bond in an amount as Provident may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such certificate.

        After completion of the merger, there will be no further transfers on the stock transfer books of Sterling of shares of Sterling common stock that were issued and outstanding immediately prior to the effective time.

Withholding

        Provident and the exchange agent will be entitled to deduct and withhold from any cash in lieu of fractional shares, cash dividends or distributions payable or any other cash amount payable under the merger agreement to any Sterling shareholder the amounts they are required to deduct and withhold under the Code or any provision of state, local or foreign tax law. If any such amounts are withheld and paid over to the appropriate governmental authority, these amounts will be treated for all purposes of the merger agreement as having been paid to the shareholders from whom they were withheld.

Dividends and Distributions

        No dividends or other distributions declared with respect to Provident common stock will be paid to the holder of any unsurrendered certificates of Sterling common stock until the holder surrenders such certificate in accordance with the merger agreement. After the surrender of a certificate in accordance with the merger agreement, the record holder thereof will be entitled to receive any such dividends or other distributions, without any interest, which had previously become payable with respect to the whole shares of Provident common stock which the shares of Sterling common stock represented by such certificate have been converted into the right to receive under the merger agreement.

 Representations and Warranties

        The representations, warranties and covenants described below and included in the merger agreement were made only for purposes of the merger agreement and as of specific dates, are solely for the benefit of Provident and Sterling, may be subject to limitations, qualifications or exceptions agreed upon by the parties, including those included in confidential disclosures made for the purposes of, among other things, allocating contractual risk between Provident and Sterling rather than establishing matters as facts, and may be subject to standards of materiality that differ from those standards relevant to investors. You should not rely on the representations, warranties, covenants or any description thereof as characterizations of the actual state of facts or condition of Provident, Sterling or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in public disclosures by Provident or Sterling. The representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this joint proxy statement/prospectus and in the documents incorporated by reference into this joint proxy statement/prospectus. See "Where You Can Find More Information."

        The merger agreement contains customary representations and warranties of each of Provident and Sterling relating to their respective businesses. The representations and warranties in the merger agreement do not survive the effective time of the merger.

        The merger agreement contains representations and warranties made by each of Sterling and Provident relating to a number of matters, including the following:

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  corporate matters, including due organization and qualification and subsidiaries;

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  capitalization;

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  authority relative to execution and delivery of the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

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  required governmental and other regulatory filings and consents and approvals in connection with the merger;

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  reports to regulatory authorities;

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  financial statements, internal controls, books and records, and absence of undisclosed liabilities;

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  broker's fees payable in connection with the merger;

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  the absence of certain changes or events;

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  legal proceedings;

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  tax matters;

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  employee benefit matters;

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  SEC reports;

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  compliance with applicable laws;

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  certain material contracts;

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  absence of agreements with regulatory authorities;

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  derivative instruments and transactions;

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  environmental matters;

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  investment securities;

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  real property;

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  intellectual property;

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  related party transactions;

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  inapplicability of takeover statutes;

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  absence of action or circumstance that would prevent the merger from qualifying as a reorganization under Section 368(a) of the Code;

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  opinion from financial advisor;

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  the accuracy of information supplied for inclusion in this joint proxy statement/prospectus and other similar documents;

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  loan matters; and

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  insurance matters.

        Certain representations and warranties of Provident and Sterling are qualified as to "materiality" or "material adverse effect." For purposes of the merger agreement, a "material adverse effect," when used in reference to either Sterling, Provident or the combined company, means a material adverse effect on (1) the business, properties, results of operations or financial condition of such party and its subsidiaries taken as a whole (provided that in the case of clause (1), a material adverse effect will not be deemed to include the impact of (A) changes, after the date of the merger agreement, in U.S. generally accepted accounting principles or applicable regulatory accounting requirements, (B) changes, after the date of the merger agreement, in laws, rules or regulations of general applicability to companies in the industries in which such party and its subsidiaries operate, or interpretations thereof by courts or governmental entities, (C) changes, after the date of the merger agreement, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its subsidiaries, (D) public disclosure of the transactions contemplated by the merger agreement or actions expressly required by the merger agreement or that are taken with the prior written consent of the other party in contemplation of the transactions contemplated by the merger agreement, or (E) a decline in the trading price of a party's common stock or the failure, in and of itself, to meet earnings projections, but not, in either case, including the underlying causes thereof; except, with respect to subclauses (A), (B), or (C), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its subsidiaries operate) or (2) the ability of such party to timely consummate the transactions contemplated by the merger agreement.

Covenants and Agreements

Conduct of Businesses Prior to the Completion of the Merger

        Each of Sterling and Provident has agreed that, prior to the effective time of the merger (or earlier termination of the merger agreement), subject to specified exceptions, it will, and will cause each of its subsidiaries to, (a) conduct its business in the ordinary course in all material respects, (b) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships, and (c) take no action that would reasonably be expected to adversely affect or delay the ability of either Provident or Sterling to obtain any necessary approvals of any governmental entity or regulatory agency required for the transactions contemplated by the merger agreement or to perform its covenants and agreements under the merger agreement or to consummate the transactions contemplated thereby on a timely basis.

        Additionally, prior to the effective time of the merger (or earlier termination of the merger agreement), subject to specified exceptions, neither Provident nor Sterling may, and neither Provident nor Sterling may permit any of their respective subsidiaries to, without the prior written consent of the other party (such consent not to be unreasonably withheld), undertake the following actions:

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  other than in the ordinary course of business, incur any indebtedness for borrowed money (other than indebtedness of Sterling or any of its wholly owned subsidiaries to Sterling or any of its subsidiaries, on the one hand, or of Provident or any of its wholly owned subsidiaries to Provident or any of its subsidiaries, on the other hand), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

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  adjust, split, combine or reclassify any capital stock;

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  make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) regular quarterly cash dividends by Sterling at a rate not in excess of $0.09 per share of Sterling common stock, (B) regular quarterly cash dividends by Provident at a rate not in excess of $0.06 per share of Provident common stock, (C) dividends paid by any of the subsidiaries of each of Provident and Sterling to Provident or Sterling or any of their wholly owned subsidiaries, respectively, (D) regular distributions on Sterling's outstanding trust preferred and REIT preferred securities or on Provident's outstanding REIT preferred securities or (E) the acceptance of shares of Sterling common stock or Provident common stock as payment for the exercise price of stock options or for withholding taxes incurred in connection with the exercise of stock options or the vesting or settlement of equity compensation awards, in each case in accordance with past practice and the terms of the applicable award agreements);

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  grant any stock options, stock appreciation rights, performance shares, restricted stock units, restricted shares or other equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock;

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  issue, sell or otherwise permit to become outstanding any additional shares of capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of capital stock, except pursuant to the exercise of stock options or the settlement of equity compensation awards outstanding as of the date of the merger agreement in accordance with their terms or as otherwise permitted by the merger agreement;

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  sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any individual, corporation or other entity other than a wholly owned subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business or pursuant to contracts or agreements in force at the date of the merger agreement;

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  except in the ordinary course of business or pursuant to contracts or agreements in force at the date of the merger agreement or permitted thereby, make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity other than a wholly owned subsidiary of Sterling or Provident, as applicable;

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  except in the ordinary course of business, terminate, materially amend, or waive any material provision of, certain material contracts or make any change in any instrument or agreement governing the terms of any of its securities, or material lease or contract, other than normal renewals of contracts and leases without material adverse changes of terms with respect to Sterling or Provident, or enter into certain material contracts;

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  subject to certain exceptions, including as required under applicable law or the terms of any benefit plans existing as of the date of the merger agreement, (i) enter into, adopt or terminate any employee benefit or compensation plan, program, policy or arrangement for the benefit or welfare of any current or former employee, officer, director or consultant, (ii) amend (whether in writing or through the interpretation of) any employee benefit or compensation plan, program, policy or arrangement for the benefit or welfare of any current or former employee, officer, director or consultant, (iii) materially increase the compensation or benefits payable to any current or former employee, officer, director or consultant (other than in connection with a promotion or change in responsibilities), (iv) pay or award, or commit to pay or award, any bonuses or incentive compensation, (v) grant or accelerate the vesting of any equity-based awards or other compensation, (vi) enter into any new, or amend any existing, employment, severance, change in control, retention, bonus guarantee, collective bargaining agreement or similar agreement or arrangement, (vii) fund any rabbi trust or similar arrangement, (viii) terminate the employment or services of any officer or any employee whose target annual compensation is greater than $350,000, other than for cause, or (ix) hire any officer, employee, independent contractor or consultant who has target annual compensation greater than $350,000;

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  settle any material claim, suit, action or proceeding, except in the ordinary course of business or for settlement of a claim, suit, action or proceeding that is settled in an amount not in excess of $1,000,000 and that would not impose any material restriction on the business of it or its subsidiaries or the combined company;

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  take any action or knowingly fail to take any action where such action or failure to act would reasonably be expected to prevent the merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code;

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  amend its articles of incorporation, its bylaws or comparable governing documents of its subsidiaries (except as provided in the merger agreement);

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  other than in prior consultation with the other party, materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported or purchase any security rated below investment grade with a value of more than $10 million, or such securities with a value of $10 million in the aggregate;

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  take any action that is intended or expected to result in any of its representations and warranties being or becoming untrue in any material respect, or in any of the conditions to the merger not being satisfied or in a violation of any provision of the merger agreement, except as may be required by applicable law;

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  implement or adopt any change in its accounting principles, practices or methods, other than as required by GAAP;

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  other than in prior consultation with the other party, enter into any new line of business or, other than in the ordinary course of business consistent with past practice, change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by applicable law, regulation or policies imposed by any governmental entity;

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  other than in the ordinary course of business consistent with past practice, make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service, loans or (ii) its hedging practices and policies, in each case except as required by law or requested by a regulatory agency;

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  make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility of it or its subsidiaries; or

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  agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the foregoing.

Regulatory Matters

        Provident and Sterling have agreed to use their respective reasonable best efforts to prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and governmental entities which are necessary or advisable to consummate the transactions contemplated by the merger agreement. However, in no event will Provident or Sterling be required to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the required permits, consents, approvals and authorizations of governmental entities that would reasonably be expected to have a material adverse effect on the combined company and its subsidiaries, taken as a whole, after giving effect to the merger. Provident and Sterling have also agreed to furnish each other with all information reasonably necessary or advisable in connection with any statement, filing, notice or application to any governmental entity in connection with the merger, as well as to keep each other apprised of the status of matters related to the completion of the transactions contemplated by the merger agreement.

Employee Benefit Matters

        Provident and Sterling have agreed that, unless otherwise mutually determined, the benefit plans sponsored by each of Provident and Sterling that were in effect on the date that the merger agreement was executed will remain in effect with respect to employees of Provident and Sterling (and their respective subsidiaries), respectively, covered by these benefit plans who continue to be employed by the surviving corporation or its subsidiaries following the completion of the merger. Provident and Sterling have also agreed that, prior to the closing date of the merger, they will cooperate in reviewing, evaluating and analyzing the benefit plans sponsored by each of them with a view toward developing appropriate new benefit plans for the employees of the surviving corporation and its subsidiaries after the completion of the merger that treat similarly situated employees of Provident and Sterling on a substantially equivalent basis and that do not discriminate between employees covered by the benefit plans sponsored by Provident, on the one hand, and employees covered by benefit plans sponsored by Sterling, on the other hand, prior to the completion of the merger. In addition, Provident has agreed that, for the period commencing on the effective time of the merger and ending on the first anniversary of the effective time, (1) each continuing employee of Provident, Sterling and their respective subsidiaries will continue to be provided with a base salary that is no less favorable than provided by Provident, Sterling or such subsidiary to such continuing employee immediately prior to the effective time, and (2) that any such continuing employee who is terminated without cause during that one-year period will be provided with certain severance benefits.

        The merger agreement requires the surviving corporation to do the following with respect to the continuing employees of Provident, Sterling and their respective subsidiaries:

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  to waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any benefit plans of the surviving corporation, subject to certain limitations;

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  to provide each such employee and their eligible dependents with credit for any co-payments and deductibles paid prior to the effective time of the merger under a benefit plan sponsored by either Provident or Sterling to the same extent that such credit was given under the analogous Sterling or Provident benefit plan prior to completion of the merger; and

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  to recognize all service of such employees with Sterling and Provident, and their respective subsidiaries, for all purposes in any new benefit plan adopted by the surviving corporation to the same extent that such service was taken into account under the analogous Sterling or Provident benefit plan prior to the completion of the merger, subject to certain limitations.

        The surviving corporation has agreed to honor benefits vested as of the date of the merger agreement under certain Provident and Sterling benefit plans and employment and change in control agreements.

        The merger agreement also provides that Sterling will take certain actions to provide that each Sterling benefit plan that is a defined benefit pension plan will be frozen to all future benefit accruals prior to the completion of the merger. The actions taken by Sterling to implement the defined benefit pension plan freeze are subject to Provident's prior review and approval.

Director and Officer Indemnification and Insurance

        The merger agreement provides that after the completion of the merger, Provident and the surviving corporation will indemnify and hold harmless all present and former directors, officers and employees of Sterling and its subsidiaries against all costs and liabilities arising out of the fact that such person is or was a director, officer or employee of Sterling or its subsidiaries and pertaining to matters existing or occurring at or prior to the effective time of the merger, to the same extent as such persons are indemnified as of the date of the merger agreement by Sterling pursuant to its certificate of incorporation or bylaws or the governing or organizational documents of any subsidiary of Sterling and any indemnification agreements in existence as of the date of the merger agreement, and will also advance expenses to such persons to the same extent as they are entitled to advancement of expenses by Sterling or its subsidiaries as of the date of the merger agreement, provided that such person provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

        The merger agreement requires the surviving corporation to maintain for a period of six years after completion of the merger Sterling's existing directors' and officers' liability insurance policy, or policies with a substantially comparable insurer of at least the same coverage and amounts and containing terms and conditions that are no less advantageous to the insured, with respect to claims arising from facts or events that occurred at or prior to the completion of the merger. However, the surviving corporation is not required to spend annually more than 300% of the current annual premium paid as of the date of the merger agreement by Sterling for such insurance (which we refer to as the "premium cap"), and if such premiums for such insurance would at any time exceed that amount, then the surviving corporation will maintain policies of insurance which, in its good faith determination, provide the maximum coverage available at an annual premium equal to the premium cap. In lieu of the foregoing, Sterling, in consultation with, but only upon the consent of Provident, may obtain at or prior to the effective time of the merger a six-year "tail" policy under Sterling's existing directors and officers insurance policy providing equivalent coverage to that described in the preceding sentence if such a policy can be obtained for an amount that, on an annual basis, does not exceed the premium cap.

Restructuring Efforts

        The merger agreement provides that if either Sterling or Provident fails to obtain the required vote of its stockholders to adopt the merger agreement, each of the parties will in good faith use its reasonable best efforts to negotiate a restructuring of the transaction (provided that neither party will have any obligation to alter or change any material terms, including the amount or kind of the consideration to be issued to holders of the capital stock of Sterling as provided for in the merger agreement, in a manner adverse to such party or its stockholders) and/or resubmit the merger agreement or the transactions contemplated thereby (or as restructured) to its respective stockholders for adoption.

Certain Additional Covenants

        The merger agreement also contains additional covenants, including, among others, covenants relating to the filing of this joint proxy statement/prospectus, obtaining required consents, the listing of the shares of Provident common stock to be issued in the merger, access to information of the other company, the assumption by Provident of Sterling's trust preferred securities, exemption from takeover laws and public announcements with respect to the transactions contemplated by the merger agreement.

Stockholder Meetings and Recommendation of Sterling's and Provident's Boards of Directors

        Each of Sterling and Provident has agreed to hold a meeting of its stockholders for the purpose of voting upon adoption of the merger agreement as promptly as reasonably practicable. The board of directors of each of Sterling and Provident has agreed to use its reasonable best efforts to obtain from its stockholders the vote required to adopt the merger agreement, including by communicating to its stockholders its recommendation (and including such recommendation in this joint proxy statement/prospectus) that they adopt and approve the merger agreement and the transactions contemplated thereby. However, if the board of directors of Sterling or Provident, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would more likely than not result in a violation of its fiduciary duties under applicable law to continue to recommend the merger agreement, then it may submit the merger agreement to its stockholders without recommendation and may communicate the basis for its lack of a recommendation to its stockholders to the extent required by law, provided that (1) it gives the other party at least three business days' prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken in response to an acquisition proposal, the latest material terms and conditions and the identity of the third-party in any such acquisition proposal, or any amendment or modification thereof, or describe in reasonable detail such other event or circumstances) and (2) at the end of such notice period, the board of directors takes into account any amendment or modification to the merger agreement proposed by the other party and after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would nevertheless more likely than not result in a violation of its fiduciary duties under applicable law to continue to recommend the merger agreement. Any material amendment to any acquisition proposal will require a new notice period.

        Notwithstanding any change in recommendation by the board of directors of Sterling or Provident, unless the merger agreement has been terminated in accordance with its terms, each party is required to convene a meeting of its stockholders and to submit the merger agreement to a vote of such stockholders. Provident and Sterling must adjourn or postpone such meeting if there are insufficient shares of Provident common stock or Sterling common stock, as the case may be, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting Sterling or Provident, as applicable, it has not received proxies representing a sufficient number of shares necessary for adoption of the merger agreement.

Agreement Not to Solicit Other Offers

        Each of Sterling and Provident has agreed that it will not, and will cause its subsidiaries and its and their officers, directors, agents, advisors and representatives not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to, (ii) engage or participate in any negotiations with any person concerning, or (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to, any acquisition proposal. For purposes of the merger agreement, an "acquisition proposal" means, other than the transactions contemplated by the merger agreement, any offer, proposal or inquiry relating to, or any third-party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of a party and its subsidiaries or 25% or more of any class of equity or voting securities of a party or its subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of the party, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third-party beneficially owning 25% or more of any class of equity or voting securities of a party or its subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of the party, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving a party or its subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of the party.

        However, in the event either Sterling or Provident receives an unsolicited bona fide written acquisition proposal, it may, and may permit its subsidiaries and its and its subsidiaries' officers, directors, agents, advisors and representatives to, furnish or cause to be furnished nonpublic information or data and participate in negotiations or discussions to the extent that its board of directors concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisors) that failure to take such actions would be more likely than not to result in a violation of its fiduciary duties under applicable law, provided that, prior to providing any such nonpublic information, such party enters into a confidentiality agreement with such third-party on terms no less favorable to it than the confidentiality agreement between Provident and Sterling, and which confidentiality agreement does not provide such person with any exclusive right to negotiate with such party.

        Each of Sterling and Provident has also agreed to, and to cause its officers, directors, agents, advisors and representatives to, immediately cease and terminate any activities, discussions or negotiations conducted before the date of the merger agreement with any person other than Sterling or Provident, with respect to any acquisition proposal. In addition, each party has agreed to (1) promptly (and within twenty-four hours) advise the other party following receipt of any acquisition proposal or any inquiry which could reasonably be expected to lead to an acquisition proposal, and the substance thereof (including the terms and conditions of and the identity of the person making such inquiry or acquisition proposal), and to keep the other party apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the terms of such inquiry or acquisition proposal, and (2) use its reasonable best efforts to enforce any existing confidentiality or standstill agreements to which it or any of its subsidiaries is a party.

 Conditions to Complete the Merger

        Provident's and Sterling's respective obligations to complete the merger are subject to the satisfaction or waiver of the following conditions:

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  the adoption of the merger agreement by Provident's stockholders and by Sterling's shareholders;

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  the authorization for listing on the New York Stock Exchange, subject to official notice of issuance, of the Provident common stock to be issued upon the consummation of the merger;

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  the receipt of necessary regulatory approvals, including from the Federal Reserve Board and the Office of the Comptroller of the Currency and other approvals necessary to consummate the transactions contemplated by the merger agreement, or those the failure of which to be obtained would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the combined company, and the expiration of all statutory waiting periods in respect thereof, without the imposition of any condition or restriction that would reasonably be expected to have a material adverse effect on the combined company and its subsidiaries, taken as a whole, after giving effect to the merger;

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  the effectiveness of the registration statement of which this joint proxy statement/prospectus is a part with respect to the Provident common stock to be issued upon the consummation of the merger, and the absence of any stop order (or proceedings for that purpose initiated or threatened and not withdrawn);

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  the absence of any order, injunction, or decree by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the completion of the merger or the other transactions contemplated by the merger agreement, and the absence of any statute, rule, regulation, order, injunction or decree enacted, entered, promulgated or enforced by any governmental entity which prohibits or makes illegal consummation of the merger;

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  the accuracy of the representations and warranties of the other party contained in the merger agreement as of the date on which the merger agreement was entered into and as of the date on which the merger is completed, subject to the materiality standards provided in the merger agreement (and the receipt by each party of an officers' certificate from the other party to such effect);

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  the performance by the other party in all material respects of all obligations required to be performed by it under the merger agreement at or prior to the date on which the merger is completed (and the receipt by each party of an officers' certificate from the other party to such effect); and

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  receipt by such party of an opinion of legal counsel to the effect that on the basis of facts, representations and assumptions set forth or referred to in such opinion, the merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code.

        Neither Sterling nor Provident can provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party. As of the date of this joint proxy statement/prospectus, neither Sterling nor Provident has reason to believe that any of these conditions will not be satisfied.

 Termination of the Merger Agreement

        The merger agreement can be terminated at any time prior to completion of the merger in the following circumstances:

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  by mutual written consent of Provident and Sterling, if the board of directors of each so determines by a vote of a majority of the members of its entire board;

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  by either the board of directors of Provident or the board of directors of Sterling if any governmental entity that must grant a requisite regulatory approval has denied approval of the merger and such denial has become final and nonappealable or any governmental entity of competent jurisdiction has issued a final nonappealable order permanently enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by the merger agreement, unless the failure to obtain a requisite regulatory approval is due to the failure of the party seeking to terminate the merger agreement to perform or observe its covenants and agreements under the merger agreement;

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  by either the board of directors of Provident or the board of directors of Sterling if the merger has not been completed on or before the first anniversary of the date of the merger agreement (which we refer to as the "termination date"), unless the failure of the merger to be completed by such date is due to the failure of the party seeking to terminate the merger agreement to perform or observe its covenants and agreements under the merger agreement;

  •
  by either the board of directors of Provident or the board of directors of Sterling (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement) if there is a breach of any of the covenants or agreements or any of the representations or warranties set forth in the merger agreement on the part of the other party which either individually or in the aggregate would constitute, if occurring or continuing on the date the merger is completed, the failure of a closing condition of the terminating party and which is not cured within 45 days following written notice to the party committing such breach, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the termination date);

  •
  by Sterling, if the board of directors of Provident (1) fails to recommend in this joint proxy statement/prospectus that the stockholders of Provident adopt the merger agreement, or withdraws, modifies or qualifies such recommendation in a manner adverse to Sterling, or resolves to do so, or fails to reaffirm such recommendation within two business days after Sterling requests in writing that such action be taken, or fails to recommend against acceptance of a tender offer or exchange offer for outstanding Provident common stock that has been publicly disclosed (other than by Sterling or an affiliate of Sterling) within ten business days after the commencement of such tender or exchange offer, (2) (A) recommends or endorses an acquisition proposal, or (B) fails to issue a press release announcing its opposition to such acquisition proposal within ten business days after an acquisition proposal is publicly announced, or (3) materially breaches certain obligations, including with respect to the non-solicitation of acquisition proposals or calling a meeting of its stockholders and recommending that they adopt the merger agreement; or

  •
  by Provident, if the board of directors of Sterling (1) fails to recommend in this joint proxy statement/prospectus that the shareholders of Sterling adopt the merger agreement, or withdraws, modifies or qualifies such recommendation in a manner adverse to Provident, or resolves to do so, or fails to reaffirm such recommendation within two business days after Provident requests in writing that such action be taken, or fails to recommend against acceptance of a tender offer or exchange offer for outstanding Sterling common stock that has been publicly disclosed (other than by Provident or an affiliate of Provident) within ten business days after the commencement of such tender or exchange offer, (2) (A) recommends or endorses an acquisition proposal, or (B) fails to issue a press release announcing its opposition to such acquisition proposal within ten business days after an acquisition proposal is publicly announced, or (3) materially breaches certain obligations, including with respect to the non-solicitation of acquisition proposals or calling a meeting of its shareholders and recommending that they adopt the merger agreement.

Effect of Termination

        If the merger agreement is terminated, it will become void and have no effect, except that (1) both Provident and Sterling will remain liable for any liabilities or damages arising out of its willful and material breach of any provision of the merger agreement and (2) designated provisions of the merger agreement will survive the termination, including those relating to payment of fees and expenses and the confidential treatment of information.

Termination Fee

        Sterling will pay Provident a termination fee if the merger agreement is terminated in the following circumstances:

  •
  In the event that, after the date of the merger agreement and prior to the termination of the merger agreement, a bona fide acquisition proposal has been made known to senior management of Sterling or has been made directly to its shareholders generally or any person has publicly announced (and not withdrawn) an acquisition proposal with respect to Sterling and (A) thereafter the merger agreement is terminated by either Provident or Sterling because the merger has not been completed prior to the termination date, and Sterling has failed to obtain the required vote of its shareholders at the duly convened Sterling shareholder meeting or any adjournment or postponement thereof at which a vote on the adoption of the merger agreement is taken or (B) thereafter the merger agreement is terminated by Provident based on (w) a willful breach of the merger agreement by Sterling that would constitute the failure of a closing condition and that has not been cured during the permitted time period or by its nature cannot be cured during such period, (x) the board of directors of Sterling having failed to recommend in this joint proxy statement/prospectus that its shareholders adopt the merger agreement, or having withdrawn, modified or qualified such recommendation in a manner adverse to Provident, or having resolved to do so, or having failed to reaffirm its recommendation within two business days of Provident's written request that such action be taken, or having failed to recommend against acceptance of a tender offer or exchange offer for outstanding Sterling common stock that has been publicly disclosed (other than by Provident or an affiliate of Provident) within ten business days after the commencement of such tender or exchange offer, (y) the board of directors of Sterling having failed to issue a press release announcing its opposition to an acquisition proposal within ten business days after an acquisition proposal is publicly announced, or (z) the board of directors of Sterling having materially breached certain obligations, including with respect to the non-solicitation of acquisition proposals or calling a meeting of its shareholders and recommending that they adopt the merger agreement, and (C) within fifteen months after the date of such termination, Sterling enters into a definitive agreement or consummates a transaction with respect to an acquisition proposal (whether or not the same acquisition proposal as that referred to above), then Sterling will, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Provident, by wire transfer of same day funds, a termination fee equal to $13,250,000 (which we refer to as the "termination fee") (provided that for purposes of the foregoing, all references in the definition of acquisition proposal to "25%" will instead refer to "50%").

  •
  In the event that the merger agreement is terminated by Provident based on the board of directors of Sterling having recommended or endorsed an acquisition proposal, then Sterling will pay Provident, by wire transfer of same day funds, a fee equal to 50% of the termination fee on the date of termination, and an additional fee equal to 50% of the termination fee on the earlier of the date Sterling enters into a definitive agreement or consummates a transaction involving such acquisition proposal (or involving any other acquisition proposal with respect to which Sterling enters into a definitive agreement or with respect to which Sterling consummates a transaction, in either case within fifteen months after the merger agreement is terminated) (provided that for purposes of the foregoing, all references in the definition of acquisition proposal to "25%" will instead refer to "50%").

        Provident will pay Sterling a termination fee if the merger agreement is terminated in the following circumstances (which are analogous to those described above):

  •
  In the event that, after the date of the merger agreement and prior to the termination of the merger agreement, a bona fide acquisition proposal has been made known to senior management of Provident or has been made directly to its stockholders generally or any person has publicly announced (and not withdrawn) an acquisition proposal with respect to Provident and (A) thereafter the merger agreement is terminated by either Provident or Sterling because the merger has not been completed prior to the termination date, and Provident has failed to obtain the required vote of its stockholders at the duly convened Provident stockholder meeting or any adjournment or postponement thereof at which a vote on the adoption of the merger agreement is taken or (B) thereafter the merger agreement is terminated by Sterling based on (w) a willful breach of the merger agreement by Provident that would constitute the failure of a closing condition and that has not been cured during the permitted time period or by its nature cannot be cured during such period, (x) the board of directors of Provident having failed to recommend in this joint proxy statement/prospectus that its stockholders adopt the merger agreement, or having withdrawn, modified or qualified such recommendation in a manner adverse to Sterling, or having resolved to do so, or having failed to reaffirm its recommendation within two business days of Sterling's written request that such action be taken, or having failed to recommend against acceptance of a tender offer or exchange offer for outstanding Provident common stock that has been publicly disclosed (other than by Sterling or an affiliate of Sterling) within ten business days after the commencement of such tender or exchange offer, (y) the board of directors of Provident having failed to issue a press release announcing its opposition to an acquisition proposal within ten business days after an acquisition proposal is publicly announced, or (z) the board of directors of Provident having materially breached certain obligations, including with respect to the non-solicitation of acquisition proposals or calling a meeting of its stockholders and recommending that they adopt the merger agreement, and (C) within fifteen months after the date of such termination, Provident enters into a definitive agreement or consummates a transaction with respect to an acquisition proposal (whether or not the same acquisition proposal as that referred to above), then Provident will, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Sterling the termination fee by wire transfer of same day funds (provided that for purposes of the foregoing, all references in the definition of acquisition proposal to "25%" will instead refer to "50%").

  •
  In the event that the merger agreement is terminated by Sterling based on the board of directors of Provident having recommended or endorsed an acquisition proposal, then Provident will pay Sterling, by wire transfer of same day funds, a fee equal to 50% of the termination fee on the date of termination, and an additional fee equal to 50% of the termination fee on the earlier of the date Provident enters into a definitive agreement or consummates a transaction involving such acquisition proposal (or involving any other acquisition proposal with respect to which

    Provident enters into a definitive agreement or with respect to which Provident consummates a transaction, in either case within fifteen months after the merger agreement is terminated) (provided that for purposes of the foregoing, all references in the definition of acquisition proposal to "25%" will instead refer to "50%").

Expenses and Fees

        All costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such expense, except that the costs and expenses of printing and mailing this joint proxy statement/prospectus and all filing and other fees paid to the SEC in connection with the merger will be borne equally by Provident and Sterling.

Amendment, Waiver and Extension of the Merger Agreement

        Subject to compliance with applicable law, the merger agreement may be amended by the parties at any time before or after approval of the matters presented in connection with merger by the stockholders of Provident and Sterling, except that after adoption of the merger agreement by the respective stockholders of Provident or Sterling, there may not be, without further approval of such stockholders, any amendment of the merger agreement that requires further approval under applicable law.

        At any time prior to the completion of the merger, the parties may, to the extent legally allowed, extend the time for the performance of any of the obligations or other acts of the other party, waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement, and waive compliance with any of the agreements or satisfaction of any conditions contained in the merger agreement, except that after adoption of the merger agreement by the respective stockholders of Provident or Sterling, there may not be, without further approval of such stockholders, any extension or waiver of the merger agreement or any portion thereof that requires further approval under applicable law.

Employment and Services Agreements

        Simultaneous with the execution of the merger agreement, Provident entered into an amendment to the employment agreement with Jack Kopnisky, Provident's current President and Chief Executive Officer, and employment agreements or agreements for services with certain key individuals of Sterling, including: Louis J. Cappelli, Sterling's current Chairman and Chief Executive Officer; John C. Millman, Sterling's current President; John W. Tietjen, Sterling's current Executive Vice President and Chief Financial Officer; Howard M. Applebaum, a current Senior Vice President of Sterling; Michael Bizenov, a current Executive Vice President of Sterling; and Dale C. Fredston, Sterling's current Executive Vice President and General Counsel. These agreements set forth the terms and conditions of each such individual's employment or other relationship with Provident following the effective time of the merger and will be effective upon and subject to the completion of the merger. When effective, the agreements with the Sterling individuals will also supersede and replace any prior employment, retention, change of control or other similar agreement with such individuals.

        The principal terms of these agreements or amendments are summarized above in "The Merger—Interests of Provident's Directors and Executive Officers in the Merger" and "The Merger—Interests of Sterling's Directors and Executive Officers in the Merger".

ACCOUNTING TREATMENT

        The accounting principles applicable to this transaction as described in FASB ASC 805-10-05-01 provide transactions that represent business combinations are to be accounted for under the acquisition method. The acquisition method requires all of the following steps: a) identifying the acquirer; b) determining the acquisition date; c) recognizing and measuring the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; and d) recognizing and measuring goodwill or a gain from a bargain purchase.

        The appropriate accounting treatment for this transaction is as a business combination under the acquisition method. On the acquisition date, as defined by ASC 805, Provident (the acquirer) will record at fair value the identifiable assets acquired and liabilities assumed, any noncontrolling interest, and goodwill (or a gain from a bargain purchase). The results of operations for the combined company will be reported prospectively subsequent to the acquisition date.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

        Subject to the limitations, assumptions and qualifications as described herein, it is the opinion of each of Wachtell, Lipton, Rosen & Katz and Sullivan & Cromwell LLP, that the material U.S. federal income tax consequences of the merger to "U.S. holders" (as defined below) of Sterling common stock that exchange their shares of Sterling common stock for shares of Provident common stock in the merger are as described below. The following discussion is based upon the Code, the U.S. Treasury regulations promulgated thereunder and judicial and administrative authorities, rulings and decisions, all as in effect as of the date of this joint proxy statement/prospectus. These authorities may change, possibly with retroactive effect, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, nor does it address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any U.S. federal laws other than those pertaining to the income tax.

        The following discussion applies only to U.S. holders of shares of Sterling common stock who hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to U.S. holders in light of their particular circumstances and does not apply to U.S. holders subject to special treatment under the U.S. federal income tax laws (such as, for example, dealers or brokers in securities, commodities or foreign currencies, traders in securities that elect to apply a mark-to-market method of accounting, banks and certain other financial institutions, insurance companies, mutual funds, tax-exempt organizations, holders subject to the alternative minimum tax provisions of the Code, partnerships, S corporations or other pass-through entities or investors in partnerships, regulated investment companies, real estate investment trusts, controlled foreign corporations, passive foreign investment companies, former citizens or residents of the United States, U.S. expatriates, holders whose functional currency is not the U.S. dollar, holders who hold shares of Sterling common stock as part of a hedge, straddle, constructive sale or conversion transaction or other integrated investment, holders who acquired Sterling common stock pursuant to the exercise of employee stock options, through a tax qualified retirement plan or otherwise as compensation, holders who exercise appraisal rights, or holders who actually or constructively own more than 5% of Sterling common stock).

        For purposes of this discussion, the term "U.S. holder" means a beneficial owner of Sterling common stock that is for U.S. federal income tax purposes (1) an individual citizen or resident of the United States, (2) a corporation, or entity treated as a corporation for U.S. federal income tax purposes, organized in or under the laws of the United States or any state thereof or the District of

Columbia, (3) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes or (4) an estate, the income of which is includible in gross income for U.S. federal income tax purposes, regardless of its source.

        If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Sterling common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Any entity treated as a partnership for U.S. federal income tax purposes that holds Sterling common stock, and any partners in such partnership, should consult their own independent tax advisors regarding the tax consequences of the merger to their specific circumstances.

        Determining the actual tax consequences of the merger to you may be complex and will depend on your specific situation and on factors that are not within our control. You should consult your own independent tax advisor as to the specific tax consequences of the merger in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign and other tax laws and of changes in those laws.

 Tax Consequences of the Merger Generally

        Subject to the limitations, assumptions and qualifications described herein, the merger will be treated as a "reorganization" within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes and, therefore, as described in greater detail below, no gain or loss will be recognized under U.S. federal income tax law in respect of the receipt of shares of Provident common stock, except for any gain or loss that may result from the receipt of cash instead of fractional shares of Provident common stock. It is a condition to the obligation of Provident to complete the merger that Provident receive an opinion from Wachtell, Lipton, Rosen & Katz, dated the closing date of the merger, to the effect that the merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code. It is a condition to the obligation of Sterling to complete the merger that Sterling receive an opinion from Sullivan & Cromwell LLP dated the closing date of the merger, to the effect that the merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code. These opinions will be based on facts and representations contained in representation letters provided by Provident and Sterling and on customary factual assumptions. Neither of the opinions described above will be binding on the Internal Revenue Service (which we refer to as the "IRS") or any court. Provident and Sterling have not sought and will not seek any ruling from the IRS regarding any matters relating to the merger, and as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below. In addition, if any of the representations or assumptions upon which those opinions are based are inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected.

        Upon exchanging your Sterling common stock for Provident common stock, you generally will not recognize gain or loss, except with respect to cash received instead of fractional shares of Provident common stock (as discussed below). The aggregate tax basis of the Provident common stock that you receive in the merger (including any fractional shares deemed received and redeemed for cash as described below) will equal your aggregate adjusted tax basis in the shares of Sterling common stock you surrender in the merger. Your holding period for the shares of Provident common stock that you receive in the merger (including any fractional share deemed received and redeemed for cash as described below) will include your holding period of the shares of Sterling common stock that you surrender in the merger. If you acquired different blocks of Sterling common stock at different times or at different prices, the Provident common stock you receive will be allocated pro rata to each block of Sterling common stock, and the basis and holding period of each block of Provident common stock you receive will be determined on a block-for-block basis depending on the basis and holding period of the blocks of Sterling common stock exchanged for such block of Provident common stock.

Cash Instead of Fractional Shares

        If you receive cash instead of a fractional share of Provident common stock, you will be treated as having received such fractional share of Provident common stock pursuant to the merger and then as having sold such fractional share of Provident common stock for cash. As a result, you generally will recognize gain or loss equal to the difference between the amount of cash received and the basis in your fractional share of Provident common stock as set forth above. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if, as of the effective date of the merger, the holding period for such fractional share (including the holding period of shares of Sterling common stock surrendered therefor) exceeds one year. Long-term capital gains of individuals are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

        If you are a non-corporate holder of Sterling common stock, you may be subject, under certain circumstances, to information reporting and backup withholding (currently at a rate of 28%) on any cash payments you receive. You generally will not be subject to backup withholding, however, if you (1) furnish a correct taxpayer identification number, certify that you are not subject to backup withholding and otherwise comply with all the applicable requirements of the backup withholding rules; or (2) provide proof that you are otherwise exempt from backup withholding. Any amounts withheld under the backup withholding rules are not an additional tax and will generally be allowed as a refund or credit against your U.S. federal income tax liability, provided you timely furnish the required information to the IRS.

        This discussion of certain material U.S. federal income tax consequences is not intended to be, and should not be construed as, tax advice. Holders of Sterling common stock are urged to consult their independent tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

 DESCRIPTION OF CAPITAL STOCK OF PROVIDENT

        As a result of the merger, Sterling shareholders who receive shares of Provident common stock in the merger will become stockholders of Provident. Your rights as stockholder of Provident will be governed by Delaware law and the certificate of incorporation and the bylaws of Provident. The following briefly summarizes the material terms of Provident common stock. We urge you to read the applicable provisions of the DGCL and Provident's certificate of incorporation and bylaws. Copies of Provident's and Sterling's governing documents have been filed with the SEC. To find out where copies of these documents can be obtained, see "Where You Can Find More Information."

 Authorized Capital Stock

        Provident's authorized capital stock consists of 75,000,000 shares of common stock, par value $0.01 per share and 10,000,000 shares of preferred stock, par value $0.01 per share. As of the record date, there were [        ] shares of Provident common stock outstanding, and no shares of Provident preferred stock outstanding. In connection with the merger, Provident's certificate of incorporation will be amended to increase the number of authorized shares of common stock to 190,000,000.

Common Stock

Listing

        Provident common stock is listed on the New York Stock Exchange and traded under the symbol "PBNY". Following the merger, shares of Provident common stock will continue to be traded on the New York Stock Exchange but, because the name of the surviving corporation will be Sterling Bancorp, Provident expects to change its symbol to "STL".

Dividend Rights

        Payment of dividends is subject to determination and declaration by the Provident board of directors and depends on a number of factors, including capital requirements, legal, and regulatory limitations on the payment of dividends, the results of operations and financial condition, tax considerations and general economic conditions. Subject to the approval of the board of directors of the combined company, it is the current intention of each of Provident and Sterling that, following completion of the merger, the dividend on Provident common stock will be increased to $0.07 per share. However the board of directors may change its dividend policy at any time, and no assurances can be given that dividends will continue to be paid by Provident or the combined company or that dividends, if paid, will not be reduced or eliminated in future periods.

Voting Rights

        Each share of Provident common stock is entitled to one vote in each matter submitted to a vote at a meeting of stockholders including in all elections for directors; stockholders are not entitled to cumulative voting in the election for directors. Provident stockholders may vote either in person or by proxy. Provident's certificate of incorporation provides that in no event will any person who beneficially owns more than 10% of the then-outstanding shares of common stock be entitled or permitted to vote any of the shares of common stock held in excess of the 10% limit.

Preemptive and Other Rights

        Holders of Provident common stock have no preemptive rights and have no other rights to subscribe for additional securities of Provident under Delaware law, nor does Provident common stock have any conversion rights or rights of redemption. Upon liquidation, all holders of Provident common stock are entitled to participate pro rata in Provident's assets available for distribution, subject to the rights of any class of preferred stock then outstanding.

        For more information regarding the rights of holders of Provident common stock, see "Comparison of Stockholders' Rights."

Preferred Stock

        Provident's certificate of incorporation authorizes Provident's board of directors, without further stockholder action, to issue up to 10,000,000 shares of preferred stock, par value $0.01 per share, in series and to fix the designation, powers, preferences, and rights of the shares of such series and any qualifications, limitations or restrictions thereof, without further vote or action by Provident stockholders. Provident may amend from time to time its certificate of incorporation to increase the number of authorized shares of preferred stock. Any such amendment would require the approval of the holders of a majority of the common stock, without a vote of the holders of preferred stock, unless a vote of any such holders is required pursuant to the terms of any preferred stock designation. As of the date of this joint proxy statement/prospectus, there are no shares of Provident preferred stock outstanding.

COMPARISON OF STOCKHOLDERS' RIGHTS

        If the merger is completed, holders of Sterling common stock will receive shares of Provident common stock in exchange for their shares of Sterling common stock. Provident is organized under the laws of the State of Delaware and Sterling is organized under the laws of the State of New York. The following is a summary of the material differences between (1) the current rights of Sterling shareholders under the NYBCL and Sterling's certificate of incorporation, as amended, and bylaws and (2) the current rights of Provident stockholders under the DGCL and Provident's certificate of incorporation and amended and restated bylaws.

        Provident and Sterling believe that this summary describes the material differences between the rights of holders of Provident common stock as of the date of this joint proxy statement/prospectus and the rights of holders of Sterling common stock as of the date of this joint proxy statement/prospectus; however, it does not purport to be a complete description of those differences. Copies of Provident's and Sterling's governing documents have been filed with the SEC. To find out where copies of these documents can be obtained, see "Where You Can Find More Information."

PROVIDENT	STERLING

AUTHORIZED CAPITAL STOCK

Provident's certificate of incorporation authorizes it to issue up to 75,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. As of the record date for the Provident special meeting, there were [ ] shares of Provident common stock outstanding, and no shares of Provident preferred stock outstanding. In connection with the merger, Provident's certificate of incorporation will be amended to increase the number of authorized shares of common stock to 190,000,000.
Sterling's certificate of incorporation authorizes it to issue up to 100,000,000 shares of common stock, par value $1.00 per share, and 644,839 shares of preferred stock, par value $5.00 per share. As of the record date for the Sterling annual meeting, there were [ ] shares of Sterling common stock outstanding, and no shares of Sterling preferred stock outstanding.
VOTING LIMITATIONS

Provident's certificate of incorporation provides that record owners of any outstanding common stock of Provident which is beneficially owned, directly or indirectly, by a person who, as of any record date for the determination of stockholders entitled to vote on any matter, beneficially owns in excess of 10% of the then-outstanding shares of common stock of Provident are not entitled or permitted to any vote in respect of the shares held in excess of the 10% limit.	Sterling's certificate of incorporation and bylaws do not impose voting restrictions on shares held in excess of such 10% limit.
SIZE OF BOARD OF DIRECTORS

Provident's certificate of incorporation currently provides that the size of Provident's board of directors shall be fixed from time to time exclusively by the board of directors pursuant to a resolution adopted by a majority of the whole board. Provident's bylaws currently provide that in the absence of a designation of the number of directors on the board of directors, the board of directors shall consist of 13 directors. Provident's
Sterling's bylaws currently provide that Sterling's board of directors shall consist of not less than three directors, and that the board of directors may increase or decrease the number of directors by a vote of a majority of the directors then in office. Sterling's board of directors currently has 11 directors.

PROVIDENT	STERLING

board of directors currently has 13 directors. On August 7, 2012, Provident entered into a corporate governance agreement with each of Patriot Financial Partners, L.P. ("Patriot") and Endicott Opportunity Partners III, L.P. ("Endicott"), pursuant to which Provident agreed, upon request, to appoint one individual nominated by each of Patriot and Endicott to its board of directors, subject to satisfaction of regulatory requirements and reasonable approval of Provident's Nominating and Corporate Governance Committee. Mr. James F. Deutsch has been designated as a director of Provident by Patriot, and is expected to continue as a director of Provident after the completion of the merger.
CLASSES OF DIRECTORS

Provident's board of directors (other than directors elected by the holders of any class or series of preferred stock) is divided into three classes, with each class of directors serving for successive three-year terms so that each year the term of only one class of directors expires.	Sterling's board of directors is not classified; all directors are elected annually.
REMOVAL OF DIRECTORS

Directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of 80% of shares entitled to vote in the election of directors, voting together as a single class.
Any one or more or all of the directors may be removed for cause or without cause by vote of the shareholders of Sterling entitled to vote or for cause by a majority of directors present at the time of the vote at a meeting of the board of directors of Sterling, if a quorum is then present.
FILLING VACANCIES ON THE BOARD OF DIRECTORS

Subject to the rights of the holders of any series of preferred stock then outstanding, newly created directorships resulting from any increase in the number of directors or any vacancies in the board of directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled only by a majority vote of the directors then in office, even though less than a quorum. The term of any director elected to fill a vacancy shall expire at the next meeting of stockholders at which the term of office of the class to which such director has been chosen expires. No decrease in the number of directors constituting the board of directors shortens the term of any incumbent director.
Under Sterling's bylaws, vacancies occurring in the membership of the board of directors from whatever cause arising (including an increase in the number of directors) may be filled for the unexpired term or terms by a majority vote of the directors present at the time of the vote, provided a quorum be then present, or by the shareholders at any special meeting of the shareholders.
SPECIAL MEETINGS OF STOCKHOLDERS
Special meetings of the stockholders of Provident, other than those required by statute, may be called at any time by the board of directors acting pursuant to a resolution adopted by a majority of	Special meetings of the shareholders of Sterling for any purposes or purposes may be called by the Chairman of the board of directors or the Chairman of the executive committee, or the

PROVIDENT	STERLING

the total number of authorized directors, whether or not there exist any vacancies in previously authorized directorships.	President, and shall be called by the Chairman or the Secretary at the request in writing of a majority of the board of directors.

In addition, a special meeting of the shareholders of Sterling must be called by the secretary of Sterling upon the written request of the holders of record who hold a "net long position," as defined in the Sterling bylaws, of not less than 25% of the voting power of all outstanding shares of common stock of Sterling. The written request must state the purpose of the special meeting and the matters proposed to be acted upon, along with additional information specified in Sterling's bylaws, and is subject to certain timing and process requirements and conditions set forth in the bylaws.
QUORUM

Under Provident's bylaws, at any meeting of stockholders, the holders of a majority of all the shares of stock entitled to vote at the meeting, present in person or by proxy, constitute a quorum for all purposes, unless or to the extent that the presence of a larger number may be required by law. Where a separate vote by a class or classes is required, a majority of those represented in person or by proxy shall constitute a quorum entitled to take action with respect to the vote on that matter. If a quorum fails to attend any meeting, the chairman of the meeting or the holders of a majority of the shares of stock entitled to vote who are present, in person or by proxy, may adjourn the meeting.
Under Sterling's bylaws, the holders of a majority of the shares issued and outstanding and entitled to vote thereat present in person or represented by proxy constitute a quorum for the transaction of business at all meetings of the shareholders. If, however, such majority is not present or represented at any meeting of the shareholders, the shareholders entitled to vote thereat, present in person or represented by proxy, have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented.
NOTICE OF STOCKHOLDER MEETINGS

Provident's bylaws provide that written notice of the place, date and time of all meetings of the stockholders must be given, not less than 10 and not more than 60 days before the date on which the meeting is to be held, to each stockholder entitled to vote at such meeting. When a meeting is adjourned to another place, date or time, and the date of the adjourned meeting is more than 30 days after the date for which the meeting was originally noticed, or if a new record date is fixed for the adjourned meeting, written notice of the place, date and time of the adjourned meeting must be given in conformity with the previous sentence.
Sterling's bylaws provide that written notice of annual and special meetings of shareholders, stating the place, date and hour, must be given personally or by mail not less than 10 and not more than 50 days before such a meeting to each shareholder entitled to vote thereat. Notice of a special meeting must indicate that it is being issued by or at the direction of the person or persons calling the meeting and must also state the purpose or purposes for which the meeting is called.
ADVANCE NOTICE OF STOCKHOLDER PROPOSALS
Provident's bylaws establish an advance notice procedure with regard to nominations and other	At any meeting of shareholders, proposals and persons nominated for election as directors by

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business proposals to be brought before Provident's annual meeting but not included in Provident's proxy statement or form of proxy for that meeting. For nominations or other business to be properly brought before an annual meeting by a stockholder, (1) the stockholder must have given timely notice thereof in writing to Provident's Secretary, (2) such business must be a proper matter for stockholder action under the DGCL, (3) if the stockholder, or the beneficial owner on whose behalf any such proposal or nomination is made, has provided Provident with a solicitation notice, such stockholder or beneficial owner must, in the case of a proposal, have delivered a proxy statement and form of proxy to holders of at least the percentage of Provident's voting shares required under applicable law to carry any such proposal, or, in the case of a nomination or nominations, have delivered a proxy statement and form of proxy to holders of a percentage of Provident's voting shares reasonably believed by such stockholder or beneficial holder to be sufficient to elect the nominee or nominees proposed to be nominated by such stockholder, and must, in either case, have included in such materials a solicitation notice stating that such stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of, in the case of a proposal, at least the percentage of Provident's voting shares required under applicable law to carry the proposal or, in the case of a nomination or nominations, a sufficient number of holders of the Provident's voting shares to elect such nominee or nominees and (4) if no solicitation notice relating thereto has been timely provided, the stockholder or beneficial owner proposing such business or nomination must not have solicited a number of proxies sufficient to have required the delivery of such a solicitation notice.	shareholders will be considered only if (1) advance written notice thereof has been timely given and (2) such proposals or nominations are otherwise proper for consideration under applicable law and the certificate of incorporation and bylaws of Sterling.

Written notice of any proposal to be presented by any shareholder or of the name of any person to be nominated by any shareholder for election as a director of Sterling must be delivered to the Secretary of Sterling at its principal executive office not less than 60 nor more than 90 days prior to the date of the meeting; provided, however, that if the date of the meeting is first publicly announced or disclosed (in a public filing or otherwise) less than 70 days prior to the date of the meeting, such advance notice must be given not more than ten days after such date is first so announced or disclosed. Such a notice must be accompanied by certain specified information, as set forth in Sterling's bylaws.

To be timely, a stockholder's notice must be delivered to the Secretary at the principal executive offices of Provident not less than 90 days prior to the date of Provident's proxy materials for the preceding year's annual meeting of stockholders; provided, however, that if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year's annual meeting, notice by the stockholder to be timely must be so delivered not later than the close of business on the 10th day following the day on which public announcement of the date of

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such meeting is first made. The notice must contain specified information, as set forth in Provident's bylaws.

Stockholder nominations of persons for election to the board of directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to Provident's notice of meeting by any stockholder of record of Provident who is a stockholder of record at the time of giving of notice provided for in this paragraph, who is entitled to vote at the meeting and who complies with the same notice procedures applicable to stockholder nominations at an annual meeting of stockholders. Nominations by stockholders of persons for election to the board of directors may be made at such a special meeting of stockholders if the stockholder's notice is delivered to the Secretary at the principal executive offices of Provident not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the board of directors to be elected at such meeting.
ANTI-TAKEOVER PROVISIONS AND OTHER STOCKHOLDER PROTECTIONS

Provident's certificate of incorporation provides that any "business combination" involving Provident and an interested stockholder must be approved by the holders of at least 80% of the voting power of the outstanding shares of stock entitled to vote, unless either two-thirds of the "disinterested directors" (as defined in the certificate of incorporation) of Provident has approved the business combination or the terms of the proposed business combination satisfy certain minimum price and other standards. For purposes of these provisions, an "interested stockholder" includes any person (with certain exceptions) who is the "beneficial owner" (as defined in the certificate of incorporation) of more than 10% of Provident's outstanding common stock, any affiliate of Provident which was the beneficial owner of more than 10% of Provident's outstanding common stock during the prior two years; or any assignee of or successor to any shares of Provident common stock that were beneficially owned by an "interested stockholder" during the prior two years. For purposes of these provisions, a "business combination" is defined as any merger or consolidation of Provident or any subsidiary with or into an interested stockholder
Under Section 912 of the NYBCL, Sterling is prohibited from engaging in any business combination with an interested shareholder within five years after the person or entity first becomes an interested shareholder, unless the business combination transaction or the transaction that caused the person to become an interested shareholder was approved by Sterling's board of directors prior to the interested shareholder becoming such. In addition, Sterling is prohibited from engaging in any business combination with an interested shareholder (whether during or after the five year period) unless (i) the business combination transaction or the transaction that caused the person to become an interested shareholder was approved by Sterling's board of directors prior to the interested shareholder becoming such, (ii) the business combination is approved by the holders of a majority of the outstanding Sterling voting stock, excluding shares held by the interested shareholder, at a meeting called no earlier than five years after the interested shareholder became such, or (iii) certain fair price and other requirements are satisfied. The NYBCL defines the term "business combination" to include transactions such as

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or affiliate of an interested stockholder, the disposition of the assets of Provident or any subsidiary having an aggregate fair market value of 25% or more of the combined assets of Provident and its subsidiaries to or with any interested stockholder or affiliate of an interested stockholder, the issuance or transfer by Provident or any subsidiary of any securities of Provident or any subsidiary to any interested stockholder or affiliate of an interested stockholder in exchange for cash, securities or other property having an aggregate fair market value of 25% or more of the outstanding common stock of Provident and its subsidiaries (except pursuant to an employee benefit plan), any reclassification of securities or recapitalization that would increase the proportionate share of any class of equity or convertible securities or Provident or any subsidiary owned by an interested stockholder or affiliate of an interested stockholder, and the adoption of any plan for the liquidation or dissolution of Provident proposed by, or on behalf of, an interested stockholder or an affiliate of an interested stockholder.	mergers, consolidations, sales of 10% or more of the corporation's assets, issuances of stock with a market value of 5% or more of the aggregate market value of all outstanding stock of the corporation, adoptions of plans of liquidation, reclassifications and similar transactions. The NYBCL defines the term "interested shareholder" generally as any person or entity who, together with certain affiliates, beneficially owns 20% or more of the corporation's voting stock.

A New York corporation may elect not to be governed by Section 912 of the NYBCL. Sterling has not made such an election.

In addition, the DGCL provides that if a person acquires 15% or more of the stock of a Delaware corporation, thereby becoming an "interested stockholder" for purposes of Section 203 of the DGCL, that person may not engage in certain business combinations with the corporation for a period of three years unless one of the following three exceptions applies: (i) the corporation's board of directors approved the acquisition of stock or the business combination transaction prior to the time that the person became an interested stockholder; (ii) the person became an interested stockholder and 85% owner of the voting stock of the corporation in the transaction in which it became an interested stockholder, excluding voting stock owned by directors who are also officers and certain employee stock plans; or (iii) the business combination transaction is approved by the board of directors and by the affirmative vote of two-thirds of the outstanding voting stock which is not owned by the interested stockholder at an annual or special meeting of stockholders. Under the DGCL, the term "business combination" is defined to include a wide variety of transactions, including mergers, consolidations, sales or other dispositions of 10% or more of a corporation's assets and various other transactions that may benefit an "interested stockholder."

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A Delaware corporation may elect not to be governed by Section 203. Provident has not made such an election and accordingly is subject to Section 203.
LIMITATION OF PERSONAL LIABILITY OF OFFICERS AND DIRECTORS

Provident's certificate of incorporation provides that a director shall have no liability to Provident or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to Provident or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (concerning unlawful distributions to stockholders), or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended after the effective date of Provident's certificate of incorporation to further eliminate or limit the personal liability of directors, then the liability of a director of Provident shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.
Sterling's certificate of incorporation provides that no director shall be personally liable to Sterling or its shareholders for damages for any breach of duty in such capacity, provided that nothing shall eliminate or limit (a) the liability of any director if a judgment or other final adjudication adverse to him establishes that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled or that his acts violated Section 719 of the NYBCL (which sets forth director liability in certain cases), or (b) the liability of any director for any act or omission prior to the adoption of the amendment including the foregoing provisions in the certificate of incorporation of Sterling.
INDEMNIFICATION OF DIRECTORS AND OFFICERS AND INSURANCE

Section 145 of the DGCL permits, under certain circumstances, the indemnification of any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving in a similar capacity for another enterprise at the request of the corporation if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceedings, had no reasonable cause to believe that his or her conduct was unlawful. To the extent that a present or former director or officer of the corporation has been successful in defending any such proceeding, the DGCL provides that he shall be indemnified against expenses (including attorneys' fees), actually and reasonably incurred by him in connection therewith. With respect to a proceeding by or in the right of the corporation, such person may be indemnified against expenses (including attorneys' fees), actually and reasonably incurred, if he acted in good faith and in a
Section 722 of the NYBCL provides that, other than in the case of actions brought by or on behalf of the corporation, a corporation may indemnify a person in any threatened, pending or completed action or proceeding, whether civil or criminal, including an action by or in the right of any other corporation or other enterprise, which any director or officer of the corporation served in any capacity at the request of the corporation, by reason of the fact that he was a director or officer of the corporation, or served such other corporation or enterprise, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorney's fees, if the officer or director acted in good faith for a purpose that such person reasonably believed to be in (or in the case of service for any other corporation or enterprise, not opposed to) the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. In actions brought by or on behalf of the corporation, the same indemnification standards apply except that in the case of actions that are settled or in which the officer or director is found liable to the corporation, indemnification is not permitted except in the case of a judicial finding that despite

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manner he reasonably believed to be in or not opposed to the best interests of the corporation. The DGCL provides, however, that indemnification shall not be permitted in such a proceeding if such person is adjudged liable to the corporation unless, and only to the extent that, the Delaware Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court deems proper. The DGCL permits a corporation to advance expenses incurred by a proposed indemnitee in advance of final disposition of the proceeding, provided that the indemnitee undertakes to repay such advanced expenses if it is ultimately determined that he is not entitled to indemnification. Also, a corporation may purchase insurance on behalf of an indemnitee against any liability asserted against him in his designated capacity, whether or not the corporation itself would be empowered to indemnify him against such liability.

Provident's certificate of incorporation provides that current or former directors or officers shall be indemnified and held harmless by Provident to the fullest extent authorized by the DGCL against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such officer or director; provided, however, that Provident shall (with limited exceptions) indemnify an officer or director in connection with a proceeding (or part thereof) initiated by such officer or director only if such proceeding (or part thereof) was authorized by the board of directors of Provident. Provident may advance expenses to officers and directors, provided that if required by the DGCL, such advancement of expenses shall only be made if the director or officer seeking such advancement provides Provident with a written undertaking to repay the advance if it is ultimately determined by a final judicial decision from which there is no further right to appeal that the officer or director is not entitled to the advancement of expenses. Provident's certificate of incorporation provides that Provident may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of Provident or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or	the adjudication of liability and in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

Sterling's bylaws provide for indemnification to the maximum extent permitted by law of any person made, or threatened to be made, a party to an action or proceeding, whether civil or criminal, including any action by or in the right of the corporation to procure a judgment in the corporation's favor or an action by or in the right of any other corporation of any type or kind, domestic or foreign, including, but not limited to, any of Sterling's subsidiaries, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any of Sterling's directors or officers served in any capacity at its request, by reason of the fact that he, his testator or intestate, was its director or officer, or served that other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines (including any excise tax deemed a fine pursuant to Section 722 of the NYBCL or any successor provision), amounts paid in settlement (but only if that settlement was made with Sterling's prior written consent or if that consent was unreasonably refused or withheld for an unreasonably long period after written request thereof) and reasonable expenses, including attorneys' fees incurred as a result of that pending or threatened action or proceeding (including any appeal therein); provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she personally gained in fact a financial profit or other advantage to which he was not legally entitled. Sterling's bylaws also provide that it will advance expenses, subject to the receipt of an undertaking by or on behalf of such person to repay to Sterling the amount paid to any extent it exceeds the indemnification to which such person is ultimately found to be entitled under the bylaws or otherwise.

Under Section 726 of the NYBCL, Sterling is permitted to purchase insurance to indemnify directors and officers.

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loss, whether or not Provident would have the power to indemnify such person against such expense, liability or loss under the DGCL.
AMENDMENTS TO ARTICLES OF INCORPORATION AND BYLAWS

The DGCL provides that Provident's certificate of incorporation generally may be amended upon the adoption of a resolution by the board of directors and approval by the holders of a majority of the outstanding shares entitled to vote. Pursuant to Provident's certificate of incorporation, the affirmative vote of the holders of at least 80% of the voting power of all of the then-outstanding shares of the capital stock of Provident entitled to vote generally in the election of directors, voting as a single class, is required to amend or repeal certain provisions of the certificate of incorporation, including the provisions relating to limitations on voting of holders of more than 10% of Provident's common stock, special meetings of Provident stockholders, stockholder action by written consent, the number, classification and removal of directors and the filling of board vacancies, the approval of certain business combinations, director and officer indemnification by Provident and amendment of Provident's bylaws and certificate of incorporation. Provident's bylaws may be amended either by a majority of the entire Provident board of directors or by a vote of the holders of at least 80% of the voting power of all of the then-outstanding shares of the capital stock of Provident entitled to vote generally in the election of directors, voting as a single class.
Section 803(a) of the NYBCL provides that a corporation's certificate of incorporation may be amended or changed by a vote of the board of directors followed by a vote of the majority of all outstanding shares entitled to vote.

Sterling's bylaws may be amended, repealed or adopted by vote of the holders of the shares at the time entitled to vote in the election of any directors. The board of directors may also amend, repeal or adopt bylaws, but any bylaw adopted or amended by the board of directors may be amended or repealed by shareholders entitled to vote thereon.
ACTION BY WRITTEN CONSENT OF THE STOCKHOLDERS

Under Provident's certificate of incorporation, subject to the rights of any class or series of preferred stock of Provident, any action required or permitted to be taken by the stockholders of Provident at an annual or special meeting must be effected at a duly called annual or special meeting of stockholders of Provident and may not be effected by any consent in writing by such stockholders.
Under Sterling's bylaws, whenever shareholders are required or permitted to take any action by vote, such action may be taken without a meeting on written consent, setting forth the action so taken, signed by the holders of all outstanding shares entitled to vote thereon.
STOCKHOLDER RIGHTS PLAN
Neither Provident nor Sterling currently has a stockholder rights plan in effect.

COMPARATIVE MARKET PRICES AND DIVIDENDS

        Provident common stock is listed on the New York Stock Exchange under the symbol "PBNY", and Sterling common stock is listed on the New York Stock Exchange under the symbol "STL". The following table sets forth the high and low reported closing sale prices per share of Provident common stock and Sterling common stock, and the cash dividends declared per share for the periods indicated.

	Provident Common Stock			Sterling Common Stock
	High	Low	Dividend	High	Low	Dividend
Quarter Ended:
March 31, 2011	$10.93	$9.11	$0.06	$10.73	$9.48	$0.09
June 30, 2011	10.15	8.26	0.06	10.55	8.78	0.09
September 30, 2011	8.49	5.82	0.06	9.92	7.05	0.09
December 31, 2011	7.63	5.51	0.06	8.92	6.67	0.09
March 31, 2012	9.21	6.70	0.06	10.22	8.53	0.09
June 30, 2012	8.72	7.24	0.06	9.98	8.69	0.09
September 30, 2012	9.65	7.44	0.06	10.54	9.05	0.09
December 31, 2012	9.66	8.67	0.06	10.42	8.62	0.09
March 31, 2013	9.54	8.70	0.06	10.58	9.47	0.09
June 30, 2013	9.55	8.68	0.06	12.34	9.82	0.09
September 30, 2013 (through [ ])	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]

        On April 3, 2013, the last full trading day before the public announcement of the merger agreement, the closing sale price of shares of Provident common stock as reported on the New York Stock Exchange was $8.81. On [      ], 2013, the last practicable trading day before the date of this joint proxy statement/prospectus, the closing sale price of shares of Provident common stock as reported on the New York Stock Exchange was $[      ].

        On April 3, 2013, the last full trading day before the public announcement of the merger agreement, the closing sale price of shares of Sterling common stock as reported on the New York Stock Exchange was $10.00. On [      ], 2013, the last practicable trading day before the date of this joint proxy statement/prospectus, the closing sale price of shares of Sterling common stock as reported on the New York Stock Exchange was $[      ].

        As of [      ], 2013, the last date prior to printing this joint proxy statement/prospectus for which it was practicable to obtain this information for Provident and Sterling, respectively, there were approximately [      ] registered holders of Provident common stock and approximately [      ] registered holders of Sterling common stock.

        The following table shows the closing sale prices of Provident common stock and Sterling common stock as reported on the NYSE on April 3, 2013, the last full trading day before the public announcement of the merger agreement, and on [            ], 2013, the last practicable trading day before the date of this joint proxy statement/prospectus. The table also shows the implied value of the merger consideration payable for each share of Sterling common stock, which we calculated by multiplying the closing price of Provident common stock on those dates by the exchange ratio of 1.2625.

	Provident Common Stock	Sterling Common Stock	Implied Value of One Share of Sterling Common Stock
At April 3, 2013	$8.81	$10.00	$11.12
At [ ]	[ ]	[ ]	[ ]

        Each of Provident and Sterling shareholders are advised to obtain current market quotations for Provident common stock and Sterling common stock. The market price of Provident common stock and Sterling common stock will fluctuate between the date of this joint proxy statement/prospectus and the date of completion of the merger. No assurance can be given concerning the market price of Provident common stock or Sterling common stock before or after the effective date of the merger. Changes in the market price of Provident common stock prior to the completion of the merger will affect the market value of the merger consideration that Sterling shareholders will receive upon completion of the merger.

 OTHER MATTERS RELATING TO THE ANNUAL MEETING OF STERLING

        This section describes other matters relating to the annual meeting of Sterling. Although Sterling and Provident expect the merger to close in the fourth calendar quarter of 2013, Sterling is presenting the Sterling annual meeting proposals for the period prior to the closing of the merger, or if the merger does not close, until the next annual meeting of Sterling shareholders. Upon consummation of the merger, Sterling will be merged with and into Provident, with Provident as the surviving company. Accordingly, these proposals relate only to the governance of Sterling prior to the closing of the merger or in the event the merger does not close.

Executive Summary

        To help place the following matters to be voted upon in context, Sterling is providing below a summary of its business model and guiding principles, 2012 financial and operating performance highlights, corporate governance practices, and key executive compensation actions and decisions. Sterling also describes the actions it has taken, following last year's advisory vote on its executive compensation program, to strengthen shareholder engagement and communication, refine the executive compensation program to better align the interests of management and shareholders, and respond to shareholder feedback.

        The information below is a summary. For more complete information about these topics, please review the Annual Report on Form 10-K and see "Where You Can Find More Information," beginning on page 224 of this joint proxy statement/prospectus.

BUSINESS FOCUS AND GUIDING PRINCIPLES

        Sterling's corporate governance and compensation policies are the direct result of Sterling's unique history, business focus and marketplace. Sterling is a $2.8 billion bank holding company headquartered in New York City. Its focus is primarily on serving business customers in the NY-Metropolitan area. Sterling prides itself on offering the high-touch service of a community bank, although Sterling competes in a market dominated by large global financial institutions.

        Sterling Bancorp in its present form is the result of a 1968 merger between a finance company that was established in 1932 and a commercial bank that was founded in 1929. This dual heritage is reflected in a diverse range of services, which has been a competitive advantage in meeting the needs of business customers. A defining characteristic of Sterling has been the ability to perform across a range of economic conditions over many years. Even in the recent recession, Sterling was able to deliver growth in loans and deposits at a time when other banks were financially constrained. Sterling remained profitable, strengthened its capital, and emerged from this period with sound asset quality metrics.

        Sterling believes that a consistent and successful focus on building its franchise, throughout various market cycles, contributes to shareholder value.

 2012 PERFORMANCE HIGHLIGHTS

Financial Results

        Sterling produced strong results for shareholders in 2012 according to a number of key performance indicators.

•	Net income increased 14% to $20.1 million, and earnings per diluted share increased to $0.65 from $0.51 for 2011. This earnings growth was primarily due to higher interest income resulting from the increase in Sterling's loan portfolio, higher noninterest income, well-controlled funding costs and operating expenses, and continued favorable asset quality metrics.	Net Income (millions)

•	Total loans increased by 17% compared to the prior year. The growth in loans reflected an ongoing strategy to redeploy assets from Sterling's investment portfolio into loans, producing a meaningful increase in yield, net interest margin and earnings.	Total Loans (billions)

•	Total deposits increased by 14%, with noninterest-bearing demand deposits representing more than 40% of total deposits, reflecting Sterling's emphasis on generating such cost-effective funds as part of its customer relationship model.	Total Deposits (billions)

•	Asset quality metrics remained strong throughout 2012, as evidenced by a reduction in net charge-offs and a decrease in nonperforming assets (both in total dollars and as a percentage of total assets), among other key metrics.	Nonperforming Assets (% of Total Assets)

•	Sterling's absolute performance with respect to total shareholder return (TSR), as measured over one-year, three-year and five-year periods, has materially improved in the past year.	1-Year Total Shareholder Return (%)

        In addition, Sterling's capital base has continued to exceed all regulatory requirements for well-capitalized institutions, which will help to support Sterling's ongoing strategies to deliver solid performance by expanding business volume and market share and by growing its revenue base. At year-end 2012, Tier 1 risk-based capital ratio was 11.49%, total risk-based capital was 12.58% and the Tier 1 leverage ratio was 9.14%. The tangible common equity ratio was 7.50% as presented in Sterling's 2012 year-end news release dated January 24, 2013. Book value per common share rose to $7.37 from $7.14 at the prior year-end.

Acquisition

        Sterling National Bank acquired the business of Universal Mortgage, Inc. ("Universal") in August 2012. Universal is a leading residential mortgage broker with offices in Brooklyn, N.Y. and generated mortgage volume of approximately $300 million in 2012. The acquisition has provided an additional source of mortgage production and mortgage banking fee income, and a highly talented and experienced staff with well-established business relationships. The addition of Universal, along with Sterling's established mortgage banking operation, positions Sterling for a meaningful expansion of mortgage volume. Universal also provides a platform from which to launch an entry into Brooklyn, which Sterling believes is an extremely attractive market for all of its financial services.

Cash Dividends

        Sterling paid cash dividends totaling $0.36 per common share during 2012, extending its history of continuous cash dividends to 269 consecutive quarters. In addition, Sterling paid a dividend of $0.09 per common share in the first quarter of 2013.

Corporate Governance

Corporate Governance Framework

        The board of directors of Sterling (the "Board" or "Board of Directors" for the purposes of this "Other Matters Relating to the Annual Meeting of Sterling" section) has long been committed to sound and effective corporate governance practices. The Board believes that effective corporate governance, accountability, prudent risk management and ethical business conduct are key elements in Sterling's short-term and long-term success. Toward that end, the Board seeks to give these attributes the highest priority. Sterling's emphasis on corporate governance begins at the top, with the directors, who are elected by and are accountable to Sterling shareholders. This commitment to proper governance extends to Sterling's management team and to all of its employees.

Corporate Governance Principles and Practices

Board Oversight

        The Board is responsible for and committed to independent oversight of the affairs of Sterling, including such critical areas as business ethics, reputation, corporate strategy, financial reporting, non-executive officer performance, risk management, compensation and others. In carrying out this responsibility, the Board advises the Chairman and Chief Executive Officer, the president and other executives to help sustain the success of Sterling and produce value for shareholders.

        The Board and independent committees have an active role in risk oversight. The Audit Committee's responsibilities include discussing guidelines and policies governing the process by which senior management of Sterling and the relevant departments of Sterling assess and manage Sterling's exposure to risk, and discussing Sterling's major financial risk exposure and the steps management has taken to monitor and control such exposures. The Compensation Committee also reviews analyses conducted by Sterling's senior risk officer and the Committee's independent compensation consultant to confirm that Sterling's compensation plans do not subject Sterling to unnecessary or excessive risk or encourage the manipulation of reported earnings to enhance the compensation of any employee.

Board Leadership

        The bylaws and Corporate Governance Guidelines of Sterling have been amended to provide that the Chairman of the Board may be the Chief Executive Officer of Sterling, and that the Board of Directors may combine or separate these roles as it deems appropriate. This affords the Board the flexibility to select the Chairman and Chief Executive Officer in the manner that it considers in the best interests of Sterling at any given point in time. Previously, Sterling's bylaws required that the Chairman of the Board be the Chief Executive Officer of Sterling.

        The Board approved on March 13, 2013 an amendment to its Corporate Governance Guidelines providing that, on an annual basis, the independent directors shall designate an independent director as the independent Lead Director when the position of Chairman and Chief Executive Officer are held by the same person. The independent Lead Director for 2013 will be designated by the independent directors following Sterling's annual meeting. The Lead Director's powers and duties include:

  •
  Presiding at all meetings of the Board at which the Chairman and Chief Executive Officer is not present, including executive sessions of the independent directors.

  •
  Reviewing and approving meeting agendas, meeting schedules and information sent to the Board.

  •
  Serving as a liaison between the Chairman and Chief Executive Officer and the independent directors.

  •
  Having the authority to call meetings of the independent directors.

  •
  Being available for consultation and direct communication with shareholders, as appropriate.

        At this time, the Board of Directors believes that the present leadership structure, with a single person serving as both Chairman of the Board and Chief Executive Officer, along with the effective oversight by the independent directors and the Lead Director, ensures that Sterling will be led by the individual who is most familiar with its business, its unique challenges in the current environment, and who is best suited to lead discussions on matters that affect Sterling. Combining the Chairman and Chief Executive roles also helps ensure that Sterling has a single leader who speaks with one voice to its stakeholders and the broader public. The Board believes that having a Lead Director and independent Board committees will serve as an effective counterbalance to factors commonly cited as reasons to separate the Chairman and Chief Executive Officer positions.

Board Composition and Selection

        Sterling seeks to build and maintain an effective, well-rounded, experienced, financially literate and diverse Board that operates in an atmosphere of collaboration and candor. Toward that end, the Corporate Governance and Nominating Committee regularly identifies and recommends individuals for nomination, election or re-election to the Board. The Committee carries out this function through an ongoing process. From time to time, members of the Committee discuss, evaluate in detail and meet with possible director candidates to join the Board. Potential director candidates may be brought to the attention of the Committee from a variety of sources, including independent directors, shareholders, and employees.

        The composition of the Board is structured to achieve the following goals:

  •
  The size of the Board should facilitate substantive discussions of the whole Board in which each director can participate meaningfully.

  •
  The composition of the Board should encompass a broad range of skills, expertise, industry knowledge, diversity of opinion and contacts relevant to Sterling's business.

  •
  A majority of the Board shall consist of directors whom the Board has determined have no material relationship with Sterling and who are otherwise "independent" under the rules of the New York Stock Exchange.

        In selecting director nominees, based on the recommendation of the Corporate Governance and Nominating Committee, the Board considers the following criteria:

  •
  Personal qualities and characteristics, accomplishments and reputation.

  •
  Current knowledge and contacts in the communities in which Sterling does business and in Sterling's industry or other industries relevant to Sterling's business.

  •
  Ability and willingness to commit adequate time to Board and committee matters.

  •
  The fit of the individual's skills and personality with those of other directors and potential directors in building a Board that is effective, collegial and responsive to the needs of Sterling.

  •
  Diversity of viewpoints, background, experience and other demographics.

        The Corporate Governance and Nominating Committee evaluates all candidates, including any recommended by shareholders, using the above-mentioned criteria.

Director Independence

        The Board of Directors has determined that nine of Sterling's 11 directors are "independent" under applicable SEC and New York Stock Exchange rules. These independent directors are:

Robert Abrams	Allan F. Hershfield	Robert W. Lazar
Joseph M. Adamko	Henry J. Humphreys	Carolyn Joy Lee
Fernando Ferrer	James B. Klein	Eugene T. Rossides

        In order to evaluate and determine the independence of the directors, the Board solicits information from directors regarding transactions, relationships and arrangements with Sterling, Sterling National Bank (for purposes of this section, the "bank") or any other affiliate of Sterling. Other than customary banking relationships (such as checking and savings accounts) with and loans (such as lines of credit or mortgage loans) to independent directors or entities with which they are affiliated in the ordinary course of the bank's business at terms and conditions not more favorable than those afforded by the bank to its other similarly situated customers, independent directors reported no such transactions, relationships or arrangements. The Board is not aware, in light of the applicable SEC and

New York Stock Exchange rule requirements, of any such transaction, relationship or arrangement that would rise to the level such that it could reasonably be deemed to impair the director's exercise of independent judgment and autonomy in carrying out the duties and responsibilities of a director.

Code of Business Conduct and Ethics

        In November 2003, the Board of Directors adopted a Code of Business Conduct and Ethics for Sterling's Board of Directors, officers, and employees in order to promote honest and ethical conduct and compliance with the laws and governmental rules and regulations to which Sterling is subject. All directors, officers, and employees of Sterling are expected to be familiar with the Code of Business Conduct and Ethics and to adhere to its principles and procedures.

Corporate Governance Guidelines

        The Board of Directors adopted a comprehensive set of Corporate Governance Guidelines on November 21, 2003, which were most recently updated and approved by the Board on March 13, 2013. These guidelines address governance issues including director independence, criteria for Board membership, dealings of the Board and committees in executive session, expectations regarding attendance and participation in meetings, authority of the Board of Directors and committees to engage outside independent advisors as they deem appropriate, Lead Director powers and duties, succession planning for the Chief Executive Officer, and annual Board evaluation.

Meetings and Attendance of Directors

        During the year ended December 31, 2012, the Board of Directors of Sterling held five regularly scheduled meetings. In addition, various committees of the Board held periodic meetings. No director attended fewer than 75% of the meetings of the Board or any committee of the Board on which he or she served.

Committees of the Board

        Sterling has standing Audit, Compensation, Corporate Governance and Nominating, and Executive Committees.

Audit Committee.

        The members of the audit committee (the "Audit Committee") are Messrs. Humphreys (chair), Adamko, Lazar, and Rossides. The Audit Committee held four meetings during the year ended December 31, 2012. In carrying out its responsibilities, the Audit Committee engaged Crowe Horwath LLP as Sterling's independent registered public accounting firm for 2012. The Board has determined that each of the members of the Audit Committee is "independent" as that term is defined in the applicable New York Stock Exchange listing standards and regulations of the SEC and all members are financially literate as required by the applicable New York Stock Exchange listing standards. In addition, the Board has determined that each member of the Audit Committee is qualified as an "Audit Committee Financial Expert" as defined by applicable standards of the SEC and each member of the Audit Committee has the financial expertise required by the applicable New York Stock Exchange listing standards.

Compensation Committee.

        The members of the compensation committee (the "Compensation Committee") are Messrs. Hershfield (chair), Ferrer, and Humphreys. The Compensation Committee held seven meetings during the year ended December 31, 2012. The Board of Directors has determined that all members of the Compensation Committee are "independent" as that term is defined by the applicable New York

Stock Exchange listing standards. See "Compensation Discussion and Analysis" for a discussion of the Compensation Committee's responsibilities. The Compensation Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the committee.

Corporate Governance and Nominating Committee.

        The members of the Corporate Governance and Nominating Committee are Messrs. Ferrer (chair), Abrams, and Ms. Lee. The Corporate Governance and Nominating Committee held four meetings during the year ended December 31, 2012. The Board has determined that all of the members of the Corporate Governance and Nominating Committee are "independent" as the term is defined by the applicable NYSE listing standards.

Executive Committee.

        The members of the executive committee (the "Executive Committee") are Messrs. Cappelli (chair), Millman, Abrams, Humphreys, Hershfield, and Rossides. The Executive Committee has the authority to act on most matters that the full Board of Directors could have acted on during intervals between Board meetings and is required to report to the Board at its next meeting any such actions taken. The Executive Committee did not meet during the year ended December 31, 2012.

        All of the directors on the slate attended the 2012 annual meeting of Sterling shareholders, except for Mr. Adamko and Mr. Klein (named to the Board in August 2012). Sterling does not have a policy concerning Board members' attendance at annual shareholder meetings.

Management Succession

        At least annually, the Board reviews and approves a succession plan, developed by management, addressing the policies and principles for selecting a successor to the Chief Executive Officer, both in an emergency situation and in the ordinary course of business. The succession plan includes an assessment of the experience, performance, skills and planned career paths for possible successors to the Chief Executive Officer.

        The Board takes an active interest in the development of management talent to help ensure Sterling's continued growth and profitability and its capacity to deliver shareholder value. The Board and its committees periodically discuss issues relating to Sterling's management and particularly its senior leadership team. Members of Sterling's senior executive officer team frequently attend and make presentations before meetings of the Board and its committees, providing the directors with the opportunity to meet, observe and interact with these officers.

Transactions with Related Persons

        The Board of Directors has approved a "Related Person Transaction Policy" that covers any transactions in which (i) Sterling or a subsidiary is a participant, (ii) the aggregate amount involved exceeds $120,000, and (iii) any "Related Person" has a direct or indirect material interest. A "Related Person" is any director or executive officer of Sterling, any nominee for director, any shareholder owning an excess of five percent of the total equity of Sterling, and an "immediate family member" of any such person.

        In deciding whether to approve or ratify any Related Person Transaction, the Board of Directors, a committee thereof, or a designated director, are to consider the following factors, to the extent relevant to the transaction: whether the terms of the transaction are fair to Sterling and on the same basis as would apply if the transaction did not involve a Related Person; whether there are business reasons for Sterling to enter into the Related Person Transaction; whether the Related Person Transaction would impair the independence of an outside director; and whether the Related Person Transaction would present an improper conflict of interest for any director or executive officer of Sterling, taking into account the size of the transaction, the overall financial position of the director, executive officer or Related Person, the direct or indirect nature of the director's, executive officer's or Related Person's interest in the transaction, the ongoing nature of any proposed relationship, and any other factors the Board of Directors or committee deems relevant.

        All transactions subject to the Related Person Transaction Policy must be approved or ratified by the Board of Directors. If the transaction involves a Related Person who is a director or an immediate family member of a director, such director may not participate in the deliberations or vote respecting such approval or ratification; provided, however, that such director may be counted in determining the presence of a quorum at a meeting of the Board of Directors that considers such transaction. In the discretion of the Board of Directors, the consideration of such transaction may be delegated to a committee of the Board of Directors. In the event that management determines it is impractical or undesirable to wait until a Board of Directors or committee meeting to approve a Related Person Transaction, the chair of the committee may review and approve the transaction in accordance with the criteria set forth herein.

        Sterling is not aware of any Related Person Transaction in 2012 or any contemplated Related Person Transaction.

Transactions with Sterling and Other Matters

        From time to time, officers and directors of Sterling and their family members or associates have purchased, or may purchase, short-term notes of Sterling and certificates of deposit from the bank on the same terms available to other persons not related to Sterling or the bank. The bank and its mortgage division also make loans from time to time to related interests of directors and officers. Such loans are made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the lender and do not involve more than the normal risk of collectability or present other unfavorable features.

Procedures for Communications to the Board of Directors, Audit Committee, and Non-Management Directors

        The Board of Directors has adopted procedures for Sterling's shareholders and other interested parties to communicate regarding (i) accounting, internal accounting controls, or auditing matters to the Board's Audit Committee and (ii) other matters to the non-management directors of the Board of Directors entitled "Method for Interested Persons to Communicate with Non-Management Directors and Audit Committee Procedures for Treatment of Complaints Regarding Accounting, Internal Accounting Controls, or Auditing Matters." Communications should be made, pursuant to such procedures, to Sterling's Director of Human Resources at 145 East 40th Street, New York, New York 10016, or by e-mail to corpgov@sterlingbancorp.com. Sterling also adopted a separate procedure for employees to confidentially communicate concerns regarding questionable accounting and auditing matters on an anonymous basis.

        Copies of Sterling's current corporate governance documents, including Sterling's Corporate Governance Guidelines, Code of Business Conduct and Ethics, Method for Interested Persons to Communicate with Non-Management Directors and Audit Committee Procedures for Treatment of Complaints Regarding Accounting, Internal Accounting Controls or Auditing Matters, and Audit Committee Procedures for Treatment of Concerns Submitted by Employees Regarding Questionable Accounting or Auditing Matters are available at www.sterlingbancorp.com under Corporate Governance. The current charters of the Audit, Corporate Governance and Nominating, and Compensation Committees are available at www.sterlingbancorp.com under Committee Charters. Requests by shareholders for printed versions of these documents should be made to the attention of the Corporate Secretary of Sterling.

PROPOSAL NO. 4
ELECTION OF STERLING DIRECTORS

        Eleven directors, constituting the entire Board of Directors of Sterling (the "Board"), are to be elected at the Sterling annual meeting to serve until the next annual meeting and until their respective successors have been elected (or, until the consummation of the merger). It is intended that, unless authority to vote for any nominee or all nominees is withheld by the shareholder, a properly executed and returned proxy will be voted in favor of the election as directors of the nominees named below. All nominees are members of the present Board of Directors, and were elected at the 2012 Sterling annual meeting, except Mr. Klein, who was named to the Board in August 2012. There is no family relationship between any of the nominees or named executive officers. None of the directors has served on the board of directors of any other public company in the last five years. In the event that any of the nominees shall not be a candidate, the persons designated as proxies are authorized to substitute one or more nominees, although there is no reason to anticipate that this will occur. If the merger is completed, six directors of Sterling will join the board of directors of Provident. Other than Messrs. Cappelli and Millman, the continuing directors have not yet been identified.

        Based on the qualifications of the nominees described below, the Board of Directors has concluded that each nominee has the appropriate qualifications to serve as a director.

As described below, each nominee brings to the Board valuable individual skills and experiences. Collectively, the members of the Board possess strong expertise in areas that are highly relevant to Sterling's business, including banking, legal and regulatory matters, management and strategic planning, accounting and finance, and public affairs, among others. Together they provide the vigorous and knowledgeable oversight necessary to guide Sterling.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE PERSONS NOMINATED BY THE BOARD AND NAMED BELOW.

Name, Principal Occupation for Last Five Years, Business Experience, Directorship of Sterling and of Sterling National Bank, a Subsidiary of Sterling, and Other Information

Robert Abrams

        Mr. Abrams has been a Member of the law firm of Stroock & Stroock & Lavan LLP since 1994. Stroock & Stroock & Lavan LLP represents multinational corporations, private companies, individuals and emerging business enterprises. Mr. Abrams served as Attorney General of the State of New York (1979-1993) and also as Bronx Borough President (1970-1978). Mr. Abrams, born in 1938, has been a director of Sterling since 1999; he is also a member of Sterling's Corporate Governance and Nominating Committee and Executive Committee.

        Mr. Abrams has substantial government and legal experience, having served in elected positions for over 28 years, including three terms in the New York State Assembly, three terms as Borough President of the Bronx and four terms as Attorney General of the State of New York. In private practice at a major law firm for many years, he has extensive experience in government regulatory, litigation and commercial matters. Mr. Abrams is active in New York City and State matters, including as a member of the New York City Charter Review Commission.

Joseph M. Adamko

        Mr. Adamko is the former Executive Vice President and Managing Director of Manufacturers Hanover Trust Co., now J.P. Morgan Chase Bank, N.A. (1983-1992). Mr. Adamko, born in 1932, has been a director of Sterling since 1992; he is also a member of Sterling's Audit Committee.

        Mr. Adamko has over 30 years of bank management experience, including loan and credit portfolio management, financial reporting, mergers and acquisitions, risk management, and budget and planning responsibilities. His banking experience was in the New York metropolitan region, where the bank operates, and in similar industries, including textiles, apparel and retail. Mr. Adamko previously served as a director of a public company, Tommy Hilfiger Corporation, from 1993 to 2002.

Louis J. Cappelli

        Mr. Cappelli joined Sterling in 1949 and was elected Chairman of the Board of Directors and Chief Executive Officer of Sterling in 1992. He was also elected Chairman of the Board of Directors of the bank in 1992. Mr. Cappelli, born in 1931, has been a director of Sterling since 1971; he is a member of Sterling's Executive Committee. Mr. Cappelli also serves as an officer and/or director of several wholly-owned subsidiaries of Sterling.

        Mr. Cappelli has served as Chairman and Chief Executive Officer of Sterling for approximately 20 years, successfully leading Sterling through various business cycles. His long experience with Sterling and the bank at all levels provides a valuable perspective on all aspects of Sterling's business. He serves in a critical leadership role including credit decisions, strategic planning, risk management, investment strategies and customer relations, among others.

Fernando Ferrer

        Mr. Ferrer has been Co-Chairman of Mercury Public Affairs, LLC, a part of Omnicom Group Inc., which specializes in high-value public affairs related to business, government, politics and media since 2006. He is currently Acting Chairman of the Metropolitan Transit Authority (MTA), and was appointed to the Board of the MTA by Governor Andrew Cuomo on June 26, 2011. He is the former President of the Drum Major Institute for Public Policy, a non-partisan, non-profit think tank (2002-2004). He served as Bronx Borough President (1987-2001). Mr. Ferrer, born in 1950, has been a director of Sterling since 2002; he is also Chairman of Sterling's Corporate Governance and Nominating Committee and a member of the Compensation Committee.

        Mr. Ferrer has over 25 years of leadership experience in New York City government, including 14 years as Bronx Borough President, five years as a member of the New York City Council and as a candidate for Mayor of New York City. Mr. Ferrer has extensive experience with New York City businesses, including real estate and housing, small business development, and community relations.

Allan F. Hershfield

        Dr. Hershfield has been President of Resources for the 21st Century, a higher education consulting firm, since 1998. He is the former President of the Fashion Institute of Technology, a member college of the State University of New York, recognized for design, fashion, art, communications and business (1992-1997). He was the Dean of Metropolitan College, Boston University (1989-1992), Executive Vice Chancellor, The University of Maryland (1980-1989) and Assistant Academic Vice President, University of California System (1974-1980). Dr. Hershfield, born in 1931, has been a director of Sterling since 1994; he is also Chairman of Sterling's Compensation Committee and a member of the Executive Committee.

        Dr. Hershfield has 28 years of increasingly responsible experience as an academic administrator and faculty member at major universities and colleges. He has also served as an educational consultant focusing on management, technology, public relations and marketing. He has broad experience in strategic and financial planning, as well as in management of human resources and training.

 Henry J. Humphreys

        Mr. Humphreys, since 1998, is Counselor-Permanent Observer, Mission of the Sovereign Military Order of Malta to the United Nations, an historic mission to help the sick and poor. He was Chancellor and Chief Operating Officer of the American Association of the Sovereign Military Order of Malta (1991-2000) and a Senior Bank Officer at Bankers Trust Company (1953-1991). Mr. Humphreys, born in 1928, has been a director of Sterling since 1994; he is also Chairman of Sterling's Audit Committee, and a member of the Compensation Committee and Executive Committee.

        Mr. Humphreys has 38 years of experience as a bank officer at Bankers Trust Company, where he had credit review, loan and credit portfolio responsibility, and financial analysis responsibility. He has been active in senior leadership and board positions throughout his career in numerous philanthropic organizations. Mr. Humphreys' experience on boards of directors and trustees has included service as treasurer, and on finance and executive committees.

James B. Klein

        Mr. Klein is President of Eastland Shoe Corp., a family-owned manufacturer of classic, casual footwear, founded in 1955 and based in Freeport, Maine. Eastland's well-regarded, nationally distributed brands include the premium "Made in Maine USA" collection. Since joining Eastland in 1972, he has served as a senior executive and has extensive experience in management of a multi-faceted, global wholesale and retail footwear business. Mr. Klein, born in 1949, was named to the Board in August 2012.

        Mr. Klein's responsibilities over his 40 years with Eastland have included strategic planning and financial management, sales and product development, supply chain management and global sourcing, and manufacturing and overall operations.

Robert W. Lazar

        Mr. Lazar is Senior Advisor, Teal, Becker & Chiaramonte, CPAs, PC, an affiliate of CPAmerica International, one of the largest networks of independent certified public accounting firms in the United States, and Chair, University of Albany School of Business Advisory Board, since 2010. He was Senior Advisor to the Independent Bankers Association of New York State (2006-2010), which represents the interests of independent community banks located throughout New York State. He was President and CEO of the New York Business Development Corporation that provides lending for small businesses (1987-2005). Mr. Lazar, born in 1944, has been a director of Sterling since 2005; he is also a member of Sterling's Audit Committee.

        Mr. Lazar, a Certified Public Accountant, has a broad audit and financial reporting background. From his 34 years with the New York Business Development Corporation, including 18 years as President and CEO, Mr. Lazar has deep familiarity with business development, banking, and small and middle market lending.

Carolyn Joy Lee

        Ms. Lee has been a Partner in the New York law office of Jones Day since 2007. She was a Partner at the law firm of Roberts & Holland, LLP (1980-2007). Ms. Lee has served as Chair of the Tax Section of the New York State Bar Association and as Chair of the State and Local Tax Committee of the Association of the Bar of the City of New York, and has served as a member of various New York State and New York City tax-related advisory panels. Ms. Lee, born in 1957, has been a director of Sterling since 2009; she is also a member of Sterling's Corporate Governance and Nominating Committee.

        Ms. Lee, a tax law specialist, has a comprehensive understanding of business planning and strategy. She has held leadership positions in New York City and State tax and legal organizations.

John C. Millman

        Mr. Millman has served as President and Chief Executive Officer of the bank since 1987, as President of Sterling since 1993 and as a director of Sterling since 1988. He is a member of Sterling's Executive Committee. Mr. Millman, born in 1942, joined the bank in 1976 as Senior Vice President and Commercial Loan Officer and was named Executive Vice President in 1981. Mr. Millman also serves as an officer and/or director of several wholly-owned subsidiaries of Sterling.

        Mr. Millman has held leadership positions since joining the bank more than 35 years ago, serving as President of the bank for 25 years and of Sterling for 19 years. Responsible for supervising all functions of the bank including operations, lending and credit administration, he has unique knowledge and understanding of all aspects of Sterling's business.

Eugene T. Rossides

        Mr. Rossides was a Senior Partner, Rogers & Wells LLP (now Clifford Chance US LLP) (1973-1993). He is a former Assistant Secretary of the United States Treasury Department (1969-1973). Mr. Rossides, born in 1927, has been a director of Sterling since 1989; he is also a member of Sterling's Audit Committee and the Executive Committee.

        Mr. Rossides is an expert in international law and trade. Beginning with high level government service with the U.S. Treasury Department, his long career of government service and private practice of law provides deep knowledge of government relations, security, regulatory matters and governance.

        Each nominee is currently a director of the bank.

 Summary: Director Nominee Qualifications

Name	Director Since	Experience/ Qualifications	Independent (Y / N)	Committees
Robert Abrams	1999	Leadership/Management Legal/Regulatory Government	Y	Corporate Governance and Nominating Executive
Joseph M. Adamko	1992	Leadership/Management Finance Corporate/Business	Y	Audit
Louis J. Cappelli	1971	Leadership/Management Finance Corporate/Business	N	Executive
Fernando Ferrer	2002	Leadership/Management Government Public Affairs	Y	Corporate Governance and Nominating Compensation
Allan F. Hershfield	1994	Leadership/Management Academics Finance	Y	Compensation Executive
Henry J. Humphreys	1994	Leadership/Management Finance Public Affairs	Y	Audit Compensation Executive
James B. Klein	2012	Leadership/Management Finance Corporate/Business	Y
Robert W. Lazar	2005	Leadership/Management Accounting/Finance	Y	Audit
Carolyn Joy Lee	2009	Leadership/Management Legal Taxation	Y	Corporate Governance and Nominating
John C. Millman	1988	Leadership/Management Finance Corporate/Business	N	Executive
Eugene T. Rossides	1989	Leadership/Management Government Public Affairs	Y	Audit Executive

        The biographical information of the non-director named executive officers is as follows:

Name, Principal Occupation for Last Five Years, Business Experience,
Position in Sterling and the Bank, and Other Information

John W. Tietjen

        Mr. Tietjen, a Certified Public Accountant, joined Sterling in 1988 as Vice President of Finance. He previously served as Senior Vice President and Comptroller of a New York area bank. Mr. Tietjen, age 68, was promoted to Executive Vice President and Chief Financial Officer of Sterling and Executive Vice President of the bank in 1997, following promotions to Chief Financial Officer of Sterling in 1989 and to Senior Vice President of Sterling and the bank in 1992. He also served as Treasurer of Sterling from 1992 to 2005.

 Howard M. Applebaum

        Mr. Applebaum joined the bank in 1992 as Vice President and Corporate Banking Team Leader. Previously, he worked for 12 years as a corporate banking officer and team leader at two New York-based banking institutions. Mr. Applebaum, age 54, was promoted to Senior Vice President and officer in charge of corporate banking in 1998. In 2001, Mr. Applebaum was promoted to Executive Vice President and Chief Lending Officer for the bank, overseeing commercial lending activities for the bank as the Senior Credit Risk Officer.

Eliot S. Robinson

        Mr. Robinson originally joined the bank in 1993 as Vice President and Loan Review Officer. He was named Senior Vice President in 1994 with responsibilities for Credit Administration and Information Technology. Mr. Robinson, age 70, joined a banking software vendor in 1997, and in 1998, he rejoined the bank as Executive Vice President for Information Services and Operations.

SECURITY OWNERSHIP OF STERLING DIRECTORS, NAMED EXECUTIVE
OFFICERS AND CERTAIN BENEFICIAL OWNERS

        The following table sets forth, as of May 6, 2013, holdings of Sterling's common shares by each present director and each of the executive officers named in the Summary Compensation Table on page 199 and by all directors and executive officers as a group based on 30,954,105 common shares outstanding. The common shares are traded on the New York Stock Exchange and the closing price on May 6, 2013 was $11.50 per share.

Name	Number and Nature of Common Shares Beneficially Owned(1)(2)(3)	% of Outstanding Common Shares
Robert Abrams	40,080	*
Joseph M. Adamko	17,763	*
Louis J. Cappelli	773,836	2.50
Fernando Ferrer	14,882	*
Allan F. Hershfield	23,463	*
Henry J. Humphreys	23,456	*
James B. Klein	357,257	1.15
Robert W. Lazar	13,462	*
Carolyn Joy Lee	8,445	*
John C. Millman	407,444	1.32
Eugene T. Rossides	8,720	*
John W. Tietjen	95,225	*
Howard M. Applebaum	55,689	*
Eliot Robinson	44,231	*
All directors and executive officers as a group (14 in group)	1,883,953	6.08

*
Less than 1.0%.

(1)
For purposes of this table, "beneficial ownership" is determined in accordance with Rule 13d-3 under the Exchange Act, pursuant to which a person or group of persons is deemed to have "beneficial ownership" of any common shares that such person or group has the right to acquire within 60 days after May 6, 2013. Messrs. Applebaum and Robinson each have the right to acquire 10,000 shares within 60 days after May 6, 2013 under exercisable options; these shares are deemed outstanding for purposes of computing the percentage of outstanding common shares held by those individuals and by the directors and executive officers as a group, but are not deemed to be outstanding for purposes of computing the percentage ownership of any other person.

(2)
Each director and officer has sole voting and investment power with respect to the securities indicated above to be owned by him, except that in the case of Messrs. Millman, Tietjen, Applebaum, and Robinson, shares shown as owned include, respectively, 80,579, 19,239, 2,853 and 11,849 common shares held in 401(k) plans as to which they have power to direct the vote.

(3)
The amounts shown include restricted stock issued to directors and executive officers on March 23, 2010 and March 24, 2011.

        In addition, the shares shown as owned by Mr. Adamko include 1,832 common shares owned by his wife, beneficial ownership of which he disclaims. The shares shown as owned by Mr. Lazar include 5,152 shares owned indirectly in an Individual Retirement Account. The shares shown as owned by Mr. Klein include 9,489 shares owned indirectly by his wife and 264,902 shares held in trust, beneficial ownership of which he disclaims. The shares shown as owned by Mr. Cappelli include 711 common shares owned by his wife, beneficial ownership of which he disclaims and 7,343 shares owned indirectly in an Individual Retirement Account. The shares shown as owned by Mr. Millman include 7,477 shares owned indirectly in an Individual Retirement Account, 291 common shares owned by his wife and 1,197 common shares owned by his wife's Individual Retirement Account, beneficial ownership of which he disclaims. The shares shown as owned by Mr. Applebaum include 3,343 shares owned indirectly in an Individual Retirement Account.

        The following table sets forth the persons or groups known to Sterling to be the beneficial owner of more than five percent of the outstanding common shares based upon information provided by them to Sterling as of December 31, 2012.

Name and Address	Number and Nature of Common Shares Beneficially Owned(1)		Approximate Percentage of Class
BlackRock, Inc.	2,610,787	(2)	8.43%
40 East 42nd Street
New York, New York 10022
DePrince, Race & Zollo, Inc.	2,201,787	(3)	7.11%
250 Park Avenue South, Suite 250
Winter Park, Florida 32789
Ameriprise Financial, Inc.	2,029,910	(4)	6.56%
145 Ameriprise Financial Center
Minneapolis, Minnesota 55474
The Vanguard Group	1,655,087	(5)	5.35%
100 Vanguard Blvd.
Malvern, Pennsylvania 19355

(1)
See Footnote 1, page 178, for definition of "beneficial ownership."

(2)
The number and nature of common shares beneficially owned are set forth in a statement on Schedule 13G/A filed with the SEC on February 1, 2013 by BlackRock, Inc.

(3)
The number and nature of common shares beneficially owned are set forth in a statement on Schedule 13G/A filed with the SEC on February 13, 2013 by DePrince, Race & Zollo, Inc.

(4)
The number and nature of common shares beneficially owned are set forth in a statement on Schedule 13G/A filed with the SEC on February 13, 2013 by Ameriprise Financial, Inc.

(5)
The number and nature of common shares beneficially owned are set forth in a statement on Schedule 13G filed with the SEC on February 11, 2013 by The Vanguard Group.

        Except as set forth above, Sterling does not know of any person that owns more than five percent of any class of Sterling's voting securities.

Section 16(a) Beneficial Ownership Reporting Compliance

        Based solely on the review of the Forms 3, 4, and 5 furnished to Sterling and certain representations made to Sterling, Sterling believes that there were no filing deficiencies in 2012.

 Executive Compensation

COMPENSATION DISCUSSION AND ANALYSIS

        You should read this section of the joint proxy statement/prospectus in conjunction with your voting decision on Proposal No. 5 (the Sterling 2012 say-on-pay proposal) and the executive compensation tables below. This Compensation Discussion and Analysis ("CD&A") contains information that is relevant to your voting decision. Throughout this joint proxy statement/prospectus, the executive officers included in the Summary Compensation Table on page 199 are referred to as the "Sterling named executive officers" or "Sterling NEOs". As used in this section, the term "Total Realized Compensation" consists of the sum of salary, bonus, stock awards and non-equity incentive plan compensation. This vote is separate from the advisory vote on the Sterling merger-related compensation proposal, which relates only to the compensation payable as a result of the merger.

Summary: Key Features of Sterling's Compensation Program

        The objective of Sterling's compensation program has consistently been to increase shareholder value. In order to achieve that objective, Sterling and the Compensation Committee (the "Committee") have formulated compensation programs designed to attract, retain and reward highly talented personnel who are capable of achieving goals set across a broad spectrum of performance measures and to encourage the taking of an appropriate level of risk resulting in the safe and prudent growth in the value of the franchise.

        In 2012, Sterling also took into account comments received from shareholders in connection with Sterling investor outreach program following the 2012 Say on Pay vote. These comments focused on the amount and mix of compensation, the measurement of performance and disclosures surrounding compensation decisions.

        In arriving at its decisions for compensation related to 2012 performance and base salaries for 2013, the Compensation Committee operated under the following broad parameters:

  •
  The mix of total direct compensation should be adjusted to increase the proportion of compensation at risk.

  •
  Incentive compensation, including cash and equity, should represent a meaningful portion of total direct compensation.

  •
  Equity awards should represent a meaningful portion of incentive compensation. If equity awards are not possible, the level of incentive compensation should not be adversely impacted as long as it is supported by Sterling's performance.

        The executive compensation program contains key features intended to achieve these goals and align the interests of Sterling's executives with those of its shareholders. The Compensation Committee believes this alignment has been strengthened by the actions Sterling has taken following last year's Say on Pay vote.

  •
  Performance-based incentives are a significant aspect of executive compensation.  Performance-based compensation ranged between approximately 17.0% and 33.5% of total realized compensation paid to Sterling NEOs for 2012 achievements. Such incentive compensation is based on performance metrics including but not limited to: Sterling's return on average assets; tangible equity/tangible assets; nonperforming assets/total assets; growth in average portfolio loans; growth in average demand deposits; and pre-tax, pre-loan loss provision income as compared to Sterling's prior five years average and the 2012 peer group average.

  •
  Executives' interests are aligned with shareholders.  Restricted shares granted to Sterling NEOs vest over a period of up to four years. All Sterling NEOs must retain 50% of the shares they receive as compensation, including upon the exercise of stock options, until they meet the ownership requirements established under Sterling's Stock Ownership Policy, and are only permitted to sell shares in excess of the 50% requirement.

  •
  Executive compensation is competitive.  In setting Sterling NEO compensation, the Compensation Committee considers the practices of a peer group of financial institutions, including other New York City banks, that compete with Sterling for talent and customer relationships in its market.

  •
  Comprehensive clawback policies are in place.  The clawback policy enables Sterling to cancel or require repayment of incentive compensation that resulted from erroneous performance measures or in the case of misconduct that results in a financial restatement.

  •
  Stock ownership by Sterling NEOs and directors is required under Sterling's compensation program. As of May 6, 2013, directors and named executive officers held 6.08% of Sterling's common stock.

Changes to the Executive Compensation Program

        As a result of the effort to engage with shareholders and to solicit input from other sources, the Compensation Committee determined that it would be beneficial to shareholders to strengthen the link between executive compensation and performance, and to provide a more detailed description of how the Compensation Committee arrives at its decisions. Accordingly, Sterling has taken the actions noted below, which are described in further detail in the Compensation Discussion and Analysis:

  •
  Placed more of management's pay at risk by increasing the proportion of short-term incentive/bonus compensation to total realized compensation for Sterling NEOs.

  •
  Reduced by approximately 10% the combined 2012 base salary, bonus and equity compensation for both the Chairman and Chief Executive Officer and the President, and increased realized compensation by only 3% to 4% for the other Sterling NEOs, despite the fact that substantially all performance targets were exceeded and one-year TSR for 2012 increased 168%.

  •
  Reduced the 2013 base salaries of the Chairman and Chief Executive Officer and the President, and kept unchanged the base salaries of the other Sterling NEOs. Also, the Chairman and Chief Executive Officer and the President each waived the cost of living adjustments provided under their employment agreements.

  •
  Established stock ownership guidelines for Sterling NEOs and directors.

  •
  Adopted a clawback policy allowing Sterling to cancel or require repayment of incentive compensation, including equity awards, that resulted from erroneous performance measures or in the case of misconduct that results in a financial restatement.

  •
  Required retention of 50% of shares received under exercised options and vested restricted shares until the new stock ownership guidelines have been met.

  •
  Prohibited hedging of Sterling stock by Sterling NEOs and other officers and directors.

  •
  Eliminated excise tax gross-up provisions in any new contracts issued to new executive officers.

        Sterling is also recommending that shareholders approve the proposed 2013 Sterling Plan; among the provisions or guidelines of this plan are the following:

  •
  The ability to impose performance criteria that must be achieved before stock awards can vest.

  •
  Confirmation that awards may be subject to Sterling's clawback policy described above.

  •
  Prohibition of repricing of options.

  •
  Prohibition of cash buyouts of underwater options.

Sterling undertook a multi-faceted effort to gather feedback from shareholders and others regarding its executive compensation programs following last year's Say on Pay vote. This effort included in-person and telephone discussions with shareholders representing more than 57% of Sterling's outstanding stock, in order to more fully understand their views regarding corporate governance and executive compensation. Sterling also conferred with proxy advisors ISS and Glass Lewis to more fully understand their "pay for performance" guidelines, reviewed an analysis of practices at peer companies, solicited advice from the Compensation Committee's independent compensation consultant, and retained a consultant to assist with shareholder outreach. As a result of this effort to engage with shareholders and to solicit input from other sources, Sterling made a number of meaningful changes to the executive compensation programs, which are summarized below:

  •
  Placing more of management's pay at risk by increasing the proportion of short-term incentive/bonus compensation to total realized compensation for Sterling NEOs.

  •
  Establishing stock ownership requirements for Sterling NEOs and directors.

  •
  Requiring retention of 50% of shares delivered under exercised options and vested restricted shares until stock ownership requirements are met.

  •
  Prohibiting hedging of Sterling stock.

  •
  Eliminating excise tax gross-up provisions in new employment contracts with new executive officers.

  •
  Establishing a clawback policy for incentive compensation, including equity awards, under specified circumstances.

  •
  Providing clearer disclosure of performance measures, including TSR, and the attainment of targets for each.

  •
  Establishing a policy prohibiting cash buyouts of underwater options and repricing of stock appreciation rights.

 COMPENSATION HIGHLIGHTS

Executive Compensation Goals and Objectives

        The goals of the executive compensation program are to promote excellence in financial and operating performance, support Sterling's ability to deliver shareholder value, and create an environment that can attract and retain talented individuals in a competitive marketplace. Accordingly, the executive compensation program has been structured to achieve the following primary objectives:

  •
  Align the interests of executives and the Board with shareholders by providing a meaningful percentage of total compensation in the form of performance-based or incentive compensation, and by establishing stock ownership guidelines for executives and Board members.

  •
  Ensure that Sterling can properly evaluate the risks undertaken in the course of its activities, by providing that incentive compensation must be earned over a period that coincides as much as possible with the length of time needed to assess whether the taking of risk has produced the intended beneficial result.

  •
  Reduce or eliminate incentive compensation if expected results are not achieved, including the ability to claw back any payments as required by applicable law, rule and regulation or as otherwise deemed appropriate by the Compensation Committee.

  •
  Maintain Sterling's ability to attract and retain highly qualified and effective employees in key positions, by providing compensation that is competitive with the compensation provided to executives with similar responsibilities at other financial institutions.

        In arriving at compensation decisions, numerous factors are taken into consideration and evaluated based on each Sterling NEO's level of responsibility with Sterling. The Compensation Committee has determined that important factors in measuring the performance of Sterling NEOs include earnings, capital adequacy, liquidity, asset quality and management oversight. Current year performance against the immediately preceding year is among the measures considered, as well as the consistency of performance over multiple years.

        The Compensation Committee conducts an annual review of Sterling's compensation practices to ensure that these practices are consistent with Sterling's mission, values, short-term and long-term strategic objectives and appropriate risk management policies, and that they align the interests of Sterling NEOs with those of shareholders. The Compensation Committee has an independent compensation consultant that is retained directly by the Committee and performs no other consulting or other services for Sterling.

How Sterling Makes Compensation Decisions

        The Committee, consisting of three independent directors, establishes and implements Sterling's compensation program for the Sterling NEOs. The Committee also monitors how Sterling follows that program, and how the program fits Sterling's compensation philosophy.

The Compensation Committee

        Independent Committee Members.    Allan F. Hershfield (chair), Fernando Ferrer, and Henry J. Humphreys are the members of the Committee. Each member of the Committee qualifies as an independent director under NYSE listing standards and Sterling's Corporate Governance Guidelines.

        The Committee's Role.    The Committee operates under a written charter adopted by the Board of Directors. A copy of the charter is available at www.sterlingbancorp.com under Committee Charters. The Committee's role is to:

  •
  Adopt, review, and refine an executive compensation philosophy and guiding principles that reflect Sterling's mission, values, and long-term strategic objectives.

  •
  Discharge the Board of Directors' duties and responsibilities relating to the compensation of the Sterling NEOs and other personnel and compensation matters affecting Sterling.

  •
  Make recommendations to the Board of Directors regarding Sterling's general compensation philosophy with respect to the Chairman and Chief Executive Officer and the President, and oversee the development and implementation of compensation programs.

  •
  Establish compensation-related performance objectives under incentive plans for Sterling NEOs that support Sterling's strategic plan.

  •
  Establish, review and approve corporate goals and objectives relevant to the compensation of the Chairman and Chief Executive Officer and the President and to evaluate the job performance of the Chairman and Chief Executive Officer and the President in light of those goals and objectives.

  •
  Determine the total compensation levels of the Sterling NEOs and to allocate total compensation among the various components of executive pay.

  •
  Make recommendations to the Board of Directors regarding equity-based and incentive compensation plans.

  •
  Determine that Sterling's compensation arrangements do not encourage the Sterling NEOs to take unnecessary and excessive risks that threaten the value of Sterling.

        Committee Decisions.    The Committee makes all decisions regarding salary, non-equity incentive awards and equity awards for the Chairman and Chief Executive Officer and the President. The Committee considers historical compensation levels, competitive pay practices at peer group companies, and the relative compensation levels among the Sterling NEOs. The Committee may also consider industry conditions, corporate performance versus the peer group companies, and the overall mix of compensation elements. Compensation decisions are generally made in the first quarter of the fiscal year, although the compensation planning process neither begins nor ends with any particular Committee meeting.

        The Committee annually receives from the Chairman and Chief Executive Officer and the President recommendations for salary, bonuses and equity awards for the Sterling NEOs and other executive officers. The most significant aspects of the role of the Chairman and Chief Executive Officer and the President in the compensation setting process are evaluating performance of the Sterling NEOs, other than that of the Chairman and Chief Executive Officer and the President, and recommending salary levels, bonuses and equity awards. These recommendations for the other Sterling NEOs are reviewed and, after discussion and any necessary adjustments, are approved by the Committee.

        Committee Meetings.    The Committee meets as often as necessary to perform its duties and responsibilities. The Committee held seven meetings during fiscal year 2012 and has held four meetings during fiscal year 2013. The Committee typically meets with the Chairman and Chief Executive Officer and with the Chief Financial Officer, where appropriate, and with outside advisors. The Committee also meets in executive session without management.

        The Committee chair, in consultation with the Chief Financial Officer, establishes the agenda for Committee meetings. At the request of the Committee, management also prepares meeting information for each Committee meeting. The Committee also receives information and advice from Sterling's independent compensation consultant described below under "Committee Advisors". The Chairman and Chief Executive Officer and the Chief Financial Officer participate in Committee meetings at the Committee's request.

        The Committee receives and reviews materials for each meeting. Depending on the agenda for the particular meeting, these materials may include: financial reports on year-to-date performance versus budget and compared to prior year performance; calculations and reports on levels of achievement of individual and corporate performance objectives; reports on Sterling's strategic objectives and budget for future periods; reports on Sterling's current year performance versus a peer group of companies; information on the executive officers' stock ownership and option holdings; information regarding equity compensation plan dilution; estimated grant-date values of stock options (using the Black-Scholes valuation methodology); tally sheets setting forth the total compensation of the named executive officers, including base salary, cash incentives, equity awards, perquisites and other compensation and any amounts payable to the executives upon voluntary or involuntary termination, early or normal retirement, or following a change in control of Sterling; and information regarding compensation programs and compensation levels in the peer group of companies identified by compensation consultants.

        Committee Advisors.    The Committee has the authority to hire and terminate any independent compensation consultants or advisors and approve their compensation. These consultants and advisors are engaged on behalf of the Committee and paid by Sterling.

        Since 2008, the Committee has engaged Total Compensation Solutions, LLC ("TCS") to design and review Sterling's peer group, as described below, which is based on asset size, geography, and similarity of business model and to evaluate the compensation for Sterling's named executive officers. Sterling has also engaged TCS for 2013. TCS is a consulting firm with expertise in executive compensation and benefits specializing in, among other areas, financial institutions including banks and thrifts. TCS provides no other services to Sterling, and Sterling does not believe that TCS's work for the Compensation Committee creates any conflict of interest. The Committee directed the Chief Financial Officer to coordinate with TCS and to provide any requested information to enable TCS to report to the Committee with the requested peer group compensation data and to evaluate the compensation for Sterling's Chairman and Chief Executive Officer and the President. TCS provided information to the Committee regarding compensation at those companies, as described below.

Compensation Philosophy

        Sterling believes that appropriate compensation should align the executives' interests with those of shareholders and should not encourage management to take unreasonable or unnecessary risks, and that the period during which incentive compensation is earned should be aligned with the length of time estimated to be needed in order to see whether or not the taking of risk has produced the intended beneficial result. Sterling further believes that the incentive compensation (including equity compensation) should be reduced or eliminated if expected results are not achieved and will claw back any such payments as required by applicable law, rule and regulation or as it deems appropriate under Sterling's clawback policy. The Committee evaluates compensation to ensure that Sterling maintains its ability to attract and retain highly qualified and effective employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives at certain other financial institutions (as described below in the section entitled "Benchmarking Sterling's Pay and Performance to Peers" beginning on page 187).

        The Committee believes that the most important factors in measuring the performance of executive officers are earnings, capital adequacy, liquidity, asset quality and management oversight. The Committee deems these factors to be important contributors to shareholder value, as they reflect the ability to operate in a productive and profitable manner, maintain strong levels of capital and liquidity to support future growth, protect the viability of Sterling through sound asset quality, and manage the business across a range of economic cycles and industry conditions over both the short and long term. To facilitate evaluation of the executives' performance in these areas, the Committee each year establishes specific targets that measure that year's performance against Sterling's past results and/or against certain peer group averages. As described in greater detail on pages 191-193, in 2012 these targets included the following:

  •
  Return on average assets.

  •
  Pre-tax, pre-loan loss provision income.

  •
  Tangible equity/tangible assets.

  •
  Non-performing assets/total assets.

  •
  Loan portfolio growth rate.

  •
  Demand deposit growth rate.

        The above targets are considered by the Committee as a group, with no particular weight or formula applied to the achievement of any particular metric. This approach is intended to provide the Committee with a comprehensive, broad-based perspective on the key factors that, taken together, impact the sustainability and success of Sterling's business, rather than according a dominant weighting to any single factor. Sterling met, and in fact exceeded, substantially all of the 2012 performance goals, as noted on page 192. In arriving at compensation recommendations, the performance goals are taken into consideration and evaluated based on each officer's level of responsibility with Sterling. Current year performance against the immediately preceding year is among the factors considered, as well as the consistency of performance over multiple years.

        Sterling's compensation philosophy reflects the multi-faceted effort Sterling undertook in the past year to gather feedback from shareholders and others regarding its executive compensation programs. This effort included in-person and telephone discussions with shareholders representing approximately 17.6 million shares, or nearly 57% of outstanding shares, discussions with proxy advisors ISS and Glass Lewis, analysis of practices at peer companies, advice from the Compensation Committee's independent compensation consultant, and retention of a consultant to assist with shareholder outreach.

        Sterling repaid the U.S. government's investment under the TARP program in 2011 and was not subject to the TARP-related compensation restrictions during 2012. Sterling, however, is keeping abreast of developments in bank regulatory requirements and expectations with regard to compensation and will revise its compensation policies and programs as needed to respond to new requirements as they develop.

Stock Ownership Guidelines

        The Committee has determined that in order to further align the interests of Sterling's shareholders and its executive officers and non-employee directors ("Executive Officers and Directors"), it is in the best interests of Sterling to require that the Executive Officers and Directors have significant direct ownership in Sterling's common stock. As a result, the Committee and the Board have adopted a Stock Ownership Policy to specify the level of ownership required. The Committee requires that the Executive Officers and Directors have direct ownership of Sterling's common stock in at least the following amounts:

Chief Executive Officer	5x base salary
President	4x base salary
Named and Other Executive Officers	2.5x base salary
Non-Employee Directors	5x annual cash retainer

        Shares counted toward this ownership requirement include shares held individually or as co-owner with a spouse, including restricted shares (whether or not vested); shares owned through a 401(k) plan or Individual Retirement Account; and shares owned but held in trust or in the name of an immediate family member. Each newly appointed Executive Officer or Director has five years to comply with the ownership requirement starting from the date appointed to a position noted above. Existing Executive Officers and Directors have five years from the effective date of the policy to comply with the ownership requirement.

Prohibition on Hedging

        Executive officers and directors are prohibited from hedging any shares of Sterling's common stock, which includes, without limitation, short sales, purchases of such stock on margin and buying or selling any puts, calls or other options that have the effect of reducing economic exposure to the shares of common stock that they hold. Named and other executive officers and directors are prohibited from pledging any shares of such common stock without prior approval of the Committee or its designee. These prohibitions on hedging and pledging apply even if the officer or director holds shares in excess of those necessary to satisfy the ownership requirements.

Clawback Policy

        If the Committee determines, in its sole discretion, that any misconduct by one or more executive officers caused, directly or indirectly, Sterling to restate its financial statements or resulted in materially inaccurate performance metrics, or that any executive officer has engaged in fraud, the Committee shall have the right, in its sole discretion, to (a) cancel all or a portion of the outstanding equity awards or non-equity incentive awards held by such executive officer and/or (b) require repayment of all or a portion of any stock (or the value thereof) delivered under any equity awards or payments made under any non-equity incentive award within the prior 12 months. In addition, if the Committee determines, in its sole discretion, that any incentive compensation (including equity compensation) has been awarded to an executive officer based on erroneous performance measures, the Board shall have the right, in its sole discretion, to take such actions (including cancellation of outstanding awards or demand for repayment of stock or cash) as necessary to recoup any compensation awarded based on the erroneous measures. Any such action taken by the Board is without prejudice to any other remedies the Committee or Sterling may have.

Compensation Program Elements

        Base Salary.    Sterling provides a base level of non-variable compensation at a level that is competitive with its peer group to assure its ability to attract and retain executive talent at the level it believes is essential to the success of its business.

        Performance-Based Incentive Compensation.    Sterling provides performance-based incentive compensation to encourage executives to focus sharply on the achievement of Sterling's stated goals and objectives.

        Equity Compensation.    Sterling's equity compensation program is intended to recognize performance in a way that closely aligns the interests of the Sterling NEOs with those of shareholders.

        Retirement Plans.    Sterling's policy on retirement benefits is designed to be consistent with peer group and marketplace practices to maintain a competitive compensation package.

        Employment Contracts and Change in Control Agreements.    These elements are provided to help ensure continuity of management in the event of a potential change in control situation.

        Perquisites and Other Personal Benefits.    Sterling provides the Sterling NEOs with benefits that it believes are reasonable and consistent with the goal of attracting and retaining qualified executives by remaining competitive with its peers.

Benchmarking Sterling's Pay and Performance to Peers

Executive Peer Group

        The Committee uses an Executive Peer Group ("EPG") to assess the compensation of Sterling's executive officers in relation to the compensation levels and practices of companies against which Sterling competes for talent. For 2012, the EPG consisted of financial institutions with the following characteristics:

  •
  Operating in or near a major metropolitan area in the Northeastern states;

  •
  Total assets between approximately $1.0 billion and $6.0 billion (three of the 16 peer group institutions have a greater asset size, but are included as they are direct competitors of Sterling); and/or

  •
  A business model similar to Sterling's.

        As described below, the Committee uses information provided by TCS about the compensation programs for the top two highest paid positions of companies in the EPG as an information "market check" of compensation levels. However, the Committee does not set Sterling NEO compensation levels by reference to specific benchmarks for comparable positions at the EPG companies. Overall, the Committee's focus in reviewing information about other financial institutions is to determine if compensation decisions that the Committee has made, in its discretion and in accordance with Sterling's overall compensation policies and practices, are consistent with the market. In light of the fact that the Committee does not establish compensation levels based on specific average or individual levels at other financial institutions, the actual compensation levels set by the Committee, in its discretion, may be higher or lower than compensation levels at the other companies that the Committee considers.

        The component companies that constituted the EPG for 2012 are as follows:

Brookline Bancorp	Brookline, MA	Lakeland Bancorp Inc.	Oak Ridge, NJ
Center Bancorp	Morristown, NJ	OceanFirst Financial Corp.	Tom's River, NJ
Dime Community Bancshares	Brooklyn, NY	Provident Financial Services	Jersey City, NJ
Flushing Financial Corp.	Lake Success, NJ	Provident NY Bancorp	Montebello, NY
Hudson Valley Holding Corp.	Yonkers, NY	Signature Bank	New York, NY
Intervest Bancshares Corp.	New York, NY	Suffolk Bancorp	Riverhead, NY
Investors Bancorp	Short Hills, NJ	Sun Bancorp	Vineland, NJ
Kearny Financial Corp.	Fairfield, NJ	Tompkins Financial	Ithaca, NY

        Two companies, Dime Community Bancshares and Suffolk Bancorp, were added to the above peer group companies in 2012 in order to make the peer group more representative of the institutions with which Sterling competes both for executive talent and business development.

Executive Compensation Compared to Peer Group

        In February 2013, the Committee engaged TCS to review and assess the market position and compensation for Sterling's two most senior executives, Mr. Cappelli and Mr. Millman. TCS reviewed Total Direct Compensation received by Mr. Cappelli and Mr. Millman, and compared it to that of the two highest paid executives at each company within the peer group for 2011. Total Direct Compensation, for these purposes, is the sum of base salary, plus non-equity incentive compensation, plus the three-year average of long-term incentive awards. TCS uses a three-year average of long-term incentive awards to smooth out variations in grant practice. This approach is consistent with prior reviews.

        TCS concluded that the 2011 Total Direct Compensation for Mr. Cappelli was in the 84th percentile of the peer group and the 2011 Total Direct Compensation for Mr. Millman was in the 81st percentile of the peer group. In the opinion of TCS, executives with the length of service and performance of Mr. Cappelli and Mr. Millman would be expected to be paid at or above the 75th percentile of the peer group with respect to their Total Direct Compensation. TCS excluded increases in pension value as these are longevity-based benefits and can vary widely depending on the executive's length of service and the level of discount rates. The increase in pension amounts for Mr. Cappelli and Mr. Millman reflect their very long service with Sterling.

        TCS also compared the stock ownership practices within the peer group and found that Mr. Cappelli's stock ownership percentage was the fourth highest among executives of the peer group, at 2.5% of the outstanding shares, and Mr. Millman's stock ownership percentage was the third highest among executives of the peer group, at 1.3% of the outstanding shares. Within the peer group, 73% of the highest and second highest paid executives had stock ownership under 1%.

        The Committee views a high ownership percentage as indicative of a commitment to the performance of Sterling, as reflected in the adoption of the new Stock Ownership Policy discussed above.

 2012 Executive Compensation

        For 2012, the principal components of compensation for the Sterling NEOs were: base salary; performance-based incentive compensation; and retirement and other benefits. No equity awards were made for 2012 compensation as Sterling's Stock Incentive Plan expired in 2012.

        Compensation levels are considered annually as part of Sterling's performance review process as well as upon a promotion or other change in job responsibility. Merit-based increases to salaries of the Chairman and Chief Executive Officer and the President are based on the Committee's assessment of the individual's performance. For 2012, the Committee considered the following factors in setting compensation for the Chairman and Chief Executive Officer and the President and each of the Sterling NEOs:

  •
  Quantitative and qualitative reviews of executive performance and Sterling's overall performance in the prior fiscal year and the contribution to that performance of each of the Sterling NEOs.

  •
  Level of target total direct compensation relative to the 50th through 75th percentiles of the peer group of each of the Sterling NEOs.

  •
  Current pay mix, or the percent of total compensation allocated to base salary, short-term incentive, and long-term incentive compensation compares to what is found in the peer group and the broader market for comparable financial services institutions.

  •
  Shareholder feedback as to the importance of aligning executive compensation more closely with the interests of the shareholders and to Sterling's financial performance.

Compensation Decisions for Named Executive Officers for 2012

        In assessing the individual performance of the Sterling NEOs, the Committee and the independent members of the Board considered a range of performance factors, including the factors cited below and those noted on page 185:

  •
  Sterling's strong operating and financial performance during 2012, which included a 29% increase in net income available to common shareholders, a 17% increase in total loans, a 14% increase in total deposits, continued sound asset quality metrics and continued strong capital levels.

  •
  The achievements of the Sterling NEOs with respect to performance goals and expectations for executives holding those positions.

  •
  Sterling's absolute performance on total shareholder return, which has improved over a one-, three- and five-year period. While not a measure set at the beginning of the plan year, the Committee appreciates the relevance of this measure to investors and has considered it in making compensation decisions.

  •
  An assessment of relevant peer group data, including information as to salaries, bonuses, stock awards and other related factors for the peer group, as described above.

  •
  The input of shareholders, proxy advisors and others with respect to their perspective on compensation matters.

        Based on the assessment of these performance factors, the Committee awarded each of the Sterling NEOs the compensation shown in the table on page 190. Compensation actions reflected the strong contributions of the Sterling NEOs to the achievement of Sterling's 2012 operating and financial milestones in an economic environment that remained challenging for financial institutions overall. After giving consideration to such achievements, as well as relevant industry and economic factors, the

Sterling NEOs' 2012 compensation included performance-based incentive awards ranging from 18.6% to 38.3% of the maximum target amounts.

2012 Total Realized Compensation

        The calculation of total compensation as shown in the 2012 Summary Compensation table on page 199 includes a number of items that are the result of accounting and actuarial assumptions. As such, these items are not reflective of the compensation actually realized by the named executives. To supplement the SEC-required disclosure, Sterling has included the additional 2012 Total Realized Compensation table on this page 190, which shows the compensation actually realized by each Sterling NEO. This table is not a substitute for the 2012 Summary Compensation table or other related tables set forth below, and should be read in conjunction with them.

        Total Realized Compensation for each year consists of: (1) base salary paid in that year, (2) annual non-equity incentive plan and bonus amounts earned for that year, and (3) the aggregate grant date fair value of equity awards for that year.

  •
  No equity awards were made to any of the Sterling NEOs in 2012.

  •
  No stock option awards were made to any of the Sterling NEOs in 2010, 2011 or 2012.

        The value of the 2010 and 2011 stock awards is based on the per-share price of the Sterling common stock on the date of grant ($9.23 and $9.71, respectively). Total realizable compensation pay does not include the amounts contained in the "Change in Pension Value and Nonqualified Deferred Compensation Earnings" and "All Other Compensation" columns of the Summary Compensation Table.

2012 TOTAL REALIZED COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Non-Equity Incentive Plan Compensation ($)	Total Realized Compensation ($)
Louis J. Cappelli	2012	1,140,512	—	—	575,000	1,715,512
Chairman of the Board and	2011	1,118,149	—	202,500	475,000	1,795,649
Chief Executive Officer, Sterling Bancorp	2010	970,798	—	202,500	—	1,173,298
Chairman of the Board, Sterling National
Bank
John C. Millman	2012	653,856	—	—	260,000	913,856
President, Sterling Bancorp	2011	641,035	—	87,300	194,000	922,335
President and Chief Executive Officer	2010	575,194	—	87,300	—	662,494
Sterling National Bank
John W. Tietjen	2012	329,824	95,000	—	—	424,824
Executive Vice President and Chief	2011	323,357	65,000	20,475	—	408,832
Financial Officer, Sterling National Bank	2010	295,541	—	20,475	—	316,016
Executive Vice President, Sterling Bancorp
Howard M. Applebaum	2012	361,393	100,000	—	—	461,393
Senior Vice President, Sterling Bancorp	2011	354,307	65,000	26,550	—	445,857
Executive Vice President, Sterling National	2010	331,962	—	26,550	—	385,512
Bank
Eliot S. Robinson	2012	317,433	65,000	—	—	384,433
Executive Vice President, Sterling National	2011	311,209	41,100	18,495	—	370,804
Bank	2010	294,706	—	18,495	—	313,201

 2012 Executive Compensation Components

Base Salary

        In March 2012, the Committee awarded annual salary increases effective January 1, 2012 of $22,363 to the Chairman and Chief Executive Officer and $12,821 to the President, who each waived the cost of living adjustment, as provided under their employment agreements. On the recommendation of the Chairman and Chief Executive Officer and the President, based upon the performance review process, the Committee approved annual salary increases effective January 1, 2012 of $6,467, $7,086 and $6,224 for Messrs. Tietjen, Applebaum, and Robinson, respectively. In its review of base salaries for the Sterling NEOs, in addition to the recommendation of the Chairman and Chief Executive Officer and the President, the Committee primarily considers: market data provided by outside sources, including TCS; internal review of the Sterling NEOs' compensation, both individually and relative to other employees; and individual performance of the Sterling NEO.

Performance-Based Incentive Compensation

        The Key Executive Incentive Bonus Plan (the "Incentive Plan") was first adopted by the Board of Directors in 2001 and approved by shareholders at the 2001 annual meeting of Sterling shareholders, and reapproved at the 2006 annual meeting of Sterling shareholders. A purpose of the Incentive Plan is to allow bonus payments made to certain key executive employees to be tax deductible to Sterling under the Code. Section 162(m) of the Code generally does not allow publicly held companies to obtain tax deductions for compensation of more than $1 million paid in any year to certain executive officers unless such payments are "performance-based" in accordance with the conditions specified under Section 162(m) of the Code and the related Treasury Regulations. The Board of Directors on March 24, 2011 reapproved the Incentive Plan, with certain modifications to update the plan. The Incentive Plan was submitted to and reapproved by shareholders at the 2011 annual meeting of Sterling shareholders. Awards were made under the Incentive Plan in 2012 to Mr. Cappelli and Mr. Millman.

Meeting 2012 Performance Targets

        In March 2012, the Committee established the following performance goals and maximum potential awards for 2012 under the non-equity Incentive Plan:

  (1)
  Current period return on average assets meeting or exceeding Sterling's average over the prior five years or the current year peer group average.

  (2)
  Current period tangible equity/tangible assets meeting or exceeding Sterling's average over the prior five years or the current year peer group average.

  (3)
  Current period non-performing assets/total assets less than or equal to Sterling's average over the prior five years or the current year peer group average.

  (4)
  Current period average portfolio loans exceeding by 10% Sterling's average over the prior five years.

  (5)
  Current average demand deposits exceeding by 10% Sterling's average over the prior five years.

  (6)
  Current period pre-tax, pre-loan loss provision income exceeding by 10% Sterling's average over the prior five years and/or by 5% Sterling's previous year.

        These factors are considered by the Committee as a group, with no particular weight or formula applied to the satisfaction of any single metric. This approach is intended to provide the Committee with a comprehensive, broad-based perspective on the key factors that, taken together, impact the sustainability and success of Sterling's business, rather than according a dominant weighting to any single factor. In arriving at compensation recommendations, the performance goals are taken into consideration and evaluated based on each officer's level of responsibility with Sterling. Current year performance against the immediately preceding year is among the factors considered, as well as the consistency of performance over multiple years.

        With respect to the Committee's decision process, the above performance metrics were established on March 12, 2012. The Sterling NEOs' performance against these metrics and other factors for the year ended December 31, 2012 was reviewed by the Committee in March 2013 and determinations were made at that time as to the incentive payments for 2012 services. These payments were made in cash in March 2013.

        In February 2013, the Chief Financial Officer confirmed to the Committee that substantially all of the 2012 goals for performance as compared to Sterling's five-year average were met or were exceeded, as indicated below:

Performance Criteria(1)	Sterling Current Year	Sterling Average Prior 5 Years(1)		Percent of Target Achieved
Return on average assets	0.78%	0.61%		127.9%
Tangible equity/tangible assets	7.50%	6.10%		123.0%
Nonperforming assets/total assets	0.27%	0.47%		142.1%
Average portfolio loans ($000)	1,534,478	1,298,454	(2)	118.2%
Average demand deposits ($000)	782,771	523,250	(2)	149.6%
Pre-tax, pre-provision income ($000)	38,803	38,944	(2)	99.6%
Pre-tax, pre-provision income ($000)	38,803	35,482	(3)	109.4%

(1)
Criteria and measurement periods established by the Committee in June 2011.

(2)
110% of the average of the prior 5 years.

(3)
105% of the prior year actual.

        The Committee also considered Sterling's 2012 performance as compared to the performance of a national peer group consisting of banks with assets between $1 billion and $5 billion, as indicated below:

Performance Criteria(1)	Sterling Current Year	Peer Group Current Year Average(1)(2)	Percent of Target Achieved
Return on average assets	0.78%	0.93%	83.9%
Tangible equity/tangible assets	7.50%	9.22%	81.3%
Nonperforming assets/total assets	0.27%	1.81%	185.1%

(1)
Criteria and measurement periods established by the Committee in June 2011.

(2)
Based on 12/31/12 data (for banks $1-5 billion in assets that have reported).

        In establishing final incentive compensation amounts for 2012, the Committee also considered certain other measures that were deemed to be useful in assessing the performance of the Sterling NEOs, but were not formally established as performance goals under the Non-Equity Incentive Plan.

  •
  Current period return on average assets meeting or exceeding the current year proxy peer group average;

  •
  Current period tangible equity/tangible assets meeting or exceeding the current year proxy peer group average; or

  •
  Current period non-performing assets/total assets meeting or exceeding the current year proxy peer group average.

Sterling met, and in fact exceeded, two of these three additional targets, as indicated below:

Additional Criteria	Sterling Current Year	Proxy Peer Group Current Year Average(1)	Percent of Target Achieved
Return on average assets	0.78%	0.77%	101.3%
Tangible equity/tangible assets	7.50%	9.29%	80.7%
Nonperforming assets/total assets	0.27%	1.39%	180.6%

(1)
Based on 12/31/12 data (for banks that have reported).

        The Committee also considered absolute performance on TSR, which has improved over a one-, three, and five-year period. The Committee appreciates the relevance of TSR to investors and considered it in making compensation decisions, although TSR was not among the performance criteria established at the beginning of the plan year.

2012 Incentive Awards

        The maximum award amounts established by the Committee under the Incentive Plan in March 2012 were $1,500,000 for the Chairman and Chief Executive Officer and $750,000 for the President. The maximum award amount established for each of the other named executive officers was $350,000.

        In determining the level of short-term incentive/bonus awards for 2012 performance (as reflected in the table on page 190), the Committee considered overall company performance against agreed upon performance metrics and additional key performance metrics, as well as the individual performance of each named executive officer, and recommended the following actions:

  •
  Mr. Cappelli: Awarded 2012 short-term incentive compensation of $575,000 (38.3% of the maximum potential award of $1,500,000).

  •
  Mr. Millman: Awarded 2012 short-term incentive compensation of $260,000 (34.7% of the maximum potential award of $750,000).

  •
  Mr. Tietjen: Awarded 2012 bonus compensation of $95,000 (27.1% of the maximum potential award of $350,000).

  •
  Mr. Applebaum: Awarded 2012 bonus compensation of $100,000 (28.6% of the maximum potential award of $350,000).

  •
  Mr. Robinson: Awarded 2012 bonus compensation of $65,000 (18.6% of the maximum potential award of $350,000).

Equity Compensation

        The Committee generally believes that a meaningful proportion of Sterling's senior executives' compensation should be in the form of equity. However, Sterling's Stock Incentive Plan (the "SIP") expired in 2012, and therefore no equity compensation was awarded to the executives for that year.

        Sterling is proposing for approval at this meeting the 2013 Sterling Plan to replace the expired SIP. The 2013 Sterling Plan is intended to strengthen Sterling's ability to attract and retain directors and employees of high competence, to align the interests of directors and employees with those of Sterling's shareholders, and to address issues raised through Sterling's outreach to its institutional shareholders and proxy advisory firms.

        Key provisions of the 2013 Sterling Plan include the following:

  •
  Officers and directors are eligible for awards, as determined by the Compensation Committee.

  •
  Awards may consist of stock options, stock appreciation rights, restricted stock or restricted stock units.

  •
  Sterling has the ability to impose performance criteria that must be achieved before stock awards can vest.

  •
  Holding periods for awards will be based on stock ownership guidelines adopted by the Compensation Committee.

  •
  Awards may be subject to Sterling's clawback policy described previously.

  •
  Cash buyouts for underwater options or repricing of awards are prohibited.

        The 2013 Sterling Plan is described in detail under Proposal No. 7, "Approval of the 2013 Sterling Plan", on page 214.

Retirement Plans

        Sterling did not make any material changes in the retirement plans described below in 2012.

        Qualified Plan.    The Sterling Bancorp/Sterling National Bank Employees' Retirement Plan (the "qualified plan") is a defined benefit plan that covers eligible employees of Sterling Bancorp and Sterling National Bank and certain of its subsidiaries, who were hired prior to January 3, 2006. The qualified plan gives credit for credited service under terminated predecessor plans but provides, in substance, for a participant's vested benefits under such plans to be offset against the benefits to be provided to the participant under the qualified plan. Accordingly, the retirement benefits for a continuing employee can be determined simply by reference to the provisions of the qualified plan. An employee becomes eligible for participation in the qualified plan upon the attainment of age 21 and the completion of one year of service. All contributions required by the qualified plan are made by the employers and no employee contributions are required or permitted.

        Supplemental Plan.    The Code imposes compensation and benefit limits on the retirement benefits payable to highly compensated employees under a qualified plan. Sterling has a Supplemental Executive Retirement Plan for designated employees (the "SERP"), which provides for supplemental retirement payments to such persons in amounts equal to the difference between retirement benefits such persons actually receive under the qualified plan and the amount such individuals would have received if such Code limitations were not in effect. Sterling is in compliance with Section 409A of the Code.

        The qualified plan and the SERP are more fully described in the narrative following the Pension Benefits for Fiscal Year 2012 Table on page 203.

        401(k) Plan.    Sterling sponsors a 401(k) plan ("401(k) plan"). Participants in the 401(k) plan eligible for Company matching contributions include any employee hired after January 1, 2006 and employees of two subsidiaries of the bank. Sterling matches 25% of the eligible employee's contributions to the 401(k) plan based on the amount of each participant's contributions, up to the Internal Revenue Service maximum contribution limit. All participants may immediately invest their individual contributions, as well as any Company matching contribution, in any variety of investment alternatives offered under the 401(k) plan. None of the Sterling NEOs is eligible for Company matching contributions.

Material Terms of Pension Benefits

        The bank maintains a qualified and a non-qualified retirement plan for employees of the bank. Employees of the affiliates are covered under a 401(k) savings plan with an employer match. The bank employees are also in the 401(k) plan, but do not receive the match unless hired after January 2, 2006. The qualified plan is funded by a trust and covers substantially all regular employees of the bank who were hired before January 3, 2006 and who had attained age 21 and became members of the plan on January 1st or July 1st following one year of employment. All other bank employees are not covered by the retirement plan, but can participate in the 401(k) plan and receive an employer match. Service for purposes of vesting and eligibility ("Vesting Service") begins at date of employment. Service for purposes of the amount of the retirement benefit ("Credited Service") begins at date of membership. Employees are fully vested in their accrued retirement benefit once they earn five years of Vesting Service. Employees do not contribute to the qualified or non-qualified plan and bank contributions are determined on an actuarial basis.

        Under the qualified plan, normal retirement is age 65. Benefits under the plan are calculated under a defined formula based on years of Credited Service and final average compensation (excluding bonuses, commissions and other special pay). An employee's final average compensation is based upon the employee's average annual earnings during the 60 consecutive months out of the 240 consecutive months before retirement in which such earnings were the highest. The normal form of payment is a life annuity with 120 monthly payments guaranteed or a 50% joint and survivor annuity depending on the employee's marital status when payments begin. Benefits accrued as of December 31, 1984 were assumed by the John Hancock Insurance Company in a termination/re-establishment of the plan. All benefits provided under the plan are net of any benefit accrued as of December 31, 1984.

        The annual normal retirement benefit is equal to the sum of (a) and (b) below multiplied by years of Credited Service and reduced by (c):

  a.
  1.2% of final average compensation

  b.
  0.3% of final average compensation in excess of $8,000

  c.
  The accrued benefit under the prior plan as of December 31, 1984

        Retirement prior to age 65 is permitted ("Early Retirement") if the employee has attained age 50 with 20 years of Vesting Service when his or her employment ends. If the employee was a member of the prior plan on December 31, 1984, Early Retirement eligibility is age 55 with 10 years of Vesting Service. Early Retirement benefits are based on the same formula as normal retirement, except that if payments begin prior to age 65, the benefit is reduced actuarially to reflect the longer period of time for which payments are expected to be made.

        Various optional forms of payment are available upon retirement including a single life annuity, 10-year certain and life annuity and 50%, 75% and 100% joint and survivor annuities. All optional forms are calculated as the actuarial equivalent of the normal form of payment. The qualified plan was amended in January 2012 to specify that the interest rate used shall comply with Section 415 of the Internal Revenue Code, as amended; in September 2012 to delegate authority to amend the plan without Board approval, subject to certain restrictions; and in December 2012 to make certain other technical amendments with respect to the sections on administrative pension and limitations of benefits.

        The SERP pays the amount that cannot be paid from the qualified plan due to limitations under Section 415 of the Code to any employee who is a member of the Excess Benefit Portion of the SERP but not a member of the select management group. The SERP also pays benefits that cannot be paid from the qualified plan due to both Section 401(a)(17) and the Code's Section 415 limitations for members of the select management group only. The eligibility, service and commencement provisions of the SERP mirror those of the qualified plan. Benefits under the SERP are based on the same formula as the qualified plan, except that for purposes of the final average compensation calculation, bonuses are considered pensionable pay. Optional forms under the SERP are the same as the qualified plan, except that a lump sum is also available. The SERP was amended in August 2010 to clarify that the definition of beneficiary may include beneficiaries other than a spouse.

        The bank does not maintain any non-qualified defined contribution or other non-qualified deferred compensation plans.

Employment Contracts and Change in Control Agreements

        In March 2013, the terms of the employment agreements with Messrs. Cappelli and Millman were extended until December 31, 2017 and December 31, 2015, respectively. In addition to providing for an annual base salary and a discretionary annual incentive award as determined by the Committee, and allowing participation in the health and benefit plans available to other executives of Sterling, these agreements contain severance provisions and change in control provisions. These agreements were entered into upon the recommendation of the Board's Committee in 1993 and approved by the Board of Directors. They were amended and restated in 2002 and were further extended by their terms by one additional year, each year since 2003.

        Sterling has change in control severance agreements with certain other officers, including Messrs. Tietjen and Applebaum, providing for severance payments if the officer is terminated by Sterling without cause or by the executive for good reason within two years following a change in control. Sterling has change in control severance and retention agreements with certain other officers, including Mr. Robinson. Upon the commencement of a transaction that could result in a change in control, Mr. Robinson agrees that he will not voluntarily leave the employ of Sterling, other than as a result of disability, retirement or for good reason, until such change in control occurs or such action is terminated or abandoned.

        Sterling did not enter into any new employment or change in control agreements with any named executive officer in 2012.

        The employment and the change in control agreements provide for the payment of severance in the event of certain terminations and/or in connection with a change in control. A change in control generally includes such events as the acquisition of more than 20% of the outstanding common shares of Sterling unless directly from Sterling, a reorganization, merger or consolidation of Sterling where Company shareholders hold less than 60% of the resulting company, a change in at least two-thirds of the Board of Directors, or the sale or disposition of all or substantially all of the assets of Sterling. To retain the executive officers and ensure that executive officers can act in the best interests of Sterling without distraction due to their personal employment situation, the Committee determined that certain severance payments were appropriate in the event of a change in control.

        These severance arrangements are discussed in detail in "Potential Payments upon Termination or Change in Control," beginning on page 204 of this joint proxy statement/prospectus.

        In addition, simultaneous with the execution of the merger agreement, Provident entered into employment agreements or agreements for services with certain key individuals of Sterling, including Messrs. Cappelli, Millman, Tietjen and Applebaum. These agreements set forth the terms and conditions of each such individual's employment or other relationship with Provident following the effective time of the merger and will be effective upon and subject to the completion of the merger. When effective, these agreements will supersede and replace any prior employment, retention, change of control or other similar agreement with such individuals.

        The principal terms of these agreements are summarized above in "The Merger—Interests of Sterling's Directors and Executive Officers in the Merger" beginning on page 119 of this joint proxy statement/prospectus.

Perquisites and Other Personal Benefits

        For 2012, Sterling did not make any material changes in perquisites and other personal benefits. Generally, employees are provided with life insurance based on salary with a cap that is less than the salary of the executives. The executive life insurance covers the difference between the cap and the actual salary level of the certain executive officers. The Chairman and Chief Executive Officer and the President are provided with corporate cars and club memberships for business purposes in accordance with their employment contracts and commensurate with their positions in Sterling. Sterling NEOs are also eligible for an annual health examination. See footnotes to the Summary Compensation Table for further information on perquisites and personal benefits.

2013 Goals and Compensation Program

        In considering the establishment of targets for 2013 performance, the Committee discussed the continuation of the fragile economic environment and its impact in establishing specific targets for 2013. The Committee reaffirmed its decision to consider the financial performance criteria outlined in the Incentive Plan: earnings, capital, asset quality, liquidity, management and other performance measures. The Committee maintained for 2013 the maximum award levels, which were established for 2012, of $1,500,000 for the Chairman and Chief Executive Officer, $750,000 for the President and $350,000 for each of the other Sterling NEOs.

        The Committee reviewed and approved specific performance metrics for 2013 based upon percentages of Sterling's average prior five years, as well as the current year averages for two separate peer groups, with respect to return on average assets, tangible equity/tangible assets, and nonperforming assets/total assets. The two peer groups considered for comparisons were the Executive Peer Group cited on page 188, and a peer group consisting of banks with assets between $1 billion and $5 billion. The Committee also established metrics based on Sterling's average prior five years for average portfolio loans, average demand deposits, pre-tax, pre-loan loss provision income and pre-tax, pre-loan loss provision income based on the prior year actual.

After taking into consideration shareholder input regarding the level and/or mix of compensation, and performance against pre-established performance metrics, as well as performance against additional key metrics, the Committee elected to adjust the pay mix for the Chairman and Chief Executive Officer, the President, and the other Sterling NEOs. The Committee decided to reduce the base salary for the Chairman and Chief Executive Officer and the President by 10.1% and 9.8% respectively to accomplish a pay mix more in line with the market and more reflective of its pay for performance philosophy. The percentage decreases were determined to be meaningful without being punitive. Accordingly, the Committee shifted the pay mix for the Sterling NEOs to place more pay at risk through performance-based incentives. Specifically:

  1.
  The Committee awarded no base salary increases to any of the Sterling NEOs for 2013. In addition, the Chairman and Chief Executive Officer and the President each waived the cost of living adjustments as provided under their employment agreements which would have been 2.11% or increases of $24,105 and $13,819, respectively.

  2.
  To place more pay at risk, the Committee made the short-term incentive/bonus component a greater percentage of total realized compensation for NEOs.

        Specific actions for 2013 with respect to the base salary of each of the Sterling NEOs are as follows:

  •
  Mr. Cappelli: Decrease base salary by $115,512 (a 10.1% decrease).

  •
  Mr. Millman: Decrease base salary by $63,856 (a 9.8% decrease).

  •
  Mr. Tietjen: No increase in base salary.

  •
  Mr. Applebaum: No increase in base salary.

  •
  Mr. Robinson: No increase in base salary.

Tax and Accounting Implications

        In determining executive compensation, the Committee takes into consideration the deductibility of executive compensation under Section 162(m) of the Code that provides that Sterling may not deduct compensation of more than $1,000,000 that is paid to certain individuals. Nothing prohibits Sterling from paying compensation that is not deductible. Sterling believes, however, that the compensation paid to the named executive officers for 2012 was fully deductible for federal income tax purposes.

Risk Disclosure

        In addition to comprehensive risk management procedures, internal controls and corporate governance policies, Sterling believes that a properly structured executive compensation program is an important means of ensuring that Sterling and its shareholders are not exposed to undue risk-taking. Accordingly, the Compensation Committee carefully monitors Sterling's executive compensation program to ensure that it reflects an appropriate balance of pay-for-performance within acceptable risk parameters.

        After taking into account the analysis conducted by Sterling's senior risk officer and TCS, the Committee concluded that none of the compensation plans of the organization subject Sterling to unnecessary or excessive risk or encourage the manipulation of reported earnings to enhance the compensation of any employee.

 2012 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Non-qualified Compensation Earnings ($)(4)(5)	All Other Compensation ($)(6)	Total ($)
Louis J. Cappelli	2012	1,140,512	—	—	575,000	5,186,281	39,072	6,940,865
Chairman of the Board and	2011	1,118,149	—	202,500	475,000	3,372,467	30,116	5,198,232
Chief Executive Officer,	2010	970,798	—	202,500	—	2,815,494	33,381	4,022,110
Sterling Bancorp Chairman of the Board, Sterling National Bank
John C. Millman	2012	653,856	—	—	260,000	1,382,529	61,946	2,358,331
President,	2011	641,035	—	87,300	194,400	1,000,629	109,198	2,032,162
Sterling Bancorp	2010	575,194	—	87,300	—	743,753	108,821	1,515,067
President and Chief Executive Officer, Sterling National Bank
John W. Tietjen	2012	329,824	95,000	—	—	323,414	17,947	766,185
Executive Vice President and	2011	323,357	65,000	20,475	—	181,891	28,730	619,453
Chief Financial Officer,	2010	295,541	—	20,475	—	164,429	22,182	502,627
Sterling Bancorp Executive Vice President, Sterling National Bank
Howard M. Applebaum	2012	361,393	100,000	—	—	264,032	30,843	756,268
Senior Vice President,	2011	354,307	65,000	26,550	—	138,243	23,402	607,502
Sterling Bancorp	2010	331,962	—	26,550	—	106,691	24,511	489,642
Executive Vice President, Sterling National Bank
Eliot S. Robinson	2012	317,433	65,000	—	—	195,571	—	578,004
Executive Vice President,	2011	311,209	41,100	18,495	—	133,792	—	504,596
Sterling National Bank	2010	294,706	—	18,495	—	182,835	—	496,036

(1)
The performance-based incentive compensation for the Chairman and Chief Executive Officer and the President awarded under the Incentive Plan is shown as Non-Equity Plan Compensation for 2012. The other named executive officers were awarded bonuses set forth in the Table.

(2)
The value of the 2010 and 2011 stock awards is based on the per-share price of the Common Stock on the date of grant ($9.23 and $9.71, respectively).

(3)
The non-equity incentive plan compensation for 2012 consisted of cash awards payments made in March 2013 pursuant to the Incentive Plan.

(4)
The amount in this column represents the increase in the total lump sum pension benefit value (qualified and non-qualified) from year to year. Payments made from the qualified plan in 2010 were made erroneously on the advice of Sterling's then actuary and were restored to the qualified plan.

(5)
The changes in pension value in 2012 for the Sterling NEOs were made up in part due to the lower applicable discount rate and a change in the applicable mortality table for 2012 and in part due to additional benefit accruals, gains/losses and the passage of time. The following table explains the portion of the 2012 change in pension value that resulted from each of these components:

EXPLANATION OF CHANGE IN PENSION VALUE

			1. Change in Present Value of Accumulated Benefits from Last Fiscal Year ($)
Name	Plan Type	Number of Years of Credited Service (#)	(a) Portion Attributable to Benefit Accrual, Gains/Losses, and Passage of Time	(b) Portion Attributable to Change in Discount Rates and Mortality Tables	2. Change in Pension Value and Non-qualified Compensation Earnings [(1.)(a) + (1.)(b)] ($)
Louis J. Cappelli	Qualified Plan	60.83	0	0	5,186,281
	SERP	60.83	3,850,397	1,335,884
John C. Millman	Qualified Plan	35.25	48,823	209,024	1,382,529
	SERP	35.25	615,382	402,292
John W. Tietjen	Qualified Plan	23.00	27,389	73,656	323,414
	SERP	23.00	107,964	36,393
Howard M. Applebaum	Qualified Plan	19.50	57,136	103,179	264,032
	SERP	19.50	43,782	59,935
Eliot S. Robinson	Qualified Plan	18.00	38,874	90,179	195,571
	SERP	0.00	0	0
(6)
The amount in this column represents the annual premium paid for executive life insurance of $39,072, $47,098, $17,947 and $28,568 for Messrs. Cappelli, Millman, Tietjen and Applebaum, respectively. The amount for Mr. Millman includes $14,847 of incremental cost for the personal use of a corporate car. Pursuant to their employment contracts, Messrs. Cappelli and Millman are entitled to the use of an automobile for business use, and in the case of Mr. Cappelli, the use of a driver for business purposes. Messrs. Cappelli and Millman are entitled to reimbursement for ordinary and necessary business expenses, memberships and use of clubs as a source of business origination and maintenance of customer relationships for Sterling, and travel and entertainment incurred in the performance of their duties. Since the club memberships are used only for business purposes, Sterling does not consider the cost of the memberships to be perquisites. For business purposes, Mr. Cappelli has the use of a New York City apartment at an annual rent of $46,233. While he occasionally makes incidental personal use of the apartment, there is no incremental cost to Sterling for this personal use. The incremental cost of Mr. Cappelli's perquisites in 2012 (consisting of personal use of the car and driver) was less than $10,000. Mr. Applebaum's compensation also includes reimbursement for executive health expenses.

GRANTS OF PLAN-BASED AWARDS

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)
Name	Grant Date	Threshold	Target	Maximum
Louis J. Cappelli	March 13, 2012	0	N/A	$1,500,000
John C. Millman	March 13, 2012	0	N/A	$750,000
John W. Tietjen	N/A	N/A	N/A	$350,000
Howard M. Applebaum	N/A	N/A	N/A	$350,000
Eliot S. Robinson	N/A	N/A	N/A	$350,000

(1)
These awards represent cash awards made under the Incentive Plan. The awards did not have threshold or target amounts. For the actual amounts awarded for 2012, see the Summary Compensation Table.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END FOR FISCAL YEAR 2012

	Option Awards					Stock Awards(2)(3)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Grant Date	Number of Shares or Units of Stock that have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)
Louis J. Cappelli	—	—	—	—	—	3/25/10	10,969	101,244
						3/24/11	20,854	202,500
John C. Millman	—	—	—	—	—	3/25/10	4,728	43,640
						3/24/11	8,990	87,300
John W. Tietjen	—	—	—	—	—	3/25/10	1,108	10,227
						3/24/11	2,108	20,475
Howard M. Applebaum	3/15/07	—	10,000	17.99	3/15/17	3/25/10	1,438	13,273
						3/24/11	2,734	26,550
Eliot S. Robinson	3/15/07	—	10,000	17.99	3/15/17	3/25/10	1,001	9,239
						3/24/11	1,904	18,495

(1)
The options shown in this column vested on March 25, 2012. Additional information regarding options, including restrictions on exercise, is provided in Note 16 of the financial statements filed with Sterling's Annual Report on Form 10-K for fiscal year 2012.

(2)
On March 25, 2010, the Board of Directors granted restricted shares to the named executive officers pursuant to the SIP, consistent with the requirements of TARP CPP. The shares will vest 50%, 25% and 25% on the second, third and fourth anniversaries of the grant date, subject to (1) accelerated vesting upon death, disability and change in control and (2) continued vesting upon retirement after the second anniversary of the grant date subject to compliance with a non-compete agreement. The restricted shares were issued at $9.23 per share, the closing price on the date of the grant. The number of restricted shares granted to Messrs. Cappelli, Millman, Tietjen, Applebaum and Robinson was 21,939, 9,458, 2,218, 2,876 and 2,003 shares, respectively. The value of the stock grants based on the $9.23 per share price was $202,500, $87,300, $20,475, $26,550 and $18,495, respectively. The restricted stock grants were made pursuant to the SIP based on performance in 2009, although the actual awards were made under the SIP in 2010.

(3)
On March 24, 2011, the Board of Directors granted restricted shares to the named executive officers pursuant to the SIP, consistent with the requirements of TARP CPP. The shares vest 50%, 25% and 25% on the second, third and fourth anniversaries of the grant date, subject to (1) accelerated vesting upon death, disability and change in control and (2) continued vesting upon retirement after the second anniversary of the grant date subject to compliance with a non-compete. The restricted shares were issued at $9.71 per share, the closing price on the date of the grant. The number of restricted shares granted to Messrs. Cappelli, Millman, Tietjen, Applebaum and Robinson was 20,854, 8,990, 2,108, 2,734 and 1,904 shares, respectively. The value of the stock grants based on the $9.71 per share price was $202,500, $87,300, $20,475, $26,550 and $18,495, respectively. The restricted stock grants were made pursuant to the SIP based on performance in 2010, although the actual awards were made under the SIP in 2011.

OPTION EXERCISES AND STOCK VESTED

        The following table provides information concerning stock option exercises and restricted stock vesting for the Sterling NEOs during 2012.

	Options Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Louis J. Cappelli	—	—	10,969	107,276
John C. Millman	—	—	4,728	46,287
John W. Tietjen	—	—	1,108	10,847
Howard M. Applebaum	—	—	1,438	14,078
Eliot S. Robinson	—	—	1,001	9,799

(1)
50% of the restricted shares granted on March 25, 2010 vested on March 23, 2012.

(2)
Dollar value is based on the closing stock price of $9.79 on March 23, 2012.

 PENSION BENEFITS FOR FISCAL YEAR 2012

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)(2)
Louis J. Cappelli	Sterling Bancorp/Sterling National Bank	60.83	0	0
	Employees' Retirement Plan
	Sterling Bancorp/Sterling National Bank	60.83	28,369,101	0
	Supplemental Pension Benefit Plan
John C. Millman	Sterling Bancorp/Sterling National Bank	35.25	1,910,373	107,008
	Employees' Retirement Plan(3)(4)
	Sterling Bancorp/Sterling National Bank	35.25	6,380,008	0
	Supplemental Pension Benefit Plan
John W. Tietjen	Sterling Bancorp/Sterling National Bank	23.00	979,226	78,012
	Employees' Retirement Plan(3)(4)
	Sterling Bancorp/Sterling National Bank	23.00	554,589	0
	Supplemental Pension Benefit Plan
Howard M. Applebaum	Sterling Bancorp/Sterling National Bank	19.50	593,713	0
	Employees' Retirement Plan
	Sterling Bancorp/Sterling National Bank	19.50	326,476	0
	Supplemental Pension Benefit Plan
Eliot S. Robinson	Sterling Bancorp/Sterling National Bank	18.00	1,017,852	66,518
	Employees' Retirement Plan(3)(4)
	Sterling Bancorp/Sterling National Bank	18.00	0	0
	Supplemental Pension Benefit Plan

(1)
Present value of accumulated benefits is based on a 4.10% discount rate and the Separate RP2013 Annuitants/Non-Attuitants Mortality Tables for Males and Females. The Sterling Bancorp/Sterling National Bank Supplemental Pension Benefit Plan (Supplemental Plan) amounts shown are based on the option elected which is a lump sum for all except for Mr. Applebaum, who elected a 50% Joint & Survivor Annuity. The lump sum was determined based on the December 2012 Segment Rates (1.00% for the first five years, 3.57% for the next 15 years and 4.77% thereafter) and the IRS published 2013 Applicable Mortality Table.

(2)
The payments during the last fiscal year show the benefits which have been distributed by the Sterling Bancorp/Sterling National Bank Employees' Retirement Plan (Qualified Plan) to Messrs. Millman, Tietjen and Robinson. The benefit amount paid during 2012 was provided by Sterling Bancorp and calculated by Sterling's actuary.

(3)
Change in present value of accumulated benefits from last fiscal year is the difference between present value of accumulated benefits and the present value of accumulated benefits as disclosed in last year's proxy statement.

(4)
Change in Pension Value and Non-qualified Compensation Earnings is the sum of Payments Made During Last Fiscal Year and Change in Present Value of Accumulated Benefits from Last Fiscal

  Year, including both the Supplemental Plan change and the Qualified Plan change. This amount is disclosed in the Summary Compensation Table on page 199.

Potential Payments upon Termination or Change in Control

          In accordance with the agreements described above under "Employment Contracts and Change in Control Agreements," payments will be due to the Sterling NEOs upon certain termination or change in control events. The amount due to each named executive officer varies depending upon the terms of his contract, his tenure and compensation history with Sterling, and the type of triggering event. In connection with the execution of the merger agreement, Provident entered employment agreements or agreements for services with certain key individuals of Sterling, including Messrs. Cappelli, Millman, Tietjen and Applebaum. These agreements set forth the terms and conditions of each such individual's employment or other relationship with Provident following the effective time of the merger and will be effective upon and subject to the completion of the merger. When effective, these agreements will supersede and replace any prior employment, retention, change of control or other similar agreement with such individuals, including the agreements and provisions described below.

          Upon termination due to death or disability, Messrs. Cappelli and Millman, are each entitled to a lump sum equal to six months of his base salary in the case of death, and a lump sum equal 50% of his base salary for six months in the case of termination due to disability. Upon termination due to death, Mr. Cappelli would be entitled to $570,256 and upon termination due to disability, Mr. Cappelli would be entitled to $285,128. Upon termination due to death, Mr. Millman would be entitled to $326,928 and upon termination due to disability, Mr. Millman would be entitled to $163,464. If Messrs. Cappelli or Millman is terminated by Sterling without cause or resigns for good reason, they are each entitled to receive (i) a lump sum severance payment equal to his base salary through the end of his employment term described above under "Employment Contracts and Change in Control Agreements", (ii) a pro rata bonus for the year of termination (based on the highest annual bonus earned in the preceding three fiscal years), (iii) the continuation of health and other welfare benefits until the contract expiration date, and (iv) the full amount due under any profit-sharing or similar plan calculated as if the executive had been terminated on the last day of the calendar year. If Messrs. Cappelli or Millman is terminated without cause or resigns for good reason within two years following a change in control, he is entitled to, among other things, a cash payment in an amount equal to the severance payments described in clauses (i), (ii), and (iv) of the preceding sentence, the continuation of benefits described in clause (iii) of the preceding sentence, and a cash payment equal to three times the executive's highest annual bonus earned during the three fiscal years preceding the date of termination. In addition, the executive will be entitled to the present value of the benefits he would have been entitled to under Sterling's retirement and supplemental retirement plans, as well as continuation of his life and health insurance plans, for the remaining term of his employment agreement. Upon such termination after a change in control, the severance payment described in clause (i) above will be paid to Messrs. Cappelli and Millman in a lump sum in an amount equal to the base salary that would have been payable to him for the longer of the remaining term of his employment agreement or 36 months.

          If terminated by Sterling without cause or by the executive for good reason within two years following a change in control, Messrs. Tietjen and Applebaum are entitled to lump sum payments equal to two times the annual base salary of the executive, a pro rata bonus for the year in which the termination occurred, two times the highest annual bonus earned by the executive during the three fiscal years preceding termination, and the present value of the benefits the executive would have been entitled to under Sterling's retirement and supplemental retirement benefit plans if his employment had continued for two years. In addition, the executive will be entitled to continuation of his medical and insurance benefits for two years after termination. These agreements can be cancelled by Sterling upon three years' notice but continue for two years after a change in control that occurs during the term of the agreement.

          If within one year following a change in control Mr. Robinson's employment is terminated, Sterling will pay Mr. Robinson a lump sum cash severance amount equal to his highest annual base salary during the 12-month period immediately prior to termination. If Mr. Robinson remains employed for one year after a change in control, Sterling will pay him a retention bonus equal to his highest annual base salary during the period commencing one year prior to a change in control and ending on the date of payment of the retention bonus.

          In the event that any compensation payments made to, or benefits provided to, Messrs. Cappelli, Millman, Tietjen, and Applebaum in connection with a change in control would be subjected to the excise tax imposed by Section 4999 of the Internal Revenue Code ("IRC Section 4999"), Sterling will provide a gross-up payment in an amount such that, after withholding for or payment of all federal, state, and local income, and excise taxes, and any penalties and interest on the gross-up payment, the remaining amount is equal to the IRC Section 4999 excise tax on the compensation payments; provided, however, that if Messrs. Tietjen and Applebaum would not be subject to the excise tax if their payments and benefits were reduced by up to five percent, their payments and benefits will be so reduced and they will receive no gross-up.

          Upon the termination of each named executive officer's employment, he will be entitled to his qualified and non-qualified (as applicable) pension benefits, as described above in the Pension Benefit Table. The discussion below describes the estimated amount of severance benefits and the value of continued benefits that would have been payable to each of the named executive officers if employment had been terminated by Sterling without cause or by him for good reason (a "Good Reason Event") or in connection with a change in control under the circumstances described above (a "CIC Event") on December 31, 2012.

          Upon a Good Reason Event, Mr. Cappelli would receive severance pay with a present value of $4,562,048, $575,000 as the value of his pro rata bonus for the year of termination, $92,224 as the estimated value of group life and group medical coverage, and $112,228 representing the value of the continuation of his club memberships and automobile benefits, amounting to $5,341,500. Upon a CIC Event, he would receive a total of $7,920,767, consisting of severance pay of $4,562,048, a severance bonus of $1,725,000, $854,267 as a severance payment attributable to the crediting of additional years of service under the qualified plan and SERP, $575,000 as the value of his pro rata bonus for the year of termination, $92,224 as the estimated value of group life and group medical coverage, and $112,228 representing the value of the continuation of his club memberships and automobile benefits. Mr. Cappelli would receive as an excise tax gross up (excise tax calculated in accordance with the Code's Section 4999) the amount of $1,904,470 upon a Good Reason Event and $3,261,979 upon a CIC event.

          Upon a Good Reason Event, Mr. Millman would receive severance pay with a present value of $1,307,712, $260,000 as the value of his pro rata bonus for the year of termination, $61,947 as the estimated value of group life and group medical coverage, and $45,816 representing the value of the continuation of his club membership and automobile benefits, amounting to $1,675,475. Upon a CIC Event, he would receive $3,614,528, consisting of severance pay of $1,961,568, $780,000 as a severance bonus, $440,674 as a severance payment attributable to the crediting of additional years of service under the qualified plan and SERP, $260,000 as the value of his pro rata bonus for the year of termination, $92,920 as the estimated value of group life and group medical coverage, $10,642 representing life insurance premiums on split dollar life insurance policies held on his behalf that will continue to be paid by Sterling, and $68,724 representing the value of the continuation of his club membership and automobile benefits. Mr. Millman would receive $1,416,284 representing the amount payable as an excise tax gross up (excise tax calculated in accordance with the Code's Section 4999) upon a CIC Event.

          Upon a CIC Event, Mr. Tietjen would receive a total of $1,094,184, consisting of severance pay of $659,648, a severance bonus of $190,000, $95,000 as the value of pro rata bonus for the year of termination, $24,360 as the estimated value of group life and group medical coverage, $119,194 as a severance payment attributable to the crediting of additional years of service under the qualified plan and SERP, and $5,982 representing life insurance premiums on split dollar life insurance policies held on his behalf that will continue to be paid by Sterling. Mr. Tietjen would receive $414,995 representing the amount payable as an excise tax gross up (excise tax calculated in accordance with the Code's Section 4999) upon a CIC Event.

          Upon a CIC Event, Mr. Applebaum would receive a total of $1,530,925, consisting of severance pay of $722,786, a severance bonus of $200,000, $100,000 as the value of his pro rata bonus for the year of termination, $35,069 as the estimated value of group life and group medical coverage, $327,650 as the present value of unreduced early retirement under the SERP, $94,378 as a severance payment attributable to the crediting of additional years of service under the qualified plan and SERP, and $51,042 representing life insurance premiums on split dollar life insurance policies held on his behalf that will continue to be paid by Sterling. Mr. Applebaum would receive $626,419 representing the amount payable as an excise tax gross up (excise tax calculated in accordance with the Code's Section 4999) upon a CIC Event.

          Upon a CIC Event, Mr. Robinson would receive severance pay with a present value of $317,433.

Compensation Committee Interlocks and Insider Participation

          None of the current members of the Compensation Committee, Messrs. Humphreys, Hershfield, and Ferrer is, or has been, an officer or employee of Sterling, and each has been determined by the Board to be independent under the rules of the SEC and the NYSE. See "Corporate Governance Practices—Director Independence."

COMPENSATION COMMITTEE REPORT

          The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with Sterling's management and, based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this joint proxy statement/prospectus.

  Dated: March 12, 2013

ALLAN F. HERSHFIELD, CHAIR	FERNANDO FERRER	HENRY J. HUMPHREYS

DIRECTOR FEES AND EQUITY COMPENSATION

        Non-employee directors receive fees for attending Board of Directors and committee meetings. Effective January 1, 2012, the Board of Directors approved increases to the fees paid to non-employee directors as a result of an analysis of fees paid to directors of banks of similar size based on the recommendation of the Corporate Governance and Nominating Committee. Prior to January 2012, each director received $1,700 for each board meeting attended and $1,100 for each committee meeting attended. Effective January 1, 2012, each eligible director shall receive a fee of $1,850 for each board meeting attended and $1,200 for each committee meeting attended.

        Each eligible director was paid one half of the applicable meeting fee for attendance via telephone. Expenses of directors incurred in traveling to Board of Directors and committee meetings are reimbursed by Sterling.

        Effective January 1, 2012, the Board of Directors approved an increase to the annual stipends of the chairs of the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee. Prior to January 1, 2012, the Chair of the Audit Committee received an annual stipend of $5,000 for services, and the chairs of the Compensation Committee and Corporate Governance and Nominating Committee received an annual stipend of $2,000 for services. Effective January 1, 2012, the Chair of the Audit Committee shall receive an annual stipend of $6,000 for services, and the chairs of the Compensation Committee and Corporate Governance and Nominating Committees shall receive annual stipends of $3,000.

        There were no grants or stock awards to directors in 2012. On March 25, 2010 and March 24, 2011, directors were granted 5,000 shares of restricted Common Stock and 2,500 shares of restricted Common Stock, respectively, pursuant to the Sterling Bancorp Stock Incentive Plan. The restricted shares of Common Stock were issued at $9.73 and $9.71, the closing prices on the respective grant dates. The restricted Common Stock vests 25%, 25%, 25% and 25% on the first, second, third and fourth anniversaries of the respective grant dates, subject to accelerated vesting upon death, disability or change in control. The shares are not transferable until vested.

DIRECTOR COMPENSATION FOR FISCAL YEAR 2012

Name	Fees Earned or Paid in Cash($)
Robert Abrams	52,650
Joseph M. Adamko	51,300
Fernando Ferrer	66,350
Allan F. Hershfield	56,750
Henry J. Humphreys	69,250
James B. Klein(1)	8,500
Robert W. Lazar	60,950
Carolyn Joy Lee	53,100
Eugene T. Rossides	51,350

(1)
Mr. Klein was named to the Board of Directors on August 2, 2012.

 PROPOSAL NO. 5
STERLING 2012 SAY-ON-PAY PROPOSAL

        Sterling believes that its compensation policies and procedures are competitive, are focused on pay-for-performance principles and are strongly aligned with the interests of shareholders. Sterling also believes that both Sterling and its shareholders benefit from responsive corporate governance policies and constructive and consistent dialogue. The proposal described below, commonly known as a "Say on Pay" proposal, gives you, as a shareholder, the opportunity to endorse or not endorse the compensation for Sterling NEOs by voting to approve or not approve such compensation as described in this joint proxy statement/prospectus.

        Sterling's shareholders voted on the advisory approval of the compensation of Sterling's named executive officers at the annual meetings of shareholders held in 2010, 2011 and 2012. In 2011, more than 91% of the shares voting "FOR" or "AGAINST" on the proposal voted in favor of the executive compensation program, while in 2012 nearly 57% of the votes cast voted against the advisory approval of the executive compensation plan. This voting result and the input gained through subsequent outreach to investors and others have been taken into consideration in Sterling's compensation policies and programs and led directly to the changes discussed in this joint proxy statement/prospectus.

        As a result of these discussions, Sterling has made significant changes to its corporate governance and compensation policies and practices. In the area of corporate governance, Sterling has:

  •
  Provided for the election of an independent Lead Director when the positions of Chairman and Chief Executive Officer are held by the same person.

  •
  Amended the bylaws to remove the requirement that the Chair shall also be the Chief Executive Officer, and to provide that the Board of Directors may combine or separate these roles from time to time, as appropriate, based on then-current circumstances.

  •
  Provided shareholders with the right to call a special meeting of shareholders upon the request of 25% of the shares eligible to vote.

        As described in more detail in the Compensation Discussion and Analysis, Sterling has made the following compensation-related changes:

  •
  Reduced the 2013 base salaries of the Chairman and Chief Executive Officer and the President, and kept unchanged the base salaries of the other Sterling NEOs, in order to place a stronger emphasis on performance-driven incentive compensation.

  •
  Increased the proportion of performance-based compensation for the Sterling NEOs.

  •
  Established stock ownership guidelines for the Sterling NEOs and Board members.

  •
  Required retention of 50% of shares received from exercised options and/or vested restricted shares until the new stock ownership guidelines are met.

  •
  Adopted a clawback policy allowing us to cancel or require repayment of incentive compensation that resulted from erroneous performance measures or in the case of misconduct that results in a financial restatement.

  •
  Prohibited hedging of Sterling stock.

  •
  Eliminated excise tax gross-up provisions on any new contracts issued to new executive officers.

        In accordance with the rules of the SEC promulgated under the Securities Exchange Act of 1934, as amended, Sterling is asking you to approve the compensation of Sterling's named executive officers as described under "Executive Compensation—Compensation Discussion and Analysis" and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this joint proxy statement/prospectus. Under the SEC's rules, your vote is advisory and will not be binding upon the Board; however, the Compensation Committee intends to take into account the outcome of the vote when considering future executive compensation arrangements. Your broker is not entitled to vote your shares on this matter if no instructions are received from you. Such broker non-votes, as well as votes to "Abstain," are not considered votes cast and therefore will have no effect on the vote on this matter.

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU MARK
YOUR PROXY FOR THE NON-BINDING APPROVAL OF THE COMPENSATION OF
THE NAMED EXECUTIVE OFFICERS FOR THE 2013 ANNUAL MEETING OF SHAREHOLDERS,
INCLUDING THE COMPENSATION DISCUSSION AND ANALYSIS, THE EXECUTIVE
COMPENSATION TABLES AND THE RELATED DISCLOSURE CONTAINED IN THIS
JOINT PROXY STATEMENT/PROSPECTUS.

 PRE-APPROVAL OF STERLING AUDIT AND NON-AUDIT SERVICES

        In accordance with Sterling's Audit Committee charter, the Audit Committee pre-approves all audit and audit-related services before the independent registered public accounting firm is engaged by Sterling to render such services.

Fees Paid to Auditors

        The following table sets forth the fees accrued or paid to Sterling's independent registered public accounting firm for the years ended December 31, 2012 and December 31, 2011. As shown below, the audit fees paid to Crowe Horwath LLP for 2012 were $525,000.

Audit and Non-Audit Fees

	Crowe Horwath LLP
	2012	2011
Audit Fees(a)	$525,000	$525,000
Audit-related Fees(b)	0	100,000

Total	$525,000	$625,000

(a)
Audit Fees relate to professional services rendered in connection with the audit of Sterling's annual financial statements and internal control over financial reporting, quarterly review of financial statements included in Sterling's quarterly reports on Form 10-Q and audit services provided in connection with other statutory and regulatory filings.

(b)
Audit-related fees primarily comprise fees for professional services that are reasonably related to the performance of the audit or review of Sterling's financial statements in connection with public securities offerings.

 STERLING AUDIT COMMITTEE REPORT

        The Audit Committee operates pursuant to a charter that was most recently updated on February 22, 2013. The role of the Audit Committee, as set forth in its charter, is to assist the Board of Directors in its oversight of (i) the integrity of Sterling's financial statements, (ii) Sterling's compliance with legal and regulatory requirements, (iii) the independent auditors' qualifications and independence, and (iv) the performance of the independent auditors and Sterling's internal audit function and to prepare this report. The Board of Directors, in its business judgment, has determined that all members of the Audit Committee are "independent," as required by applicable listing standards of the New York Stock Exchange and the Federal securities laws and the rules and regulations promulgated thereunder. The charter is available at www.sterlingbancorp.com.

        As set forth in the charter, management of Sterling is responsible for the preparation, presentation and integrity of Sterling's financial statements, and the effectiveness of internal control over financial reporting. Management is responsible for maintaining Sterling's accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for planning and carrying out a proper audit of Sterling's annual financial statements and of Sterling's internal control over financial reporting and reviews of Sterling's quarterly financial statements prior to the filing of each quarterly report on Form 10-Q in accordance with the standards of the Public Company Accounting Oversight Board (the "PCAOB").

        In the performance of its oversight function, the Audit Committee has considered and discussed the audited financial statements with management and the independent registered public accounting firm. The Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed with the Audit Committee by the applicable requirements of the PCAOB. The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the firm's independence. All services performed by the independent registered public accounting firm during the most recent fiscal year have been specifically pre-approved by the Audit Committee.

        The members of the Audit Committee are not employees of Sterling and are not performing the functions of auditors or accountants. As such, it is not the duty or responsibility of the Audit Committee or its members to conduct "field work" or other types of auditing or accounting reviews or procedures or to set auditor independence standards. Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent registered public accounting firm. Accordingly, the Audit Committee's oversight does not provide an independent basis to determine that management has maintained appropriate (i) accounting and financial reporting principles and policies designed to assure compliance with accounting standards and applicable standards and applicable laws and regulations or (ii) internal control over financial reporting. Furthermore, the Audit Committee's considerations and discussions referred to above do not assure that the audit of Sterling's financial statements has been carried out in accordance with the standards of the PCAOB, that the financial statements are presented in accordance with accounting principles generally accepted in the United States of America, or that Sterling's independent registered public accounting firm is in fact "independent."

        The Audit Committee's meetings include, whenever appropriate, executive sessions with Sterling's independent registered public accounting firm and with Sterling's internal auditors, in each case without the presence of Sterling's management.

        Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the charter, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Sterling's Annual Report on Form 10-K for the year ended December 31, 2012 to be filed with the Securities and Exchange Commission.

Dated: February 22, 2013

HENRY J. HUMPHREYS, CHAIR	JOSEPH M. ADAMKO	ROBERT W. LAZAR	EUGENE T. ROSSIDES

PROPOSAL NO. 6
RATIFICATION OF CROWE HORWATH LLP

        The Audit Committee of the Board of Directors has appointed Crowe Horwath LLP to serve as Sterling's independent registered public accounting firm for the fiscal year 2013 and the Board of Directors recommends that shareholders ratify such appointment at the annual meeting.

        Action by the shareholders is not required by law in the appointment of an independent registered public accounting firm, but their appointment is submitted by the Audit Committee of the Board of Directors in order to give the shareholders a voice in the designation of auditors. If the resolution ratifying the appointment of Crowe Horwath LLP as Sterling's independent registered public accounting firm is rejected by the shareholders, then the Audit Committee may reconsider its choice of independent registered public accounting firms. Even if the resolution is approved, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Sterling and its shareholders. Proxies in the form solicited hereby that are returned to Sterling will be voted in favor of the resolution unless otherwise instructed by the shareholder.

 Vote Required and Sterling Board Recommendation

        The favorable vote of a majority of the votes cast will constitute approval of this proposal. Votes to "Abstain" are not considered votes cast and therefore will have no effect on the vote on this matter.

        Representatives of Crowe Horwath LLP are expected to attend the annual meeting, to have an opportunity to make a statement, if they desire to do so, and to be available to respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU MARK YOUR
PROXY FOR THE RATIFICATION OF THE APPOINTMENT OF CROWE HORWATH LLP AS
STERLING'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FOR FISCAL YEAR 2013.

 PROPOSAL NO. 7
APPROVAL OF THE 2013 STERLING PLAN

        On March 13, 2013, upon the recommendation of Sterling's compensation committee, Sterling's board of directors unanimously approved the adoption of the 2013 Sterling Plan, subject to approval by Sterling's shareholders at the Sterling annual meeting. The 2013 Sterling Plan will be effective if it is approved by Sterling's shareholders at the Sterling annual meeting. If the 2013 Sterling Plan is not approved by shareholders or the merger is consummated, no awards will be made under the 2013 Sterling Plan and the 2013 Sterling Plan will be null and void in its entirety. Sterling is seeking approval for the 2013 Sterling Plan so that the plan would be in place in the event the merger does not close. If the merger closes, Sterling will terminate the 2013 Sterling Plan effective immediately prior to closing and no awards will be made under the plan.

        The 2013 Sterling Plan will be applicable only to awards granted on or after the later of the date on which the 2013 Sterling Plan is approved by Sterling's shareholders and the merger agreement is terminated without the merger having been consummated. Sterling's Stock Incentive Plan (which we refer to as the "SIP") expired on April 18, 2012. The terms and conditions of awards granted under the SIP will not be affected by the adoption or approval of the 2013 Sterling Plan and the SIP will remain effective with respect to such awards.

        The 2013 Sterling Plan provides for the issuance of equity-based awards covering up to 1,500,000 shares of common stock. In addition, the 2013 Sterling Plan includes a number of provisions designed to protect shareholder interests and appropriately reflect Sterling's compensation philosophy and developments in its compensation practices in recent years, and includes:

  •
  No repricing or below-market grants of stock options and stock appreciation rights.

  •
  Recoupment of awards as may be required by applicable law or Sterling's "clawback" policy.

  •
  Prohibition against cash buyouts of underwater options and option repricing.

        The potential dilution resulting from issuing all 1.5 million shares authorized under the 2013 Sterling Plan, if approved and if the merger agreement is terminated without the merger having been consummated, would be approximately 5.6%, based on our common stock outstanding as of December 31, 2012 (approximately 30,995,796 shares). The potential dilution resulting from shares under outstanding awards issued under the SIP (approximately 232,793 shares as of December 31, 2012) and, if approved, shares authorized under the 2013 Sterling Plan (1.5 million shares), would be approximately 5.6% (calculated as shares authorized under the 2013 Sterling Plan plus shares under outstanding awards under the SIP, divided by common stock outstanding on December 31, 2012 (approximately 30,995,796 shares)).

        If shareholders do not approve the 2013 Sterling Plan and the merger does not occur, Sterling's future ability to issue equity-based awards other than cash-settled awards will be limited. This could have significant negative consequences, and could, among other things:

  •
  Inhibit pay-for-performance and alignment with shareholders.  A key element of Sterling's compensation philosophy (as described in the Compensation Discussion and Analysis) is to pay a significant portion of variable compensation to a broad population of employees (including its executive officers) in the form of awards that payout in Sterling equity. Sterling's employees did not receive any equity compensation in 2012 given the expiration of the SIP on April 18, 2012. Sterling believes that stock ownership by employees provides performance incentives and fosters long-term commitment to the benefit of its shareholders because equity-settled compensation (rather than cash-settled compensation) with long-term restrictions, rigorous clawback provisions and stock ownership requirements is essential to align employees' interests with those of its shareholders.

  •
  Impede ability to attract and retain talent.  The successful implementation of Sterling's business objectives depends largely on its ability to attract, retain and reward talented employees. If the 2013 Sterling Plan is not approved, Sterling would be limited in its ability to use a valuable retention tool and would be at a significant competitive disadvantage in attracting new talent.

  •
  Increase volatility in reported earnings and compensation expense.  Replacing equity-settled awards with cash-settled awards could increase compensation expense and could contribute to volatility in reported earnings. Under current accounting rules, the charges for cash-settled awards would be based on quarterly fluctuations in Sterling's stock price. This would increase the cost of compensation if Sterling's stock price appreciates and lead to unpredictable quarterly results.

        Sterling also takes into account the relevant accounting and tax impact of all potential forms of equity awards in designing its grants. Sterling believes that the benefits to its shareholders resulting from equity award grants to its senior employees, including interest alignment and mitigation of incentives to take inappropriate business risks, outweigh the potential dilutive effect of grants under the 2013 Sterling Plan. Sterling's compensation committee believes that long-term incentives, primarily delivered through equity grants, are an effective vehicle to align the interests of executive officers with those of its shareholders, encourage ownership in Sterling and serve as a retention tool through multi-year vesting schedules.

        The following summary of the material terms of the 2013 Sterling Plan is qualified in its entirety by reference to the complete text of the 2013 Sterling Plan, which is attached as Annex I to this joint proxy statement/prospectus.

Summary of the 2013 Sterling Plan

Overview

        The purpose of the 2013 Sterling Plan is to give Sterling a competitive advantage in attracting, retaining and motivating officers, employees, directors and/or consultants and to provide Sterling and its subsidiaries and affiliates with a stock plan providing incentives directly related to increases in Company shareholder value.

Administration

        Sterling's compensation committee, or such other committee of Sterling's board of directors as the board of directors may from time to time designate, will administer the 2013 Sterling Plan. Among other things, Sterling's compensation committee will determine the persons who will receive awards under the 2013 Sterling Plan, the time when awards will be granted, the terms of the awards and the number of shares of Sterling common stock subject to the awards. Any authority granted to Sterling's compensation committee may also be exercised by the full board of directors of Sterling, except to the extent that the grant or exercise of such authority would cause any award to become subject to (or lose an exemption under) the short-swing profit recovery provisions of Section 16 of the Securities Exchange Act or cause an award designated as a qualified performance-based award not to qualify for, or to cease to qualify for, the tax deduction under Section 162(m) of the Code. For purposes of Section 162(m) of the Code, the Compensation Committee shall be composed of not less than two "outside directors" within the meaning of Section 162(m) of the Code.

        Sterling's compensation committee will have complete control over the administration of the 2013 Sterling Plan and will have sole discretion to make all determinations in respect of the 2013 Sterling

Plan (including, for example, the ability to determine whether individual awards may be settled in cash, shares of common stock, other awards or other property).

Eligibility

        Awards may be made to officers, employees, directors and consultants of Sterling or any of its subsidiaries or affiliates, who are or will be responsible for or contribute to the management, growth or profitability of the business of Sterling or its Subsidiaries or Affiliates.

Sterling Bancorp Common Stock Available for Awards under the Plan

        Subject to adjustment as described below, the total number of shares of Sterling's common stock that may be subject to awards granted under the 2013 Sterling Plan is 1,500,000 shares. Shares of Sterling's common stock underlying the awards will be available for reissuance under the 2013 Sterling Plan in the event that an award terminates, expires or otherwise lapses without delivery of Sterling's common stock. Shares subject to an award under the 2013 Sterling Plan may be authorized and unissued shares.

        Shares withheld to cover tax withholding on vesting or exercise of an award will count against the number of shares that may be issued under the 2013 Sterling Plan. If the option price of any stock option is satisfied by delivering shares of common stock to Sterling, only the number of shares of common stock delivered to the participant net of the shares of common stock delivered to Sterling or attested to shall be deemed delivered for purposes of determining the maximum numbers of shares of Common Stock available for delivery under the 2013 Sterling Plan. Shares of common stock issued in connection with awards that are assumed, converted or substituted as a result of Sterling's acquisition of another company (including by way of merger, combination or similar transaction) will not count against the number of shares that may be issued under the 2013 Sterling Plan.

        Except as otherwise provided for awards intended to be "performance-based compensation" under Section 162(m) of the Code, there is no limit on the amount of cash, securities (other than shares of Sterling's common stock) or other property that may be delivered pursuant to any award. No more than 500,000 shares of common stock may, however, be awarded pursuant to restricted (or performance) stock awards, restricted (or performance) stock units and other full-value stock awards, in the aggregate. No individual, however, will receive awards of stock options or stock appreciation rights covering, in either case, more than 1,000,000 shares (subject to adjustment as described below) in any calendar year. The maximum aggregate number of shares of common stock that may be issued under the 2013 Sterling Plan pursuant to stock options intended to be incentive stock options shall be 500,000 shares. The maximum number of shares as to which qualified performance-based awards may be granted to any one participant in any calendar year is 250,000 shares or, in the event such qualified performance-based award is paid in cash, the equivalent cash value thereof on the first day of the performance period to which such award relates, as determined by Sterling's compensation committee.

        In the event of any change in corporate capitalization (including, but not limited to, a change in the number of shares of common stock outstanding), such as a stock split or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of Sterling (including any extraordinary cash dividend or any stock dividend), any reorganization or any partial or complete liquidation of Sterling, Sterling's compensation committee or board of directors shall make such equitable substitution or adjustments in the aggregate number and kind of shares reserved for issuance under the 2013 Sterling Plan, and the maximum limitation upon stock options and other awards to be granted to any participant, in the number, kind and option price of shares subject to outstanding stock options, in the number and kind of shares subject to other outstanding awards granted under the 2013 Sterling Plan and/or such other equitable substitution or adjustments (including, without limitation, providing an amount in cash) in order to prevent substantial enlargement or dilution of a participant's rights in a manner consistent with the 2013 Sterling Plan.

        The market value of Sterling's common stock on March 18, 2013 (based upon the closing price on the NYSE) was $10.29 per share.

Types of Awards

        The 2013 Sterling Plan provides for grants of stock options (both stock options intended to be "incentive stock options" under Section 422 of the Code and non-qualified stock options), stock appreciation rights, restricted shares, restricted stock units, other stock awards or qualified performance-based awards pursuant to which Sterling's common stock, cash or other property may be delivered. Each award will be evidenced by an award agreement, which will govern that award's terms and conditions.

        Stock Options.    A stock option entitles the recipient to purchase shares of Sterling's common stock at a fixed exercise price. The exercise price per share will be determined by Sterling's compensation committee but will not be less than 100% of the fair market value of Sterling's common stock on the date of grant. Fair market value will generally be the closing price of Sterling's common stock on the NYSE on the date of grant. Stock options must be exercised within 10 years from the date of grant.

        Stock Appreciation Rights.    A stock appreciation right entitles the recipient to receive shares of Sterling's common stock, cash or other property equal in value to the appreciation of Sterling's common stock over the stated exercise price. The exercise price per share will be determined by Sterling's compensation committee but will not be less than 100% of the fair market value of Sterling's common stock on the date of grant. Fair market value will generally be the closing price of Sterling's common stock on the NYSE on the date of grant. Stock appreciation rights must be exercised within 10 years from the date of grant.

        Restricted Shares.    Restricted shares are shares of Sterling's common stock that are registered in the participant's name, but that are subject to transfer and/or forfeiture restrictions for a period of time. Sterling's compensation committee may grant or offer for sale restricted shares of Sterling's common stock in such amounts, and subject to such terms and conditions, as Sterling's compensation committee may determine. Subject to such limits as Sterling's compensation committee may determine from time to time, the recipient will have the same voting and dividend rights as any other shareholder of Sterling.

        Restricted Stock Units.    A restricted stock unit is an unfunded, unsecured right to receive a share of Sterling's common stock, cash or other property at a future date. Sterling's compensation committee may grant restricted stock units in such amounts, and subject to such terms and conditions, as Sterling's compensation committee may determine. The recipient will have only the rights of a general unsecured creditor of Sterling and no rights as a shareholder until Sterling's common stock underlying the restricted stock units, if any, is delivered.

        Other Stock-Based Awards.    Sterling's compensation committee may grant unrestricted shares of Sterling's common stock in such amounts, and subject to such terms and conditions, as Sterling's compensation committee may determine, but in each case, subject to the individual share limit described above.

        Qualified Performance-Based Awards.    Sterling's compensation committee may grant, at the time of grant of any award described above (other than stock awards or stock options and stock appreciation rights granted with an exercise price or grant price equal to or greater than the fair market value per share of common stock on the date of grant, which otherwise qualify for the tax deduction under Section 162(m) of the Code), to designate such award as a qualified performance-based award in order to qualify such award as "performance-based compensation" under Section 162(m) of the Code.

        Sterling's compensation committee shall establish one or more goals during each performance period based upon the performance criteria. The performance criteria that will be used to establish the performance goals may be based on the attainment of specific levels of performance of Sterling (or affiliate, division or operational unit of Sterling) and shall be limited to the following: (i) net earnings or net income (before or after taxes); (ii) basic or diluted earnings per share (before or after taxes); (iii) pre- or after-tax income (before or after allocation of corporate overhead and bonus); (iv) operating income (before or after taxes); (v) revenue, net revenue, or net revenue growth; (vi) gross profit or gross profit growth; (vii) net operating profit (before or after taxes); (viii) earnings, including earnings before or after taxes; (ix) return measures (including, but not limited to, return on assets, net assets, capital, total capital, tangible capital, invested capital, equity, or total shareholder return); (x) cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on capital, cash flow return on investment, and cash flow per share (before or after dividends)); (xi) margins, gross or operating margins, or cash margin; (xii) operating efficiency; (xiii) productivity ratios; (xiv) share price (including, but not limited to, growth measures and total shareholder return); (xv) expense targets; (xvi) objective measures of customer satisfaction; (xvii) working capital targets; (xviii) measures of economic value added, or economic value-added models or equivalent metrics; (xix) enterprise value; (xx) net sales; (xxi) appreciation in and/or maintenance of the price of the shares or any other publicly-traded securities of Sterling; (xxii) market share; (xxiii) comparisons with various stock market indices; (xxiv) reductions in costs; (xxv) improvement in or attainment of expense levels or working capital levels; (xxvi) year-end cash; (xxvii) debt reductions; (xxviii) shareholder equity; (xxix) regulatory achievements; (xxx) implementation, completion or attainment of measurable objectives with respect to research, development, products or projects, production volume levels, acquisitions and divestitures and recruiting and maintaining personnel; (xxxi) average total loans (or portions thereof), or (xxxii) average deposits (or portions thereof) and customer repurchase agreements. Sterling's compensation committee shall have the authority to make equitable adjustments to the performance criteria in recognition of unusual or non-recurring events affecting Sterling or the financial statements of Sterling, or in response to changes in applicable laws, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles. Before payment of any amounts pursuant to such performance-based awards, Sterling's compensation committee shall certify that the performance goals and the material terms of such award are satisfied.

Change in Control

        Unless otherwise provided by Sterling's compensation committee in an award agreement, in the event of a change in control (as defined in the 2013 Sterling Plan), any outstanding stock options and stock appreciation rights which are not then exercisable and vested, shall become fully exercisable and vested. Unless otherwise provided in an award agreement, in the event a participant incurs a termination of employment during the 24-month period following a change in control by Sterling without cause (as defined in the 2013 Sterling Plan), any stock option or stock appreciation right held by such participant may thereafter be exercised by the participant, for (A) the longer of (1) one year from such date of termination or (2) such other period as may be provided in the 2013 Sterling Plan for such termination of employment or as Sterling's compensation committee may provide in the award agreement or in any individual agreement of the participant, or (B) until expiration of the stated term of such stock option or stock appreciation right, whichever period is the shorter.

        In the event of a change in control, the restrictions and deferral limitations applicable to any restricted stock and restricted stock units (including any such awards designated as qualified performance based awards, which shall pay out at target level) shall lapse, and such restricted stock and restricted stock units shall become free of all restrictions and become fully vested.

        Sterling's compensation committee may, in the exercise of its sole discretion, upon the occurrence of a change in control (i) determine that any or all outstanding stock options or stock appreciation rights granted under the 2013 Sterling Plan, whether or not exercisable, will be canceled and terminated and the holder may receive for each share of common stock subject to such award a cash payment (or the delivery of shares of stock, other securities or a combination of cash, stock and securities equivalent to such cash payment) equal to the amount, if any, by which the consideration received by shareholders of Sterling in respect of a share of common stock in connection with the change in control exceeds the purchase price per share, if any, under the award multiplied by the number of shares of common stock subject to such award, provided that if there is no such excess, the awards will be canceled and terminated without payment therefor, or (ii) determine that outstanding awards be assumed or a substantially equivalent award be substituted by such successor entity or a parent or subsidiary of such successor entity. Upon the occurrence of a change in control, Sterling's compensation committee may, in its sole discretion, terminate any stock option or stock appreciation right for which the exercise price is equal to or exceeds the per share value of the consideration to be paid in the change in control transaction without payment of consideration therefor.

Federal Income Tax Implications of Awards

        The following is a brief description of the U.S. federal income tax consequences generally arising with respect to the grant of stock options and stock appreciation rights. This summary is not intended to constitute tax advice and is not intended to be exhaustive and, among other things, does not describe state, local or foreign tax consequences.

        Incentive Stock Options.    The recipient of an incentive stock option will not be required to recognize income for federal income tax purposes on the grant or exercise of such option, and Sterling and its subsidiaries will not be entitled to a deduction. However, the excess of the fair market value of Sterling's common stock received on the date of exercise over the exercise price paid will be included in the recipient's alternative minimum taxable income. The recipient's basis in shares of Sterling's common stock received on exercise will be equal to the exercise price, and the recipient's holding period in such shares will begin on the day following the date of exercise.

        If an optionee does not dispose of Sterling's common stock acquired upon exercise within either the one-year period beginning on the date of exercise or the two-year period beginning on the date of grant of the incentive stock option, then any gain or loss realized by the optionee upon the subsequent disposition of such shares will be taxed as long-term capital gain or loss. In such event, no deduction will be allowed to Sterling. If the optionee disposes of Sterling's common stock within the one-year or two-year periods referred to above (which we refer to as a "disqualifying disposition"), the optionee will recognize ordinary income at the time of disposition in an amount equal to the excess of the fair market value of Sterling's common stock on the date of exercise over the exercise price (or, if less, the net proceeds of the disposition), and Sterling will generally be entitled to a corresponding deduction. Any excess of the amount realized on the disqualifying disposition over the fair market value of the shares on the date of exercise will be taxable as capital gain. If the amount realized is less than the exercise price, and the loss sustained on the disqualifying disposition would otherwise be recognized, the optionee will not recognize any ordinary income from the disposition and instead will recognize a capital loss.

        Non-Qualified Stock Options and Stock Appreciation Rights.    The recipient of a stock option or a stock appreciation right will not be required to recognize income for federal income tax purposes upon the grant of such award, and Sterling will not be entitled to a deduction. Upon the exercise of an option or a stock appreciation right, the recipient will recognize ordinary income in the amount by which the fair market value of Sterling's common stock at the time of exercise exceeds the exercise price, and Sterling will be entitled to a corresponding deduction. The recipient's basis in Sterling's common stock received will equal the fair market value of the shares on the exercise date, and the recipient's holding period will begin on the day following the exercise date.

        Section 162(m).    With regard to stock options and stock appreciation rights, any entitlement to a tax deduction on the part of Sterling is subject to the applicable tax rules, including, without limitation, Section 162(m) of the Code. In general, Section 162(m) of the Code denies a publicly held corporation a deduction for federal income tax purposes for compensation in excess of $1 million per year per person to its "covered employees," subject to certain exceptions. The 2013 Sterling Plan is intended to satisfy the "performance-based compensation" exception under Section 162(m) of the Code with respect to stock options, stock appreciation rights and other awards that are subject to the achievement of performance goals.

Transfer Restrictions

        Except to the extent otherwise provided in any award agreement, no award (or any rights or obligations thereunder) granted to any person under the 2013 Sterling Plan may be sold, exchanged, transferred, assigned, pledged, hypothecated or otherwise disposed of or hedged (including through the use of any cash-settled instrument), other than by will or by the laws of descent and distribution. All awards (and any rights thereunder) will be exercisable during the life of the recipient only by the recipient or by the recipient's legal representative.

Forfeiture and Clawback

        Sterling's compensation committee shall have the authority to provide in any award agreement that in the event of serious misconduct by a participant (including, without limitation, any misconduct prejudicial to or in conflict with Sterling or its subsidiaries or affiliates, or any termination of employment for cause), or any activity of a participant in competition with the business of Sterling or any subsidiary or affiliate, any outstanding award granted to such participant shall be cancelled, in whole or in part, whether or not vested or deferred. Without limiting the foregoing, all awards, if and to the extent subject to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, may be subject to a clawback policy or other incentive compensation policy established from time to time by Sterling's compensation committee to comply with such Act.

Amendment and Termination

        Generally, Sterling's board of directors may from time to time amend, modify, suspend or terminate the 2013 Sterling Plan. No amendment, modification, suspension or termination of the 2013 Sterling Plan shall adversely affect any award granted without the consent of the participant or the permitted transferee of the award. Sterling's board of directors may seek the approval of any amendment or modification by Sterling's shareholders to the extent it deems necessary or advisable in its discretion for purposes of compliance with Section 162(m) or Section 422 of the Code, the listing requirements of the NYSE or other exchange or securities market or for any other purpose.

        Unless previously terminated by Sterling's board of directors, the 2013 Sterling Plan (if approved by Sterling's shareholders) will terminate on May 1, 2023, but any outstanding award will remain in effect until the underlying shares are delivered or the award lapses. If the 2013 Sterling Plan is not approved by shareholders or the merger is consummated, no awards will be made under the 2013 Sterling Plan and the 2013 Sterling Plan will be null and void in its entirety.

New Plan Benefits

        Any awards made under the 2013 Sterling Plan in 2013 will be subject to the discretion of Sterling's compensation committee. As a result, it is not possible to determine the number or type of awards that will be granted to any person under the 2013 Sterling Plan for the 2013 fiscal year. No awards under the SIP were made in 2012 and Sterling cannot estimate what would have been awarded for 2012.

Vote Required and Sterling Board Recommendation

        Your broker is not entitled to vote your shares on this matter if no instructions are received from you. Such broker non-votes are not considered votes cast and therefore will have no effect on the vote on this matter. The favorable vote of a majority of the votes cast will constitute approval of this proposal, with votes to "Abstain" being counted as votes cast for these purposes.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ADOPTION OF THE 2013 STERLING PLAN.

LEGAL MATTERS

        The validity of the Provident common stock to be issued in connection with the merger will be passed upon for Provident by Wachtell, Lipton, Rosen & Katz (New York, New York). Certain U.S. federal income tax consequences relating to the merger will also be passed upon for Provident by Wachtell, Lipton, Rosen & Katz (New York, New York) and for Sterling by Sullivan & Cromwell LLP (New York, New York).

EXPERTS

Provident

        The financial statements incorporated in this Registration Statement by reference to the Annual Report on Form 10-K for the year ended September 30, 2012 have been so incorporated in reliance on the report of Crowe Horwath LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Sterling

        The financial statements incorporated in this Registration Statement by reference to the Annual Report on Form 10-K for the year ended December 31, 2012 have been so incorporated in reliance on the report of Crowe Horwath LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

DEADLINES FOR SUBMITTING STOCKHOLDER PROPOSALS

Provident

        Under SEC rules, holders of Provident common stock who wish to make a proposal to be included in Provident's proxy statement and proxy for Provident's 2014 annual meeting of stockholders must deliver the proposal to the executive offices of Provident no later than September 13, 2013 if Provident's 2014 annual meeting is held within 30 days of February 21, 2014. Such proposals will be subject to the requirements of the proxy rules adopted under the Exchange Act, Provident's certificate of incorporation and bylaws and Delaware law.

        In addition, Provident's bylaws establish an advance notice procedure with regard to director nominations and other business proposals to be brought before Provident's 2014 annual meeting but not included in Provident's proxy statement or form of proxy for that meeting. In order for stockholder proposals to be considered for presentation at Provident's 2014 annual meeting but not for inclusion in Provident's proxy statement and form of proxy for that meeting, holders of Provident common stock must deliver notice of such stockholder proposal to the Secretary of Provident no later than October 13, 2013 (provided that if the date of Provident's 2014 annual meeting is earlier than January 22, 2014 or later than March 23, 2014, notice must be delivered not later than the close of business on the 10th day following the day on which public announcement of the date of Provident's 2014 annual meeting is first made).

Sterling

        If the merger occurs in the expected timeframe, there will be no Sterling annual meeting of shareholders in 2014. In that case, shareholder proposals must be submitted to Provident's Corporate Secretary in accordance with the procedures described above. In case the merger is not completed, any shareholder who may desire to submit a proposal under the SEC's shareholder proposal rule (Rule 14a-8) for inclusion in Sterling's proxy and proxy statement for the 2014 annual meeting of Sterling shareholders, must present such proposal in writing to Sterling at 650 Fifth Avenue, New York, New York 10019-6108, Attention: Debra A. Ashton, Corporate Secretary, at a reasonable time before

Sterling begins to print and send its proxy materials. If the 2014 annual meeting of Sterling shareholders becomes necessary, Sterling will specify the deadline for shareholders to submit proposals under the SEC's shareholder proposal rule. Under Sterling's bylaws, any shareholder who desires to submit a proposal outside of the process provided by the SEC's shareholder proposal rule (Rule 14a-8) or desires to nominate a director at the 2014 annual meeting of Sterling shareholders must provide timely notice thereof in the manner and form required by Sterling's bylaws by [      ], 2014 (but not before [      ], 2014). If the date of the annual meeting of Sterling shareholders should change, such deadlines under Sterling's bylaws would also change.

 WHERE YOU CAN FIND MORE INFORMATION

        Provident has filed with the SEC a registration statement under the Securities Act of 1933, as amended, that registers the issuance of the shares of Provident common stock to be issued in connection with the merger. This joint proxy statement/prospectus is a part of that registration statement and constitutes the prospectus of Provident in addition to being a proxy statement for Provident and Sterling shareholders. The registration statement, including this joint proxy statement/prospectus and the attached exhibits and schedules, contains additional relevant information about Provident and Provident common stock.

        Provident and Sterling also file reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the Public Reference Room of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates, or from commercial document retrieval services.

        The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, such as Provident and Sterling, who file electronically with the SEC. The address of the site is http://www.sec.gov. The reports and other information filed by Provident with the SEC are also available at Provident's website at www.providentbanking.com under the tab "Investor Relations," and then under the heading "SEC Filings". The reports and other information filed by Sterling with the SEC are available at Sterling's website at www.snb.com under the tab "Investor Relations," and then under the heading "SEC Filings". The web addresses of the SEC, Provident and Sterling are included as inactive textual references only. Except as specifically incorporated by reference into this joint proxy statement/prospectus, information on those web sites is not part of this joint proxy statement/prospectus.

        The SEC allows Provident and Sterling to incorporate by reference information in this joint proxy statement/prospectus. This means that Provident and Sterling can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this joint proxy statement/prospectus, except for any information that is superseded by information that is included directly in this joint proxy statement/prospectus.

        This joint proxy statement/prospectus incorporates by reference the documents listed below that Provident and Sterling previously filed with the SEC. They contain important information about the companies and their financial condition.

Provident SEC Filings (SEC File No. 001-35385)	Period or Date Filed
Annual Report on Form 10-K	Year ended September 30, 2012
Quarterly Reports on Form 10-Q	Quarters ended December 31, 2012 and March 31, 2013
Current Reports on Form 8-K or 8-K/A
Filed on October 26, 2012, October 31, 2012, October 31, 2012, November 27, 2012, January 23, 2013, February 25, 2013, April 4, 2013, April 9, 2013 (and amendment filed April 9, 2013), April 23, 2013, May 14, 2013, June 26, 2013, June 28, 2013, July 2, 2013, July 24, 2013 and July 31, 2013 (other than those portions of the documents deemed to be furnished and not filed)

Sterling SEC Filings (SEC File No. 000-17122)	Period or Date Filed
Annual Report on Form 10-K or 10-K/A	Year ended December 31, 2012 (including the amendment filed April 29, 2013)
Quarterly Reports on Form 10-Q	Quarters ended March 31, 2013 and June 30, 2013
Current Reports on Form 8-K or 8-K/A
Filed on January 24, 2013, January 28, 2013, February 15, 2013, March 19, 2013, April 4, 2013, April 9, 2013 (and amendment filed April 9, 2013), April 25, 2013, April 30, 2013, May 3, 2013, June 26, 2013, July 19, 2013, July 25, 2013, July 25, 2013 and July 31, 2013 (other than those portions of the documents deemed to be furnished and not filed)

        In addition, Provident and Sterling also incorporate by reference additional documents filed with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act between the date of this joint proxy statement/prospectus and, in the case of Provident, the date of the Provident special meeting, and, in the case of Sterling, the date of the Sterling annual meeting, provided that Provident and Sterling are not incorporating by reference any information furnished to, but not filed with, the SEC.

        Except where the context otherwise indicates, Provident has supplied all information contained or incorporated by reference in this joint proxy statement/prospectus relating to Provident, and Sterling has supplied all information contained or incorporated by reference relating to Sterling.

        Documents incorporated by reference are available from Provident and Sterling without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this joint proxy statement/prospectus. You can obtain documents incorporated by reference in this joint proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following address and phone number:

Provident New York Bancorp	Sterling Bancorp
400 Rella Blvd.	650 Fifth Avenue
Montebello, New York 10901	New York, New York 10019
Attention: Donna Peterson	Attention: Investor Relations
Telephone: (845) 369-8474	Telephone: (212) 757-3300

        Provident stockholders and Sterling shareholders requesting documents must do so by September 19, 2013 to receive them before their respective meetings. You will not be charged for any of these documents that you request. If you request any incorporated documents from Provident or Sterling, Provident and Sterling, respectively, will mail them to you by first class mail, or another equally prompt means, within one business day after receiving your request.

        Neither Provident nor Sterling has authorized anyone to give any information or make any representation about the merger or the companies that is different from, or in addition to, that contained in this joint proxy statement/prospectus or in any of the materials that have been incorporated in this joint proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this joint proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this joint proxy statement/prospectus does not extend to you. The information contained in this joint proxy statement/prospectus speaks only as of the date of this joint proxy statement/prospectus unless the information specifically indicates that another date applies.

ANNEX A

AGREEMENT AND PLAN OF MERGER

by and between

STERLING BANCORP

and

PROVIDENT NEW YORK BANCORP

Dated as of April 3, 2013

A-i

A-ii

A-iii

INDEX OF DEFINED TERMS

Page
Acquisition Proposal	A-48
affiliate	A-57
Agreement	A-1
Bank Merger	A-4
Bank Merger Agreement	A-4
Bank Merger Certificates	A-4
Bank Regulatory Applications	A-40
BHC	A-1
BHC Act	A-1
Bylaw Amendment	A-3
Certificate	A-2
Certificate Amendment	A-3
certificates	A-4
Certificates of Merger	A-1
Chosen Courts	A-57
Closing	A-55
Closing Date	A-56
Code	A-1
Confidentiality Agreement	A-42
Conversion	A-4
Delaware Secretary	A-1
DGCL	A-1
Effective Time	A-1
Enforceability Exceptions	A-18
Environmental Laws	A-18
ERISA	A-13
Exchange Act	A-11
Exchange Agent	A-4
Exchange Fund	A-4
Exchange Ratio	A-2
FDIC	A-8
Federal Reserve Board	A-9
GAAP	A-7
Governmental Entity	A-10
Intellectual Property	A-20
IRS	A-12
Joint Proxy Statement	A-10
Key Individuals	A-47
knowledge	A-57
Liens	A-8
Loans	A-21
made available	A-57
Material Adverse Effect	A-7
Materially Burdensome Regulatory Condition	A-41
Merger	A-1
Multiemployer Plan	A-14
Multiple Employer Plan	A-14
New Benefit Plans	A-43

A-iv

Page
New York State Department	A-1
NYBCL	A-1
NYSE	A-5
OCC	A-9
PBGC	A-14
Permitted Encumbrances	A-19
person	A-57
Premium Cap	A-45
Provident	A-1
Provident Benefit Plans	A-29
Provident Certificate	A-3
Provident Common Stock	A-2
Provident Contract	A-33
Provident Disclosure Schedule	A-22
Provident ERISA Affiliate	A-29
Provident Leased Properties	A-35
Provident Meeting	A-42
Provident Owned Properties	A-35
Provident Qualified Plans	A-30
Provident Real Property	A-35
Provident Regulatory Agreement	A-34
Provident Reports	A-31
Provident Restricted Stock Award	A-23
Provident Stock Options	A-24
Provident Stock Plan Amendment	A-42
Provident Stock Plans	A-24
Provident Subsidiary	A-23
Regulatory Agencies	A-10
REIT	A-8
Representatives	A-47
Requisite Provident Vote	A-25
Requisite Regulatory Approvals	A-50
Requisite Sterling Vote	A-9
S-4	A-10
Sarbanes-Oxley Act	A-11
SEC	A-10
Securities Act	A-16
SRO	A-10
Sterling	A-1
Sterling Benefit Plans	A-13
Sterling Certificate	A-7
Sterling Common Stock	A-2
Sterling Contract	A-17
Sterling Disclosure Schedule	A-6
Sterling ERISA Affiliate	A-13
Sterling Indemnified Parties	A-45
Sterling Insiders	A-50
Sterling Leased Properties	A-19
Sterling Meeting	A-42
Sterling Owned Properties	A-19

A-v

Page
Sterling Pension Plan	A-44
Sterling Qualified Plans	A-14
Sterling Real Property	A-19
Sterling Regulatory Agreement	A-18
Sterling Reports	A-16
Sterling Restricted Stock Award	A-3
Sterling Stock Option	A-2
Sterling Stock Plan	A-3
Sterling Subsidiary	A-7
Subsidiary	A-7
Surviving Corporation	A-1
Takeover Statutes	A-20
Tax	A-13
Tax Return	A-13
Taxes	A-13
Termination Date	A-52
Termination Fee	A-54
Trust Preferred Securities	A-49

A-vi

AGREEMENT AND PLAN OF MERGER

        AGREEMENT AND PLAN OF MERGER, dated as of April 3, 2013 (this "Agreement"), by and between Sterling Bancorp, a New York corporation ("Sterling"), and Provident New York Bancorp, a Delaware corporation ("Provident").

W I T N E S S E T H:

        WHEREAS, the Boards of Directors of Provident and Sterling have determined that it is in the best interests of their respective companies and their stockholders to consummate the strategic business combination transaction provided for herein, pursuant to which Sterling will, subject to the terms and conditions set forth herein, merge with and into Provident (the "Merger"), so that Provident is the surviving corporation (hereinafter sometimes referred to in such capacity as the "Surviving Corporation") in the Merger; and

        WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code; and

        WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

        NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I
THE MERGER

        1.1    The Merger.

          (a)   Subject to the terms and conditions of this Agreement, in accordance with the New York Business Corporation Law (the "NYBCL") and the Delaware General Corporation Law (the "DGCL"), at the Effective Time, Sterling shall merge with and into Provident. Provident shall be the Surviving Corporation in the Merger, and shall continue its corporate existence under the laws of the State of Delaware. Upon consummation of the Merger, the separate corporate existence of Sterling shall terminate.

          (b)   At the Effective Time, Provident shall become a duly registered bank holding company ("BHC") and financial holding company under the Bank Holding Company Act of 1956, as amended (the "BHC Act").

        1.2    Effective Time.     The Merger shall become effective as set forth in the certificate of merger to be filed with the Department of State of the State of New York (the "New York State Department") and the certificate of merger to be filed with the Secretary of State of the State of Delaware (the "Delaware Secretary"), respectively, on the Closing Date (collectively, the "Certificates of Merger"). The term "Effective Time" shall be the date and time when the Merger becomes effective, as set forth in the Certificates of Merger.

        1.3    Effects of the Merger.    At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the NYBCL and the DGCL.

        1.4    Conversion of Sterling Common Stock.     At the Effective Time, by virtue of the Merger and without any action on the part of Provident, Sterling or the holder of any of the following securities:

          (a)   Subject to Section 2.2(e), each share of the common stock, par value $1.00 per share, of Sterling issued and outstanding immediately prior to the Effective Time (the "Sterling Common Stock"), except for shares of Sterling Common Stock owned by Sterling as treasury stock or owned by Sterling or Provident (in each case other than in a fiduciary or agency capacity or as a result of debts previously contracted), shall be converted into the right to receive 1.2625 shares (the "Exchange Ratio") of the common stock, par value $0.01 per share, of Provident (the "Provident Common Stock"); it being understood that upon the Effective Time, pursuant to Section 1.5, the Provident Common Stock, including the shares issued to former holders of Sterling Common Stock, shall be the common stock of the Surviving Corporation.

          (b)   All of the shares of Sterling Common Stock converted into the right to receive Provident Common Stock pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each, a "Certificate", it being understood that any reference herein to "Certificate" shall be deemed to include reference to book-entry account statements relating to the ownership of shares of Sterling Common Stock) previously representing any such shares of Sterling Common Stock shall thereafter represent only the right to receive (i) a certificate representing the number of whole shares of Provident Common Stock which such shares of Sterling Common Stock have been converted into the right to receive, (ii) cash in lieu of fractional shares which the shares of Sterling Common Stock represented by such Certificate have been converted into the right to receive pursuant to this Section 1.4 and Section 2.2(e), without any interest thereon and (iii) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2. Certificates previously representing shares of Sterling Common Stock shall be exchanged for certificates representing whole shares of Provident Common Stock (together with any dividends or distributions with respect thereto and cash in lieu of fractional shares issued in consideration therefor) upon the surrender of such Certificates in accordance with Section 2.2, without any interest thereon. If, prior to the Effective Time, the outstanding shares of Provident Common Stock or Sterling Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Exchange Ratio.

          (c)   Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of Sterling Common Stock that are owned by Sterling or Provident (in each case other than in a fiduciary or agency capacity or as a result of debts previously contracted) shall be cancelled and shall cease to exist and no stock of Provident or other consideration shall be delivered in exchange therefor.

        1.5    Provident Common Stock.     At and after the Effective Time, each share of Provident Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of the Surviving Corporation and shall not be affected by the Merger.

        1.6    Sterling Stock Options; Sterling Restricted Stock Awards.

          (a)   At the Effective Time, each option granted by Sterling to purchase shares of Sterling Common Stock under a Sterling Stock Plan (as defined below), whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Time (a "Sterling Stock Option") shall cease to represent a right to acquire shares of Sterling Common Stock and shall be converted automatically into an option to purchase shares of Provident Common Stock for a number of shares and at an exercise price determined as provided below, with such converted option to continue to be subject to the same terms and conditions as were applicable to the Sterling Stock Option under the Sterling Stock Plan and the applicable award agreement thereunder (but taking into account any acceleration or vesting thereof provided for in the Sterling Stock Plan, or in the related award agreement, by reason of the consummation of the transactions contemplated hereby):

              (i)  The number of shares of Provident Common Stock to be subject to the new option shall be equal to the product of the number of shares of Sterling Common Stock subject to the Sterling Stock Option and the Exchange Ratio; provided, that any fractional shares of Provident Common Stock resulting from such multiplication shall be rounded down to the nearest whole share; and

             (ii)  The exercise price per share of Provident Common Stock under the new option shall be equal to the exercise price per share of Sterling Common Stock of the Sterling Stock Option divided by the Exchange Ratio; provided, that such exercise price shall be rounded up to the nearest whole cent.

  For purposes of this Agreement, "Sterling Stock Plan" means the Sterling Stock Incentive Plan (Amended and Restated as of May 20, 2004), as amended December 29, 2008.

          (b)   At the Effective Time, each award in respect of a share of Sterling Common Stock subject to vesting, repurchase or other lapse restriction granted under a Sterling Stock Plan which is outstanding immediately prior to the Effective Time (a "Sterling Restricted Stock Award") shall be converted automatically into a restricted stock award in respect of the number of shares of Provident Common Stock, rounded to the nearest whole share, equal to the product of the number of shares of Sterling Common Stock subject to the Sterling Restricted Stock Award and the Exchange Ratio, with such converted restricted stock award to continue to be subject to the same terms and conditions as were applicable to the Sterling Restricted Stock Award under the Sterling Stock Plan and the applicable award agreement thereunder (but taking into account any acceleration or vesting thereof provided for in the Sterling Stock Plan, or in the related award agreement, by reason of the consummation of the transactions contemplated hereby).

          (c)   At or prior to the Effective Time, Sterling, the Board of Directors of Sterling and its compensation committee, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the provisions of this Section 1.6.

          (d)   At or prior to the Effective Time, Provident, the Board of Directors of Provident and its compensation committee, as applicable, shall adopt any resolutions and take any necessary actions to reserve for future issuance a number of shares of Provident Common Stock necessary to fulfill Provident's obligations under this Section 1.6. Promptly after the Effective Time, Provident shall prepare and file with the SEC a registration statement on Form S-8 (or other appropriate form) registering such shares of Provident Common Stock.

        1.7    Certificate of Incorporation of Surviving Corporation.     At the Effective Time, the Certificate of Incorporation of Provident (the "Provident Certificate"), as in effect at the Effective Time, as amended as set forth in Exhibit B hereto (the "Certificate Amendment"), shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law.

        1.8    Bylaws of Surviving Corporation.     At the Effective Time, the Bylaws of Provident, as in effect immediately prior to the Effective Time, as amended in the form as provided in Exhibit A (the "Bylaw Amendment"), shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

        1.9    Tax Consequences.     It is intended that the Merger shall qualify as a "reorganization" within the meaning of Section 368(a) of the Code, and that this Agreement is intended to be and is adopted as a "plan of reorganization" for the purposes of Sections 354 and 361 of the Code.

        1.10    Bank Merger.     Immediately following the Merger, Provident Bank, a federal savings association and a wholly-owned subsidiary of Provident, shall convert into a national bank (the "Conversion") and Sterling National Bank, a national bank and a wholly-owned Subsidiary of Sterling, will merge (the "Bank Merger") with and into Provident Bank. Provident Bank shall be the surviving entity in the Bank Merger and, following the Bank Merger, the separate corporate existence of Sterling National Bank shall cease. In connection with the Bank Merger, Provident Bank shall change its name to Sterling National Bank. The parties agree that the Bank Merger shall become effective immediately after the Effective Time. On the date of this Agreement, Provident Bank and Sterling National Bank entered into the agreement and plan of merger attached hereto as Exhibit C (the "Bank Merger Agreement"). Sterling shall cause Sterling National Bank, and Provident shall cause Provident Bank, to execute such certificates of merger and articles of combination and such other documents and certificates as are necessary to make the Bank Merger (including the Conversion) effective ("Bank Merger Certificates") immediately following the Effective Time.

        1.11    Headquarters of Surviving Corporation; Name.     From and after the Effective Time, (i) the location of the headquarters and principal executive offices of the Surviving Corporation shall be Montebello, New York, and the Surviving Corporation shall maintain executive offices in Montebello, New York, and in New York, New York, and (ii) the name of the Surviving Corporation shall be "Sterling Bancorp".

ARTICLE II
EXCHANGE OF SHARES

        2.1    Provident to Make Shares Available.     At or prior to the Effective Time, Provident shall deposit, or shall cause to be deposited, with a bank or trust company designated by Provident and reasonably acceptable to Sterling (the "Exchange Agent"), for the benefit of the holders of Certificates, for exchange in accordance with this Article II, certificates or, at Provident's option, evidence of shares in book entry form (collectively, referred to herein as "certificates"), representing the shares of Provident Common Stock, and cash in lieu of any fractional shares (such cash and certificates for shares of Provident Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund"), to be issued pursuant to Section 1.4 and paid pursuant to Section 2.2(a) in exchange for outstanding shares of Sterling Common Stock.

        2.2    Exchange of Shares.

          (a)   As promptly as practicable after the Effective Time, but in no event later than 10 days thereafter, Provident shall cause the Exchange Agent to mail to each holder of record of one or more Certificates representing shares of Sterling Common Stock immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive Provident Common Stock pursuant to Article I, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for certificates representing the number of whole shares of Provident Common Stock and any cash in lieu of fractional shares which the shares of Sterling Common Stock represented by such Certificate or Certificates shall have been converted into the right to receive pursuant to this Agreement as well as any dividends or distributions to be paid pursuant to Section 2.2(b). Upon proper surrender of a Certificate or Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Certificate or Certificates shall be entitled to receive in exchange therefor, as applicable, (i) a certificate representing that number of whole shares of Provident Common Stock to which such holder of Sterling Common Stock shall have become entitled pursuant to the provisions of Article I and (ii) a check representing the amount of (A) any cash in lieu of fractional shares which such holder has the right to receive in respect of the Certificate or Certificates surrendered pursuant to the provisions of this Article II and (B) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2, and the Certificate or Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any cash in lieu of fractional shares payable to holders of Certificates. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the number of whole shares of Provident Common Stock which the shares of Sterling Common Stock represented by such Certificate have been converted into the right to receive and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by this Section 2.2.

          (b)   No dividends or other distributions declared with respect to Provident Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article II. After the surrender of a Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the whole shares of Provident Common Stock which the shares of Sterling Common Stock represented by such Certificate have been converted into the right to receive.

          (c)   If any certificate representing shares of Provident Common Stock is to be issued in a name other than that in which the Certificate or Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Certificate or Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a certificate representing shares of Provident Common Stock in any name other than that of the registered holder of the Certificate or Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

          (d)   After the Effective Time, there shall be no transfers on the stock transfer books of Sterling of the shares of Sterling Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for certificates representing shares of Provident Common Stock as provided in this Article II.

          (e)   Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Provident Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Provident Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Provident. In lieu of the issuance of any such fractional share, Provident shall pay to each former stockholder of Sterling who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average of the closing-sale prices of Provident Common Stock on the New York Stock Exchange, Inc. (the "NYSE") as reported by The Wall Street Journal for the five (5) full trading days ending on the day preceding the Closing Date by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of Provident Common Stock which such holder would otherwise be entitled to receive pursuant to Section 1.4.

          (f)    Any portion of the Exchange Fund that remains unclaimed by the stockholders of Sterling for twelve (12) months after the Effective Time shall be paid to the Surviving Corporation. Any former stockholders of Sterling who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of the shares of Provident Common Stock, cash in lieu of any fractional shares and any unpaid dividends and distributions on the Provident Common Stock deliverable in respect of each former share of Sterling Common Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Provident, Sterling, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of Sterling Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

          (g)   Provident shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from any cash in lieu of fractional shares of Provident Common Stock, cash dividends or distributions payable pursuant to this Section 2.2 or any other cash amounts otherwise payable pursuant to this Agreement to any holder of Sterling Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by Provident or the Exchange Agent, as the case may be, and paid over to the appropriate governmental authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Sterling Common Stock in respect of which the deduction and withholding was made by Provident or the Exchange Agent, as the case may be.

          (h)   In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Provident, the posting by such person of a bond in such amount as Provident may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Provident Common Stock and any cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF STERLING

        Except (i) as disclosed in the disclosure schedule delivered by Sterling to Provident concurrently herewith (the "Sterling Disclosure Schedule"); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the Sterling Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Sterling that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect and (c) any disclosures made with respect to a section of Article III shall be deemed to qualify (1) any other section of Article III specifically referenced or cross-referenced and (2) other sections of Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (ii) as disclosed in any Sterling Reports filed by Sterling since December 31, 2011, and prior to the date hereof (but disregarding risk factor disclosures contained under the heading "Risk Factors," or disclosures of risks set forth in any "forward-looking statements" disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Sterling hereby represents and warrants to Provident as follows:

        3.1    Corporate Organization.

          (a)   Sterling is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, is a bank holding company duly registered under the BHC Act and has elected to be treated as a financial holding company under the BHC Act. Sterling has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Sterling is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Sterling. As used in this Agreement, the term "Material Adverse Effect" means, with respect to Provident, Sterling or the Surviving Corporation, as the case may be, a material adverse effect on (i) the business, properties, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in U.S. generally accepted accounting principles ("GAAP") or applicable regulatory accounting requirements, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries, (D) public disclosure of the transactions contemplated hereby or actions expressly required by this Agreement or that are taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby, or (E) a decline in the trading price of a party's common stock or the failure, in and of itself, to meet earnings projections, but not, in either case, including the underlying causes thereof; except, with respect to subclauses (A), (B), or (C), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate) or (ii) the ability of such party to timely consummate the transactions contemplated hereby. As used in this Agreement, the word "Subsidiary" when used with respect to any party, means any corporation, partnership, limited liability company, bank or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes. True and complete copies of the Restated Certificate of Incorporation of Sterling (the "Sterling Certificate") and the Bylaws of Sterling, as in effect as of the date of this Agreement, have previously been made available by Sterling to Provident.

          (b)   Each Subsidiary of Sterling (a "Sterling Subsidiary") (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect on Sterling and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Subsidiary of Sterling to pay dividends or distributions except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposit accounts of each Subsidiary of Sterling that is an insured depository institution are insured by the Federal Deposit Insurance Corporation (the "FDIC") through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened. Section 3.1(b) of the Sterling Disclosure Schedule sets forth a true and complete list of all Subsidiaries of Sterling as of the date hereof.

        3.2    Capitalization.

          (a)   The authorized capital stock of Sterling consists of 50,000,000 shares of Sterling Common Stock and 644,389 shares of preferred stock, par value $5.00 per share, of which no shares of preferred stock are issued or outstanding. As of the date of this Agreement, there are (i) 35,263,768 shares of Sterling Common Stock issued and 30,955,796 shares of Sterling Common Stock outstanding, which number includes 51,720 shares of Sterling Common Stock granted in respect of outstanding Sterling Restricted Stock Awards, (ii) 4,307,972 shares of Sterling Common Stock held in treasury, (iii) 87,500 shares of Sterling Common Stock reserved for issuance upon the exercise of outstanding Sterling Stock Options, and (iv) no other shares of capital stock or other voting securities of Sterling issued, reserved for issuance or outstanding. All of the issued and outstanding shares of Sterling Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, there are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which stockholders of Sterling may vote. Except as set forth in Section 3.2(a) of the Sterling Disclosure Schedule, as of the date of this Agreement, no trust preferred or subordinated debt securities of Sterling are issued or outstanding. Other than Sterling Stock Options issued prior to the date of this Agreement, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating Sterling to issue, transfer, sell, purchase, redeem or otherwise acquire, any such securities. There are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the Sterling Common Stock or other equity interests of Sterling. Section 3.2(a) of the Sterling Disclosure Schedule sets forth a true, correct and complete list of all Sterling Stock Options and Sterling Restricted Stock Awards outstanding as of the date hereof specifying, on a holder-by-holder basis, (i) the name of each holder, (ii) the number of shares subject to each such Sterling Stock Option and Sterling Restricted Stock Award, (iii) the grant date of each such Sterling Stock Option and Sterling Restricted Stock Award and (iv) the exercise price for each such Sterling Stock Option. Other than the Sterling Stock Options and the Sterling Restricted Stock Awards, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of Sterling or any of its Subsidiaries) are outstanding. Sterling has not elected to defer interest payments with respect to any trust preferred securities or related debentures issued by it or any of its affiliates.

          (b)   Except for the Trust Preferred Securities and the real estate investment trust ("REIT") preferred securities issued by Sterling Real Estate Holding Company, Inc., Sterling owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Sterling Subsidiaries, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever ("Liens"), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to bank Subsidiaries, as provided under 12 U.S.C. §55 or any comparable provision of applicable state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Sterling Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

        3.3    Authority; No Violation.

          (a)   Sterling has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of Sterling. The Board of Directors of Sterling has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Sterling and its stockholders and has directed that this Agreement and the transactions contemplated hereby be submitted to Sterling's stockholders for adoption at a meeting of such stockholders and has adopted a resolution to the foregoing effect. Except for the adoption of this Agreement by the affirmative vote of the holders of two-thirds of the outstanding shares of Sterling Common Stock (the "Requisite Sterling Vote"), and the adoption and approval of the Bank Merger Agreement by Sterling National Bank and Sterling as its sole shareholder, no other corporate proceedings on the part of Sterling are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Sterling and (assuming due authorization, execution and delivery by Provident) constitutes a valid and binding obligation of Sterling, enforceable against Sterling in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions).

          (b)   Neither the execution and delivery of this Agreement by Sterling nor the consummation by Sterling of the transactions contemplated hereby, nor compliance by Sterling with any of the terms or provisions hereof, will (i) violate any provision of the Sterling Certificate or Sterling's Bylaws or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Sterling or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Sterling or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Sterling or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Sterling.

          (c)   Sterling National Bank has adopted the Bank Merger Agreement, Sterling, as the sole shareholder of Sterling National Bank, shall, promptly hereafter, approve the Bank Merger Agreement, and the Bank Merger Agreement has been duly executed by Sterling National Bank.

        3.4    Consents and Approvals.    Except for (i) the filing of applications, filings and notices, as applicable, with the NYSE, (ii) the filing of applications, filings and notices, as applicable, with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the BHC Act and approval of such applications, filings and notices (including all applications for Provident to become a BHC and to be treated as a financial holding company under the BHC Act), (iii) the filing of applications, filings and notices, as applicable, with the Office of the Comptroller of the Currency (the "OCC") in connection with the Conversion and the Bank Merger, including under the Bank Merger Act, and approval of such applications, filings and notices, (iv) the filing of any required applications, filings or notices with any state banking authorities listed on Section 3.4 of the Sterling Disclosure Schedule or Section 4.4 of the Provident Disclosure Schedule and approval of such applications, filings and notices, (v) the filing with the Securities and Exchange Commission (the "SEC") of a joint proxy statement in definitive form relating to the meetings of Sterling's and Provident's stockholders to be held in connection with this Agreement and the transactions contemplated hereby (including any amendments or supplements thereto, the "Joint Proxy Statement"), and of the registration statement on Form S-4 in which the Joint Proxy Statement will be included as a prospectus, to be filed with the SEC by Provident in connection with the transactions contemplated by this Agreement (the "S-4") and declaration of effectiveness of the S-4, (vi) the filing of the Certificates of Merger with the New York State Department pursuant to the NYBCL and the Delaware Secretary pursuant to the DGCL and the filing of the Bank Merger Certificates, and (vii) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of Provident Common Stock pursuant to this Agreement and the approval of the listing of such Provident Common Stock on the NYSE, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality or SRO (each a "Governmental Entity") are necessary in connection with (A) the execution and delivery by Sterling of this Agreement or (B) the consummation by Sterling of the Merger and the other transactions contemplated hereby (including the Conversion and the Bank Merger). As of the date hereof, Sterling is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.

        3.5    Reports.    Sterling and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2010 with (i) any state regulatory authority, (ii) the SEC, (iii) the Federal Reserve Board, (iv) the FDIC, (v) the OCC or the Office of Thrift Supervision, (vi) any foreign regulatory authority and (vii) any self-regulatory organization (an "SRO") ((i)—(vii), collectively "Regulatory Agencies"), including, without limitation, any report, registration or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Sterling. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of Sterling and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Sterling, investigation into the business or operations of Sterling or any of its Subsidiaries since January 1, 2010, except where such proceedings or investigation would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Sterling. There (i) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Sterling or any of its Subsidiaries and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Sterling or any of its Subsidiaries since January 1, 2010, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Sterling.

        3.6    Financial Statements.

          (a)   The financial statements of Sterling and its Subsidiaries included (or incorporated by reference) in the Sterling Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Sterling and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders' equity and consolidated financial position of Sterling and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Sterling and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Crowe Horwath LLP has not resigned (or informed Sterling that it intends to resign) or been dismissed as independent public accountants of Sterling as a result of or in connection with any disagreements with Sterling on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

          (b)   Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Sterling, neither Sterling nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Sterling included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2012 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2012, or in connection with this Agreement and the transactions contemplated hereby.

          (c)   The records, systems, controls, data and information of Sterling and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Sterling or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on Sterling. Sterling (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) to ensure that material information relating to Sterling, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Sterling by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"), and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to Sterling's outside auditors and the audit committee of Sterling's Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Sterling's ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Sterling's internal controls over financial reporting. These disclosures were made in writing by management to Sterling's auditors and audit committee and a copy has previously been made available to Provident. There is no reason to believe that Sterling's outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

          (d)   Since January 1, 2010, (i) neither Sterling nor any of its Subsidiaries, nor, to the knowledge of Sterling, any director, officer, auditor, accountant or representative of Sterling or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Sterling or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that

  Sterling or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Sterling or any of its Subsidiaries, whether or not employed by Sterling or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Sterling or any of its officers, directors, employees or agents to the Board of Directors of Sterling or any committee thereof or to the knowledge of Sterling, to any director or officer of Sterling.

        3.7    Broker's Fees.    With the exception of the engagement of J.P. Morgan Securities LLC and Keefe, Bruyette & Woods, a Stifel Company neither Sterling nor any Sterling Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker's fees, commissions or finder's fees in connection with the Merger or related transactions contemplated by this Agreement. Sterling has disclosed to Provident as of the date hereof the aggregate fees provided for in connection with the engagements by Sterling of each of J.P. Morgan Securities LLC and Keefe, Bruyette & Woods, a Stifel Company, related to the Merger and the other transactions contemplated hereunder.

        3.8    Absence of Certain Changes or Events.

          (a)   Since December 31, 2012, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Sterling.

          (b)   Since December 31, 2012, Sterling and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

        3.9    Legal Proceedings.

          (a)   Except as would not reasonably be expected to result in a Material Adverse Effect on Sterling, neither Sterling nor any of its Subsidiaries is a party to any, and there are no pending or, to Sterling's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Sterling or any of its Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.

          (b)   There is no material injunction, order, judgment, decree, or regulatory restriction imposed upon Sterling, any of its Subsidiaries or the assets of Sterling or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Corporation or any of its affiliates).

        3.10    Taxes and Tax Returns.

          (a)   Each of Sterling and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. Neither Sterling nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course). All material Taxes of Sterling and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of Sterling and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. Neither Sterling nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect. The federal income Tax Returns of Sterling and its Subsidiaries for all years to and including 2009 have been examined by the Internal Revenue Service (the "IRS") or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired. Neither Sterling nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of Sterling and its Subsidiaries or the assets of Sterling and its Subsidiaries. Sterling has made available to Provident true and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six years. Neither Sterling nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Sterling and its Subsidiaries). Neither Sterling nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Sterling) or (B) has any liability for the Taxes of any person (other than Sterling or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither Sterling nor any of its Subsidiaries has been, within the past two years or otherwise as part of a "plan (or series of related transactions)" within the meaning of Section 355(e) of the Code of which the Merger is also a part, a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither Sterling nor any of its Subsidiaries has participated in a "reportable transaction" within the meaning of Treasury Regulation section 1.6011-4(b)(1). At no time during the past five years has Sterling been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

          (b)   As used in this Agreement, the term "Tax" or "Taxes" means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

          (c)   As used in this Agreement, the term "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

        3.11    Employees.

          (a)   Section 3.11(a) of the Sterling Disclosure Schedule lists all material employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), whether or not subject to ERISA, and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all retention, bonus, employment, termination, severance plans, programs or arrangements or other contracts or agreements to or with respect to which Sterling or any Subsidiary or any trade or business of Sterling or any of its Subsidiaries, whether or not incorporated, all of which together with Sterling would be deemed a "single employer" within the meaning of Section 4001 of ERISA (a "Sterling ERISA Affiliate"), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by Sterling or any of its Subsidiaries or any Sterling ERISA Affiliate for the benefit of any current or former employee, officer, director or independent contractor of Sterling or any of its Subsidiaries or any Sterling ERISA Affiliate (all such plans, programs, arrangements, contracts or agreements, collectively, the "Sterling Benefit Plans").

          (b)   Sterling has heretofore made available to Provident true and complete copies of each of the Sterling Benefit Plans and certain related documents, including, but not limited to, (i) all summary plan descriptions, amendments, modifications or material supplements to any Sterling Benefit Plan, (ii) the annual report (Form 5500), if any, filed with the IRS for the last two plan years, (iii) the most recently received IRS determination letter, if any, relating to a Sterling Benefit Plan, and (iv) the most recently prepared actuarial report for each Sterling Benefit Plan (if applicable) for each of the last two years.

          (c)   Each Sterling Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code. Neither Sterling nor any of its Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, Department of Labor or any other Governmental Entity with respect to any Sterling Benefit Plan, and neither Sterling nor any of its Subsidiaries has any knowledge of any plan defect that would qualify for correction under any such program.

          (d)   Section 3.11(d) of the Sterling Disclosure Schedule identifies each Sterling Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the "Sterling Qualified Plans"). The IRS has issued a favorable determination letter with respect to each Sterling Qualified Plan and the related trust, which letter has not been revoked (nor has revocation been threatened), and, to the knowledge of Sterling, there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any Sterling Qualified Plan or the related trust or increase the costs relating thereto. No trust funding any Sterling Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

          (e)   Each Sterling Benefit Plan that is a "nonqualified deferred compensation plan" (as defined in Section 409A(d)(1) of the Code) and any award thereunder, in each case that is subject to Section 409A of the Code, has (i) since January 1, 2005, been maintained and operated, in all material respects, in good faith compliance with Section 409A of the Code and IRS Notice 2005-1 and (ii) since January 1, 2009, been, in all material respects, in documentary and operational compliance with Section 409A of the Code.

          (f)    With respect to each Sterling Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code: (i) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived, (ii) no such plan is in "at-risk" status for purposes of Section 430 of the Code, (iii) the present value of accrued benefits under such Sterling Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Sterling Benefit Plan's actuary with respect to such Sterling Benefit Plan, did not, as of its latest valuation date, exceed the then current fair market value of the assets of such Sterling Benefit Plan allocable to such accrued benefits, (iv) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (v) all premiums to the Pension Benefit Guaranty Corporation (the "PBGC") have been timely paid in full, (vi) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by Sterling or any of its Subsidiaries, and (vii) the PBGC has not instituted proceedings to terminate any such Sterling Benefit Plan.

          (g)   None of Sterling and its Subsidiaries nor any Sterling ERISA Affiliate has, at any time during the last six years, contributed to or been obligated to contribute to any plan that is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA (a "Multiemployer Plan") or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a "Multiple Employer Plan"), and none of Sterling and its Subsidiaries nor any Sterling ERISA Affiliate has incurred any liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.

          (h)   Neither Sterling nor any of its Subsidiaries sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.

          (i)    All contributions required to be made to any Sterling Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Sterling Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Sterling.

          (j)    There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to Sterling's knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against the Sterling Benefit Plans, any fiduciaries thereof with respect to their duties to the Sterling Benefit Plans or the assets of any of the trusts under any of the Sterling Benefit Plans which could reasonably be expected to result in any material liability of Sterling or any of its Subsidiaries to the PBGC, the IRS, the Department of Labor, any Multiemployer Plan, a Multiple Employer Plan, any participant in a Sterling Benefit Plan, or any other party.

          (k)   None of Sterling and its Subsidiaries nor any Sterling ERISA Affiliate nor any other person, including any fiduciary, has engaged in any "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the Sterling Benefit Plans or their related trusts, Sterling, any of its Subsidiaries, any Sterling ERISA Affiliate or any person that Sterling or any of its Subsidiaries has an obligation to indemnify, to any material tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

          (l)    Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of Sterling or any of its Subsidiaries, or result in any limitation on the right of Sterling or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Sterling Benefit Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by Sterling or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an "excess parachute payment" within the meaning of Section 280G of the Code. Neither Sterling nor any of its Subsidiaries maintains or contributes to a rabbi trust or similar funding vehicle, and the transactions contemplated by this Agreement will not cause or require Sterling or any of its affiliates to establish or make any contribution to a rabbi trust or similar funding vehicle. No Sterling Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 4999 or 409A of the Code, or otherwise. Sterling has made available to Provident true, correct and complete copies of Section 280G calculations (whether or not final) with respect to any disqualified individual in connection with the transactions contemplated hereby.

          (m)  There are no pending or, to Sterling's knowledge, threatened material labor grievances or material unfair labor practice claims or charges against Sterling or any of its Subsidiaries, or any strikes or other material labor disputes against Sterling or any of its Subsidiaries. Neither Sterling

  nor any of its Subsidiaries are party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Sterling or any of its Subsidiaries and, to the knowledge of Sterling, there are no organizing efforts by any union or other group seeking to represent any employees of Sterling or any of its Subsidiaries.

        3.12    SEC Reports.     Sterling has previously made available to Provident an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC since December 31, 2010 by Sterling pursuant to the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act (the "Sterling Reports") and (b) communication mailed by Sterling to its stockholders since December 31, 2010 and prior to the date hereof, and no such Sterling Report, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since December 31, 2010, as of their respective dates, all Sterling Reports filed under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Sterling has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Sterling Reports.

        3.13    Compliance with Applicable Law.     Sterling and each of its Subsidiaries hold, and have at all times since December 31, 2010, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Sterling, and to the knowledge of Sterling no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. Sterling and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Sterling or any of its Subsidiaries, including without limitation all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Sterling National Bank is designated as a wholesale bank for purposes of the Community Reinvestment Act and has a Community Reinvestment Act rating of "satisfactory" or better. Without limitation, none of Sterling, or its Subsidiaries, or to the knowledge of Sterling, any director, officer, employee, agent or other person acting on behalf of Sterling or any of its Subsidiaries has, directly or indirectly, (i) used any funds of Sterling or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Sterling or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of Sterling or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of Sterling or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for Sterling or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Sterling or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

        3.14    Certain Contracts.

          (a)   Except as set forth in Section 3.14(a) of the Sterling Disclosure Schedule, as of the date hereof, neither Sterling nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers or employees, other than in the ordinary course of business consistent with past practice, (ii) which, upon the execution or delivery of this Agreement, stockholder adoption of this Agreement or the consummation of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Provident, Sterling, the Surviving Corporation, or any of their respective Subsidiaries to any officer or employee thereof, (iii) which is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (iv) which contains a non-compete or client or customer non-solicit requirement or any other provision that materially restricts the conduct of any line of business by Sterling or any of its affiliates or upon consummation of the Merger will materially restrict the ability of the Surviving Corporation or any of its affiliates to engage in any line of business, (v) with or to a labor union or guild (including any collective bargaining agreement), (vi) (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of the execution and delivery of this Agreement, stockholder adoption of this Agreement or the consummation of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, (vii) that relates to the incurrence of indebtedness by Sterling or any of its Subsidiaries (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank and securities sold under agreements to repurchase, in each case incurred in the ordinary course of business consistent with past practice) in the principal amount of $5 million or more including any sale and leaseback transactions, capitalized leases and other similar financing transactions, (viii) that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of Sterling or its Subsidiaries or (ix) that is a consulting agreement or data processing, software programming or licensing contract involving the payment of more than $250,000 per annum (other than any such contracts which are terminable by Sterling or any of its Subsidiaries on 60 days or less notice without any required payment or other conditions, other than the condition of notice). Each contract, arrangement, commitment or understanding of the type described in this Section 3.14(a), whether or not set forth in the Sterling Disclosure Schedule, is referred to herein as a "Sterling Contract," and neither Sterling nor any of its Subsidiaries knows of, or has received notice of, any violation of the above by any of the other parties thereto which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Sterling.

          (b)   (i) Each Sterling Contract is valid and binding on Sterling or one of its Subsidiaries, as applicable, and in full force and effect, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Sterling, (ii) Sterling and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Sterling Contract, except where such noncompliance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Sterling, (iii) to Sterling's knowledge each third-party counterparty to each Sterling Contract has in all material respects performed all obligations required to be performed by it to date under such Sterling Contract, except where such noncompliance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Sterling, and (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of Sterling or any of its Subsidiaries under any such Sterling Contract, except where such default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Sterling.

        3.15    Agreements with Regulatory Agencies.     Neither Sterling nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2010, a recipient of any supervisory letter from, or since January 1, 2010, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Sterling Disclosure Schedule, a "Sterling Regulatory Agreement"), nor has Sterling or any of its Subsidiaries been advised since January 1, 2010, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Sterling Regulatory Agreement.

        3.16    Risk Management Instruments.     All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of Sterling, any of its Subsidiaries or for the account of a customer of Sterling or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Sterling or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies (the "Enforceability Exceptions"), and are in full force and effect. Sterling and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to Sterling's knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

        3.17    Environmental Matters.     Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Sterling, Sterling and its Subsidiaries are in compliance, and have complied, with any federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement relating to: (i) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (ii) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, or (iii) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, "Environmental Laws"). There are no legal, administrative, arbitral or other proceedings, claims or actions, or to the knowledge of Sterling any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on Sterling or any of its Subsidiaries of any liability or obligation arising under any Environmental Law, pending or threatened against Sterling, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Sterling. To the knowledge of Sterling, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Sterling. Sterling is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, governmental authority, regulatory agency or third party imposing any liability or obligation with respect to the foregoing that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Sterling.

        3.18    Investment Securities and Commodities.

          (a)   Each of Sterling and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Sterling or its Subsidiaries. Such securities and commodities are valued on the books of Sterling in accordance with GAAP in all material respects.

          (b)   Sterling and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that Sterling believes are prudent and reasonable in the context of such businesses. Prior to the date of this Agreement, Sterling has made available to Provident the material terms of such policies, practices and procedures.

        3.19    Real Property.     Sterling or a Sterling Subsidiary (a) has good and marketable title to all the real property reflected in the latest audited balance sheet included in the Sterling Reports as being owned by Sterling or a Sterling Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the "Sterling Owned Properties"), free and clear of all material Liens, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, "Permitted Encumbrances"), and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Sterling Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the "Sterling Leased Properties" and, collectively with the Sterling Owned Properties, the "Sterling Real Property"), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to Sterling's knowledge, the lessor. There are no pending or, to the knowledge of Sterling, threatened condemnation proceedings against the Sterling Real Property.

        3.20    Intellectual Property.     Sterling and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property necessary for the conduct of its business as currently conducted. Except as would not reasonably be expected to have a Material Adverse Effect on Sterling: (i) (A) to the knowledge of Sterling, the use of any Intellectual Property by Sterling and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which Sterling or any Sterling

Subsidiary acquired the right to use any Intellectual Property, and (B) no person has asserted in writing to Sterling that Sterling or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person, (ii) to the knowledge of Sterling, no person is challenging, infringing on or otherwise violating any right of Sterling or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to Sterling or its Subsidiaries, and (iii) neither Sterling nor any Sterling Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by Sterling or any Sterling Subsidiary, and Sterling and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by Sterling and its Subsidiaries. For purposes of this Agreement, "Intellectual Property" means trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and know-how, including processes, technologies, protocols, formulae, prototypes and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not and whether in published or unpublished works, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

        3.21    Related Party Transactions.     Except as set forth in Section 3.21 of the Sterling Disclosure Schedule, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Sterling or any of its Subsidiaries, on the one hand, and any current or former director or "executive officer" (as defined in Rule 3b-7 under the Exchange Act) of Sterling or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding Sterling Common Stock (or any of such person's immediate family members or affiliates) (other than Subsidiaries of Sterling) on the other hand, except those of a type available to employees of Sterling or its Subsidiaries generally.

        3.22    State Takeover Laws.     The Board of Directors of Sterling has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to such agreements and transactions Section 912 of the NYBCL and any similar "moratorium," "control share," "fair price," "takeover" or "interested stockholder" law (any such laws, "Takeover Statutes").

        3.23    Reorganization.    Sterling has not taken any action and is not aware of any fact or circumstance that would reasonably be expected to prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

        3.24    Opinion.    Prior to the execution of this Agreement, Sterling has received oral opinions (to be confirmed in writing) from J.P. Morgan Securities LLC and Keefe, Bruyette & Woods, a Stifel Company, to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Exchange Ratio in the Merger is fair from a financial point of view to the holders of Sterling Common Stock. Such opinion has not been amended or rescinded as of the date of this Agreement.

        3.25    Sterling Information.     The information relating to Sterling and its Subsidiaries which is provided by Sterling or its representatives for inclusion in the Joint Proxy Statement and the S-4, or in any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Joint Proxy Statement (except for such portions thereof that relate only to Provident or any of its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

        3.26    Loan Portfolio.

          (a)   As of the date hereof, except as set forth in Section 3.26(a) of the Sterling Disclosure Schedule, neither Sterling nor any of its Subsidiaries is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, "Loans") in which Sterling or any Subsidiary of Sterling is a creditor which as of December 31, 2012, had an outstanding balance of $300,000 or more and under the terms of which the obligor was, as of December 31, 2012, over 90 days or more delinquent in payment of principal or interest, or (ii) Loans with any director, executive officer or 5% or greater stockholder of Sterling or any of its Subsidiaries, or to the knowledge of Sterling, any affiliate of any of the foregoing. Set forth in Section 3.26(a) of the Sterling Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of Sterling and its Subsidiaries that, as of December 31, 2012, were classified by Sterling as "Other Loans Specially Mentioned," "Special Mention," "Substandard," "Doubtful," "Loss," "Classified," "Criticized," "Credit Risk Assets," "Concerned Loans," "Watch List" or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of and accrued and unpaid interest on such Loans, by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category and (B) each asset of Sterling or any of its Subsidiaries that, as of December 31, 2012, is classified as "Other Real Estate Owned" and the book value thereof.

          (b)   Except as would not reasonably be expected to have a Material Adverse Effect on Sterling, each Loan of Sterling and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Sterling and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

          (c)   Except as would not reasonably be expected to have a Material Adverse Effect on Sterling, each outstanding Loan of Sterling and its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Sterling and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

          (d)   Except as set forth in Section 3.26(d) of the Sterling Disclosure Schedule, none of the agreements pursuant to which Sterling or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

          (e)   There are no outstanding Loans made by Sterling or any of its Subsidiaries to any "executive officer" or other "insider" (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of Sterling or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

          (f)    Neither Sterling nor any of its Subsidiaries is now nor has it ever been since December 31, 2010, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity or Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans.

        3.27    Insurance.    Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Sterling, (a) Sterling and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Sterling reasonably has determined to be prudent and consistent with industry practice, and Sterling and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Sterling and its Subsidiaries, Sterling or the relevant Subsidiary thereof is the sole beneficiary of such policies, and (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

        3.28    No Other Representations or Warranties.

          (a)   Except for the representations and warranties made by Sterling in this Article III, neither Sterling nor any other person makes any express or implied representation or warranty with respect to Sterling, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Sterling hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Sterling nor any other person makes or has made any representation or warranty to Provident or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Sterling, any of its Subsidiaries or their respective businesses or (ii) except for the representations and warranties made by Sterling in this Article III, any oral or written information presented to Provident or any of its affiliates or representatives in the course of their due diligence investigation of Sterling, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

          (b)   Sterling acknowledges and agrees that neither Provident nor any other person has made or is making any express or implied representation or warranty other than those contained in Article IV.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PROVIDENT

        Except (i) as disclosed in the disclosure schedule delivered by Provident to Sterling concurrently herewith (the "Provident Disclosure Schedule"); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the Provident Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Provident that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect, and (c) any disclosures made with respect to a section of Article IV shall be deemed to qualify (1) any other section of Article IV specifically referenced or cross-referenced and (2) other sections of Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (ii) as disclosed in any Provident Reports filed by Provident since September 30, 2011, and prior to the date hereof (but disregarding risk factor disclosures contained under the heading "Risk Factors," or disclosures of risks set forth in any "forward-looking statements" disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Provident hereby represents and warrants to Sterling as follows:

        4.1    Corporate Organization.

          (a)   Provident is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is a savings and loan holding company duly registered under the Savings and Loan Holding Company Act (provided, that at the Effective Time, Provident shall become a bank holding company duly registered under the BHC Act that has elected to be treated as financial holding company under the BHC Act). Provident has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Provident. True and complete copies of the Provident Certificate and Bylaws of Provident, as in effect as of the date of this Agreement, have previously been made available by Provident to Sterling.

          (b)   Each Subsidiary of Provident (a "Provident Subsidiary") (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect on Provident, and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Subsidiary of Provident to pay dividends or distributions except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposit accounts of each Subsidiary of Provident that is an insured depository institution are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened. Section 4.1(b) of the Provident Disclosure Schedule sets forth a true and complete list of all Subsidiaries of Provident as of the date hereof.

        4.2    Capitalization.

          (a)   The authorized capital stock of Provident consists of 75,000,000 shares of Provident Common Stock and 10,000,000 shares of preferred stock, par value $0.01 per share, of which no shares of preferred stock are issued or outstanding (provided, that, pursuant to the Certificate Amendment, the authorized shares of Provident Common Stock will be increased at the Effective Time). As of the date of this Agreement, there are (i) 52,188,056 shares of Provident Common Stock issued and 44,353,276 shares of Provident Common Stock outstanding, including 183,431 shares of Provident Common Stock granted in respect of outstanding awards of restricted Provident Common Stock under a Provident Stock Plan (as defined below) (a "Provident Restricted Stock Award"), and excluding 59,820 shares of Provident Common Stock which may become outstanding if the performance conditions under which such shares were granted are subsequently achieved, (ii) 7,834,780 shares of Provident Common Stock held in treasury, (iii) 2,188,776 shares of Provident Common Stock reserved for issuance upon the exercise of outstanding stock options to purchase shares of Provident Common Stock granted under a Provident Stock Plan ("Provident Stock Options"), (iv) 2,064,417 shares of Provident Common Stock reserved for issuance pursuant to future grants under the Provident Stock Plans, and (v) no other shares of capital stock or other voting securities of Provident issued, reserved for issuance or outstanding. As used herein, the "Provident Stock Plans" shall mean all employee and director equity incentive plans of Provident in effect as of the date of this Agreement and agreements for equity awards in respect of Provident Common Stock granted by Provident under the inducement grant exception. All of the issued and outstanding shares of Provident Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, there are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which stockholders of Provident may vote. Except as set forth in Section 4.2(a) of the Provident Disclosure Schedule, as of the date of this Agreement, no trust preferred or subordinated debt securities of Provident are issued or outstanding. Other than Provident Stock Options issued prior to the date of this Agreement, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating Provident to issue, transfer, sell, purchase, redeem or otherwise acquire, any such securities. There are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the Provident Common Stock or other equity interests of Provident. Section 4.2(a) of the Provident Disclosure Schedule sets forth a true, correct and complete list of all Provident Stock Options and Provident Restricted Stock Awards outstanding as of the date hereof specifying, on a holder-by-holder basis, (i) the name of each holder, (ii) the number of shares subject to each such Provident Stock Option and Provident Restricted Stock Award, (iii) the grant date of each such Provident Stock Option and Provident Restricted Stock Award and (iv) the exercise price for each such Provident Stock Option. Other than the Provident Stock Options and the Provident Restricted Stock Awards, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of Provident or any of its Subsidiaries) are outstanding. Provident has not elected to defer interest payments with respect to any trust preferred securities or related debentures issued by it or any of its affiliates.

          (b)   Except for the REIT preferred securities issued by Provident REIT, Inc. and WSB Funding, Inc., Provident owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Provident Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to bank Subsidiaries, as provided under 12 U.S.C. § 55 or any comparable provision of applicable state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Provident Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

        4.3    Authority; No Violation.

          (a)   Provident has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the

  Board of Directors of Provident. The Board of Directors of Provident has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Provident and its stockholders and has directed that this Agreement and the transactions contemplated hereby be submitted to Provident's stockholders for adoption at a meeting of such stockholders and has adopted a resolution to the foregoing effect. Except for the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Provident Common Stock (the "Requisite Provident Vote") and the adoption and approval of the Bank Merger Agreement by Provident Bank and Provident as its sole shareholder, no other corporate proceedings on the part of Provident are necessary to approve this Agreement or to consummate the transactions contemplated hereby. The Bylaw Amendment and (subject to the adoption of the Merger Agreement by the holders of Provident Common Stock) the Charter Amendment have been duly and validly authorized by all necessary corporate action, including the valid authorization and adoption of a resolution by Provident's Board of Directors, not to be withdrawn unless this Agreement is terminated in accordance with its terms, adopting the Bylaw Amendment contingent on the Effective Time and approving the Charter Amendment, subject to the adoption of the Merger Agreement by the holders of Provident Common Stock. This Agreement has been duly and validly executed and delivered by Provident and (assuming due authorization, execution and delivery by Sterling) constitutes a valid and binding obligation of Provident, enforceable against Provident in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions). The Provident Common Stock to be issued in the Merger (including the shares issued to holders of Sterling Stock Options and Sterling Restricted Stock Awards), have been validly authorized (subject to the adoption of the Merger Agreement by the holders of Provident Common Stock), when issued, will be validly issued, fully paid and nonassessable, and no current or past stockholder of Provident will have any preemptive right or similar rights in respect thereof.

          (b)   Neither the execution and delivery of this Agreement by Provident, nor the consummation by Provident of the transactions contemplated hereby, nor compliance by Provident with any of the terms or provisions hereof, will (i) subject to the Certificate Amendment and the Bylaw Amendment, violate any provision of the Provident Certificate or Bylaws, or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Provident, any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Provident or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Provident or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults which either individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on Provident.

          (c)   Provident Bank has adopted the Bank Merger Agreement, Provident, as the sole shareholder of Provident Bank, shall promptly hereafter approve the Bank Merger Agreement, and the Bank Merger Agreement has been duly executed by Provident Bank.

        4.4    Consents and Approvals.     Except for (i) the filing of applications, filings and notices, as applicable, with the NYSE, (ii) the filing of applications, filings and notices, as applicable, with the Federal Reserve Board under the BHC Act and approval of such applications, filings and notices (including all applications for Provident to become a BHC and to be treated as a financial holding company under the BHC Act), (iii) the filing of applications, filings and notices, as applicable, with the OCC in connection with the Conversion and Bank Merger, including under the Bank Merger Act, and approval of such applications, filings and notices, (iv) the filing of any required applications, filings or notices with any state banking authorities listed on Section 3.4 of the Sterling Disclosure Schedule or Section 4.4 of the Provident Disclosure Schedule and approval of such applications, filings and notices, (v) the filing with the SEC of the Joint Proxy Statement and the S-4 in which the Joint Proxy Statement will be included as a prospectus, and declaration of effectiveness of the S-4, (vi) the filing of the Certificates of Merger with the New York State Department pursuant to the NYBCL and the Delaware Secretary pursuant to the DGCL, and the filing of the Bank Merger Certificates, and (vii) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of Provident Common Stock pursuant to this Agreement and the approval of the listing of such Provident Common Stock on the NYSE, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by Provident of this Agreement or (B) the consummation by Provident of the Merger and the other transactions contemplated hereby (including the Conversion and the Bank Merger). As of the date hereof, Provident is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.

        4.5    Reports.    Provident and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2010 with any Regulatory Agencies, including, without limitation, any report, registration or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Provident. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of Provident and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Provident, investigation into the business or operations of Provident or any of its Subsidiaries since January 1, 2010, except where such proceedings or investigation would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Provident. There (i) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Provident or any of its Subsidiaries, and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Provident or any of its Subsidiaries since January 1, 2010, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Provident.

        4.6    Financial Statements.

          (a)   The financial statements of Provident and its Subsidiaries included (or incorporated by reference) in the Provident Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Provident and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders' equity and consolidated financial position of Provident and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.

  The books and records of Provident and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Crowe Horwath LLP has not resigned (or informed Provident that it intends to resign) or been dismissed as independent public accountants of Provident as a result of or in connection with any disagreements with Provident on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

          (b)   Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Provident, neither Provident nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Provident included in its Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2012 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2012, or in connection with this Agreement and the transactions contemplated hereby.

          (c)   The records, systems, controls, data and information of Provident and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Provident or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on Provident. Provident (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Provident, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Provident by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to Provident's outside auditors and the audit committee of Provident's Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Provident's ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Provident's internal controls over financial reporting. These disclosures were made in writing by management to Provident's auditors and audit committee and a copy has previously been made available to Sterling. There is no reason to believe that Provident's outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

          (d)   Since January 1, 2010, (i) neither Provident nor any of its Subsidiaries, nor, to the knowledge of Provident, any director, officer, auditor, accountant or representative of Provident or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Provident or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Provident or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Provident or any of its Subsidiaries, whether or not employed by Provident or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Provident or any of its officers, directors, employees or agents to the Board of Directors of Provident or any committee thereof or to the knowledge of Provident, to any director or officer of Provident.

        4.7    Broker's Fees.     With the exception of the engagement of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Credit Suisse Securities (USA) LLC, neither Provident nor any Provident Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker's fees, commissions or finder's fees in connection with the Merger or related transactions contemplated by this Agreement. Provident has disclosed to Sterling as of the date hereof the aggregate fees provided for in connection with the engagements by Provident of each of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Credit Suisse Securities (USA) LLC, related to the Merger and the other transactions contemplated hereunder.

        4.8    Absence of Certain Changes or Events.

          (a)   Since September 30, 2012, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Provident.

          (b)   Since September 30, 2012, Provident and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

        4.9    Legal Proceedings.

          (a)   Except as would not reasonably be expected to result in a Material Adverse Effect on Provident, neither Provident nor any of its Subsidiaries is a party to any, and there are no pending or, to Provident's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Provident or any of its Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.

          (b)   There is no material injunction, order, judgment, decree, or regulatory restriction imposed upon Provident, any of its Subsidiaries or the assets of Provident or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to Provident or any of its affiliates).

        4.10    Taxes and Tax Returns.     Each of Provident and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. Neither Provident nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course). All material Taxes of Provident and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of Provident and its Subsidiaries has withheld and paid all material taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. Neither Provident nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect. The federal income Tax Returns of Provident and its Subsidiaries for all years to and including 2008 have been examined by the IRS or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired. Neither Provident nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of Provident and its Subsidiaries or the assets of Provident and its Subsidiaries. Provident has made available to Sterling true and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six years. Neither Provident nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Provident and its Subsidiaries). Neither Provident nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Provident) or (B) has any liability for the Taxes of any person (other than Provident or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither Provident nor any of its Subsidiaries has been, within the past two years or otherwise as part of a "plan (or series of related transactions)" within the meaning of Section 355(e) of the Code of which the Merger is also a part, a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither Provident nor any of its Subsidiaries has participated in a "reportable transaction" within the meaning of Treasury Regulation section 1.6011-4(b)(1). At no time during the past five years has Provident been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

        4.11    Employees.

          (a)   Section 4.11(a) of the Provident Disclosure Schedule lists all material employee benefit plans (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all retention, bonus, employment, termination, severance plans, programs or arrangements or other contracts or agreements to or with respect to which Provident or any Subsidiary or any trade or business of Provident or any of its Subsidiaries, whether or not incorporated, all of which together with Provident would be deemed a "single employer" within the meaning of Section 4001 of ERISA (a "Provident ERISA Affiliate"), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by Provident or any of its Subsidiaries or any Provident ERISA Affiliate for the benefit of any current or former employee, officer, director or independent contractor of Provident or any of its Subsidiaries or any Provident ERISA Affiliate (all such plans, programs, arrangements, contracts or agreements, collectively, the "Provident Benefit Plans").

          (b)   Provident has heretofore made available to Sterling true and complete copies of each of the Provident Benefit Plans and certain related documents, including, but not limited to, (i) all summary plan descriptions, amendments, modifications or material supplements to any Provident Benefit Plan, (ii) the annual report (Form 5500), if any, filed with the IRS for the last two plan years, (iii) the most recently received IRS determination letter, if any, relating to a Provident Benefit Plan, and (iv) the most recently prepared actuarial report for each Provident Benefit Plan (if applicable) for each of the last two years.

          (c)   Each Provident Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code. Neither Provident nor any of its Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, Department of Labor or any other Governmental Entity with respect to any Provident Benefit Plan, and neither Provident nor any of its Subsidiaries has any knowledge of any plan defect that would qualify for correction under any such program.

          (d)   Section 4.11(d) of the Provident Disclosure Schedule identifies each Provident Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the "Provident Qualified Plans"). The IRS has issued a favorable determination letter with respect to each Provident Qualified Plan and the related trust, which letter has not been revoked (nor has revocation been threatened), and, to the knowledge of Provident, there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any Provident Qualified Plan or the related trust or increase the costs relating thereto. No trust funding any Provident Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

          (e)   Each Provident Benefit Plan that is a "nonqualified deferred compensation plan" (as defined in Section 409A(d)(1) of the Code) and any award thereunder, in each case that is subject to Section 409A of the Code, has (i) since January 1, 2005, been maintained and operated, in all material respects, in good faith compliance with Section 409A of the Code and IRS Notice 2005-1 and (ii) since January 1, 2009, been, in all material respects, in documentary and operational compliance with Section 409A of the Code.

          (f)    With respect to each Provident Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code: (i) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived, (ii) no such plan is in "at-risk" status for purposes of Section 430 of the Code, (iii) the present value of accrued benefits under such Provident Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Provident Benefit Plan's actuary with respect to such Provident Benefit Plan, did not, as of its latest valuation date, exceed the then current fair market value of the assets of such Provident Benefit Plan allocable to such accrued benefits, (iv) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (v) all premiums to the PBGC have been timely paid in full, (vi) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by Provident or any of its Subsidiaries, and (vii) the PBGC has not instituted proceedings to terminate any such Provident Benefit Plan.

          (g)   None of Provident and its Subsidiaries nor any Provident ERISA Affiliate has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan or a Multiple Employer Plan, and none of Provident and its Subsidiaries nor any Provident ERISA Affiliate has incurred any liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.

          (h)   Neither Provident nor any of its Subsidiaries sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.

          (i)    All contributions required to be made to any Provident Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Provident Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Provident.

          (j)    There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to Provident's knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against the Provident Benefit Plans, any fiduciaries thereof with respect to their duties to the

  Provident Benefit Plans or the assets of any of the trusts under any of the Provident Benefit Plans which could reasonably be expected to result in any material liability of Provident or any of its Subsidiaries to the PBGC, the IRS, the Department of Labor, any Multiemployer Plan, a Multiple Employer Plan, any participant in a Provident Benefit Plan, or any other party.

          (k)   None of Provident and its Subsidiaries nor any Provident ERISA Affiliate nor any other Person, including any fiduciary, has engaged in any "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the Provident Benefit Plans or their related trusts, Provident, any of its Subsidiaries, any Provident ERISA Affiliate or any person that Provident or any of its Subsidiaries has an obligation to indemnify, to any material tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

          (l)    Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of Provident or any of its Subsidiaries, or result in any limitation on the right of Provident or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Provident Benefit Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by Provident or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an "excess parachute payment" within the meaning of Section 280G of the Code. Neither Provident nor any of its Subsidiaries maintains or contributes to a rabbi trust or similar funding vehicle, and the transactions contemplated by this Agreement will not cause or require Provident or any of its Affiliates to establish or make any contribution to a rabbi trust or similar funding vehicle. No Provident Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 4999 or 409A of the Code, or otherwise.

          (m)  There are no pending or, to Provident's knowledge, threatened material labor grievances or material unfair labor practice claims or charges against Provident or any of its Subsidiaries, or any strikes or other material labor disputes against Provident or any of its Subsidiaries. Neither Provident nor any of its Subsidiaries are party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Provident or any of its Subsidiaries and, to the knowledge of Provident, there are no organizing efforts by any union or other group seeking to represent any employees of Provident or any of its Subsidiaries.

        4.12    SEC Reports.     Provident has previously made available to Sterling an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC since December 31, 2010 by Provident pursuant to the Securities Act or the Exchange Act (the "Provident Reports") and (b) communication mailed by Provident to its stockholders since December 31, 2010 and prior to the date hereof, and no such Provident Report, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since December 31, 2010, as of their respective dates, all Provident Reports filed under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Provident has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the

Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Provident Reports.

        4.13    Compliance with Applicable Law.     Provident and each of its Subsidiaries hold, and have at all times since December 31, 2010, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Provident, and to the knowledge of Provident no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. Provident and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Provident or any of its Subsidiaries, including without limitation all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Each of its Subsidiaries that is an insured depository institution has a Community Reinvestment Act rating of "satisfactory" or better. Without limitation, none of Provident, or its Subsidiaries, or to the knowledge of Provident, any director, officer, employee, agent or other person acting on behalf of Provident or any of its Subsidiaries has, directly or indirectly, (i) used any funds of Provident or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Provident or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of Provident or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of Provident or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for Provident or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Provident or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

        4.14    Certain Contracts.

          (a)   Except as set forth in Section 4.14(a) of the Provident Disclosure Schedule, as of the date hereof, neither Provident nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers or employees, other than in the ordinary course of business consistent with past practice, (ii) which, upon the execution or delivery of this Agreement, stockholder adoption of this Agreement or the consummation of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Provident, Sterling, the Surviving Corporation, or any of their respective Subsidiaries to any officer or employee thereof, (iii) which is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (iv) which contains a non-compete or client or customer non-solicit requirement or any other provision that materially restricts the conduct of any line of business by Provident or any of its affiliates or upon consummation of the Merger will materially restrict the ability of the Surviving Corporation or any of its affiliates to engage in any line of business, (v) with or to a labor union or guild (including any collective bargaining agreement), (vi) (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of the execution and delivery of this Agreement, stockholder adoption of this Agreement or the consummation of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, (vii) that relates to the incurrence of indebtedness by Provident or any of its Subsidiaries (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank and securities sold under agreements to repurchase, in each case incurred in the ordinary course of business consistent with past practice) in the principal amount of $5 million or more including any sale and leaseback transactions, capitalized leases and other similar financing transactions, (viii) that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of Provident or its Subsidiaries or (ix) that is a consulting agreement or data processing, software programming or licensing contract involving the payment of more than $250,000 per annum (other than any such contracts which are terminable by Provident or any of its Subsidiaries on 60 days or less notice without any required payment or other conditions, other than the condition of notice). Each contract, arrangement, commitment or understanding of the type described in this Section 4.14(a), whether or not set forth in the Provident Disclosure Schedule, is referred to herein as a "Provident Contract," and neither Provident nor any of its Subsidiaries knows of, or has received notice of, any violation of the above by any of the other parties thereto which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Provident.

          (b)   (i) Each Provident Contract is valid and binding on Provident or one of its Subsidiaries, as applicable, and in full force and effect, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Provident, (ii) Provident and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Provident Contract, except where such noncompliance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Provident, (iii) to Provident's knowledge each third-party counterparty to each Provident Contract has in all material respects performed all obligations required to be performed by it to date under such Provident Contract, except where such noncompliance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Provident, and (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of Provident or any of its Subsidiaries under any such Provident Contract, except where such default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Provident.

        4.15    Agreements with Regulatory Agencies.     Neither Provident nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2010, a recipient of any supervisory letter from, or since January 1, 2010, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Provident Disclosure Schedule, a "Provident Regulatory Agreement"), nor has Provident or any of its Subsidiaries been advised since January 1, 2010, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Provident Regulatory Agreement. There is no order, circumstance or condition relevant or applicable to it that would prevent, or is reasonably likely to prevent, Provident from satisfying the criteria for "financial holding company" status under the BHC Act at the Effective Time and all of the activities of Provident Bank and its Subsidiaries are permissible for a national bank.

        4.16    Risk Management Instruments.     All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of Provident, any of its Subsidiaries or for the account of a customer of Provident or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Provident or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions), and are in full force and effect. Provident and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to Provident's knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

        4.17    Environmental Matters.     Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Provident, Provident and its Subsidiaries are in compliance, and have complied, with all Environmental Laws. There are no legal, administrative, arbitral or other proceedings, claims or actions or, to the knowledge of Provident, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on Provident or any of its Subsidiaries of any liability or obligation arising under any Environmental Law, pending or threatened against Provident, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Provident. To the knowledge of Provident, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Provident. Provident is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, governmental authority, regulatory agency or third party imposing any liability or obligation with respect to the foregoing that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Provident.

        4.18    Investment Securities and Commodities.

          (a)   Each of Provident and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Provident or its Subsidiaries. Such securities and commodities are valued on the books of Provident in accordance with GAAP in all material respects.

          (b)   Provident and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that

  Provident believes are prudent and reasonable in the context of such businesses. Prior to the date of this Agreement, Provident has made available to Sterling the material terms of such policies, practices and procedures.

        4.19    Real Property.     Provident or a Provident Subsidiary (a) has good and marketable title to all the real property reflected in the latest audited balance sheet included in the Provident Reports as being owned by Provident or a Provident Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the "Provident Owned Properties"), free and clear of all material Liens, except for Permitted Encumbrances, and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Provident Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the "Provident Leased Properties" and, collectively with the Provident Owned Properties, the "Provident Real Property"), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to Provident's knowledge, the lessor. There are no pending or, to the knowledge of Provident, threatened condemnation proceedings against the Provident Real Property.

        4.20    Intellectual Property.     Provident and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property necessary for the conduct of its business as currently conducted. Except as would not reasonably be expected to have a Material Adverse Effect on Provident: (i) (A) to the knowledge of Provident, the use of any Intellectual Property by Provident and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which Provident or any Provident Subsidiary acquired the right to use any Intellectual Property, and (B) no person has asserted in writing to Provident that Provident or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person, (ii) to the knowledge of Provident, no person is challenging, infringing on or otherwise violating any right of Provident or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to Provident or its Subsidiaries, and (iii) neither Provident nor any Provident Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by Provident or any Provident Subsidiary, and Provident and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by Provident and its Subsidiaries.

        4.21    Related Party Transactions.     Except as set forth in Section 4.21 of the Provident Disclosure Schedule, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Provident or any of its Subsidiaries, on the one hand, and any current or former director or "executive officer" (as defined in Rule 3b-7 under the Exchange Act) of Provident or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding Provident Common Stock (or any of such person's immediate family members or affiliates) (other than Subsidiaries of Provident) on the other hand, except those of a type available to employees of Provident or its Subsidiaries generally.

        4.22    State Takeover Laws.     The Board of Directors of Provident has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to such agreements and transactions Section 203 of the DGCL and any other Takeover Statutes.

        4.23    Reorganization.    Provident has not taken any action and is not aware of any fact or circumstance that would reasonably be expected to prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

        4.24    Opinion.    Prior to the execution of this Agreement, Provident has received an opinion from Merrill Lynch, Pierce, Fenner & Smith Incorporated or Credit Suisse Securities (USA) LLC to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Exchange Ratio pursuant to this Agreement is fair from a financial point of view to Provident. Such opinion has not been amended or rescinded as of the date of this Agreement.

        4.25    Provident Information.     The information relating to Provident and its Subsidiaries to be contained in the Joint Proxy Statement and the S-4, and the information relating to Provident and its Subsidiaries that is provided by Provident or its representatives for inclusion in any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Joint Proxy Statement (except for such portions thereof that relate only to Sterling or any of its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The S-4 (except for such portions thereof that relate only to Sterling or any of its Subsidiaries) will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

        4.26    Loan Portfolio.

          (a)   Except as set forth in Section 4.26(a) of the Provident Disclosure Schedule, neither Provident nor any of its Subsidiaries is a party to (i) any Loan in which Provident or any Subsidiary of Provident is a creditor which as of December 31, 2012, had an outstanding balance of $300,000 or more and under the terms of which the obligor was, as of December 31, 2012, over 90 days or more delinquent in payment of principal or interest or (ii) Loans with any director, executive officer or 5% or greater stockholder of Provident or any of its Subsidiaries, or to the knowledge of Provident, any affiliate of any of the foregoing. Set forth in Section 4.26(a) of the Provident Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of Provident and its Subsidiaries that, as of December 31, 2012, were classified by Provident as "Other Loans Specially Mentioned," "Special Mention," "Substandard," "Doubtful," "Loss," "Classified," "Criticized," "Credit Risk Assets," "Concerned Loans," "Watch List" or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of and accrued and unpaid interest on such Loans, by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category and (B) each asset of Provident or any of its Subsidiaries that, as of December 31, 2012, is classified as "Other Real Estate Owned" and the book value thereof.

          (b)   Except as would not reasonably be expected to have a Material Adverse Effect on Provident, each Loan of Provident and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Provident and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

          (c)   Except as would not reasonably be expected to have a Material Adverse Effect on Provident, each outstanding Loan of Provident and its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Provident and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

          (d)   Except as set forth in Section 4.26(d) of the Provident Disclosure Schedule, none of the agreements pursuant to which Provident or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

          (e)   There are no outstanding Loans made by Provident or any of its Subsidiaries to any "executive officer" or other "insider" (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of Provident or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

          (f)    Neither Provident nor any of its Subsidiaries is now nor has it ever been since December 31, 2010 subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity or Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans.

        4.27    Insurance.    Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Provident, (a) Provident and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Provident reasonably has determined to be prudent and consistent with industry practice, and Provident and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Provident and its Subsidiaries, Provident or the relevant Subsidiary thereof is the sole beneficiary of such policies, and (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

        4.28    No Other Representations or Warranties.

          (a)   Except for the representations and warranties made by Provident in this Article IV, neither Provident nor any other person makes any express or implied representation or warranty with respect to Provident, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Provident hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Provident nor any other person makes or has made any representation or warranty to Sterling or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Provident, any of its Subsidiaries or their respective businesses or (ii) except for the representations and warranties made by Provident in this Article IV, any oral or written information presented to Sterling or any of its affiliates or representatives in the course of their due diligence investigation of Provident, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

          (b)   Provident acknowledges and agrees that neither Sterling nor any other person has made or is making any express or implied representation or warranty other than those contained in Article III.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

        5.1    Conduct of Businesses Prior to the Effective Time.     During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in the Sterling Disclosure Schedule or the Provident Disclosure Schedule), required by law or as consented to in writing by the other party (such consent not to be unreasonably withheld), each of Provident and Sterling shall, and shall cause each of its respective Subsidiaries to, (a) conduct its business in the ordinary course in all material respects, (b) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships, and (c) take no action that would reasonably be expected to adversely affect or delay the ability of either Provident or Sterling to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

        5.2    Forbearances.    During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the Provident Disclosure Schedule or the Sterling Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by law, neither Provident nor Sterling shall, and neither Provident nor Sterling shall permit any of their respective Subsidiaries to, without the prior written consent of the other party to this Agreement (such consent not to be unreasonably withheld):

          (a)   other than in the ordinary course of business, incur any indebtedness for borrowed money (other than indebtedness of Sterling or any of its wholly-owned Subsidiaries to Sterling or any of its Subsidiaries, on the one hand, or of Provident or any of its wholly-owned Subsidiaries to Provident or any of its Subsidiaries, on the other hand), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

          (b)     (i)  adjust, split, combine or reclassify any capital stock;

             (ii)  make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) regular quarterly cash dividends by Sterling at a rate not in excess of $0.09 per share of Sterling Common Stock, (B) regular quarterly cash dividends by Provident at a rate not in excess of $0.06 per share of Provident Common Stock, (C) dividends paid by any of the Subsidiaries of each of Provident and Sterling to Provident or Sterling or any of their wholly-owned Subsidiaries, respectively, (D) regular distributions on Sterling's outstanding trust preferred and REIT preferred securities or on Provident's outstanding REIT preferred securities or (E) the acceptance of shares of Sterling Common Stock or Provident Common Stock, as the case may be, as payment for the exercise price of stock options or for withholding taxes incurred in connection with the exercise of stock options or the vesting or settlement of equity compensation awards, in each case in accordance with past practice and the terms of the applicable award agreements);

            (iii)  grant any stock options, stock appreciation rights, performance shares, restricted stock units, restricted shares or other equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock; or

            (iv)  issue, sell or otherwise permit to become outstanding any additional shares of capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of capital stock, except pursuant to the exercise of stock options or the settlement of equity compensation awards outstanding as of the date hereof in accordance with their terms or as otherwise permitted by this Agreement;

          (c)   sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any individual, corporation or other entity other than a wholly-owned Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business or pursuant to contracts or agreements in force at the date of this Agreement;

          (d)   except for transactions in the ordinary course of business or pursuant to contracts or agreements in force at the date of this Agreement or permitted by this Agreement, make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity other than a wholly-owned Subsidiary of Sterling or Provident, as applicable;

          (e)   except for transactions in the ordinary course of business, terminate, materially amend, or waive any material provision of, any Sterling Contract or Provident Contract, as the case may be, or make any change in any instrument or agreement governing the terms of any of its securities, or material lease or contract, other than normal renewals of contracts and leases without material adverse changes of terms with respect to Sterling or Provident, as the case may be, or enter into any contract that would constitute a Sterling Contract or Provident Contract, as the case may be, if it were in effect on the date of this Agreement;

          (f)    except as required under applicable law or the terms of any Sterling Benefit Plan or Provident Benefit Plan existing as of the date hereof, as applicable, (i) enter into, adopt or terminate any employee benefit or compensation plan, program, policy or arrangement for the benefit or welfare of any current or former employee, officer, director or consultant, (ii) amend (whether in writing or through the interpretation of) any employee benefit or compensation plan, program, policy or arrangement for the benefit or welfare of any current or former employee, officer, director or consultant, (iii) materially increase the compensation or benefits payable to any current or former employee, officer, director or consultant (other than in connection with a promotion or change in responsibilities), (iv) pay or award, or commit to pay or award, any bonuses or incentive compensation, (v) grant or accelerate the vesting of any equity-based awards or other compensation, (vi) enter into any new, or amend any existing, employment, severance, change in control, retention, bonus guarantee, collective bargaining agreement or similar agreement or arrangement, (vii) fund any rabbi trust or similar arrangement, (viii) terminate the employment or services of any officer or any employee whose target annual compensation is greater than $350,000, other than for cause, or (ix) hire any officer, employee, independent contractor or consultant who has target annual compensation greater than $350,000;

          (g)   settle any material claim, suit, action or proceeding, except in the ordinary course of business or for settlement of a claim, suit, action or proceeding that is settled in an amount and for consideration not in excess of $1,000,000 and that would not impose any material restriction on the business of it or its Subsidiaries or the Surviving Corporation;

          (h)   take any action or knowingly fail to take any action where such action or failure to act would reasonably be expected to prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code;

          (i)    amend its articles of incorporation, its bylaws or comparable governing documents of its Subsidiaries (except as provided herein);

          (j)    other than in prior consultation with the other party to this Agreement, materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported or purchase any security rated below investment grade with a value of more than $10 million, or such securities with a value of $10 million in the aggregate;

          (k)   take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law;

          (l)    implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP;

          (m)  other than in prior consultation with the other party to this Agreement, enter into any new line of business or, other than in the ordinary course of business consistent with past practice, change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by applicable law, regulation or policies imposed by any Governmental Entity;

          (n)   other than in the ordinary course of business consistent with past practice, make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service, Loans or (ii) its hedging practices and policies, in each case except as required by law or requested by a Regulatory Agency;

          (o)   make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility of it or its Subsidiaries; or

          (p)   agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the actions prohibited by this Section 5.2.

ARTICLE VI

ADDITIONAL AGREEMENTS

        6.1    Regulatory Matters.

          (a)   Provident and Sterling shall promptly prepare and file with the SEC, no later than 30 days after of the date of this Agreement, the Joint Proxy Statement and Provident shall promptly prepare and file with the SEC the S-4, in which the Joint Proxy Statement will be included as a prospectus. Each of Provident and Sterling shall use their reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and Provident and Sterling shall thereafter mail or deliver the Joint Proxy Statement to their respective stockholders. Provident shall also use its reasonable best efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement, and Sterling shall furnish all information concerning Sterling and the holders of Sterling Common Stock as may be reasonably requested in connection with any such action.

          (b)   The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly (and in the case of the Bank Regulatory Applications, as defined below, within 30 days of the date of this Agreement) prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including, without limitation, the Merger, the Bank Merger, the Conversion and the approval of Provident to become a duly registered bank holding company and financial holding company at the Effective Time (collectively the "Bank Regulatory Applications")), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental

  Entities. Provident and Sterling shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Sterling or Provident, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein. Each party shall consult with the other in advance of any meeting or conference with any Governmental Entity in connection with the transactions contemplated by this Agreement and to the extent permitted by such Governmental Entity, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences. Notwithstanding the foregoing, nothing contained herein shall be deemed to require Provident or Sterling to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of Governmental Entities that would reasonably be expected to have a Material Adverse Effect on the Surviving Corporation and its Subsidiaries, taken as a whole, after giving effect to the Merger (a "Materially Burdensome Regulatory Condition").

          (c)   Provident and Sterling shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of Provident, Sterling or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.

          (d)   Provident and Sterling shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed.

        6.2    Access to Information.

          (a)   Upon reasonable notice and subject to applicable laws, each of Provident and Sterling, for the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel, information technology systems, and records, and each shall cooperate with the other party in preparing to execute after the Effective Time conversion or consolidation of systems and business operations generally, and, during such period, each of Provident and Sterling shall, and shall cause its respective Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws (other than reports or documents which Provident or Sterling, as the case may be, is not permitted to disclose under applicable law), and (ii) all other information concerning its business, properties and personnel as such party may reasonably request. Neither Provident nor Sterling nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Provident's or Sterling's, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

          (b)   Each of Provident and Sterling shall hold all information furnished by or on behalf of the other party or any of such party's Subsidiaries or representatives pursuant to Section 6.2(a) in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated January 14, 2013, between Provident and Sterling (the "Confidentiality Agreement").

          (c)   No investigation by either of the parties or their respective representatives shall affect or be deemed to modify or waive the representations and warranties of the other set forth herein. Nothing contained in this Agreement shall give either party, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time. Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries' respective operations.

        6.3    Stockholders' Approvals.     Each of Provident and Sterling shall call a meeting of its stockholders (the "Provident Meeting" and the "Sterling Meeting," respectively) to be held as soon as reasonably practicable after the S-4 is declared effective for the purpose of obtaining (i) the Requisite Sterling Vote and the Requisite Provident Vote required in connection with this Agreement and the Merger and (ii) in the case of the Provident Meeting, if so determined by Provident, the requisite approval of the stockholders of Provident with respect to an amendment to the Provident 2012 Stock Incentive Plan to increase the number of shares of Provident Common Stock authorized for grant and the individual award limitations under such plan (the "Provident Stock Plan Amendment"), and, if so desired and mutually agreed, upon other matters of the type customarily brought before an annual or special meeting of shareholders to adopt a merger agreement, and each shall use its reasonable best efforts to cause such meetings to occur as soon as reasonably practicable and on the same date. The Board of Directors of each of Provident and Sterling shall use its reasonable best efforts to obtain from the stockholders of Provident and Sterling, as the case may be, the Requisite Provident Vote, and, if applicable, the requisite approval of the stockholders of Provident with respect to the Provident Stock Plan Amendment, in the case of Provident, and the Requisite Sterling Vote, in the case of Sterling, including by communicating to its respective shareholders its recommendation (and including such recommendation in the Joint Proxy Statement) that they adopt and approve this Agreement and the transactions contemplated hereby. However, subject to Section 8.1 and Section 8.2, if the Board of Directors of Sterling or Provident, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would more likely than not result in a violation of its fiduciary duties under applicable law to continue to recommend this Agreement, then in submitting this Agreement to its shareholders, such Board of Directors may submit this Agreement to its shareholders without recommendation (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event the Board of Directors may communicate the basis for its lack of a recommendation to its shareholders in the Joint Proxy Statement or an appropriate amendment or supplement thereto to the extent required by law; provided, that the Board of Directors may not take any actions under this sentence unless (i) it gives the other party at least three business days' prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken in response to an Acquisition Proposal, the latest material terms and conditions and the identity of the third party in any such Acquisition Proposal, or any amendment or modification thereof, or describe in reasonable detail such other event or circumstances) and (ii) at the end of such notice period, the Board of Directors takes into account any amendment or modification to this Agreement proposed by the other party and after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would nevertheless more likely than not result in a violation of its fiduciary duties under applicable law to continue to recommend this Agreement. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.3 and will require a new notice period as referred to in this Section 6.3. Provident or Sterling shall adjourn or postpone the Provident Meeting or the Sterling Meeting, as the case may be, if, as of the time for which such meeting is originally scheduled there are insufficient shares of Provident Common Stock or Sterling Common Stock, as the case may be, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting Sterling or Provident, as applicable, has not received proxies representing a sufficient number of shares necessary to obtain the Requisite Sterling Vote or the Requisite Provident Vote. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, each of the Provident Meeting and Sterling Meeting shall be convened and this Agreement shall be submitted to the stockholders of each of Provident and Sterling at the Provident Meeting and the Sterling Meeting, respectively, for the purpose of voting on the adoption of this Agreement and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve either Provident or Sterling of such obligation.

        6.4    Legal Conditions to Merger.     Subject in all respects to Section 6.1 of this Agreement, each of Provident and Sterling shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and the Bank Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by Sterling or Provident or any of their respective Subsidiaries in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.

        6.5    Stock Exchange Listing.     Provident shall cause the shares of Provident Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

        6.6    Employee Benefit Plans.

          (a)   From and after the Effective Time, unless otherwise mutually determined, the Sterling Benefit Plans and Provident Benefit Plans in effect as of the date of this Agreement (other than such benefit plans as may be mutually agreed) shall remain in effect with respect to employees of Sterling and Provident (and their respective Subsidiaries), respectively, covered by such plans at the Effective Time who continue to be employed by the Surviving Corporation or its Subsidiaries after the Effective Time until such time as the Surviving Corporation shall, subject to applicable law and the terms of such plans, modify any existing plans or adopt new benefit plans with respect to employees of the Surviving Corporation and its Subsidiaries (the "New Benefit Plans"). Prior to the Closing Date, Sterling and Provident shall cooperate in reviewing, evaluating and analyzing the Provident Benefit Plans and Sterling Benefit Plans with a view towards developing appropriate New Benefit Plans for the employees covered thereby. It is the intention of Sterling and Provident, to the extent permitted by applicable law, to develop New Benefit Plans (including amending existing plans), as soon as reasonably practicable after the Effective Time, which, among other things, (i) treat similarly situated employees on a substantially equivalent basis, taking into account all relevant factors, including duties, geographic location, tenure, qualifications and abilities, and

  (ii) do not discriminate between employees who were covered by Provident Benefit Plans, on the one hand, and those covered by Sterling Benefit Plans on the other, at the Effective Time. Notwithstanding the foregoing, Provident agrees that, during the period commencing at the Effective Time and ending on the first anniversary thereof, (A) each continuing employee of Provident, Sterling and their respective Subsidiaries will continue to be provided with a base salary that is no less favorable than the base salary provided by Provident, Sterling or any such Subsidiary, as applicable, to such continuing employee immediately prior to the Effective Time, and (B) any continuing employee of Provident, Sterling or any of their respective Subsidiaries who is terminated without cause during such one-year period will be provided with severance benefits as described in Section 6.6(a) of the Provident Disclosure Schedule.

          (b)   With respect to any New Benefit Plans in which any employees of Provident or Sterling (or their Subsidiaries) prior to the Effective Time first become eligible to participate on or after the Effective Time, and in which such employees did not participate prior to the Effective Time, the Surviving Corporation shall: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any New Benefit Plans in which such employees first become eligible to participate after the Effective Time, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous Provident Benefit Plan or Sterling Benefit Plan, as the case may be, (ii) provide each such employee and their eligible dependents with credit for any co-payments and deductibles paid prior to the Effective Time under a Provident Benefit Plan or Sterling Benefit Plan (to the same extent that such credit was given under the analogous Sterling or Provident Benefit Plan prior to the Effective Time) in satisfying any applicable deductible or out-of-pocket requirements under any New Benefit Plans in which such employees first become eligible to participate after the Effective Time, and (iii) recognize all service of such employees with Sterling and Provident, and their respective Subsidiaries, for all purposes in any New Benefit Plan in which such employees first become eligible to participate after the Effective Time to the same extent that such service was taken into account under the analogous Sterling or Provident Benefit Plan prior to the Effective Time; provided, that the foregoing service recognition shall not apply (A) to the extent it would result in duplication of benefits for the same period of services, (B) for purposes of any defined benefit pension plan or benefit plan that provides retiree welfare benefits, or (C) to any benefit plan that is a frozen plan or provides grandfathered benefits.

          (c)   The Surviving Corporation agrees to honor in accordance with their terms all benefits vested as of the date hereof under the Provident Benefit Plans or the Sterling Benefit Plans and each employment agreement and change in control agreement listed on Section 3.11(a) of the Sterling Disclosure Schedule and Section 4.11(a) of the Provident Disclosure Schedule. Each of Provident and Sterling agrees that, for purposes of each Sterling Stock Plan and each employment agreement and change in control agreement listed on Section 3.11(l) of the Sterling Disclosure Schedule, the transactions contemplated by this Agreement constitute a "change in control," "change of control" or term of similar meaning.

          (d)   Prior to the Effective Time, Sterling shall, or shall cause its affiliates to, adopt such resolutions, enact such amendments, provide such notices, including to participants and governmental agencies, and take such other actions as are required to provide that, effective as of immediately prior to the Effective Time, each Sterling Benefit Plan that is a defined benefit pension plan (each, a "Sterling Pension Plan") shall be frozen to all future benefit accruals effective as of no later than immediately prior to the Effective Time. All resolutions, amendments, notices or other documents issued, adopted or executed in connection with the implementation of this Section 6.6(d) shall be subject to Provident's prior review and approval.

          (e)   Nothing in this Agreement shall confer upon any employee, officer, director or consultant of Provident or Sterling or any of their Subsidiaries or affiliates any right to continue in the employ or service of the Surviving Corporation, Sterling, Provident or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Corporation, Sterling, Provident or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of Provident or Sterling or any of their Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any Sterling Benefit Plan, Provident Benefit Plan, New Benefit Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the Surviving Corporation or any of its Subsidiaries or affiliates to amend, modify or terminate any particular Sterling Benefit Plan, Provident Benefit Plan, New Benefit Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of the final sentence of Section 9.10, nothing in this Agreement, express or implied, is intended to or shall confer upon any person, including without limitation any current or former employee, officer, director or consultant of Provident or Sterling or any of their Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

        6.7    Indemnification; Directors' and Officers' Insurance.

          (a)   From and after the Effective Time, each of Provident and the Surviving Corporation shall indemnify and hold harmless each present and former director, officer or employee of Sterling and its Subsidiaries (in each case, when acting in such capacity) (collectively, the "Sterling Indemnified Parties") against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising out of the fact that such person is or was a director, officer or employee of Sterling or any of its Subsidiaries and pertaining to matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement to the same extent as such persons are indemnified as of the date of this Agreement by Sterling pursuant to the Sterling Certificate, Sterling's Bylaws, the governing or organizational documents of any Subsidiary of Sterling and any indemnification agreements in existence as of the date hereof; and Provident and the Surviving Corporation shall also advance expenses as incurred by such Sterling Indemnified Party to the same extent as such persons are entitled to advancement of expenses as of the date of this Agreement by Sterling pursuant to the Sterling Certificate, Sterling's Bylaws, the governing or organizational documents of any Subsidiary of Sterling and any indemnification agreements in existence as of the date hereof; provided, that the Sterling Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Sterling Indemnified Party is not entitled to indemnification.

          (b)   For a period of six (6) years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by Sterling (provided, that the Surviving Corporation may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured) with respect to claims arising from facts or events which occurred at or before the Effective Time; provided, however, that the Surviving Corporation shall not be obligated to expend, on an annual basis, an amount in excess of 300% of the current annual premium paid as of the date hereof by Sterling for such insurance (the "Premium Cap"), and if such premiums for such insurance would at any time exceed the Premium Cap, then the Surviving Corporation shall cause to be maintained policies of insurance which, in the Surviving Corporation's good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap. In lieu of the foregoing, Sterling, in consultation with, but only upon the consent of Provident, may obtain at or prior to the Effective Time a six-year "tail" policy under Sterling's existing directors and officers insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, on an annual basis, does not exceed the Premium Cap.

          (c)   The provisions of this Section 6.7 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Sterling Indemnified Party and his or her heirs and representatives. If the Surviving Corporation or any of its successors or assigns will consolidate with or merge into any other entity and not be the continuing or surviving entity of such consolidation or merger, transfer all or substantially all of its assets or deposits to any other entity or engage in any similar transaction, then in each case, the Surviving Corporation will cause proper provision to be made so that the successors and assigns of the Surviving Corporation will expressly assume the obligations set forth in this Section 6.7.

        6.8    Additional Agreements.     In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including, without limitation, any merger between a Subsidiary of Provident, on the one hand, and a Subsidiary of Sterling, on the other) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Provident.

        6.9    Advice of Changes.     Provident and Sterling shall each promptly advise the other party of any change or event (i) that has had or is reasonably likely to have a Material Adverse Effect on it or (ii) which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.9 or the failure of any condition set forth in Section 7.2 or 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 7.2 or 7.3 to be satisfied.

        6.10    Dividends.

          (a)   After the date of this Agreement, each of Provident and Sterling shall coordinate with the other the declaration of any dividends in respect of Provident Common Stock and Sterling Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of Sterling Common Stock shall not receive two dividends, or fail to receive one dividend, in any quarter with respect to their shares of Sterling Common Stock and any shares of Provident Common Stock any such holder receives in exchange therefor in the Merger. In furtherance of the foregoing, (i) starting with the third quarter of 2013, the Board of Directors of Sterling shall cause its regular quarterly dividend record dates and payments dates for Sterling Common Stock to be similar to the regular quarterly dividend record dates and payments dates for Provident Common Stock (i.e., Sterling shall move its dividend record and payment dates for the third quarter of 2013 to approximately August 1 and August 15, respectively) and (ii) the Board of Directors of Provident shall continue to pay dividends on the Provident Common Stock on substantially the same record and payment date schedules as have been utilized in the past.

          (b)   Subject to approval of the Board of Directors of the Surviving Corporation, it is the intention of each of Provident and Sterling that, beginning with the first dividend payment on Provident Common Stock after the Effective Time, the dividend on the Provident Common Stock shall be increased to $0.07 per share of Provident Common Stock.

        6.11    Corporate Governance.

          (a)   Immediately prior to the execution and delivery of this Agreement, the Board of Directors of Provident adopted a resolution, which may not be withdrawn unless this Agreement is terminated in accordance with its terms, providing for the Bylaw Amendment, effective as of the Effective Time. The provisions of the Bylaw Amendment shall be considered an agreement of the parties to this Agreement in all respects. In accordance with, and as provided in, the Bylaw Amendment, effective as of the Effective Time, (i) Louis J. Cappelli shall serve as Chairman of the Board of Directors of the Surviving Corporation and its Subsidiaries and (ii) Jack Kopnisky shall serve as President and Chief Executive Officer of the Surviving Corporation. Simultaneous with the execution of this Agreement, Provident shall enter into the Service and Covenant Agreement with Louis J. Cappelli to be effective as of and subject to the occurrence of the Effective Time, which agreement shall give effect to the provisions of this Section 6.11 and the Bylaw Amendment and supersede and replace the Amended and Restated Employment Agreement, dated as of March 22, 2002, by and between Mr. Cappelli and Sterling, as amended.

          (b)   Simultaneous with the execution of this Agreement, Provident shall enter into an employment agreement or agreement for services with each of John Millman, Howard Applebaum, Dale Fredston, John Tietjen and Michael Bizenov (collectively, the "Key Individuals") to be effective as of and subject to the occurrence of the Effective Time, which agreement shall set forth the terms and conditions of such Key Individuals' employment or other relationship with the Surviving Corporation following the Effective Time and shall supersede and replace any prior employment, retention, change of control or other similar agreement between such Key Individual and Sterling.

          (c)   Simultaneous with the execution of this Agreement, Provident shall amend the Employment Agreement, dated as of June 20, 2011, by and among Provident, Provident Bank, and Mr. Kopnisky, which amendment shall be effective as of and subject to the occurrence of the Effective Time and which shall, among other things, extend the term of such Employment Agreement until the third anniversary of the Closing Date and give effect to the provisions of this Section 6.11 and the Bylaw Amendment.

          (d)   On or prior to the Effective Time, in accordance with, and as provided in, the Bylaw Amendment, Provident's Board of Directors shall cause the number of directors that will comprise the full Board of Directors of the Surviving Corporation at the Effective Time to be 13. Of the members of the Board of Directors of the Surviving Corporation at the Effective Time, seven shall be current Provident directors designated by Provident including the current Chief Executive Officer of Provident, and six shall be current Sterling directors designated by Sterling including the current Chief Executive Officer of Sterling and the current President of Sterling.

          (e)   On or prior to the Effective Time, Provident (as the sole shareholder of Provident Bank) shall cause the number of directors that will comprise the full Board of Directors of Provident Bank at the Effective Time to be 13, constituted in the same manner and with the same individuals as the Board of Directors of the Surviving Corporation.

        6.12    Acquisition Proposals.

          (a)   Each party agrees that it will not, and will cause its Subsidiaries and its and their officers, directors, agents, advisors and representatives (collectively, "Representatives") not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to, (ii) engage or participate in any negotiations with any person concerning, or (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to, any Acquisition Proposal; provided, that, in the event either party receives an unsolicited bona fide written Acquisition Proposal, such party may, and may permit its Subsidiaries and its and its Subsidiaries' Representatives to, furnish or cause to be furnished nonpublic information or data and participate in such negotiations or discussions to the extent that the Board of Directors of such party concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisors) that failure to take such actions would be more likely than not to result in a violation of its fiduciary duties under applicable law; provided, further, that, prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, such party shall have entered into a confidentiality agreement with such third party on terms no less favorable to it than the Confidentiality Agreement, which confidentiality agreement shall not provide such person with any exclusive right to negotiate with such party. Each party will, and will cause its Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any person other than Sterling or Provident, as applicable, with respect to any Acquisition Proposal. Each party will promptly (within twenty-four (24) hours) advise the other party following receipt of any Acquisition Proposal or any inquiry which could reasonably be expected to lead to an Acquisition Proposal, and the substance thereof (including the terms and conditions of and the identity of the person making such inquiry or Acquisition Proposal), and will keep the other party apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the terms of such inquiry or Acquisition Proposal. Each party shall use its reasonable best efforts to enforce any existing confidentiality or standstill agreements to which it or any of its Subsidiaries is a party in accordance with the terms thereof. As used in this Agreement, "Acquisition Proposal" shall mean, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of a party and its Subsidiaries or 25% or more of any class of equity or voting securities of a party or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of the party, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 25% or more of any class of equity or voting securities of a party or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of the party, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving a party or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of the party.

          (b)   Nothing contained in this Agreement shall prevent a party or its Board of Directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal; provided, that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement.

        6.13    Public Announcements.    Sterling and Provident shall each use their reasonable best efforts (a) to develop a joint communications plan, (b) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and (c) except in respect of any announcement required by applicable law, or by obligations pursuant to any listing agreement with or rules of any securities exchange, to consult with each other before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

        6.14    Change of Method.    Sterling and Provident shall be empowered, upon their mutual agreement, at any time prior to the Effective Time, to change the method or structure of effecting the combination of Sterling and Provident (including the provisions of Article I), if and to the extent they both deem such change to be necessary, appropriate or desirable; provided, however, that no such change shall (i) alter or change the Exchange Ratio or the number of shares of Provident Common Stock received by Sterling stockholders in exchange for each share of Sterling Common Stock, (ii) adversely affect the Tax treatment of Sterling's stockholders or Provident's stockholders pursuant to this Agreement, (iii) adversely affect the Tax treatment of Sterling or Provident pursuant to this Agreement or (iv) materially impede or delay the consummation of the transactions contemplated by this Agreement in a timely manner. The Parties agree to reflect any such change in an appropriate amendment to this Agreement executed by both parties in accordance with Section 8.3.

        6.15    Restructuring Efforts.    If either Sterling or Provident shall have failed to obtain the Requisite Sterling Vote or the Requisite Provident Vote at the duly convened Sterling Meeting or Provident Meeting, as applicable, or any adjournment or postponement thereof, each of the parties shall in good faith use its reasonable best efforts to negotiate a restructuring of the transaction provided for herein (it being understood that neither party shall have any obligation to alter or change any material terms, including the amount or kind of the consideration to be issued to holders of the capital stock of Sterling as provided for in this Agreement, in a manner adverse to such party or its stockholders) and/or resubmit this Agreement or the transactions contemplated hereby (or as restructured pursuant to this Section 6.15) to its respective stockholders for adoption.

        6.16    Takeover Statutes.    None of Sterling, Provident or their respective Boards of Directors shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Merger, or any of the other transactions contemplated hereby, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each party and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.

        6.17    Trust Preferred Securities.    Upon the Effective Time, Provident shall assume the due and punctual performance and observance of the covenants to be performed by Sterling under the Junior Subordinated Indenture, dated as of February 27, 2002, between Sterling and the Bank of New York, as Trustee relating to 8.375% trust capital securities issued by Sterling Trust I (the "Trust Preferred Securities"), and the due and punctual payment of the principal of and premium, if any, and interest on the Trust Preferred Securities. In connection therewith, Provident and Sterling shall execute and deliver any supplemental indentures or other documents, and the parties hereto shall provide any opinion of counsel to the trustee thereof, required to make such assumptions effective.

        6.18    Exemption from Liability Under Section 16(b).    Sterling and Provident agree that, in order to most effectively compensate and retain Sterling Insiders (as defined below), both prior to and after the Effective Time, it is desirable that Sterling Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of Sterling Common Stock into shares of Provident Common Stock in the Merger and the conversion of Sterling Stock Options and Sterling Restricted Stock Awards into Provident Stock Options or Provident Restricted Stock Awards in the Merger, and for that compensatory and retentive purposes agree to the provisions of this Section 6.18. Assuming Sterling delivers to Provident in a reasonably timely fashion prior to the Effective Time accurate information regarding those officers and directors of Sterling subject to the reporting requirements of Section 16(a) of the Exchange Act (the "Sterling Insiders"), the Board of Directors of Provident and of Sterling, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter, and in any event prior to the Effective Time, take all such steps as may be required to cause any dispositions of Sterling Common Stock, Sterling Restricted Stock Awards or Sterling Stock Options by the Sterling Insiders, and any acquisitions of Provident Common Stock, Provident Restricted Stock Awards or Provident Stock Options by any Sterling Insiders who, immediately following the Merger, will be officers or directors of the Surviving Corporation subject to the reporting requirements of Section 16(a) of the Exchange Act, in each case pursuant to the transactions contemplated by this Agreement, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable law.

ARTICLE VII
CONDITIONS PRECEDENT

        7.1    Conditions to Each Party's Obligation To Effect the Merger.    The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a)    Stockholder Approval.    This Agreement shall have been adopted by the stockholders of Provident by the Requisite Provident Vote and by the stockholders of Sterling by the Requisite Sterling Vote.

          (b)    NYSE Listing.    The shares of Provident Common Stock which shall be issuable to the stockholders of Sterling upon consummation of the Merger (and holders of Sterling Stock Options and Sterling Restricted Stock Awards) shall have been authorized for listing on the NYSE, subject to official notice of issuance.

          (c)    Regulatory Approvals.    (i) All regulatory authorizations, consents, orders or approvals from (x) the Federal Reserve Board and the OCC and (y) any other approvals set forth in Sections 3.4 and 4.4 which are necessary to consummate the transactions contemplated by this Agreement, including the Merger, the Bank Merger and the Conversion, or those the failure of which to be obtained would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Surviving Corporation, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (such approvals and the expiration of such waiting periods being referred to herein as the "Requisite Regulatory Approvals"), and (ii) no such Requisite Regulatory Approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.

          (d)    S-4.    The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

          (e)    No Injunctions or Restraints; Illegality.    No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger.

        7.2    Conditions to Obligations of Provident.    The obligation of Provident to effect the Merger is also subject to the satisfaction, or waiver by Provident, at or prior to the Effective Time, of the following conditions:

          (a)    Representations and Warranties.     The representations and warranties of Sterling set forth in Section 3.2(a) (other than the third to last sentence thereof) and Section 3.8(a) (in each case after giving effect to the lead in to Article III) shall be true and correct (other than, in the case of Section 3.2(a), such failures to be true and correct as are insignificant) in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and the representations and warranties of Sterling set forth in Sections 3.1(a), 3.1(b) (but only with respect to Sterling National Bank), the third to last sentence of 3.2(a), 3.2(b) (but only with respect to Sterling National Bank), and 3.3(a) (in each case, after giving effect to the lead in to Article III) shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. All other representations and warranties of Sterling set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead in to Article III) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on Sterling or the Surviving Corporation. Provident shall have received a certificate signed on behalf of Sterling by the Chief Executive Officer and the Chief Financial Officer of Sterling to the foregoing effect.

          (b)    Performance of Obligations of Sterling.     Sterling shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Provident shall have received a certificate signed on behalf of Sterling by the Chief Executive Officer and the Chief Financial Officer of Sterling to such effect.

          (c)    Federal Tax Opinion.     Provident shall have received the opinion of Wachtell, Lipton, Rosen & Katz, in form and substance reasonably satisfactory to Provident, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger shall qualify as a "reorganization" within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Provident and Sterling, reasonably satisfactory in form and substance to such counsel.

        7.3    Conditions to Obligations of Sterling.    The obligation of Sterling to effect the Merger is also subject to the satisfaction or waiver by Sterling at or prior to the Effective Time of the following conditions:

          (a)    Representations and Warranties.     The representations and warranties of Provident set forth in Section 4.2(a) (other than the third to last sentence thereof) and Section 4.8(a) (in each case, after giving effect to the lead in to Article IV) shall be true and correct (other than, in the case of Section 4.2(a), such failures to be true and correct as are insignificant) in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and the representations and warranties of Provident set forth in Sections 4.1(a), 4.1(b) (but only with respect to Provident Bank), the third to last sentence of 4.2(a), 4.2(b) (but only with respect to Provident Bank) and 4.3(a) (in each case, after giving effect to the lead in to Article IV) shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. All other representations and warranties of Provident set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead in to Article IV) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on Provident. Sterling shall have received a certificate signed on behalf of Provident by the Chief Executive Officer and the Chief Financial Officer of Provident to the foregoing effect.

          (b)    Performance of Obligations of Provident.     Provident shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Sterling shall have received a certificate signed on behalf of Provident by the Chief Executive Officer and the Chief Financial Officer of Provident to such effect.

          (c)    Federal Tax Opinion.     Sterling shall have received the opinion of Sullivan & Cromwell, LLP, in form and substance reasonably satisfactory to Sterling, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger shall qualify as a "reorganization" within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Provident and Sterling, reasonably satisfactory in form and substance to such counsel.

ARTICLE VIII
TERMINATION AND AMENDMENT

        8.1    Termination.    This Agreement may be terminated at any time prior to the Effective Time, whether before or after adoption of this Agreement by the stockholders of Provident or Sterling:

          (a)   by mutual consent of Provident and Sterling in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

          (b)   by either the Board of Directors of Provident or the Board of Directors of Sterling if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order permanently enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

          (c)   by either the Board of Directors of Provident or the Board of Directors of Sterling if the Merger shall not have been consummated on or before the first anniversary of the date of this Agreement (the "Termination Date"), unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

          (d)   by either the Board of Directors of Provident or the Board of Directors of Sterling (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Sterling, in the case of a termination by Provident, or Provident, in the case of a termination by Sterling, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2, in the case of a termination by Provident, or 7.3, in the case of a termination by Sterling, and which is not cured within 45 days following written notice to Sterling, in the case of a termination by Provident, or Provident, in the case of a termination by Sterling, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the Termination Date);

          (e)   by Sterling, if the Board of Directors of Provident shall have (i) failed to recommend in the Joint Proxy Statement that the stockholders of Provident adopt this Agreement, or withdrawn, modified or qualified such recommendation in a manner adverse to Sterling, or resolved to do so, or failed to reaffirm such recommendation within two (2) business days after Sterling requests in writing that such action be taken, or failed to recommend against acceptance of a tender offer or exchange offer for outstanding Provident Common Stock that has been publicly disclosed (other than by Sterling or an affiliate of Sterling) within ten (10) business days after the commencement of such tender or exchange offer, in any such case whether or not permitted by the terms hereof, (ii) (A) recommended or endorsed an Acquisition Proposal, or (B) failed to issue a press release announcing its opposition to such Acquisition Proposal within ten (10) business days after an Acquisition Proposal is publicly announced, or (iii) breached its obligations under Section 6.3 or 6.12 in any material respect; or

          (f)    by Provident, if the Board of Directors of Sterling shall have (i) failed to recommend in the Joint Proxy Statement that the stockholders of Sterling adopt this Agreement, or withdrawn, modified or qualified such recommendation in a manner adverse to Provident, or resolved to do so, or failed to reaffirm such recommendation within two (2) business days after Provident requests in writing that such action be taken, or failed to recommend against acceptance of a tender offer or exchange offer for outstanding Sterling Common Stock that has been publicly disclosed (other than by Provident or an affiliate of Provident) within ten (10) business days after the commencement of such tender or exchange offer, in any such case whether or not permitted by the terms hereof, (ii) (A) recommended or endorsed an Acquisition Proposal, or (B) failed to issue a press release announcing its opposition to such Acquisition Proposal within ten (10) business days after an Acquisition Proposal is publicly announced or (iii) breached its obligations under Section 6.3 or 6.12 in any material respect.

        8.2    Effect of Termination.

          (a)   In the event of termination of this Agreement by either Provident or Sterling as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Provident, Sterling, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Sections 3.3(a), 3.7, 4.3(a), 4.7, 6.2(b) and this Section 8.2 and Article IX (other than Section 9.1) shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Provident nor Sterling shall be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement.

          (b)   (i)    In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been made known to senior management of Sterling or has been made directly to its stockholders generally or any person shall have publicly announced (and not withdrawn) an Acquisition Proposal with respect to Sterling and (A) thereafter this Agreement is terminated by either Provident or Sterling pursuant to Section 8.1(c) and Sterling shall have failed to obtain the Requisite Sterling Vote at the duly convened Sterling Meeting or any adjournment or postponement thereof at which a vote on the adoption of this Agreement was taken or (B) thereafter this Agreement is terminated by Provident pursuant to Section 8.1(d) (as a result of a willful breach of this Agreement), Section 8.1(f)(i), Section 8.1(f)(ii)(B), or Section 8.1(f)(iii), and (C) prior to the date that is fifteen (15) months after the date of such termination, Sterling enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then Sterling shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Provident, by wire transfer of same day funds, a fee equal to $13,250,000 (the "Termination Fee"); provided, that for purposes of this Section 8.2(b), all references in the definition of Acquisition Proposal to "25%" shall instead refer to "50%".

             (ii)  In the event that this Agreement is terminated by Provident pursuant to Section 8.1(f)(ii)(A), then Sterling shall pay Provident, by wire transfer of same day funds, a fee equal to 50% of the Termination Fee on the date of termination, and an additional fee equal to 50% of the Termination Fee on the earlier of the date Sterling enters into a definitive agreement or consummates a transaction involving the Acquisition Proposal referenced in Section 8.1(f)(ii)(A) (or involving any other Acquisition Proposal with respect to which Sterling enters into a definitive agreement or with respect to which Sterling consummates a transaction, in either case prior to the date that is fifteen (15) months after this Agreement is terminated).

          (c)   (i)    In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been made known to senior management of Provident or has been made directly to its stockholders generally or any person shall have publicly announced (and not withdrawn) an Acquisition Proposal with respect to Provident and (A) thereafter this Agreement is terminated by either Provident or Sterling pursuant to Section 8.1(c) and Provident shall have failed to obtain the Requisite Provident Vote at the duly convened Provident Meeting or any adjournment or postponement thereof at which a vote on the adoption of this Agreement was taken or (B) thereafter this Agreement is terminated by Sterling pursuant to Section 8.1(d) (as a result of a willful breach of this Agreement), Section 8.1(e)(i), Section 8.1(e)(ii)(B), or Section 8.1(e)(iii), and (C) prior to the date that is fifteen (15) months after the date of such termination, Provident enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then Provident shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Sterling the Termination Fee by wire transfer of same day funds; provided, that for purposes of this Section 8.2(c), all references in the definition of Acquisition Proposal to "25%" shall instead refer to "50%".

             (ii)  In the event that this Agreement is terminated by Sterling pursuant to Section 8.1(e)(ii)(A), then Provident shall pay Sterling, by wire transfer of same day funds, a fee equal to 50% of the Termination Fee on the date of termination, and an additional fee equal to 50% of the Termination Fee on the earlier of the date Provident enters into a definitive agreement or consummates a transaction involving the Acquisition Proposal referenced in Section 8.1(e)(ii)(A) (or involving any other Acquisition Proposal with respect to which Provident enters into a definitive agreement or with respect to which Provident consummates a transaction, in either case prior to the date that is fifteen (15) months after this Agreement is terminated).

          (d)   Notwithstanding anything to the contrary herein, but without limiting the right of any party to recover liabilities or damages, the maximum aggregate amount of fees payable by a single party under this Section 8.2 shall be equal to the Termination Fee.

          (e)   Each of Provident and Sterling acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if Provident or Sterling, as the case may be, fails promptly to pay the amount due pursuant to this Section 8.2, and, in order to obtain such payment, the other party commences a suit which results in a judgment against the non-paying party for the Termination Fee or any portion thereof, such non-paying party shall pay the costs and expenses of the other party (including attorneys' fees and expenses) in connection with such suit. In addition, if Provident or Sterling, as the case may be, fails to pay the amounts payable pursuant to this Section 8.2, then such party shall pay interest on such overdue amounts at a rate per annum equal to the "prime rate" (as announced by JPMorgan Chase & Co. or any successor thereto) in effect on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid.

        8.3    Amendment.    Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with Merger by the stockholders of Provident and Sterling; provided, however, that after adoption of this Agreement by the respective stockholders of Provident or Sterling, there may not be, without further approval of such stockholders, any amendment of this Agreement that requires further approval under applicable law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

        8.4    Extension; Waiver.     At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or satisfaction of any conditions contained herein; provided, however, that after adoption of this Agreement by the respective stockholders of Provident or Sterling, there may not be, without further approval of such stockholders, any extension or waiver of this Agreement or any portion thereof that requires further approval under applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX
GENERAL PROVISIONS

        9.1    Closing.    Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") will take place at 10:00 a.m. New York City time at the offices of Wachtell, Lipton, Rosen & Katz, on the later of (i) October 1, 2013, and (ii) a date which shall be no later than five business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII hereof (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof), unless extended by mutual agreement of the parties (the "Closing Date").

        9.2    Nonsurvival of Representations, Warranties and Agreements.     None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Confidentiality Agreement, which shall survive in accordance with its terms) shall survive the Effective Time, except for Section 6.7 and for those other covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

        9.3    Expenses.    All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided, however, that the costs and expenses of printing and mailing the Joint Proxy Statement and all filing and other fees paid to the SEC in connection with the Merger shall be borne equally by Provident and Sterling.

        9.4    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        (a)   if to Sterling, to:

    Sterling Bancorp
    650 Fifth Avenue
    New York, NY 10019
    Attention:    Dale C. Fredston
    Facsimile:    (212) 757-8285

    With a copy (which shall not constitute notice) to:

    Sullivan & Cromwell, LLP
    125 Broad Street
    New York, NY 10004
    Attention:    Mark J. Menting
    Facsimile:    (212) 291-9099

and

        (b)   if to Provident, to:

    Provident New York Bancorp
    400 Rella Boulevard
    Montebello, NY 10901
    Attention:    Daniel G. Rothstein
    Facsimile:    (845) 369-8255

    With a copy (which shall not constitute notice) to:

    Wachtell, Lipton, Rosen & Katz
    51 West 52nd Street
    New York, NY 10019
    Attention:    Edward D. Herlihy
                         Matthew M. Guest
    Facsimile:    (212) 403-2000

        9.5    Interpretation.    The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." References to "the date hereof" shall mean the date of this Agreement. As used in this Agreement, the "knowledge" of Sterling means the actual knowledge of any of the officers of Sterling listed on Section 9.5 of the Sterling Disclosure Schedule, and the "knowledge" of Provident means the actual knowledge of any of the officers of Provident listed on Section 9.5 of the Provident Disclosure Schedule. As used herein, (i) the term "person" means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (ii) an "affiliate" of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person and (iii) the term "made available" means any document or other information that was (a) provided by one party or its representatives to the other party and its representatives prior to the date hereof, (b) included in the virtual data room of a party prior to the date hereof or (c) filed by a party with the SEC and publicly available on EDGAR prior to the date hereof. The Sterling Disclosure Schedule and the Provident Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. Nothing contained herein shall require any party or person to take any action in violation of applicable law.

        9.6    Counterparts.    This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

        9.7    Entire Agreement.     This Agreement (including the documents and the instruments referred to herein) together with the Confidentiality Agreement constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

        9.8  Governing Law; Jurisdiction.

        (a)   This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law (except that matters relating to the fiduciary duties of the Board of Directors of Sterling shall be subject to the laws of the State of New York).

        (b)   Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court sitting in the Borough of Manhattan in the State of New York (the "Chosen Courts"), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.4.

        9.9    Waiver of Jury Trial.     EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH

PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.9.

        9.10    Assignment; Third Party Beneficiaries.     Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.7, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

        9.11    Specific Performance.     The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties' obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

        9.12    Severability.    Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

        9.13    Delivery by Facsimile or Electronic Transmission.     This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a ".pdf" format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a ".pdf" format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a ".pdf" format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Signature Page Follows]

        IN WITNESS WHEREOF, Provident and Sterling have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

STERLING BANCORP
By:	/s/ LOUIS J. CAPPELLI
	Name:	Louis J. Cappelli
	Title:	Chairman and Chief Executive Officer
PROVIDENT NEW YORK BANCORP
By:	/s/ JACK KOPNISKY
	Name:	Jack Kopnisky
	Title:	Chief Executive Officer and President

[Signature Page to Agreement and Plan of Merger]

Exhibit A

        The Bylaws of Provident shall be amended as of the Effective Time by:

  1.
  deleting the words "Provident New York Bancorp" in each place they appear in the headings and inserting in its place "Sterling Bancorp".

  2.
  deleting Section 2 of Article IV in its entirety and inserting in its place the following new Section 2:

        Section 2.    Chairman of the Board of Directors.

        The Chairman of the Board shall, subject to the provisions of these Bylaws and to the direction of the Board of Directors, when present, preside at all meetings of the stockholders of the Corporation and of the Board of Directors; provided, however, that the Chairman shall not, by reason of such office, be considered an executive officer of the Corporation and, unless otherwise determined by the Board of Directors, shall not be assigned executive responsibilities or participate in the full operational management of the Corporation. The Chairman of the Board shall perform all duties and have all powers commonly incident to a Chairman position, including those which are expressly delegated to him or her by the Board of Directors.

  3.
  including the following new Section 10 of Article II:

        Section 10.    Chairman and CEO Positions; Board Composition.

          (a)   The Board of Directors has resolved that, effective as of the Effective Time (as defined in the Agreement and Plan of Merger, dated as of April 3, 2013, by and between Sterling Bancorp ("Sterling") and the Corporation, as the same may be amended from time to time (the "Merger Agreement")) and notwithstanding any other provision of these Bylaws that may be to the contrary, Louis J. Cappelli shall serve as Chairman of the Board of Directors and Jack Kopnisky shall serve as President and Chief Executive Officer of the Corporation.

          (b)   Effective as of the Effective Time, the Board of Directors of the Corporation shall be comprised of thirteen (13) directors, of which seven (7) shall be former members of the Board of Directors of the Corporation chosen by the Corporation (the "Former Provident Directors"), including Jack Kopnisky, and six (6) of which shall be former members of the Board of Directors of Sterling chosen by Sterling (the "Former Sterling Directors"), including Louis J. Cappelli and John Millman, and the Former Sterling Directors and Former Provident Directors shall be apportioned among the three classes of the Board of Directors as nearly evenly as is possible. The placement of specific Former Sterling Directors by class shall be as determined by Sterling, and the placement of specific Former Provident Directors by class shall be as determined by Provident, in each case subject to the preceding sentence. Each of the Former Provident Directors and Former Sterling Directors shall serve on committees of the Board of Directors, consistent with their expertise and interest, and based on the needs of the Board of Directors and the requirements of such positions. At, or immediately after, the Effective Time, the committees of the Board of Directors shall be reconstituted, with members of the committees and their respective chairpersons to be recommended by the Chairman of the Board of Directors at, or immediately after, the Effective Time, in accordance with Article III, Section 1 of these Bylaws.

          (c)   The removal of Jack Kopnisky or Louis J. Cappelli from, or the failure to appoint or re-elect Jack Kopnisky or Louis J. Cappelli to, any of the positions specifically provided for in this Section 10, and any amendment to or termination of any employment agreement with Jack Kopnisky or the Service and Covenant Agreement with Louis J. Cappelli, prior to the three year anniversary of the Effective Time, and any determination not to nominate Jack Kopnisky or Louis J. Cappelli as a director of the Corporation, prior to the three year anniversary of the Effective Time, shall each require the affirmative vote of at least 75% of the full Board of Directors.

          (d)   The provisions of this Section 10 may be modified, amended or repealed, and any Bylaw provision inconsistent with the provisions of this Section 10 may be adopted, only by an affirmative vote of at least 75% of the full Board of Directors. In the event of any inconsistency between any provision of this Section 10 and any other provision of these Bylaws or the Corporation's other constituent documents, the provisions of this Section 10 shall control.

Exhibit B

        The Certificate of Incorporation of the Surviving Corporation shall be amended by: (i) deleting the words "eighty-five million (85,000,000)" in the first sentence of Article Fourth and inserting in its place "two hundred million (200,000,000)", (ii) deleting the words "Seventy-five million (75,000,000) shares of Common Stock" in the first sentence of Article Fourth and inserting in its place "One-hundred and ninety million (190,000,000) shares of Common Stock", and (iii) deleting the words "Provident Bancorp, Inc." in Article First and in the heading preceding Article First and inserting in its place "Sterling Bancorp".

Exhibit C

AGREEMENT OF MERGER
OF
STERLING NATIONAL BANK
WITH AND INTO
PROVIDENT BANK

        THIS AGREEMENT OF MERGER, dated as of April 3, 2013 (this "Agreement"), is made and entered into between Provident Bank, Montebello, New York, and Sterling National Bank, New York, New York.

WITNESSETH:

        WHEREAS, Provident Bank, a federal savings association duly organized and existing under the laws of the United States with its head office located at 400 Rella Road, Montebello, New York, has authorized capital stock consisting of 20,000,000 shares of common stock, par value $0.10 per share, of which 3,864,000 shares of common stock are issued and outstanding as of the date hereof;

        WHEREAS, Sterling National Bank, OCC Charter No. 13295, a national banking association duly organized and existing under the laws of the United States with its main office located at 650 Fifth Avenue, New York, New York, has authorized capital stock consisting of 358,526 shares of common stock, par value $50.00 per share, of which 358,526 shares of common stock are issued and outstanding as of the date hereof;

        WHEREAS, Provident New York Bancorp (the parent company of Provident Bank) ("Provident") and Sterling Bancorp (the parent of Sterling National Bank) ("Sterling") are parties to an Agreement and Plan of Merger, dated as of April 3, 2013, as it may be amended from time to time (the "Parent Merger Agreement"), pursuant to which, subject to the terms and conditions of the Parent Merger Agreement, Sterling Bancorp shall merge with and into Provident (the "Parent Merger"), whereby (i) the corporate existence of Sterling shall cease and Provident shall continue its corporate existence under the laws of the State of Delaware as the surviving corporation in the Parent Merger and (ii) Sterling Bank shall become a wholly owned subsidiary of Provident;

        WHEREAS, the respective boards of directors of Provident Bank and Sterling National Bank, acting pursuant to resolutions duly adopted, have approved this Agreement and authorized the execution hereof.

        NOW, THEREFORE, in consideration of the promises and of the mutual agreements herein contained, the parties hereto do hereby agree as follows:

1.    THE MERGER

        A.    Merger; Surviving Association

        Subject to the terms and conditions of this Agreement, at the Effective Time (as hereinafter defined), the following steps shall occur in immediate succession:

  (i) Provident Bank shall convert to a national banking association with trust powers (the "Conversion"); and (ii) Sterling National Bank shall be merged with and into Provident Bank, pursuant to the provisions of, and with the effect provided in, 12 U.S.C. § 215a (said transaction, the "Merger") and the corporate existence of Sterling National Bank shall cease. Provident Bank shall continue its corporate existence as a national banking association under the laws of the United States and shall be the national association surviving the Merger (the "Surviving Association") and shall change its name to "Sterling National Bank". The parties hereto intend that the Merger qualify as a "reorganization" within the meaning of Section 368(a) of the Internal

  Revenue Code of 1986, as amended (the "Code") and this Agreement shall be, and is hereby adopted as, a "plan of reorganization" for purposes of Sections 354 and 361 of the Code.

        B.    Articles of Association and Bylaws

        From and after the Effective Time (as defined in Section 1.C below), the Articles of Association of Provident Bank as in effect immediately following the Conversion shall be the Articles of Association of the Surviving Association until thereafter amended in accordance with applicable law. From and after the Effective Time, the Bylaws of Provident Bank immediately following the Conversion shall be the Bylaws of the Surviving Association until thereafter amended in accordance with applicable law.

        C.    Effective Time of the Merger

        The Sterling Merger shall become effective at such time and date as are agreed to by Provident Bank and Sterling National Bank, subject to the approval of the Office of the Comptroller of the Currency (the "OCC"), or such other time and date as shall be provided by law. The date and time of such effectiveness is herein referred to as the "Effective Time".

        D.    Effect of the Merger

        All assets as they exist at the Effective Time shall pass to and vest in the Surviving Association without any conveyance or other transfer. The Surviving Association shall be responsible for all of the liabilities of every kind and description, including, but not limited to, liabilities arising from any operation of a trust department, of the merging institutions existing as of the Effective Time of the Merger.

        E.    Business of Surviving Association

        The business of the Surviving Association after the Merger shall be that of a national banking association with trust powers and shall be conducted at its main office, which shall be located at 400 Rella Road, Montebello, New York, and at all legally established branches.

        F.    Directors

        The directors of the Surviving Association shall be selected in accordance with Section 6.11(e) of the Parent Merger Agreement.

        G.    Treatment of Shares

        At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof (a) each share of Sterling National Bank common stock issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be cancelled and (b) the shares of Provident Bank common stock issued and outstanding immediately prior to the Effective Time shall remain outstanding, shall be unchanged after the Merger and shall immediately after the Effective Time constitute all of the issued and outstanding capital stock of the Surviving Association.

2.     CONDITIONS PRECEDENT

        The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

          A.    Shareholder Approval.     The Agreement shall have been ratified and confirmed by the written consent of the sole shareholder of each of Provident Bank and Sterling National Bank in lieu of a meeting of shareholders, provided that such action by written consent is authorized under the applicable articles of association or bylaws or otherwise provided by law.

          B.    Regulatory Approvals.     The parties shall have received all consents, approvals and permissions and the satisfaction of all of the requirements prescribed by law, including, but not limited to, the consents, approvals and permissions of all regulatory authorities which are necessary to the carrying out of the Merger described in this Agreement.

          C.    No Injunctions or Restraints.     There shall not be in effect any temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger.

          D.    Parent Merger.     The Parent Merger shall have been consummated in accordance with the terms and conditions of the Parent Merger Agreement.

3.     TERMINATION AND AMENDMENT

        A.    Termination

        Notwithstanding the approval of this Agreement by the shareholders of Provident Bank or Sterling National Bank, this Agreement shall terminate forthwith prior to the Effective Time in the event the Parent Merger Agreement is terminated as therein provided. This Agreement may also be terminated by mutual written consent of the parties hereto.

        B.    Effect of Termination

        In the event of termination of this Agreement as provided in Section 3.A above, this Agreement shall forthwith become void and have no effect, and none of Provident Bank or Sterling National Bank, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby.

        C.    Amendment

        This Agreement may not be amended, except by an instrument in writing signed on behalf of each of the parties hereto.

4.     MISCELLANEOUS

        A.    Representations and Warranties

        Each of the parties hereto represents and warrants that this Agreement has been duly authorized, executed and delivered by such party and constitutes the legal, valid and binding obligation of such party, enforceable against it in accordance with the terms hereof.

        B.    Further Assurances

        If at any time the Surviving Association shall consider or be advised that any further assignments, conveyances or assurances are necessary or desirable to vest, perfect or confirm in the Surviving Association title to any property or rights of Sterling National Bank or otherwise carry out the provisions hereof, the proper officers and directors of Sterling National Bank, as of the Effective Time, and thereafter the officers of the Surviving Association acting on behalf of Sterling National Bank, shall execute and deliver any and all proper assignments, conveyances and assurances, and do all things necessary or desirable to vest, perfect or confirm title to such property or rights in the Surviving Association and otherwise carry out the provisions hereof.

        C.    Nonsurvival of Agreements

        None of the agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time or the termination of this Agreement as provided in Section 3.A.

        D.    Notices

        All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        if to Sterling National Bank, to:

    650 Fifth Avenue
    New York, NY 10019
    Attention:    Dale C. Fredston
    Facsimile:    (212) 757-8285

    With a copy (which shall not constitute notice) to:

    Sullivan & Cromwell, LLP
    125 Broad Street
    New York, NY 10004
    Attention:    Mark J. Menting
    Facsimile:    (212) 291-9099

and

        if to Provident Bank, to:

    400 Rella Boulevard
    Montebello, NY 10901
    Attention:    Daniel G. Rothstein
    Facsimile:    (845) 369-8255

    With a copy (which shall not constitute notice) to:

    Wachtell, Lipton, Rosen & Katz
    51 West 52nd Street
    New York, NY 10019
    Attention:    Edward D. Herlihy
                          Matthew M. Guest
    Facsimile:    (212) 403-2000

        E.    Governing Law

        This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to any applicable conflicts of law that would result in the application of the laws of a State other than New York, except to the extent federal law may be applicable.

        F.    Successors and Assigns

        This Agreement is binding upon and is for the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any rights or obligations hereunder may be assigned by any party hereto to any other person without the prior consent in writing of the other party hereto.

        G.    Counterparts

        This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        [Signature page follows]

d Table of Contents

        IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement of Merger to be executed by its duly authorized officers, all as of the date first set forth above.

ATTEST:		PROVIDENT BANK
/s/ DANIEL G. ROTHSTEIN	By	/s/ JACK KOPNISKY
Name: Daniel G. Rothstein		Name:	Jack Kopnisky
		Title:	Chief Executive Officer and President
ATTEST:		STERLING NATIONAL BANK
/s/ JOHN W. TIETJEN	By	/s/ LOUIS J. CAPPELLI
Name: John W. Tietjen		Name:	Louis J. Cappelli
		Title:	Chairman

        [Signature page to Agreement of Merger]

[J.P. Morgan Securities LLC Letterhead]

ANNEX B

April 3, 2013

The Board of Directors
Sterling Bancorp
650 Fifth Avenue
New York, NY 10019

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $1.00 per share (the "Company Common Stock"), of Sterling Bancorp (the "Company") of the Exchange Ratio (as defined below) in the proposed merger (the "Transaction") of the Company with Provident New York Bancorp ("Provident"). Pursuant to the Agreement and Plan of Merger (the "Agreement"), by and between the Company and Provident, the Company will merge with and into Provident, with Provident continuing as the surviving corporation in the merger (the "Surviving Corporation"), and at the effective time of the merger (the "Effective Time"), each share of common stock, par value $0.01 per share, of Provident (the "Provident Common Stock") issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of the Surviving Corporation (the "Surviving Corporation Common Stock") and each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than shares of Company Common Stock owned by the Company as treasury stock or owned by the Company or Provident (in each case other than in a fiduciary or agency capacity or as a result of debts previously contracted), will be converted into the right to receive 1.2625 shares (the "Exchange Ratio") of Provident Common Stock, which shall be shares of Surviving Corporation Common Stock.

In connection with preparing our opinion, we have (i) reviewed a draft dated April 2, 2013 of the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and Provident and the industries in which they operate; (iii) compared the financial and operating performance of the Company and Provident with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and the Provident Common Stock and certain publicly traded securities of such other companies; (iv) reviewed certain internal financial analyses and forecasts prepared by or at the direction of the managements of the Company and Provident relating to their respective businesses, as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the Transaction (the "Synergies"); and (v) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Company and Provident with respect to certain aspects of the Transaction, and the past and current business operations of the Company and Provident, the financial condition and future prospects and operations of the Company and Provident, the effects of the Transaction on the financial condition and future prospects of the Company and Provident, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company and Provident or otherwise reviewed by or for us, and we have not independently verified (nor have we assumed responsibility or liability for independently verifying) any such information or its accuracy or completeness. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we conducted any review of individual credit files of the Company or Provident, evaluated the adequacy of the loan or lease loss reserves of the Company or Provident or evaluated the solvency of the Company or Provident under any state or federal laws relating to bankruptcy, insolvency or similar matters. We are not experts in the evaluation of loan and lease portfolios for assessing the adequacy of the allowances for losses with respect thereto and, accordingly, we did not make an independent evaluation of the adequacy of the allowance for loan and lease losses of the Company or Provident and we have assumed, with your consent, that the respective allowances for loan and lease losses for both the Company and Provident, respectively, are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. In relying on financial analyses and forecasts provided to us or derived therefrom, including the Synergies, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company and Provident to which such analyses or forecasts relate. We express no view as to such analyses or forecasts (including the Synergies) or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will qualify as a tax-free reorganization for United States federal income tax purposes, and will be consummated as described in the Agreement, and that the definitive Agreement will not differ in any material respects from the draft thereof furnished to us. We have also assumed that the representations and warranties made by the Company and Provident in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or Provident or on the contemplated benefits of the Transaction.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, to the holders of the Company Common Stock of the Exchange Ratio in the proposed Transaction and we express no opinion as to the fairness of any consideration to be paid in connection with the Transaction to the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Exchange Ratio applicable to the holders of the Company Common Stock in the Transaction or with respect to the fairness of any such compensation. We are expressing no opinion herein as to the price at which the Company Common Stock, the Provident Common Stock or the Surviving Corporation Common Stock will trade at any future time.

We note that we were not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of the Company or any other alternative transaction.

We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. Please be advised that during the two years preceding the date of this letter, neither we nor our affiliates have had any other material financial advisory or other material commercial or investment banking relationships with the Company or Provident. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company or Provident for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Exchange Ratio in the proposed Transaction is fair, from a financial point of view, to the holders of the Company Common Stock.

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

/s/ J.P. Morgan Securities LLC

J.P. Morgan Securities LLC

ANNEX C

April 3, 2013

The Board of Directors
Sterling Bancorp
650 Fifth Avenue
New York, NY 10019

Members of the Board:

        You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the stockholders of Sterling Bancorp ("Sterling") of the Exchange Ratio (as defined below) in the proposed merger (the "Merger") of Sterling with and into Provident New York Bancorp ("Provident"). The terms of the Merger are set forth in the draft Agreement and Plan of Merger, dated as of April 2, 2013 (the most recent draft made available to us), between Sterling and Provident (the "Agreement"). Pursuant to the terms of the Agreement, each outstanding share of common stock, par value $1.00 per share, of Sterling (the "Common Shares") not owned by Sterling or Provident (other than shares owned in a fiduciary or agency capacity or as a result of debts previously contracted) shall be converted into the right to receive 1.2625 shares of common stock, par value $0.01 per share, of Provident, (the "Exchange Ratio") as more fully described in the Agreement.

        Keefe, Bruyette & Woods, Inc., has acted as financial advisor to Sterling and not as an advisor to or agent of any other person. As part of our investment banking business, we are continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of the banking enterprises. In the ordinary course of our business as a broker-dealer, we may, from time to time purchase securities from, and sell securities to, Sterling and Provident, and as a market maker in securities, we may from time to time have a long or short position in, and buy or sell, debt or equity securities of Sterling and Provident for our own account and for the accounts of our customers. To the extent we have any such position as of the date of this opinion it has been disclosed to Sterling. We have acted exclusively for the Board of Directors of Sterling in rendering this fairness opinion and will receive a fee from Sterling for our services. A portion of our fee is contingent upon the successful completion of the Merger.

        During the past two years we have provided investment banking and financial advisory services to Sterling and received compensation for such services. We also may in the future provide investment banking and financial advisory services to Provident and receive compensation for such services.

Sterling Bancorp
April 3, 2013

        In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Sterling and Provident and the Merger, including among other things, the following: (i) a draft of the Agreement dated April 2, 2013 (the most recent draft made available to us); (ii) the Annual Reports to Stockholders and Annual Reports on Form 10-K for the three years ended December 31, 2012 and September 30, 2012 of Sterling and Provident, respectively; (iii) certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Sterling and Provident and certain other communications from Sterling and Provident to their respective stockholders; and (iv) other financial information concerning the businesses and operations of Sterling and Provident furnished to us by Sterling and Provident for purposes of our analysis. We have also held discussions with senior management of Sterling and Provident regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as we have deemed relevant to our inquiry. In addition, we have compared certain financial and stock market information for Sterling and Provident with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the banking industry and performed such other studies and analyses as we considered appropriate.

        In conducting our review and arriving at our opinion, we have relied upon the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not independently verified the accuracy or completeness of any such information or assumed any responsibility for such verification or accuracy. We have relied upon the management of Sterling and Provident as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefore) provided to us, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of such managements and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such managements. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, with your consent that the aggregate allowances for loan and lease losses for Sterling and Provident are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals of the property, assets or liabilities of Sterling or Provident, nor have we examined any individual credit files.

        We have assumed that, in all respects material to our analyses, the following: (i) the Merger will be completed substantially in accordance with the terms set forth in the Agreement (the final terms of which will not differ in any respect material to our analyses from the draft reviewed) with no additional payments or adjustments to the Exchange Ratio; (ii) the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct; (iii) each party to the Agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents; (iv) all conditions to the completion of the Merger will be satisfied without any waivers or modifications to the Agreement; and (v) in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Merger, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of the combined entity or the contemplated benefits of the Merger, including the cost savings, revenue enhancements and related expenses expected to result from the Merger.

Sterling Bancorp
April 3, 2013

        We have considered such financial and other factors as we have deemed appropriate under the circumstances, including, among others, the following: (i) the historical and current financial position and results of operations of Sterling and Provident; (ii) the assets and liabilities of Sterling and Provident; and (iii) the nature and terms of certain other merger transactions involving banks and bank holding companies. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. Our opinion does not address the underlying business decision of Sterling to engage in the Merger, or the relative merits of the Merger as compared to any strategic alternatives that may be available to Sterling.

        This opinion addresses only the fairness, from a financial point of view, as of the date hereof, to the holders of the Common Shares of the Exchange Ratio in the Merger. We express no view or opinion as to any terms or other aspects of the Merger.

        Further, we are not expressing any opinion about the fairness of the amount or nature of the compensation to any of Sterling's officers, directors or employees, or any class of such persons, relative to the compensation to the public shareholders of Sterling in connection with the Merger.

        In addition, this opinion does not in any manner address the prices at which Provident common stock will trade following the consummation of the Merger and we express no view or opinion as to how the stockholders of Sterling should vote at the stockholders meeting to be held in connection with the Merger.

        This opinion has been reviewed and approved by our Fairness Opinion Committee in conformity with our policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio in the Merger is fair, from a financial point of view, to holders of the Common Shares.

Very truly yours,
/s/ Keefe, Bruyette & Woods, Inc.
Keefe, Bruyette & Woods, Inc.

ANNEX D

[MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED LETTERHEAD]

April 3, 2013

The Board of Directors
Provident New York Bancorp
400 Rella Boulevard
Montebello, NY 10901

Members of the Board of Directors:

We understand that Provident New York Bancorp ("Provident") proposes to enter into an Agreement and Plan of Merger (the "Agreement") with Sterling Bancorp ("Sterling"), pursuant to which, among other things, Sterling will merge with and into Provident (the "Transaction"), and each outstanding common share (other than shares owned by Salt as treasury stock or owned, directly or indirectly by Sterling or Provident or any of their respective wholly owned subsidiaries), par value $1.00 per share, of Sterling ("Sterling Common Shares") will be converted into the right to receive 1.2625 (the "Exchange Ratio") shares of the common stock, par value $0.01 per share, of Provident ("Provident Common Stock"). The terms and conditions of the Transaction are more fully set forth in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to Provident of the Exchange Ratio provided for in the Transaction.

In connection with this opinion, we have, among other things:

    (i)
    reviewed certain publicly available business and financial information relating to Provident and Sterling;

    (ii)
    reviewed certain internal financial and operating information with respect to the business, operations and prospects of Provident furnished to or discussed with us by the management of Provident;

    (iii)
    reviewed certain publicly available financial forecasts relating to Provident and certain other forecasts with respect to tangible assets prepared by or at the direction of and confirmed by the management of Provident (collectively, the "Provident Public/Management Forecasts");

    (iv)
    reviewed certain internal financial and operating information with respect to the business, operations and prospects of Sterling furnished to or discussed with us by the management of Sterling;

    (v)
    reviewed certain publicly available financial forecasts relating to Sterling and certain other forecasts with respect to tangible assets prepared by or at the direction of and confirmed by the management of Provident (collectively, the "Sterling Public/Management Forecasts");

The Board of Directors
Provident New York Bancorp

    (vi)
    reviewed certain estimates as to the amount and timing of cost savings (the "Cost Savings") anticipated by the management of Provident to result from the Transaction;

    (vii)
    discussed the past and current business, operations, financial condition and prospects of Provident and Sterling with members of senior management of Provident;

    (viii)
    reviewed the potential pro forma financial impact of the Transaction on the future financial performance of Provident, including the potential effect on Provident's estimated earnings per share;

    (ix)
    reviewed the trading histories for Provident Common Stock and Sterling Common Shares and a comparison of such trading histories with the trading histories of other companies we deemed relevant;

    (x)
    compared certain financial and stock market information of Provident and Sterling with similar information of other companies we deemed relevant;

    (xi)
    reviewed the relative financial contributions of Provident and Sterling to the future financial performance of the combined company on a pro forma basis;

    (xii)
    reviewed the relative ownership percentages of stockholders of Provident on a pro forma basis following the closing of the Transaction;

    (xiii)
    reviewed a draft, dated April 2, 2013, of the Agreement (the "Draft Agreement"); and

    (xiv)
    performed such other analyses and studies and considered such other information and factors as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and have relied upon the assurances of the managements of Provident and Sterling that they are not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. In the absence of Provident financial forecasts prepared by the management of Provident for a period of time that would allow us to perform our financial analyses, we have been directed by Provident to use the Provident Public/Management Forecasts in performing our financial analyses. Accordingly, we have relied, at the direction of Provident, on the Provident Public/Management Forecasts for purposes of our opinion. We have been advised by Provident, and have assumed at Provident's direction, that the Provident Public/Management Forecasts are a reasonable basis upon which to evaluate the future financial performance of Provident and the Exchange Ratio and that the forecasts with respect to tangible assets reflected in the Provident Public/Management Forecasts have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Provident as to the future financial performance of Provident. In the absence of Sterling financial forecasts prepared by the management of Sterling for a period of time that would allow us to perform

The Board of Directors
Provident New York Bancorp

our financial analyses, we have been directed by Provident to use the Sterling Public/Management Forecasts in performing our financial analyses. Accordingly, we have relied, at the direction of Provident, on the Sterling Public/Management Forecasts for purposes of our opinion. We have been advised by Provident, and have assumed at Provident's direction, that the Sterling Public/Management Forecasts are a reasonable basis upon which to evaluate the future financial performance of Sterling and the Exchange Ratio and that the forecasts with respect to tangible assets reflected in the Sterling Public/Management Forecasts have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Provident as to the future financial performance of Sterling. With respect to the Cost Savings, we have been advised by Provident, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Provident as to the matters covered thereby. We have relied, at the direction of Provident, on the assessments of the management of Provident as to Provident's ability to achieve the Cost Savings and have been advised by Provident, and have assumed, that the Cost Savings will be realized in the amounts and at the times projected.

We have not made or been provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Provident or Sterling, nor have we made any review of any credit files of Provident or Sterling, any assessment of the adaquecy of any loan loss reserves of Provident or Sterling or any physical inspection of the properties or assets of Provident or Sterling. We have not evaluated the solvency or fair value of Provident or Sterling under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We have assumed, at the direction of Provident, that the Transaction will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Transaction, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, will be imposed that would have an adverse effect on Provident, Sterling or the contemplated benefits of the Transaction in any respects material to our analyses or opinion. We also have assumed, at the direction of Provident, that the Transaction will qualify for federal income tax purposes as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended. We also have assumed, at the direction of Provident, that that the final executed Agreement will not differ in any material respect from the Draft Agreement reviewed by us.

We express no view or opinion as to any terms or other aspects of the Transaction (other than the Exchange Ratio to the extent expressly specified herein), including, without limitation, the form or structure of the Transaction. Our opinion is limited to the fairness, from a financial point of view, to Provident of the Exchange Ratio provided for in the Transaction and no opinion or view is expressed with respect to any consideration received in connection with the Transaction by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view is expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Transaction, or class of such persons, relative to the Exchange Ratio. Furthermore, no opinion or view is expressed as to the relative merits of the Transaction in comparison to other strategies or transactions that might be available to Provident or in which Provident might engage or as to the underlying business decision of Provident to proceed with or effect the Transaction. We are not

The Board of Directors
Provident New York Bancorp

expressing any opinion as to what the value of the Provident Common Stock will be when issued or the prices at which the Provident Common Stock or Sterling Common Shares will trade at any time, including following announcement or consummation of the Transaction. In addition, we express no opinion or recommendation as to how any shareholder or stockholder should vote or act in connection with the Transaction, or any related matter.

We have acted as financial advisor to the Board of Directors of Provident in connection with the Transaction and will receive a fee for our services, a portion of which is payable upon the rendering of this opinion and a significant portion of which is contingent upon consummation of the Transaction. We and certain of our affiliates also may be participating in the provision or arrangement for financing, liability or risk management transactions (including any interest rate, currency, equity-related or derivative transactions) undertaken by Provident or any of its affiliates in connection with or relating to the Transaction, for which services we and our affiliates would receive significant compensation, including acting as joint book-running underwriters in any such transaction. In addition, Provident has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.

We and our affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of our businesses, we and our affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of Provident, Sterling and certain of their respective affiliates.

It is understood that this letter is for the benefit and use of the Board of Directors of Provident (in its capacity as such) in connection with and for purposes of its evaluation of the Transaction.

Our opinion is necessarily based on financial, economic, monetary, market, regulatory and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion. The issuance of this opinion was approved by our Americas Fairness Opinion Review Committee.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Exchange Ratio provided for in the Transaction is fair, from a financial point of view, to Provident.

Very truly yours,

/s/ MERRILL LYNCH, PIERCE, FENNER & SMITH
       INCORPORATED

ANNEX E

[CREDIT SUISSE SECURITIES (USA) LLC LETTERHEAD]

April 3, 2013

The Board of Directors
Provident New York Bancorp
400 Rella Boulevard
Montebello, NY 10901

Members of the Board:

You have asked us to advise you with respect to the fairness, from a financial point of view, to Provident New York Bancorp ("Provident") of the Exchange Ratio (as defined below) set forth in the Agreement and Plan of Merger (the "Merger Agreement") to be entered into by and between Sterling Bancorp ("Sterling") and Provident. The Merger Agreement provides for, among other things, the merger (the "Merger") of Sterling with Provident pursuant to which Sterling will merge with and into Provident and each outstanding common share (other than shares owned by Sterling as treasury stock or owned, directly or indirectly by Sterling or Provident or any of their respective wholly owned subsidiaries), par value $1.00 per share ("Sterling Common Shares"), of Sterling will be converted into the right to receive 1.2625 shares of common stock, par value $0.01 per share ("Provident Common Stock"), of Provident (the "Exchange Ratio").

In arriving at our opinion, we have reviewed a draft, dated April 2, 2013, of the Merger Agreement, certain related agreements and certain publicly available business and financial information relating to Sterling and Provident. We have also reviewed certain other information relating to Sterling and Provident, including certain publicly available financial forecasts, forecasts as to the earnings per share long-term growth rate and certain other forecasts with respect to tangible assets, provided to or discussed with us by Provident, and have met with the managements of Sterling and Provident to discuss the business and prospects of Sterling and Provident, respectively. We have also considered certain financial and stock market data of Sterling and Provident, and we have compared that data with similar data for other publicly held companies in businesses we deemed similar to those of Sterling and Provident and we have considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have been effected. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not independently verified any of the foregoing information and have assumed and relied on such information being complete and accurate in all material respects. With respect to the publicly available financial forecasts (including the forecasts as to the earnings per share long-term growth rate) relating to Sterling and Provident referred to above, we have reviewed and discussed such forecasts with the management of Provident and have assumed, at your direction, that such forecasts represent reasonable estimates and judgments with respect to the future financial performances of Sterling and Provident, respectively, and that the forecasts with respect to tangible assets referred to above have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Provident as to the future financial performances of Sterling and

Provident, respectively. With respect to the estimates provided to us by the management of Provident with respect to the cost savings anticipated to result from the Merger, we have been advised by the management of Provident, and we have assumed, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Provident as to such cost savings and will be realized in the amounts and the times indicated thereby. We have assumed, with your consent, that the Merger will be treated as a tax-free reorganization for federal income tax purposes. We also have assumed, with your consent, that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Sterling, Provident or the contemplated benefits of the Merger in any respects material to our analyses or opinion and that the Merger will be consummated in accordance with the terms of the Merger Agreement without waiver, modification or amendment of any material term, condition or agreement thereof. Furthermore, we have assumed that the definitive Merger Agreement will conform to the draft reviewed by us in all respects material to our analyses. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Sterling or Provident, any review of any credit files of Sterling or Provident, or any assessment of the adequacy of any loan loss reserves of Sterling or Provident, nor have we been furnished with any such evaluations or appraisals.

Our opinion addresses only the fairness, from a financial point of view, to Provident of the Exchange Ratio and does not address any other aspect or implication of the Merger or any other agreement, arrangement or understanding entered into in connection with the Merger or otherwise including, without limitation, the fairness of the amount or nature of, or any other aspect relating to, any compensation to any officers, directors or employees of any party to the Merger, or class of such persons, relative to the Exchange Ratio or otherwise. The issuance of this opinion was approved by our authorized internal committee.

Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market, regulatory and other conditions as they exist and can be evaluated on the date hereof, which if different than assumed could have a material impact on our analyses. We are not expressing any opinion as to what the value of shares of Provident Common Stock actually will be when issued to the holders of Sterling Common Shares pursuant to the Merger or the prices at which shares of Provident Common Stock will trade at any time. Our opinion does not address the relative merits of the Merger as compared to alternative transactions or strategies that might be available to Provident, nor does it address the underlying business decision of Provident to proceed with the Merger.

We have acted as financial advisor to Provident in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. We also became entitled to receive a fee upon the rendering of our opinion. In addition, Provident has agreed to indemnify us and certain related parties for certain liabilities and other items arising out of or related to our engagement. We and our affiliates may in the future provide financial advice and services to Sterling, Provident and their respective affiliates for which we would expect to receive compensation. We are a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, we and our affiliates may acquire, hold or sell, for our and our affiliates own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of Sterling, Provident and any other company that may be involved in the Merger, as well as provide investment banking and other financial services to such companies.

It is understood that this letter is for the information of Board of Directors of Provident in connection with its consideration of the Merger and does not constitute advice or a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the proposed Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to Provident.

Very truly yours,
CREDIT SUISSE SECURITIES (USA) LLC

ANNEX F

        The Certificate of Incorporation of the Surviving Corporation shall be amended by: (i) deleting the words "eighty-five million (85,000,000)" in the first sentence of Article Fourth and inserting in its place "two hundred million (200,000,000)", (ii) deleting the words "Seventy-five million (75,000,000) shares of Common Stock" in the first sentence of Article Fourth and inserting in its place "One-hundred and ninety million (190,000,000) shares of Common Stock", and (iii) deleting the words "Provident Bancorp, Inc." in Article First and in the heading preceding Article First and inserting in its place "Sterling Bancorp".

F-1

ANNEX G

Amendment to the Bylaws of Provident New York Bancorp

(adopted April 3, 2013)

        The Bylaws of Provident New York Bancorp are hereby amended, with such amendment to take effect as of the Effective Time, by:

  1.
  deleting the words "Provident New York Bancorp" in each place they appear in the headings and inserting in its place "Sterling Bancorp".

  2.
  deleting Section 2 of Article IV in its entirety and inserting in its place the following new Section 2:

          Section 2.    Chairman of the Board of Directors.

          The Chairman of the Board shall, subject to the provisions of these Bylaws and to the direction of the Board of Directors, when present, preside at all meetings of the stockholders of the Corporation and of the Board of Directors; provided, however, that the Chairman shall not, by reason of such office, be considered an executive officer of the Corporation and, unless otherwise determined by the Board of Directors, shall not be assigned executive responsibilities or participate in the full operational management of the Corporation. The Chairman of the Board shall perform all duties and have all powers commonly incident to a Chairman position, including those which are expressly delegated to him or her by the Board of Directors.

  3.
  including the following new Section 10 of Article II:

          Section 10.    Chairman and CEO Positions; Board Composition.

            (a)   The Board of Directors has resolved that, effective as of the Effective Time (as defined in the Agreement and Plan of Merger, dated as of April 3, 2013, by and between Sterling Bancorp ("Sterling") and the Corporation, as the same may be amended from time to time (the "Merger Agreement")) and notwithstanding any other provision of these Bylaws that may be to the contrary, Louis J. Cappelli shall serve as Chairman of the Board of Directors and Jack Kopnisky shall serve as President and Chief Executive Officer of the Corporation.

            (b)   Effective as of the Effective Time, the Board of Directors of the Corporation shall be comprised of thirteen (13) directors, of which seven (7) shall be former members of the Board of Directors of the Corporation chosen by the Corporation (the "Former Provident Directors"), including Jack Kopnisky, and six (6) of which shall be former members of the Board of Directors of Sterling chosen by Sterling (the "Former Sterling Directors"), including Louis J. Cappelli and John Millman, and the Former Sterling Directors and Former Provident Directors shall be apportioned among the three classes of the Board of Directors as nearly evenly as is possible. The placement of specific Former Sterling Directors by class shall be as determined by Sterling, and the placement of specific Former Provident Directors by class shall be as determined by Provident, in each case subject to the preceding sentence. Each of the Former Provident Directors and Former Sterling Directors shall serve on committees of the Board of Directors, consistent with their expertise and interest, and based on the needs of the Board of Directors and the requirements of such positions. At, or immediately after, the Effective Time, the committees of the Board of Directors shall be reconstituted, with members of the committees and their respective chairpersons to be recommended by the Chairman of the Board of Directors at, or immediately after, the Effective Time, in accordance with Article III, Section 1 of these Bylaws.

            (c)   The removal of Jack Kopnisky or Louis J. Cappelli from, or the failure to appoint or re-elect Jack Kopnisky or Louis J. Cappelli to, any of the positions specifically provided for in

G-1

    this Section 10, and any amendment to or termination of any employment agreement with Jack Kopnisky or the Service and Covenant Agreement with Louis J. Cappelli, prior to the three year anniversary of the Effective Time, and any determination not to nominate Jack Kopnisky or Louis J. Cappelli as a director of the Corporation, prior to the three year anniversary of the Effective Time, shall each require the affirmative vote of at least 75% of the full Board of Directors.

            (d)   The provisions of this Section 10 may be modified, amended or repealed, and any Bylaw provision inconsistent with the provisions of this Section 10 may be adopted, only by an affirmative vote of at least 75% of the full Board of Directors. In the event of any inconsistency between any provision of this Section 10 and any other provision of these Bylaws or the Corporation's other constituent documents, the provisions of this Section 10 shall control.

G-2

ANNEX H

AMENDMENT TO THE
PROVIDENT NEW YORK BANCORP
2012 STOCK INCENTIVE PLAN

        Pursuant to the authority reserved to the Board of Directors (the "Board") of Provident New York Bancorp, a Delaware corporation (the "Company"), under Section 14.2 of the Provident New York Bancorp 2012 Stock Incentive Plan (the "Plan"), the Board hereby amends the Plan as follows, subject to shareholder approval of this amendment (the "Amendment") and the consummation of the transactions contemplated by the Agreement and Plan of Merger, dated as of April 3, 2013, by and between Sterling Bancorp, a New York corporation, and the Company, as it may be amended, modified, or supplemented from time to time:

        1.     The first sentence of Section 3.2(a) of the Plan is hereby amended and restated in its entirety to read as follows:

    Subject to adjustment as provided in section 14.3, the maximum aggregate number of Shares that may be the subject of Awards (including the Share-equivalent values of Performance Unit Awards) granted to an Eligible Individual in any calendar year shall be 533,000 and the maximum aggregate number of Shares that may be the subject of Awards other than Options and Stock Appreciation Rights (including the Share-equivalent values of Performance Unit Awards) granted to an Eligible Individual in any calendar year shall be 450,000.

        2.     Except as specifically amended herein, all other provisions of the Plan shall remain in full force and effect in accordance with its terms. All references in the Plan to the "Plan" shall be deemed to refer to the Plan as amended by this Amendment.

H-1

ANNEX I

STERLING BANCORP
2013 EQUITY INCENTIVE PLAN

SECTION 1. Purpose; Definitions

        The purpose of the Plan is to give the Company a competitive advantage in attracting, retaining and motivating officers, employees, directors and/or consultants and to provide the Company and its Subsidiaries and Affiliates with a stock plan providing incentives directly related to increases in Company shareholder value.

        Certain terms used herein have definitions given to them in the first place in which they are used. In addition, for purposes of the Plan, the following terms are defined as set forth below:

(a)
"Affiliate" means a corporation or other entity controlled by, controlling or under common control with the Company.

(b)
"Award" means a Stock Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Qualified Performance-Based Award or other Stock Award granted pursuant to the terms of the Plan.

(c)
"Award Agreement" means any written agreement, contract or other instrument or document evidencing the grant of an Award.

(d)
"Board" means the Board of Directors of the Company.

(e)
"Cause" means, unless otherwise provided by the Committee in an Award Agreement, (i) "Cause" as defined in any Individual Agreement to which the Participant is a party, or (ii) if there is no such Individual Agreement or if it does not define Cause: (A) conviction of the Participant of, or the entry of a plea of guilty or nolo contendere by the Participant to, any felony or misdemeanor, excluding minor traffic violations, (B) fraud, misappropriation or embezzlement by the Participant, (C) the Participant's dishonesty in the course of fulfilling the Participant's employment duties, (D) the Participant's willful failure or gross negligence in the performance of the Participant's assigned duties for the Company, (E) the Participant's breach of the Participant's fiduciary duty to the Company, or (F) any willful act or willful omission of the Participant that reflects adversely on the integrity and reputation for honesty and fair dealing of the Company. The Committee shall, unless otherwise provided in an Individual Agreement with the Participant, have the sole discretion to determine whether "Cause" exists, and its determination shall be final.

(f)
"Change in Control" has the meaning set forth in Section 10(b).

(g)
"Code" means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

(h)
"Commission" means the Securities and Exchange Commission or any successor agency.

(i)
"Committee" means the Committee referred to in Section 2.

(j)
"Common Stock" means common stock, par value $0.01 per share, of the Company.

(k)
"Company" means STERLING BANCORP, a New York State corporation.

(l)
"Covered Employee" means a Participant designated prior to the grant of Restricted Stock, Stock Appreciation Right, Restricted Stock Units, or other Award by the Committee who is or may be a "covered employee" within the meaning of Section 162(m)(3) of the Code in the year in which

  Restricted Stock, Restricted Stock Units, or other Stock Awards are expected to be taxable to such Participant.

(m)
"Disability" means, unless otherwise provided by the Committee, (i) "Disability" as defined in any Individual Agreement to which the Participant is a party, or (ii) if there is no such Individual Agreement or it does not define "Disability," permanent and total disability as determined under the Company's long-term disability plan applicable to the Participant.

(n)
"Effective Date" shall have the meaning set forth in Section 15.

(o)
"Eligible Individuals" means officers, employees, directors and consultants of the Company or any of its Subsidiaries or Affiliates, who are or will be responsible for or contribute to the management, growth or profitability of the business of the Company, or its Subsidiaries or Affiliates

(p)
"Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

(q)
"Fair Market Value" means, except as otherwise provided by the Committee, as of any given date, the closing sales price for a share of Common Stock on the NYSE or such other national securities exchange as may at the time be the principal market for the Common Stock, or if the shares were not traded on such national securities exchange on such date, then on the next preceding date on which such shares of Common Stock were traded, all as reported by such source as the Committee may select.

(r)
"Incentive Stock Option" means any Stock Option designated as, and qualified as, an "incentive stock option" within the meaning of Section 422 of the Code.

(s)
"Individual Agreement" means an employment, change of control or similar written agreement between a Participant and the Company or one of its Subsidiaries or Affiliates.

(t)
"NYSE" means the New York Stock Exchange.

(u)
"Nonqualified Stock Option" means any Stock Option that is not an Incentive Stock Option.

(v)
"Option Price" shall have the meaning set forth in Section 5(d).

(w)
"Outside Director" means a director who meets any applicable independence requirements of the NYSE and who qualifies as an "outside director" within the meaning of Section 162(m) of the Code and as a "non-employee director" within the meaning of Rule l6b-3 promulgated under the Exchange Act.

(x)
"Participant" means an Eligible Individual who has been selected by the Committee to participate in the Plan and receive an Award.

(y)
"Performance Criteria" shall mean the criterion or criteria that the Committee may select for purposes of establishing the Performance Goal(s) for a Performance Period with respect to any Qualified Performance-Based Award under the Plan. The Performance Criteria that will be used to establish the Performance Goal(s) may be based on the attainment of specific levels of performance of the Company (or Affiliate, division or operational unit of the Company) and shall be limited to the following: (i) net earnings or net income (before or after taxes); (ii) basic or diluted earnings per share (before or after taxes); (iii) pre- or after-tax income (before or after allocation of corporate overhead and bonus); (iv) operating income (before or after taxes); (v) revenue, net revenue, or net revenue growth; (vi) gross profit or gross profit growth; (vii) net operating profit (before or after taxes); (viii) earnings, including earnings before or after taxes; (ix) return measures (including, but not limited to, return on assets, net assets, capital, total capital, tangible capital, invested capital, equity, or total shareholder return); (x) cash flow

  (including, but not limited to, operating cash flow, free cash flow, cash flow return on capital, cash flow return on investment, and cash flow per share (before or after dividends)); (xi) margins, gross or operating margins, or cash margin; (xii) operating efficiency; (xiii) productivity ratios; (xiv) share price (including, but not limited to, growth measures and total shareholder return); (xv) expense targets; (xvi) objective measures of customer satisfaction; (xvii) working capital targets; (xviii) measures of economic value added, or economic value-added models or equivalent metrics; (xix) enterprise value; (xx) net sales; (xxi) appreciation in and/or maintenance of the price of the Shares or any other publicly-traded securities of the Company; (xxii) market share; (xxiii) comparisons with various stock market indices; (xxiv) reductions in costs; (xxv) improvement in or attainment of expense levels or working capital levels; (xxvi) year-end cash; (xxvii) debt reductions; (xxviii) stockholder equity; (xxix) regulatory achievements; (xxx) implementation, completion or attainment of measurable objectives with respect to research, development, products or projects, production volume levels, acquisitions and divestitures and recruiting and maintaining personnel; (xxxi) average total loans (or portions thereof); or (xxxii) average deposits (or portions thereof) and customer repurchase agreements.

  Any one or more of the Performance Criteria may be used on an absolute or relative basis to measure the performance of the Company and/or one or more Affiliates as a whole or any business unit(s) of the Company and/or one or more Affiliates or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Criteria may be compared to the performance of a group of comparator companies, or a published or special index that the Committee, in its sole discretion, deems appropriate, or as compared to various stock market indices. The Committee also has the authority to provide for accelerated vesting of any Award based on the achievement of Performance Goals. To the extent required under Section 162(m) of the Code, the Committee shall, within the first 90 days of a Performance Period (or, if longer or shorter, within the maximum period allowed under Section 162(m) of the Code), define in an objective fashion the manner of calculating the Performance Goals for such Performance Period.

  In the event that applicable tax and/or securities laws change to permit Committee discretion to alter the governing Performance Criteria with respect to Qualified Performance-Based Awards without obtaining, shareholder approval of such alterations, the Committee shall have sole discretion to make such alterations without obtaining shareholder approval.

(z)
"Performance Formula" shall mean, for a Performance Period, the one or more objective formulas applied against the relevant Performance Goal to determine, with regard to the Qualified Performance-Based Award of a particular Participant, whether all, some portion but less than all, or none of the Qualified Performance-Based Award has been earned for the Performance Period.

(aa)
"Performance Goals" shall mean, for a Performance Period, the one or more goals established by the Committee for the Performance Period based upon the Performance Criteria. The Committee is authorized at any time during the first 90 days of a Performance Period (or, if shorter, within the maximum period allowed under Section 162(m) of the Code), or at any time thereafter to the extent the exercise of such authority at such time would not cause the Qualified Performance-Based Awards granted to any Participant for such Performance Period to fail to qualify as "performance-based compensation" under Section 162(m) of the Code, in its sole discretion, to adjust or modify the calculation of a Performance Goal for such Performance Period, based on and in order to appropriately reflect the following events: (i) asset write-downs; (ii) litigation or claim judgments or settlements; (iii) the effect of changes in tax laws, accounting principles, or other laws or regulatory rules affecting reported results; (iv) any reorganization and restructuring programs; (v) extraordinary nonrecurring items as described in FASB Accounting Standards Codification ASC 225-20 (or any successor pronouncement thereto) and/or in management's discussion and analysis of financial condition and results of operations appearing in the Company's annual report to shareholders for the applicable year; (vi) acquisitions or divestitures; (vii) any other specific, unusual or nonrecurring events, or objectively determinable category thereof; (viii) foreign exchange gains and losses; and (ix) a change in the Company's fiscal year.

(bb)
"Performance Period" shall mean the one or more periods of time not less than one (1) year in duration, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant's right to and the payment of a Qualified Performance-Based Award.

(cc)
"Performance Shares" shall mean an Award denominated in Common Shares and contingent upon attainment of one or more Performance Goals over a Performance Period.

(dd)
"Plan" means the Sterling Bancorp 2013 Equity Incentive Plan, as set forth herein and as hereinafter amended from time to time.

(ee)
"Qualified Performance-Based Award" means an Award of Restricted Stock, Restricted Stock Units or other Stock Award designated as such by the Committee pursuant to Section 9 at the time of grant, based upon a determination that (i) the recipient is or may be a "covered employee" within the meaning of Section 162(m)(3) of the Code in the year in which the Company would expect to be able to claim a tax deduction with respect to such Restricted Stock, Restricted Stock Units, or other Stock Award and (ii) the Committee wishes such Award to qualify for the Section 162(m) Exemption.

(ff)
"Restricted Stock" means an Award of Common Stock granted under Section 7.

(gg)
"Restricted Stock Unit" means an Award of an unfunded and unsecured promise to deliver shares of Common Stock, cash, other securities or other property, granted under Section 7 of the Plan.

(hh)
"Retirement" means retirement from active employment with the Company or a Subsidiary of the Company, pursuant to early or normal retirement provisions of the applicable pension plan of such employer.

(ii)
"Rule 16b-3" means Rule 16b-3, as promulgated by the Commission under Section 16(b) of the Exchange Act, as amended from time to time.

(jj)
"Section 162(m) Exemption" means the exemption from the limitation on deductibility imposed by Section 162(m) of the Code that is set forth in Section 162(m)(4)(C) of the Code.

(kk)
"Stock Appreciation Right" means a contractual right granted to an Eligible Individual under Section 6 entitling such Eligible Individual to receive a payment, representing the excess of the Fair Market Value of a share of Common Stock over the base price per share of the right, at such time, and subject to such conditions, as are set forth in the Plan and the applicable Award Agreement.

(ll)
"Stock Award" means a grant of shares of Common Stock to an Eligible Individual under Section 8 that are issued free of transfer restrictions and forfeiture restrictions.

(mm)
"Stock Option" means an Award granted under Section 5.

(nn)
"Subsidiary" means any corporation, partnership, joint venture or other entity during any period in which at least a 50% voting or profits interest is owned, directly or indirectly, by the Company or any successor to the Company.

(oo)
"Termination of Employment" means the termination of the Participant's employment with, or performance of services for, the Company and any of its Subsidiaries or Affiliates. A Participant employed by, or performing services for, a Subsidiary or an Affiliate shall also be deemed to incur a Termination of Employment if the Subsidiary or Affiliate ceases to be such a Subsidiary or an Affiliate, as the case may be, and the Participant does not immediately thereafter become an employee of, or service-provider for, the Company or another Subsidiary or Affiliate. Temporary absences from employment because of illness, vacation or leave of absence and transfers among the Company and its Subsidiaries and Affiliates shall not be considered Terminations of Employment.

SECTION 2. Administration

(a)
The Plan shall be administered by the Compensation Committee or such other committee of the Board as the Board may from time to time designate (the "Committee"), which shall be composed of not less than two Outside Directors, and shall be appointed by and serve at the pleasure of the Board.

(b)
The Committee shall have plenary authority to grant Awards to Participants pursuant to the terms of the Plan.

(c)
Among other things, the Committee shall have the authority, subject to the terms of the Plan:

(i)
To select the Participants to whom Awards may from time to time be granted;

(ii)
To determine whether and to what extent any type of Award is to be granted hereunder;

(iii)
To determine the number of shares of Common Stock to be covered by each Award granted hereunder;

(iv)
To determine the terms and conditions of any Award granted hereunder (including, but not limited to, the Option Price (subject to Section 5(d)), any vesting condition, restriction or limitation (which may be related to the performance of the Participant, the Company or any Subsidiary or Affiliate) and any vesting acceleration or forfeiture waiver regarding any Award and the shares of Common Stock relating thereto, based on such factors as the Committee shall determine;

(v)
Subject to the terms of the Plan, including without limitation Section 12, to modify, amend or adjust the terms and conditions of any Award, at any time or from time to time, including but not limited to Performance Goals; provided, however, that the Committee may not adjust upwards the amount payable to a Covered Employee with respect to a Qualified Performance-Based Award or waive or alter the Performance Goals associated therewith in a manner that would violate Section 162(m) of the Code; and

(vi)
To determine to what extent and under what circumstances Common Stock and other amounts payable with respect to an Award shall be deferred.

(d)
The Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable, to interpret the terms and provisions of the Plan and any Award issued under the Plan (and any agreement relating thereto) and to otherwise supervise the administration of the Plan.

(e)
The Committee may act only by a majority of its members then in office. Except to the extent prohibited by applicable law or the applicable rules of a stock exchange, the Committee may (i) allocate all or any portion of its responsibilities and powers to any one or more of its members and (ii) delegate all or any part of its responsibilities and powers to any person or persons selected by it, provided that no such delegation may be made that would cause Awards or other transactions under the Plan to cease to be exempt from Section 16(b) of the Exchange Act or cause an Award designated as a Qualified Performance-Based Award not to qualify for, or to cease to qualify for, the Section 162(m) Exemption. Any such allocation or delegation may be revoked by the Committee at any time.

(f)
Any determination made by the Committee with respect to any Award shall be made in the sole discretion of the Committee at the time of the grant of the Award or, unless in contravention of any express term of the Plan, at any time thereafter. All decisions made by the Committee or any appropriately delegated officer pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company, its Affiliates, Subsidiaries, shareholders and Participants.

(g)
Any authority granted to the Committee may also be exercised by the full Board, except to the extent that the grant or exercise of such authority would cause any Award or transaction to become subject to (or lose an exemption under) the short-swing profit recovery provisions of Section 16 of the Exchange Act or cause an Award designated as a Qualified Performance-Based Award not to qualify for, or to cease to qualify for, the Section 162(m) Exemption. To the extent that any permitted action taken by the Board conflicts with action taken by the Committee, the Board action shall control.

SECTION 3. Grant of Awards; Common Stock Subject to Plan

(a)
The maximum number of shares of Common Stock that may be delivered to Participants and their beneficiaries under the Plan shall be 1,500,000. Notwithstanding the foregoing, no more than 500,000 shares of Common Stock may be delivered to the Participants and their beneficiaries under the Plan pursuant to Restricted Stock Awards, Restricted Stock Units and Stock Awards, in the aggregate. Shares subject to an Award under the Plan may be authorized and unissued shares. If and to the extent any Award is forfeited, or any Stock Option terminates, expires or lapses without being exercised, shares of Common Stock subject to such Awards shall again be available for distribution in connection with Awards under the Plan. If the Option Price of any Stock Option is satisfied by delivering shares of Common Stock to the Company (by either actual delivery or by attestation), only the number of shares of Common Stock delivered to the Participant net of the shares of Common Stock delivered to the Company or attested to shall be deemed delivered for purposes of determining the maximum numbers of shares of Common Stock available for delivery under the Plan. Shares of Common Stock issued in connection with Awards that are assumed, converted or substituted as a result of the Company's acquisition of another company (including by way of merger, combination or similar transaction) will not count against the number of shares that may be issued under the Plan. For purposes of compliance with Section 422 of the Code, the maximum number of shares of Common Stock that may be issued pursuant to Stock Options intended to be Incentive Stock Options shall be 500,000 shares. For purposes of compliance with Section 162(m) of the Code, no Participant may be granted Stock Options or Stock Appreciation Rights covering in excess of 1,000,000 shares of Common Stock in any calendar year.

(b)
In the event of any change in corporate capitalization (including, but not limited to, a change in the number of shares of Common Stock outstanding), such as a stock split or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Company (including any extraordinary cash dividend or any stock dividend), any reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code) or any partial or complete liquidation of the Company, the Committee or Board shall make such equitable substitution or adjustments in the aggregate number and kind of shares reserved for issuance under the Plan, and the maximum limitation upon Stock Options and other Awards to be granted to any Participant, in the number, kind and Option Price of shares subject to outstanding Stock Options, in the number and kind of shares subject to other outstanding Awards granted under the Plan and/or such other equitable substitution or adjustments (including, without limitation, providing an amount in cash therefor) in order to prevent substantial enlargement or dilution of a Participant's rights in a manner consistent with the Plan, subject to the approval of the Superintendent of Banks of the State of New York; provided, however, that the number of shares subject to any Award shall always be a whole number.

SECTION 4. Eligibility

        Awards may be granted under the Plan to Eligible Individuals, as selected by the Committee from time to time.

SECTION 5. Stock Options

(a)
Stock Options may be granted alone or in addition to other Awards granted under the Plan and may be of two types: Incentive Stock Options and Nonqualified Stock Options. Any Stock Option granted under the Plan shall be in such form as the Committee may from time to time approve, consistent with the terms of the Plan.

(b)
The Committee shall have the authority to grant any Participant Incentive Stock Options, Nonqualified Stock Options or both types of Stock Options; provided, however, that grants hereunder are subject to the limits on grants set forth in Section 3. Incentive Stock Options may be granted only to employees of the Company and its subsidiaries or parent corporation (within the meaning of Section 424(f) of the Code). To the extent that any Stock Option is not designated as an Incentive Stock Option or even if so designated does not qualify as an Incentive Stock Option on or subsequent to its grant date, it shall constitute a Nonqualified Stock Option.

(c)
Stock Options shall be evidenced by Award Agreements, the terms and provisions of which may differ. An Award Agreement shall indicate on its face whether it is intended to be an agreement for an Incentive Stock Option or a Nonqualified Stock Option. The grant of a Stock Option shall occur on the date the Committee by resolution selects a Participant to receive a grant of a Stock Option, determines the number of shares of Common Stock to be subject to such Stock Option to be granted to such Participant and specifies the terms and provisions of the, Stock Option. The Company shall notify a Participant of any grant of a Stock Option, and a written Award Agreement shall be duly executed and delivered by the Company to the Participant. Such agreement or agreements shall become effective upon execution by the Company and the Participant.

(d)
Stock Options granted under the Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions as the Committee shall deem desirable, as set forth in an Award Agreement:

(i)
Option Price. The Committee shall determine the option price per share of Common Stock purchasable under a Stock Option (the "Option Price"). The Option Price per share of Common Stock subject to a Stock Option shall not be less than the Fair Market Value of the Common Stock subject to such Stock Option on the date of grant. Except for adjustments pursuant to Section 3(b), in no event may any Stock Option granted under this Plan be amended to decrease the Option Price thereof, cancelled in conjunction with the grant of any new Stock Option with a lower Option Price, or otherwise be subject to any action that would be treated, for accounting purposes, as a "repricing" of such Stock Option, unless such amendment, cancellation, or action is approved by the Company's shareholders in accordance with applicable law and stock exchange rules. In no event may any Stock Option granted under this Plan pursuant to which the Option Price is greater than the Fair Market Value of a share of Common Stock subject to such Stock Option be cancelled in exchange for cash or other consideration unless such action is approved by the Company's shareholders in accordance with applicable law and stock exchange rules.

(ii)
Option Term. The term of each Stock Option shall be fixed by the Committee, but shall not be longer than 10 years after the date the Stock Option is granted.

(iii)
Exercisability. Except as otherwise provided herein, Stock Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the

    Committee. If the Committee provides that any Stock Option is exercisable only in installments, the Committee may at any time waive such installment exercise provisions, in whole or in part, based on such factors as the Committee may determine. In addition, the Committee may at any time accelerate the exercisability of any Stock Option.

  (iv)
  Method of Exercise. Subject to the provisions of this Section 5, Stock Options may be exercised, in whole or in part, at any time during the option term by giving written notice of exercise to the Company specifying the number of shares of Common Stock subject to the Stock Option to be purchased. Such notice shall be accompanied by payment in full of the Option Price by certified or bank check or such other instrument as the Company may accept. If approved by the Committee, payment, in full or in part, may also be made in the form of unrestricted Common Stock (by delivery of such shares or by attestation) already owned by the Participant of the same class as the Common Stock subject to the Stock Option (based on the Fair Market Value of the Common Stock on the date the Stock Option is exercised); provided, however, that, in the case of an Incentive Stock Option, the right to make a payment in the form of already owned shares of Common Stock of the same class as the Common Stock subject to the Stock Option may be authorized only at the time the Stock Option is granted. If approved by the Committee, to the extent permitted by applicable law, payment in full or in part may also be made by delivering a properly executed exercise notice to the Company, together with a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds necessary to pay the Option Price, and, if requested, the amount of any federal, state, local or foreign withholding taxes. To facilitate the foregoing, the Company may enter into agreements for coordinated procedures with one or more brokerage firms. No shares of Common Stock shall be delivered until full payment therefor has been made. A Participant shall have all of the rights of a shareholder of the Company holding the class or series of Common Stock that is subject to such Stock Option (including, if applicable, the right to vote the shares and the right to receive dividends) upon issuance of the shares following the Participant having given written notice of exercise, paid in full for such shares and, if requested by the Company, given the representation described in Section 14(a).

(e)
Nontransferability of Stock Options. No Stock Option shall be transferable by the Participant other than by will or by the laws of descent and distribution or any other testamentary distribution. All Stock Options shall be exercisable, subject to the terms of this Plan, only by the Participant, the guardian or legal representative of the Participant, or any person to whom such option is transferred pursuant to this paragraph, it being understood that the term "holder" and "Participant" include such guardian, legal representative and other transferee; provided, however, that Termination of Employment shall continue to refer to the Termination of Employment of the original Participant.

(f)
Exercise Period Following Termination of Employment.

(i)
Termination by Death. Unless otherwise provided in an Award Agreement, if a Participant incurs a Termination of Employment by reason of death, any Stock Option held by such Participant shall become fully vested and exercisable and may thereafter be exercised, until the expiration of the stated term of such Stock Option.

(ii)
Termination by Reason of Disability. Unless otherwise provided in an Award Agreement, if a Participant incurs a Termination of Employment by Reason of Disability, any Stock Option held by such Participant (or the appointed fiduciary of such Participant) may thereafter be exercised by the Participant (or the appointed fiduciary of such Participant), to the extent it was exercisable at the time of termination, or on such accelerated basis as the Committee may determine, for a period of one year from the date of such Termination of Employment or until the expiration of the stated term of such Stock Option, whichever period is the shorter; provided, however, that if the Participant dies within such period, any unexercised Stock Option held by such Participant shall, notwithstanding the expiration of such period, continue to be exercisable to the extent to which it was exercisable at the time of death until the expiration of the stated term of such Stock Option. In the event of Termination of Employment by Reason of Disability, if an Incentive Stock Option is exercised after the expiration of the exercise periods that apply for purposes of Section 422 of the Code, such Stock Option will thereafter be treated as a Nonqualified Stock Option.

  (iii)
  Termination by Reason of Retirement. Unless otherwise provided in an Award Agreement, if a Participant incurs a Termination of Employment by Reason of Retirement, any Stock Option held by such Participant may thereafter be exercised by the Participant, to the extent it was exercisable at the time of such Retirement, or on such accelerated basis as the Committee may determine, for a period of one year from the date of such Termination of Employment or until the expiration of the stated term of such Stock Option, whichever period is the shorter; provided, however, that if the Participant dies within such period any unexercised Stock Option held by such Participant shall, notwithstanding the expiration of such period, continue to be exercisable to the extent to which it was exercisable at the time of death for until the expiration of the stated term of such Stock Option, except in the case of an Incentive Stock Option, which shall be exercisable for (i) a period of one year from the date of such death or (ii) the expiration of the stated term of the Incentive Stock Option, whichever period is the shorter. In the event of Termination of Employment by reason of Retirement, if an Incentive Stock Option is exercised after the expiration of the exercise periods that apply for purposes of Section 422 of the Code, such Stock Option will thereafter be treated as a Nonqualified Stock Option.

  (iv)
  Other Termination. Unless otherwise provided in an Award Agreement: (A) if a Participant incurs a Termination of Employment for Cause, all Stock Options held by such Participant shall thereupon terminate; and (B) if a Participant incurs a Termination of Employment for any reason other than Death, Disability, Retirement or for Cause, any Stock Option held by such Participant, to extent it was then exercisable at the time of termination, or on such accelerated basis as the Committee may determine, may be exercised for the lesser of 90 days from the date of such Termination of Employment or the balance of such Stock Option's term, provided, however, that if the Participant dies within such 90 day period, any unexercised Stock Option held by such Participant shall, notwithstanding the expiration of such 90 day period, continue to be exercisable to the extent to which it was exercisable at the time of death until the expiration of the stated term of such Stock Option, except in the case of an Incentive Stock Option, which shall be exercisable for (i) a period of one year from the date of such death or (ii) the expiration of the stated term of the Incentive Stock Option, whichever period is the shorter.

SECTION 6. Stock Appreciation Rights

(a)
Stock Appreciation Rights may be granted alone or in addition to other Awards granted under the Plan and may be granted in tandem with Stock Options. Any Stock Appreciation Right granted under the Plan shall be in such form as the Committee may from time to time approve, consistent with the terms of the Plan.

(b)
The Committee shall have the authority to grant any Participant Stock Appreciation Rights; provided, however, that grants hereunder are subject to the limits on grants set forth in Section 3.

(c)
Stock Appreciation Rights shall be evidenced by Award Agreements, the terms and provisions of which may differ. The grant of a Stock Appreciation Right shall occur on the date the Committee by resolution selects a Participant to receive a grant of a Stock Appreciation Right, determines the number of shares of Common Stock to be subject to such Stock Appreciation Right to be granted to such Participant and specifies the terms and provisions of the Stock Appreciation Right. The Company shall notify a Participant of any grant of a Stock Appreciation Right, and a written Award Agreement shall be duly executed and delivered by the Company to the Participant. Such agreement or agreements shall become effective upon execution by the Company and the Participant.

(d)
Stock Appreciation Rights granted under the Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions as the Committee shall deem desirable, as set forth in an Award Agreement:

(i)
Base Price. The Committee shall determine the base price per share of Common Stock purchasable under a Stock Appreciation Right. The base price per share of Common Stock subject to a Stock Appreciation Right shall not be less than the Fair Market Value of the Common Stock subject to such Stock Appreciation Right on the date of grant. Except for adjustments pursuant to Section 3(b), in no event may any Stock Appreciation Right granted under this Plan be amended to decrease the base price thereof, cancelled in conjunction with the grant of any new Stock Appreciation Right with a lower base price, or otherwise be subject to any action that would be treated, for accounting purposes, as a "repricing" of such Stock Appreciation Right, unless such amendment, cancellation, or action is approved by the Company's shareholders in accordance with applicable law and stock exchange rules.

(ii)
Term. The term of each Stock Appreciation Right shall be fixed by the Committee, but shall not be longer than 10 years after the date the Stock Appreciation Right is granted.

(iii)
Exercisability. Except as otherwise provided herein, Stock Appreciation Rights shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee. If the Committee provides that any Stock Appreciation Right is exercisable only in installments, the Committee may at any time waive such installment exercise provisions, in whole or in part, based on such factors as the Committee may determine. In addition, the Committee may at any time accelerate the exercisability of any Stock Appreciation Right. Notwithstanding the foregoing, a Participant's Stock Appreciation Rights shall become fully vested and exercisable upon Termination of Employment due to the death of the Participant.

(iv)
Method of Exercise. Subject to the provisions of this Section 6, Stock Appreciation Rights may be exercised, in whole or in part, at any time during the term by giving written notice of exercise to the Company specifying the number of shares of Common Stock subject to the Stock Option to be purchased. Payment to the Participant upon exercise of a Stock Appreciation Right shall be made in cash or in shares of Common Stock, as determined by the Committee and set forth in an Award Agreement. If payment is made in shares, a Participant shall have all of the rights of a shareholder of the Company holding the class or series of Common Stock that is subject to such Stock Appreciation Right (including, if applicable, the right to vote the shares and the right to receive dividends), upon issuance of the shares following the Participant having given written notice of exercise.

(e)
Nontransferability of Stock Appreciation Rights. No Stock Appreciation Right shall be transferable by the Participant other than by will or by the laws of descent and distribution or any other testamentary distribution. All Stock Appreciation Rights shall be exercisable, subject to the terms of this Plan, only by the Participant, the guardian or legal representative of the Participant, or any person to whom such Stock Appreciation Right is transferred pursuant to this paragraph, it being understood that the term "holder" and "Participant" include such guardian, legal representative and other transferee: provided, however, that Termination of Employment shall continue to refer to the Termination of Employment of the original Participant.

(f)
Exercise Period Following Termination of Employment. The Committee may, in its discretion, include in any Award Agreement, provisions in respect of the exercise period for any Stock Appreciation Right following a Participant's termination of Employment, which may be the same as or different from those provided in Section 5(f) with respect to Stock Options.

SECTION 7. Restricted Stock and Restricted Stock Units

(a)
Administration. Shares of Restricted Stock and Restricted Stock Units may be awarded either alone or in addition to other Awards granted under the Plan. The Committee shall determine the Participants to whom and the time or times at which grants of Restricted Stock and Restricted Stock Units will be awarded, the number of shares of Restricted Stock or shares underlying Restricted Stock Units to be awarded to any Participant, the conditions for vesting, the time or times within which such Awards may be subject to forfeiture and any other terms and conditions of the Awards, in addition to those contained in Section 7(c).

(b)
Awards and Certificates. Shares of Restricted Stock shall be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of one or more stock certificates. Any certificate issued in respect of shares of Restricted Stock shall be registered in the name of such Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award, substantially in the following form:

  "The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of Sterling Bancorp's 2013 Equity Incentive Plan and an Award Agreement. Copies of such Plan and Agreement are on file at the offices of Sterling Bancorp."

  The Committee may require that the certificates evidencing such shares be held in custody by the Company until the restrictions thereon shall have lapsed and that, as a condition of any Award of Restricted Stock, the Participant shall have delivered a stock power, endorsed in blank, relating to the Common Stock covered by such Award.

(c)
Terms and Conditions. Shares of Restricted Stock and Restricted Stock Units shall be subject to the following terms and conditions:

(i)
Regardless of whether an Award of Restricted Stock or Restricted Stock Units is designated by the Committee as a Qualified Performance-Based Award, the Committee may condition the grant or vesting thereof upon the attainment of Performance Goals, the continued service of the Participant or a combination of the foregoing. The Committee may at any time, in its sole discretion, accelerate or waive, in whole or in part, any of the foregoing restrictions, except as provided in Section 9 in the case of Restricted Stock or Restricted Stock Units that are Qualified Performance-Based Awards.

(ii)
Subject to the provisions of the Plan and the Award Agreement referred to in Section 7(c)(vii), during the period, if any, set by the Committee, commencing with the date of such Award for which such Participant's continued service is required (the "Restriction Period"), and until the later of (A) the expiration of the Restriction Period and (B) the date the applicable Performance Goals (if any) are satisfied, the Participant shall not be permitted to sell, assign, transfer, pledge or otherwise encumber shares of Restricted Stock or Restricted Stock Units. Notwithstanding the foregoing, the Restriction Period for a Participant shall end upon a Termination of Employment due to the Participant's death.

  (iii)
  Except as provided in this paragraph (iii) and Sections 7(c)(i) and 7(c)(ii) and the Award Agreement, the Participant shall have, with respect to the shares of Restricted Stock, all of the rights of a shareholder of the Company holding the class or series of Common Stock that is the subject of the Restricted Stock, including, if applicable, the right to vote the shares and the right to receive any cash dividends. If so determined by the Committee in the applicable Award Agreement and subject to Section 14(e) of the Plan, (A) cash dividends on the class or series of Common Stock that is the subject of the Restricted Stock Award shall be automatically deferred and reinvested in additional Restricted Stock, held subject to the vesting of the underlying Restricted Stock, or held subject to meeting Performance Goals applicable only to dividends, (B) dividends payable in Common Stock shall be paid in the form of Restricted Stock of the same class as the Common Stock with which such dividend was paid, held subject to the vesting of the underlying Restricted Stock, or held subject to meeting Performance Goals applicable only to dividends and (C) an Award of Restricted Stock Units may provide a Participant with dividend equivalents in respect of dividends payable with respect to shares of Common Stock underlying such Restricted Stock Units, payable on such terms and conditions as may be determined by the Committee in its sole discretion, including, without limitation, withholding of such amounts by the Company subject to vesting of the underlying Restricted Stock Units, or held subject to meeting Performance Goals applicable only to dividends.

  (iv)
  Except to the extent otherwise provided in the applicable Award Agreement or Section 7(c)(i), 7(c)(ii), 7(c)(v) or 10(a)(ii), upon a Participant's Termination of Employment for any reason during the Restriction Period or before the applicable Performance Goals are satisfied, all shares of Restricted Stock and Restricted Stock Units still subject to restriction shall be forfeited by the Participant; provided, however, that the Committee shall have the discretion to waive, in whole or in part, any or all remaining restrictions (other than, in the case of Restricted Stock and Restricted Stock Units designated as a Qualified Performance-Based Award with respect to which a Participant is a Covered Employee, satisfaction of the applicable Performance Goals unless the Participant's Termination of Employment is by Reason of Death or Disability) with respect to any or all of such Participant's shares of Restricted Stock and Restricted Stock Units.

  (v)
  If and when any applicable Performance Goals are satisfied and the Restriction Period expires without a prior forfeiture of the Restricted Stock or Restricted Stock Units as applicable, either (i) shares shall be delivered in book-entry form or (ii) unlegended certificates for such shares shall be delivered to the Participant upon surrender of any legended certificates.

  (vi)
  Unless otherwise provided by the Committee in an Award Agreement, upon the expiration of the Restriction Period with respect to any outstanding Restricted Stock Units, the Company shall deliver to the Participant, or his beneficiary, one share of Common Stock for each such outstanding Restricted Stock Unit: provided, however, that the Committee may, in its sole discretion, elect to pay cash or part cash and part Common Stock in lieu of delivering only shares of Common Stock in respect of such Restricted Stock Units. If a cash payment is made in lieu of delivering shares of Common Stock, the amount of such payment shall be equal to the Fair Market Value of the Common Stock as of the date on which the Restriction Period lapsed with respect to such Restricted Stock Units.

  (vii)
  Each Award shall be confirmed by, and be subject to, the terms of an Award Agreement.

SECTION 8. Stock Awards

(a)
Grant of Stock Awards. A Stock Award may be granted to any Eligible Individual selected by the Committee. A Stock Award may be granted for past services, in lieu of bonus or other cash compensation, as directors' compensation or for any other valid purpose as determined by the Committee. The Committee shall determine the terms and conditions of such Awards, and such Awards may be made without vesting requirements.

(b)
Rights as Shareholder. Subject to the foregoing provisions of this Section 8 and the applicable Award Agreement, upon the issuance of the Common Stock under a Stock Award the Participant shall have all rights of a shareholder with respect to the shares of Common Stock, including the right to vote the shares and receive all dividends and other distributions paid or made with respect thereto.

SECTION 9. Qualified Performance-Based Awards

(a)
General. The Committee shall have the authority, at the time of grant of any Award described in Sections 5 through 8 (other than Stock Options and Stock Appreciation Rights granted with an exercise price or grant price, as the case may be, equal to or greater than the Fair Market Value per share of Common Stock on the date of grant, which otherwise qualify for the Section 162(m) Exemption), to designate such Award as a Qualified Performance-Based Award in order to qualify such Award as "performance-based compensation" under Section 162(m) of the Code.

(b)
Eligibility. The Committee will, in its sole discretion, designate within the first 90 days of a Performance Period (or, if shorter, within the maximum period allowed under Section 162(m) of the Code) which Participants will be eligible to receive Qualified Performance-Based Awards in respect of such Performance Period. However, designation of a Participant eligible to receive an Award hereunder for a Performance Period shall not in any manner entitle the Participant to receive payment in respect of any Qualified Performance-Based Award for such Performance Period. The determination as to whether or not such Participant becomes entitled to payment in respect of any Qualified Performance-Based Award shall be decided solely in accordance with the provisions of this Section 9. Moreover, designation of a Participant eligible to receive an Award hereunder for a particular Performance Period shall not require designation of such Participant eligible to receive an Award hereunder in any subsequent Performance Period and designation of one person as a Participant eligible to receive an Award hereunder shall not require designation of any other person as a Participant eligible to receive an Award hereunder in such period or in any other period.

(c)
Discretion of Committee with Respect to Qualified Performance-Based Awards. With regard to a particular Performance Period, the Committee shall have full discretion to select the length of such Performance Period (provided any such Performance Period shall be not less than one (1) year in duration), the type(s) of Qualified Performance-Based Awards to be issued, the Performance Criteria that will be used to establish the Performance Goal(s), the kind(s) and/or level(s) of the Performance Goals(s) that is(are) to apply to the Company and the Performance Formula. Within the first 90 days of a Performance Period (or, if shorter, within the maximum period allowed under Section 162(m) of the Code), the Committee shall, with regard to the Qualified Performance-Based Awards to be issued for such Performance Period, exercise its discretion with respect to each of the matters enumerated in the immediately preceding sentence of this Section 9(c) and record the same in writing. The Committee shall have the authority to make equitable adjustments to the Performance Criteria in recognition of unusual or non-recurring events affecting the Company or the financial statements of the Company, or in response to changes in applicable laws, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles.

(d)
Payment of Qualified Performance-Based Awards

(i)
Condition to Receipt of Payment. Unless otherwise provided in the applicable Award Agreement, a Participant must be employed by the Company on the last day of a Performance Period to be eligible for payment in respect of a Qualified Performance-Based Award for such Performance Period.

(ii)
Limitation. A Participant shall be eligible to receive payment in respect of a Qualified Performance-Based Award only to the extent that: (A) the Performance Goals for such period are achieved; and (B) the Performance Formula as applied against such Performance Goals determines that all or some portion of such Participant's Performance Award has been earned for the Performance Period.

(iii)
Certification. Following the completion of a Performance Period, the Committee shall review and certify in writing whether, and to what extent, the Performance Goals for the Performance Period have been achieved and, if so, calculate and certify in writing that amount of the Qualified Performance-Based Awards earned for the period based upon the Performance Formula. The Committee shall then determine the actual size of each Participant's Qualified Performance-Based Award for the Performance Period and, in so doing, may apply negative discretion consistent with Section 162(m) of the Code in accordance with Section 9(d)(iv) hereof, if and when it deems appropriate.

(iv)
Use of Discretion. In determining the actual size of an individual Performance Award for a Performance Period, the Committee may reduce or eliminate the amount of the Qualified Performance-Based Award earned under the Performance Formula in the Performance Period through the use of negative discretion consistent with Section 162(m) of the Code, if, in its sole judgment, such reduction or elimination is appropriate. The Committee shall not have the discretion to (A) grant or provide payment in respect of Qualified Performance-Based Awards for a Performance Period if the Performance Goals for such Performance Period have not been attained; or (B) increase a Qualified Performance-Based Award above the maximum amount payable under Section 3(a) or 9(d)(vi) of the Plan.

(v)
Timing of Award Payments. Qualified Performance-Based Awards granted for a Performance Period shall be paid to Participants as soon as administratively practicable following completion of the certifications required by this Section 9, provided that such payment will be made within two and a half months after the end of the Performance Period (or such later period as may be permitted by Section 409A of the Code).

(vi)
Maximum Award Payable. Notwithstanding any provision contained in this Plan to the contrary, the maximum number of Qualified Performance-Based Awards that may be granted to any one Participant under the Plan in any calendar year is 250,000 shares of Common Stock or, in the event such Qualified Performance-Based Award is paid in cash, the equivalent cash value thereof on the first day of the Performance Period to which such Award relates, as determined by the Committee. Furthermore, any Qualified Performance-Based Award that has been deferred shall not (between the date as of which the Award is deferred and the payment date) increase (A) with respect to Qualified Performance-Based Award that is payable in cash, by a measuring factor for each fiscal year greater than a reasonable rate of interest set by the Committee or (B) with respect to a Qualified Performance-Based Award that is payable in shares of Common Stock, by an amount greater than the appreciation of a share of Common Stock from the date such Award is deferred to the payment date.

SECTION 10. Change in Control Provisions

(a)
Impact of Event. Notwithstanding any other provision of the Plan to the contrary, unless otherwise provided by the Committee in an Award Agreement, in the event of a Change in Control:

(i)
Stock Options and Stock Appreciation Rights.

(x)
Vesting and Exercise. Any Stock Options and Stock Appreciation Rights outstanding as of the date of such Change in Control, and which are not then exercisable and vested, shall become fully exercisable and vested.

(y)
Extended Exercise Period. Unless otherwise provided in an Award Agreement, in the event a Participant incurs a Termination of Employment during the 24-month period following a Change in Control by the Company without Cause, any Stock Option or Stock Appreciation Right held by such Participant may thereafter be exercised by the Participant, for (A) the longer of (1) one year from such date of termination or (2) such other period as may be provided in the Plan for such Termination of Employment or as the Committee may provide in the Award Agreement or Individual Agreement, or (B) until expiration of the stated term of such Stock Option or Stock Appreciation Right, whichever period is the shorter. If an Incentive Stock Option is exercised after the expiration of the post-termination exercise periods that apply for purposes of Section 422 of the Code, such Stock Option will thereafter be treated as a Nonqualified Stock Option.

(ii)
Restricted Stock and Restricted Stock Units. The restrictions and deferral limitations applicable to any Restricted Stock and Restricted Stock Units (including any such Awards designated as Qualified Performance-Based Awards, which shall be payable at the target level specified in such award) shall lapse, and such Restricted Stock and Restricted Stock Units shall become free of all restrictions and become fully vested.

(b)
Discretion of Committee upon a Change in Control. The Committee may, in the exercise of its sole discretion, upon the occurrence of a Change in Control (i) determine that any or all outstanding Stock Options or Stock Appreciation Rights granted under the Plan, whether or not exercisable, will be canceled and terminated and that in connection with such cancellation and termination the holder of such Award may receive for each share of Common Stock subject to such Award a cash payment (or the delivery of shares of stock, other securities or a combination of cash, stock and securities equivalent to such cash payment) equal to the amount, if any, by which the consideration received by shareholders of the Company in respect of a share of Common Stock in connection with the Change in Control exceeds the purchase price per share, if any, under the Award multiplied by the number of shares of Common Stock subject to such Award; provided that if there is no such excess, the Awards will be canceled and terminated without payment therefor, or (ii) determine that outstanding Awards be assumed or as substantially equivalent Award be substituted by such successor entity or a parent or in its sole discretion, terminate any Stock Option or Stock Appreciation Right for which the exercise price is equal to or exceeds the per share value of the consideration to be paid in the Change in Control transaction without payment or consideration therefor.

(c)
Definition of Change in Control. For purposes of the Plan, a "Change in Control" shall mean the happening of any of the following events:

(i)
An acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a "Person") that results in beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) by such Person of 250% or more of either (A) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"), excluding, however, the following: (v) Any acquisition by any entity owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the Outstanding Company Common Stock or the voting power of the Company Voting Securities (as the case may be) then outstanding, (w) Any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company, (x) Any acquisition by the Company, (y) Any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company in which at least a 50% voting or profits interest is owned, directly or indirectly, by the Company, or (z) Any acquisition pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) of this Section 10(b); or

  (ii)
  There occurs a change in the composition of the Board such that the individuals who, as of the Effective Date, constitute the Board (such Board shall be hereinafter referred to as the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this Section 10(b), that any individual who becomes a member of the Board subsequent to the Effective Date, whose election, or nomination for election by the Company's shareholders was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; provided, further, that any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board; or

  (iii)
  Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company ("Corporate Transaction") unless (A) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 60% of, respectively, the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (other than the Company, any employee benefit plan (or related trust) of the Company or such corporation resulting from such Corporate Transaction) will beneficially own, directly or indirectly, 50% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors except to the extent that such ownership existed prior to the Corporate Transaction, and (C) at least a majority of the members of the board of directors of such corporation resulting from such Corporate Transaction were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Corporate Transaction; or

  (iv)
  The approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

    Notwithstanding the foregoing, (A) a Person shall not be deemed to have beneficial ownership of securities subject to a stock purchase agreement, merger agreement or similar agreement (or voting or option agreement related thereto) until the consummation of the transactions contemplated by such agreement and (B) any holding company whose only material asset is equity interests of the Company or any of its direct or indirect parent companies shall be disregarded for purposes of determining beneficial ownership under clause (i) above.

SECTION 11. Forfeiture of Awards

        Notwithstanding anything in the Plan to the contrary, the Committee shall have the authority under the Plan to provide in any Award Agreement that in the event of serious misconduct by a Participant (including, without limitation, any misconduct prejudicial to or in conflict with the Company or its Subsidiaries or Affiliates, or any Termination of Employment for Cause), or any activity of a Participant in competition with the business of the Company or any Subsidiary or Affiliate, any outstanding Award granted to such Participant shall be cancelled, in whole or in part, whether or not vested or deferred. The determination of whether a Participant has engaged in a serious breach of conduct or any activity in competition with the business of the Company or any Subsidiary or Affiliate shall be determined by the Committee in good faith and in its sole discretion. Without limiting the foregoing, all Awards, if and to the extent subject to the Dodd-Frank Wall Street Reform and Consumer Protection Act, may be subject to a clawback policy or other incentive compensation policy established from time to time by the Committee to comply with such Act.

SECTION 12. Term, Amendment and Termination

(a)
The Plan will terminate on the tenth anniversary of the Effective Date. Under the Plan, Awards outstanding as of such date shall not be affected or impaired by the termination of the Plan.

(b)
The Board may from time to time and in any respect, amend, modify, suspend or terminate the Plan; provided that, no amendment, modification, suspension or termination of the Plan shall adversely affect any Award theretofore granted without the consent of the Participant or the permitted transferee of the Award.

(c)
The Plan, as adopted by the Board, shall be subject to the approval of the Company's shareholders. The Board may seek the approval of any amendment or modification by the Company's shareholders to the extent it deems necessary or advisable in its discretion for purposes of compliance with Section 162(m) or Section 422 of the Code, the listing requirements of the New York Stock Exchange or other exchange or securities market or for any other purpose. At the discretion of the Board, for purposes of compliance with Section 162(m) of the Code, the Performance Goals (or other designated performance goals) shall again be subject to approval by the Company's shareholders no later than the first shareholder meeting that occurs in the year following the fifth (5th) anniversary of the date on which the Company's shareholder's first approve the Plan.

SECTION 13. Unfunded Status of Plan

        It is presently intended that the Plan constitute an "unfunded" plan for incentive and deferred compensation. The Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Common Stock or make payments; provided, however, that unless the Committee otherwise determines, the existence of such trusts or other arrangements is consistent with the "unfunded" status of the Plan.

SECTION 14. General Provisions

(a)
Representation. The Committee may require each person purchasing or receiving shares pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to the distribution thereof. The certificates for such shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer. Notwithstanding any other provision of the Plan or agreements made pursuant thereto, the Company shall not be required to issue or deliver any certificate or certificates for shares of Common Stock under the Plan prior to fulfillment of all of the following conditions:

(i)
Listing or approval for listing upon notice of issuance, of such shares on NYSE, or such other securities exchange as may at the time be the principal market for the Common Stock;

(ii)
Any registration or other qualification of such shares of the Company under any state or federal law or regulation, or the maintaining in effect of any such registration or other qualification which the Committee shall, in its absolute discretion upon the advice of counsel, deem necessary or advisable; and

(iii)
Obtaining any other consent, approval, or permit from any state or federal governmental agency which the Committee shall, in its absolute discretion after receiving the advice of counsel, determine to be necessary or advisable.

(b)
No Limit of Other Arrangements; No Uniformity of Treatment. Nothing contained in the Plan shall prevent the Company or any Subsidiary or Affiliate from adopting other or additional compensation arrangements for its employees. There is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee's determinations and interpretations with respect thereto need not be the same with respect to each Participant and may be made selectively among Participants, whether or not such Participants are similarly situated.

(c)
No Contract of Employment. The Plan shall not constitute a contract of employment, and adoption of the Plan shall not confer upon any employee any right to continued employment, nor shall it interfere in any way with the right of the Company or any Subsidiary or Affiliate to terminate the employment of any employee at any time.

(d)
Tax Withholding. No later than the date as of which an amount first becomes includible in the gross income of the Participant for federal income tax purposes with respect to any Award under the Plan, the Participant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount. Unless otherwise determined by the Company, withholding obligations may be settled with Common Stock, including Common Stock that is part of the Award that gives rise to the withholding requirement; provided that not more than the legally required minimum withholding may be settled with Common Stock. The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Participant. The Committee may establish such procedures as it deems appropriate, including making irrevocable elections, for the settlement of withholding obligations with Common Stock.

(e)
Dividends. Reinvestment of dividends in additional Restricted Stock (or reinvestment of dividend equivalents in additional Restricted Stock Units that are to be settled in shares of Common Stock) at the time of any dividend payment shall only be permissible if sufficient shares of Common Stock are available under Section 3 for such reinvestment (taking into account then outstanding Stock Options and other Awards).

(f)
Death Beneficiary. The Committee shall establish such procedures as it deems appropriate for a Participant to designate a beneficiary to whom any amounts payable in the event of the Participant's death are to be paid or by whom any rights of the Participant, after the Participant's death, may be exercised.

(g)
Subsidiary Employees. In the case of a grant of an Award to any employee of a Subsidiary of the Company, the Company may, if the Committee so directs, issue or transfer the shares of Common Stock, if any, covered by the Award to the Subsidiary, for such lawful consideration as the Committee may specify, upon the condition or understanding that the Subsidiary will transfer the shares of Common Stock to the employee in accordance with the terms of the Award specified by the Committee pursuant to the provisions of the Plan. All shares of Common Stock underlying Awards that are forfeited or canceled shall revert to the Company.

(h)
Governing Law. The Plan and all Awards made and actions taken thereunder shall be subject to the provisions of the Business Corporation Law of the State of New York and the regulations thereunder, and shall be governed by and construed in accordance with the laws of the State of New York, without reference to principles of conflict of laws.

(i)
Nontransferability. Except as otherwise provided in Section 5(e) or by the Committee, Awards under the Plan are not transferable except by will or by laws of descent and distribution.

(j)
Section 409A of the Code. It is the Company's intent that the Plan comply with or be exempt from the requirements of Section 409A of the Code and that the Plan be administered and interpreted accordingly. If and to the extent that any payment or benefit under the Plan is determined by the Company to constitute "non-qualified deferred compensation" subject to Section 409A of the Code and is payable to a Participant by reason of the Participant's Termination of Employment, then (A) such payment or benefit shall be made or provided to the Participant only upon a "separation from service" as defined for purposes of Section 409A of the Code under applicable regulations and (B) if the Participant is a "specified employee" (within the meaning of Section 409A of the Code and as determined by the Company), such payment or benefit shall be made or provided on the date that is six months and one day after the date of the Participant's separation from service (or earlier death). Any amount not paid in respect of the six month period specified in the preceding sentence will be paid to the Participant in a lump sum on the date that is six months and one day after the Participant's separation from service (or earlier death). Each payment made under the Plan shall be deemed to be a separate payment for purposes of Section 409A of the Code. The Participant shall be solely responsible for, and nothing herein shall obligate the Company to pay for or on behalf of any Participant, any taxes imposed on such Participant under Section 409A of the Code in respect of any Award granted under the Plan.

SECTION 15. Effective Date of Plan

        The Plan shall be effective as of the date (the "Effective Date") it is adopted by the Board, provided that it has been approved or is thereafter approved by the stockholders of the Company in accordance with all applicable laws, regulations and stock exchange rules and listing standards.

Adopted by the Board of Directors March 13, 2013

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers.

        Section 145 of the DGCL permits, under certain circumstances, the indemnification of any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving in a similar capacity for another enterprise at the request of the corporation if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceedings, had no reasonable cause to believe that his or her conduct was unlawful. To the extent that a present or former director or officer of the corporation has been successful in defending any such proceeding, the DGCL provides that he shall be indemnified against expenses (including attorneys' fees), actually and reasonably incurred by him in connection therewith. With respect to a proceeding by or in the right of the corporation, such person may be indemnified against expenses (including attorneys' fees), actually and reasonably incurred, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. The DGCL provides, however, that indemnification shall not be permitted in such a proceeding if such person is adjudged liable to the corporation unless, and only to the extent that, the Delaware Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court deems proper. Except with respect to mandatory indemnification of expenses to successful defendants as described above or pursuant to a court order, the indemnification described in this paragraph may be made only upon a determination in each specific case (1) by majority vote of the directors that are not parties to the proceeding, even though less than a quorum, or (2) by a committee of the directors that are not a party to the proceeding who have been appointed by a majority vote of directors who are not party to the proceeding, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders. The DGCL permits a corporation to advance expenses incurred by a proposed indemnitee in advance of final disposition of the proceeding, provided that the indemnitee undertakes to repay such advanced expenses if it is ultimately determined that he is not entitled to indemnification. Also, a corporation may purchase insurance on behalf of an indemnitee against any liability asserted against him in his designated capacity, whether or not the corporation itself would be empowered to indemnify him against such liability.

        Provident has adopted provisions in its certificate of incorporation that provide for indemnification of its officers and directors to the maximum extent permitted under the DGCL, provided that, except for proceedings to enforce rights to indemnification, Provident will indemnify an indemnitee in connection with a proceeding initiated by that person only if the proceeding was authorized by the board of directors. As authorized by the DGCL, under Provident's certificate of incorporation, no director shall be personally liable to Provident or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under DGCL Section 174 (concerning unlawful distributions to stockholders), or (4) for any transaction from which the director derived an improper personal benefit. Provident's certificate of incorporation further provides that if the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended. Provident has purchased an insurance policy that purports to insure the officers and directors of

Provident against certain liabilities incurred by them in the discharge of their functions as such officers and directors.

        The foregoing is only a general summary of certain aspects of Delaware law and Provident's certificate of incorporation and bylaws dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of those Sections of the DGCL referenced above and the certificate of incorporation and bylaws of Provident.

Item 21.    Exhibits and Financial Statement Schedules

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of April 3, 2013, by and between Sterling Bancorp and Provident New York Bancorp (attached as Annex A to the joint proxy statement/prospectus contained in this Registration Statement)
3.1
Certificate of Incorporation of Provident New York Bancorp (filed as Exhibit 3.1 to Provident's Registration Statement on Form S-1 (File No. 333-108795) on September 15, 2003 and incorporated herein by reference)
3.2	Form of Amendment to Certificate of Incorporation of Provident New York Bancorp (attached as Annex F to the joint proxy statement/prospectus contained in this Registration Statement)
3.3	Amended and Restated Bylaws of Provident New York Bancorp (filed as Exhibit 3.1 to Provident's Current Report on Form 8-K on October 31, 2012, and incorporated herein by reference)
3.4	Amendment to Bylaws of Provident New York Bancorp (filed as Exhibit 3.1 to Provident's Current Report on Form 8-K on April 9, 2013 and incorporated herein by reference)
4.1	Form of Common Stock Certificate of Provident New York Bancorp*
5.1	Opinion of Wachtell, Lipton, Rosen & Katz regarding the validity of the securities to be issued
8.1	Opinion of Wachtell, Lipton, Rosen & Katz regarding certain tax matters
8.2	Opinion of Sullivan & Cromwell LLP regarding certain tax matters
10.1
Amendment, dated as of April 3, 2013, to the Employment Agreement with Jack Kopnisky (filed as Exhibit 10.1 to Provident's Current Report on Form 8-K on April 9, 2013 and incorporated herein by reference)
10.2
Retention Award Letter, dated as of May 13, 2013, by and between Provident New York Bancorp and Daniel G. Rothstein (filed as Exhibit 10.1 to Provident's Current Report on Form 8-K on May 14, 2013 and incorporated herein by reference)
10.3
Provident New York Bancorp 2012 Stock Incentive Plan (attached as Appendix A to the Company's Proxy Statement for the 2012 Annual Meeting of Stockholders, filed on January 6, 2012, and incorporated herein by reference)
10.4	Amendment to the Provident New York Bancorp 2012 Stock Incentive Plan (attached as Annex H to the joint proxy statement/prospectus contained in this Registration Statement)
23.1	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 5.1)

Exhibit No.	Description
23.2	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 8.1)
23.3	Consent of Sullivan & Cromwell LLP (included in Exhibit 8.2)
23.4	Consent of Crowe Horwath LLP (with respect to Provident New York Bancorp)
23.5	Consent of Crowe Horwath LLP (with respect to Sterling Bancorp)
24.1	Power of Attorney*
99.1	Consent of J.P. Morgan Securities LLC
99.2	Consent of Keefe, Bruyette & Woods, Inc.
99.3	Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated
99.4	Consent of Credit Suisse Securities (USA) LLC
99.5	Consent of Louis J. Cappelli*
99.6	Consent of John C. Millman*
99.7	Form of proxy of Sterling Bancorp
99.8	Form of proxy of Provident New York Bancorp

*
Previously filed

Item 22.    Undertakings.

        The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4)   That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5)   That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (6)   That every prospectus (i) that is filed pursuant to paragraph (5) above, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment has become effective, and that for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (7)   To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (8)   To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

          (9)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Montebello, State of New York, on June 4, 2013.

PROVIDENT NEW YORK BANCORP
By:	/s/ LUIS MASSIANI
	Name:	Luis Massiani
	Title:	Executive Vice President, Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on August 5, 2013.

Signature	Title

/s/ JACK L. KOPNISKY Jack L. Kopnisky	President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ LUIS MASSIANI Luis Massiani	Executive Vice President, Chief Financial Officer (Principal Financial Officer and Accounting Officer)
* William F. Helmer	Chairman of the Board of Directors
* Dennis L. Coyle	Vice Chairman of the Board of Directors
* Victoria Kossover	Director
* Richard O'Toole	Director
* Burt Steinberg	Director

Signature		Title

* George Strayton		Director
* Navy E. Djonovic		Director
* Thomas F. Jauntig, Jr.		Director
* Thomas G. Kahn		Director
* Carl J. Rosenstock		Director
* James F. Deutsch		Director
* R. Michael Kennedy		Director
*By:	/s/ LUIS MASSIANI Luis Massiani Attorney-in-Fact August 5, 2013

EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of April 3, 2013, by and between Sterling Bancorp and Provident New York Bancorp (attached as Annex A to the joint proxy statement/prospectus contained in this Registration Statement)
3.1
Certificate of Incorporation of Provident New York Bancorp (filed as Exhibit 3.1 to Provident's Registration Statement on Form S-1 (File No. 333-108795) on September 15, 2003 and incorporated herein by reference)
3.2	Form of Amendment to Certificate of Incorporation of Provident New York Bancorp (attached as Annex F to the joint proxy statement/prospectus contained in this Registration Statement)
3.3	Amended and Restated Bylaws of Provident New York Bancorp (filed as Exhibit 3.1 to Provident's Current Report on Form 8-K on October 31, 2012, and incorporated herein by reference)
3.4	Amendment to Bylaws of Provident New York Bancorp (filed as Exhibit 3.1 to Provident's Current Report on Form 8-K on April 9, 2013 and incorporated herein by reference)
4.1	Form of Common Stock Certificate of Provident New York Bancorp*
5.1	Opinion of Wachtell, Lipton, Rosen & Katz regarding the validity of the securities to be issued
8.1	Opinion of Wachtell, Lipton, Rosen & Katz regarding certain tax matters
8.2	Opinion of Sullivan & Cromwell LLP regarding certain tax matters
10.1
Amendment, dated as of April 3, 2013, to the Employment Agreement with Jack Kopnisky (filed as Exhibit 10.1 to Provident's Current Report on Form 8-K on April 9, 2013 and incorporated herein by reference)
10.2
Retention Award Letter, dated as of May 13, 2013, by and between Provident New York Bancorp and Daniel G. Rothstein (filed as Exhibit 10.1 to Provident's Current Report on Form 8-K on May 14, 2013 and incorporated herein by reference)
10.3
Provident New York Bancorp 2012 Stock Incentive Plan (attached as Appendix A to the Company's Proxy Statement for the 2012 Annual Meeting of Stockholders, filed on January 6, 2012, and incorporated herein by reference)
10.4	Amendment to the Provident New York Bancorp 2012 Stock Incentive Plan (attached as Annex H to the joint proxy statement/prospectus contained in this Registration Statement)
23.1	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 5.1)
23.2	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 8.1)
23.3	Consent of Sullivan & Cromwell LLP (included in Exhibit 8.2)
23.4	Consent of Crowe Horwath LLP (with respect to Provident New York Bancorp)
23.5	Consent of Crowe Horwath LLP (with respect to Sterling Bancorp)
24.1	Power of Attorney*
99.1	Consent of J.P. Morgan Securities LLC
99.2	Consent of Keefe, Bruyette & Woods, Inc.

Exhibit No.	Description
99.3	Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated
99.4	Consent of Credit Suisse Securities (USA) LLC
99.5	Consent of Louis J. Cappelli*
99.6	Consent of John C. Millman*
99.7	Form of proxy of Sterling Bancorp
99.8	Form of proxy of Provident New York Bancorp

*
Previously filed